UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE
THE SECURITIES ACT OF 1933
Filed by the Registrant  ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Berkshire Grey, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BERKSHIRE GREY, INC.
140 South Road
Bedford, MA 01730
June 27, 2023
Dear Berkshire Grey Stockholder:
You are invited to attend a special meeting (we refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting”) of the stockholders of Berkshire Grey, Inc., which we refer to as “Berkshire Grey” or the “Company,” to be held on July 18, 2023, at 10:00 a.m. Eastern Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/BGRY2023SM.
On March 24, 2023, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank” or “Parent”), Backgammon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as a subsidiary of SoftBank. SoftBank and Merger Sub are affiliates of certain investment funds managed by SoftBank, which held approximately 26.9% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting as of June 16, 2023.
At the Special Meeting, you will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement (the “Merger Agreement Proposal”), (ii) a proposal to approve and adopt an amendment (the “Charter Amendment”) to the Company’s Third Amended and Restated Certificate of Incorporation, dated July 21, 2021 (the “Certificate of Incorporation”), to (a) increase the number of authorized shares of the Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”), from 385,000,000 to 700,000,000 and (b) increase the number of authorized shares of Company common stock (as defined below) from 400,000,000 to 715,000,000 (the “Charter Amendment Proposal”) and (iii) one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or the Charter Amendment Proposal (the “Adjournment Proposal” and, together with the Merger Agreement Proposal and the Charter Amendment Proposal, the “Proposals”).
If the Merger is completed, each outstanding share of Class A common stock and Class C common stock, par value $0.0001, of the Company (the “Class C common stock” and, together with the Class A common stock, the “Company common stock”) outstanding immediately prior to the effective time of the Merger (other than (i) restricted shares of Company common stock that are not vested (the “Company Restricted Shares”), (ii) shares of Company common stock owned by the Company as treasury stock or by Merger Sub (the “Company Treasury Shares”) and (iii) shares of Company common stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement Proposal and who have perfected and not withdrawn a demand for appraisal rights with respect to such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Dissenting Shares”) will be automatically converted into the right to receive $1.40 per share in cash, without interest, which we refer to as the “Merger Consideration.”
The Board, in consultation with independent financial and legal advisors and Management, evaluated the Merger Agreement and the Merger Transactions and unanimously: (i) determined that the terms of the Merger Agreement and the Merger Transactions are advisable and in the best interests of the Company and its stockholders, including the holders of shares of Company common stock not owned, directly or indirectly, by Parent or its affiliates (the “Unaffiliated Voting Shares”), and fair (as used in Item 1014(a) of Regulation M-A) to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act (the “Unaffiliated Stockholders”); (ii) determined the Charter Amendment to be advisable and in the best interests of the Company and its stockholders and (iii) recommends that the stockholders of the Company vote in favor of the Proposals.

Approval of each of the Merger Agreement Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock entitled to vote on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast for such proposal.
On March 24, 2023, the Company and Parent entered into voting and support agreements (the “Voting Agreements”) with Thomas Wagner, the Company’s Chief Executive Officer, and three of the Company’s largest stockholders (certain entities related to Vinod Khosla (Khosla Ventures Seed B LP, Khosla Ventures Seed B (CF), LP and Khosla Ventures V, LP) and New Enterprise Associates 15, L.P. (New Enterprise Associates 15, L.P. and NEA Ventures 2016, L.P.) and Canaan X, L.P.) (collectively, the “Supporting Stockholders”), who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to the Voting Agreements, the Supporting Stockholders each agreed to vote, or cause to be voted, all of the shares of Company common stock it beneficially owns in favor of (i) Merger Agreement Proposal and (ii) the Charter Amendment Proposal. For more information, please see the section entitled “The Voting and Support Agreements.”
The Merger Agreement, the Merger and the Charter Amendment have been unanimously approved and recommended by the Board. The Board, by a unanimous vote of the Company’s directors, recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
Your vote is very important. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the Merger Agreement Proposal. We cannot complete the Charter Amendment unless the Charter Amendment Proposal is approved by the affirmative vote of the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the Charter Amendment Proposal.
Therefore, whether or not you expect to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that are included on the enclosed proxy card. If you attend the Special Meeting and vote during the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
Completion of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. The completion of the Merger is not conditioned upon the approval of the Charter Amendment Proposal or the Adjournment Proposal.
The accompanying proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement, the Merger Transactions and the Charter Amendment. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and a copy of the Charter Amendment is attached as Annex B to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement, the Charter Amendment and the documents referred to or incorporated by reference in this proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 16 in our Annual Report on Form 10-K for the year ended December 31, 2022, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed transaction and how it may affect you.

If you have any questions or need assistance voting your shares of Company common stock, please contact Laurel Hill Advisory Group, the Company’s proxy solicitor in connection with the Special Meeting:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201, Jericho, NY 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305
Thank you in advance for your cooperation and continued support.
Sincerely,

Thomas Wagner Chief Executive Officer
The accompanying proxy statement is dated June 27, 2023, and is first being mailed to the Company’s stockholders on or about June 27, 2023.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE MERGER TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BERKSHIRE GREY, INC.
140 South Road
Bedford, MA 01730
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 18, 2023
Dear Berkshire Grey Stockholder:
You are cordially invited to attend a special meeting (we refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting”) of the stockholders of Berkshire Grey, Inc. (“Berkshire Grey,” the “Company” or “us”) to be held on July 18, 2023, at 10:00 a.m. Eastern Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/BGRY2023SM. The Special Meeting will be held for the following purposes:
1.
To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 24, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank” or the “Parent”), Backgammon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Merger Sub”), and Berkshire Grey, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of SoftBank (the “Merger Agreement Proposal”).

2.
To consider and vote on the proposal to approve and adopt an amendment (the “Charter Amendment”) to Berkshire Grey’s Third Amended and Restated Certificate of Incorporation, dated July 21, 2021, (i) to increase the authorized shares of the Company’s Class A common stock, par value $0.0001 per share, from 385,000,000 to 700,000,000 and (ii) to increase the number of authorized shares of Company common stock from 400,000,000 to 715,000,000 (the “Charter Amendment Proposal”).

3.
To consider and vote on one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or the Charter Amendment Proposal (the “Adjournment Proposal”).

These items of business are more fully described in the proxy statement of which this notice forms a part. The Company will transact no other business at the Special Meeting, except such business as may properly be brought before the Special Meeting by or at the direction of the Board.
Approval of each of the Merger Agreement Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock entitled to vote on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast for such proposal.
The record date for the Special Meeting is June 16, 2023 (the “Record Date”). Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.
If the Merger is consummated, a stockholder who did not vote in favor of the Merger Agreement Proposal, submitted a written demand for appraisal prior to the vote on the Merger Agreement Proposal and otherwise complied with all other applicable requirements of Delaware law, will have the right to seek appraisal of the fair value of its shares in accordance with Section 262. The procedures for exercising appraisal rights are summarized in the proxy statement accompanying this notice and a copy of Section 262 is reproduced in its entirety in Annex D to the accompanying proxy statement.

The Merger Agreement, the Merger and the Charter Amendment have been unanimously approved and recommended by the Board. The Board, by a unanimous vote of the Company’s directors, recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
Your vote is very important. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the Merger Agreement Proposal. We cannot complete the Charter Amendment unless the Charter Amendment Proposal is approved by the affirmative vote of the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the Charter Amendment Proposal.
Therefore, whether or not you expect to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that are included on the enclosed proxy card. If you attend the Special Meeting and vote during the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
The proxy statement of which this notice forms a part provides a detailed description of the Merger Agreement, the Merger Transactions and the Charter Amendment. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement, Charter Amendment and the documents referred to or incorporated by reference in this proxy statement. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201, Jericho, NY 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305
By Order of the Board of Directors,

Thomas Wagner
Chief Executive Officer

Boston, Massachusetts
June 27, 2023
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting
to Be Held on July 18, 2023.
The Notice of Special Meeting of Stockholders and our Proxy Statement are available at www.proxyvote.com.

i

SUMMARY TERM SHEET
The following summary term sheet highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See the section of this proxy statement entitled “Where You Can Find More Information.”
Certain Defined Terms
Unless otherwise stated in this proxy statement or the context otherwise requires, references to:
•
“Adjournment Proposal” are to one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal and the Charter Amendment Proposal;

•
“Adverse Proposal” are to (i) any Takeover Proposal; (ii) other than the Charter Amendment Proposal, any change in the present capitalization of the Company or any amendment or other change to the Certificate of Incorporation and the Company Bylaws (or the equivalent organizational documents) of the Company and its subsidiaries as in effect on March 24, 2023 in contravention of the Merger Agreement or the actions contemplated thereby; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of any stockholder contained in the Voting Agreements; (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the Merger, the Merger Transactions or the other transactions contemplated by the Voting Agreements; or (v) any changes in the majority of the members of the Board based on the Board’s composition as of March 24, 2023;

•
“Adverse Recommendation Change” are the following: (i) failure to make, withdraw, qualify, modify or amend, or agree to or publicly propose to withdraw, qualify, modify or amend, the Company Board Recommendation in any manner adverse to Parent (it being understood that it will be considered an Adverse Recommendation Change if any Takeover Proposal structured as a tender or exchange offer is commenced and the Board, including the Special Committee, fails to publicly (x) recommend against the acceptance of such tender or exchange offer by the holders of Company common stock, and (y) reaffirm the Company Board Recommendation, in each case within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act), or (ii) approval, recommendation, or declaring advisable or publicly proposing to approve, recommend, or declare advisable, a Takeover Proposal;

•	“Berkshire Grey,” “Company,” “us,” “our” or “we” are to Berkshire Grey, Inc., a Delaware corporation;
•	“Board” are to the board of directors of the Company;
•	“Certificate of Incorporation” are to the Company’s Third Amended and Restated Certificate of Incorporation, dated July 21, 2021;
•
“Charter Amendment” are to the amendment to the Certificate of Incorporation (i) to increase the number of authorized shares of Class A common stock from 385,000,000 to 700,000,000 and (ii) to increase the number of authorized shares of Company common stock from 400,000,000 to 715,000,000;

•	“Charter Amendment Proposal” are to the proposal to approve the Charter Amendment;
•	“Class A common stock” are to the Class A common stock, par value $0.0001 per share, of the Company;
•	“Class C common stock” are to the Class C common stock, par value $0.0001 per share, of the Company;
•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“Company Board Recommendation” are as such term is defined in the Merger Agreement;
•	“Company Bylaws” are to the Company’s Amended and Restated Bylaws, as currently in effect;
•	“Company common stock” are to the Class A common stock and the Class C common stock, collectively;
•	“Company warrants” are to the Public Warrants, the Private Placement Warrants and the Fedex Warrant, collectively;
•	“Company Holder” are to the Company Stockholders and warrantholders;
•	“Company Option” are to each option to purchase shares of Company common stock;
•
“Company Option Cash Out Amount” are to the amount in cash equal to the amount, if any, by which (A) the Merger Consideration that in respect of the shares of Company common stock issuable upon exercise of an In-the-Money Option had such In-the-Money Option been exercised in full prior to the Effective Time exceeds (B) the aggregate exercise price for such In-the-Money Option (net of tax withholdings);

•	“Company Restricted Shares” are to unvested restricted shares of Company common stock;
•	“Company RSUs” are to each restricted stock unit to acquire shares of Company common stock granted under the Company’s stock plans.
•
“Company RSU Cash Out Amount” are to the amount in cash equal to the Merger Consideration that would be payable in respect of the shares of Company common stock issuable upon settlement of the Vested Company RSU had the settlement occurred immediately prior to the Effective Time (net of tax withholdings);

•
“Company Stockholder Approval” are to the adoption of the Merger Agreement by the holders of a majority of the shares of Company common stock that are outstanding and entitled to vote thereon at the Special Meeting, voting together as a single class;

•	“Company Stockholders” are to the Company’s stockholders, including the stockholders holding the Unaffiliated Voting Shares;
•
“Convertible Note Purchase Agreement” are to the Convertible Note Purchase Agreement, dated as of March 24, 2023, by and between the Company and Backgammon Investment Corp., a wholly owned subsidiary of Parent;

•	“DGCL” are to the General Corporation Law of the State of Delaware, as amended;
•
“Dissenting Shares” are to any shares of Company common stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, Section 262 of the DGCL;

•
“Effective Time” are to the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“Excluded Shares” are to each share of Company common stock owned by the Company as treasury stock or owned by Merger Sub immediately before the Effective Time;
•	“FedEx Warrant” are to that certain Warrant, dated July 29, 2022, in favor of FCJI, Inc.;
•	“GAAP” are to the United States generally accepted accounting principles;
•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;
•	“ICA” are to the Investment Canada Act, R.S.C. c.28 (1st Supp.), as amended, including the regulations thereto;

•
“In-the-Money Company Option” are to each Company Option that has a per share exercise price less than the Merger Consideration that would be payable in respect of the Company stock underlying such Company Option;

•	“IRS” are to the Internal Revenue Service of the United States;
•	“Merger” are to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned Subsidiary of Parent;
•	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of March 24, 2023, by and among Parent, Merger Sub, and the Company, as it may be amended from time to time;
•	“Merger Agreement Proposal” are to the proposal to approve and adopt the Merger Agreement;
•
“Merger Consideration” are to the right to receive $1.40 per share of Company common stock for each share of Company common stock issued and outstanding immediately before the Effective Time (other than Excluded Shares, Dissenting Shares and Company Restricted Shares);

•	“Merger Sub” are to Backgammon Acquisition Corp., a Delaware corporation;
•	“Merger Transactions” are to the Merger and the other transactions contemplated under the Merger Agreement;
•	“Nasdaq” are to The Nasdaq Global Select Market or any successor thereto;
•	“Outside Date” are to December 24, 2023, as such may be extended pursuant to the Merger Agreement;
•	“Parent” or “SoftBank” are to SoftBank Group Corp., a Japanese kabushiki kaisha;
•	“Private Placement Warrants” are to 5,166,667 warrants for Class A common stock that were sold in a private placement to RAAC Management, LLC at an exercise price of $11.50;
•	“Public Warrants” are to 9,583,333 redeemable warrants for Class A common stock held by public investors with an exercise price of $11.50;
•	“Record Date” are to June 16, 2023, the record date for the Special Meeting;
•	“SEC” are to the U.S. Securities and Exchange Commission;
•	“Section 262” are to the Section 262 of the DGCL;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“SoftBank Entities” are to SoftBank, Merger Sub, Backgammon Investment Corp., and the SoftBank Stockholders;
•	“SoftBank Stockholders” are to SVF II BG (DE) LLC, SVF II Holdings (DE) LLC, SVF II Aggregator (Jersey) L.P., SoftBank Vision Fund II-2 L.P. and SB Global Advisers Limited;
•	“Special Committee” are to the special committee of the Board;
•	“Special Meeting” are to the special meeting of the stockholders of the Company to be held on July 18, 2023, at 10:00 a.m. Eastern Time, including any adjournment or postponement thereof;
•
“Superior Proposal” are any bona fide written Takeover Proposal that was not solicited and did not otherwise result from a violation of the Merger Agreement that the Board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) would be more favorable to the Company Stockholders (solely in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement and (ii) is reasonably likely to be consummated in accordance with its terms on a timely basis, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement; however for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Takeover Proposal will be deemed to be references to “50%”;

•	“Surviving Corporation” are to Berkshire Grey, Inc., as the surviving corporation and a wholly owned Subsidiary of Parent following the Merger;
•
“Takeover Proposal” are to any proposal or offer relating to a single direct or indirect transaction or series of related direct or indirect transactions, to (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its subsidiaries or consolidated assets of the Company and its subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of, or other transaction with respect to, shares of capital stock or other securities in which any person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the capital stock of the Company or any of its subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing;

•	“Termination Fee” are to an amount in cash of $13,658,000;
•	“Transfer Agent” are to the Continental Stock Transfer & Trust Company;
•	“Unaffiliated Stockholders” are to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act;
•	“Unaffiliated Voting Shares” are to those shares of Company common stock not owned, directly or indirectly, by Parent or its affiliates;
•	“Unvested Company RSUs” are to each Company RSU that is not vested as of immediately prior to the Effective Time;
•	“Vested Company RSUs” are to each Company RSU that is vested as of immediately prior to the Effective Time;
•	“Vested In-the-Money Company Option” are to each In-the-Money Company Option that is outstanding, vested and unexercised immediately prior to the Effective Time;
•	“Unvested In-the-Money Company Option” are to each In-the-Money Company Option that is outstanding, unvested and unexercised immediately prior to the Effective Time; and
•	“Warrant Agreement” are to that certain Warrant Agreement, dated December 7, 2020, by and between Revolution Acceleration Acquisition Corp and Continental Stock Transfer & Trust Company.
The Merger
On March 24, 2023, the Company entered into the Merger Agreement with SoftBank and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger. Upon completion of the Merger, the Company will be a wholly owned subsidiary of SoftBank, the Class A common stock and the Public Warrants will no longer be publicly traded and the Company’s existing stockholders will cease to have any ownership interest in the Company.
Parties to the Merger (page 98)
The Company. Berkshire Grey, Inc., a Delaware corporation, helps customers radically change the essential way they do business by delivering game-changing technology that combines AI and robotics to automate fulfillment, supply chain, and logistics operations. Berkshire Grey solutions are a fundamental engine of change that transform pick, pack, move, store, organize, and sort operations to deliver competitive advantage for enterprises serving today’s connected consumers. More information about the Company is available at www.berkshiregrey.com. The information on the Company’s website shall not be deemed incorporated by reference into this proxy statement. The Class A common stock is listed on Nasdaq under the symbol “BGRY”

and the Public Warrants are listed on Nasdaq under the symbol “BGRYW.” For more information about the Company, see the section of this proxy statement entitled “Parties to the Merger — The Company.”
Parent. Parent, a Japanese kabushiki kaisha, is an investment and holding company headquartered in Tokyo, Japan. For more information about Parent, see the section of this proxy statement entitled “Parties to the Merger — Parent and Merger Sub.”
Merger Sub. Merger Sub, a Delaware corporation, was formed on March 17, 2023, as an indirect, wholly owned subsidiary of Parent, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. For more information about Merger Sub, see the section of this proxy statement entitled “Parties to the Merger — Parent and Merger Sub.”
Consideration to be Received in the Merger (page 73)
Company Common Stock
At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Company Restricted Shares) will be automatically converted into the right to receive $1.40 per share in cash, without interest, which we refer to as the “Merger Consideration.”
Company Warrants
At the Effective Time, each outstanding warrant to purchase shares of Company common stock pursuant to the Warrant Agreement will be automatically converted into a warrant exercisable for the Merger Consideration that such holder would have received if such warrant had been exercised immediately prior to the Effective Time, subject to exceptions.
At the Effective Time, each outstanding warrant to purchase shares of Company common stock pursuant to the FedEx Warrant will be subject to Section 12(iii) of the FedEx Warrant, and FCJI, Inc. will have the right to exercise such warrants in exchange for the exercise price set forth in the FedEx Warrant. Upon such exercise, the holder of the FedEx Warrant will be eligible to receive cash equal to the Merger Consideration multiplied by the number of shares of Company common stock for which such FedEx Warrant was exercisable immediately prior to the Effective Time.
Company Equity Awards
At the Effective Time:
•	each Vested In-the-Money Company Option will be canceled in exchange for the Company Option Cash Out Amount;
•
each Unvested In-the-Money Company Option will automatically be canceled and converted into the opportunity to be paid an amount in cash equal to the product of (a) the number of shares of Company common stock subject to such Unvested In-the-Money Company Option as of immediately prior to the Effective Time multiplied by (b) the Company Option Cash Out Amount (the “Option Converted Cash Award”), subject to the same vesting terms, termination-related provisions and other conditions that applied to the associated Unvested In-the-Money Company Option immediately prior to the Effective Time;

•	all Company Options that are not In-the-Money Company Options will be canceled at the Effective Time without payment of any consideration;
•	each Vested Company RSU will be canceled and converted into the right to receive an amount in cash equal to the Company RSU Cash Out Amount;
•
each Unvested Company RSU will be canceled and converted as of the Effective Time into the opportunity to be paid an amount in cash equal to the product of (a) the number of shares of Company common stock subject to such Unvested Company RSU as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration (the “RSU Converted Cash Award”), subject to the same time-vesting terms and conditions that applied to the associated Unvested Company RSU immediately prior to the Effective Time;

•	each Unvested Company RSU held by a member of the Board will automatically accelerate, subject to such member of the Board continuing in service as a director through the date of the Merger; and
•
each Company Restricted Share will automatically and without any required action on the part of the holder thereof or the Company, be canceled in exchange for payment to the holder of such Company Restricted Shares of a contingent cash amount equal to the Merger Consideration that would be payable respect of a share of Company common stock, subject, however, to certain terms and conditions as described below in “—Interests of Executive Officers and Directors of the Company in the Merger.”

For more information, please see the sections entitled “The Merger Agreement — Consideration to be Received in the Merger” and “Special Factors — Certain Effects of the Merger.”
Special Factors (page 20)
Background of the Merger
A description of the background of the Merger, including the Company’s discussions with SoftBank, is included in the section of this proxy statement entitled “Special Factors — Background of the Merger.”
Recommendation of the Board
The Board, in consultation with financial and legal advisors and Management, evaluated the Merger Agreement and the Merger Transactions and unanimously: (i) determined that the terms of the Merger Agreement and the Merger Transactions are advisable and in the best interests of the Company and its stockholders, including the holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders; (ii) determined the Charter Amendment is advisable and in the best interests of the Company and its stockholders; and (iii) recommends that the Company Stockholders vote in favor of the Proposals.
In connection with its evaluation of an unrelated potential financing transaction with an affiliate of the Company that is not affiliated with SoftBank or its affiliates, the Board delegated certain powers and authority to the Special Committee to, among other things, consider and evaluate alternatives to such transaction, which would include the Merger. The Special Committee is comprised of two of the non-management, independent directors of the Company who are independent of, and not affiliated with, SoftBank or its affiliates. The Special Committee considered the Merger Agreement and the Merger Transactions in conjunction with the Board, and unanimously recommended that the Board approve and authorize the Merger Agreement and Merger Transactions.
The Merger Agreement, the Merger and the Charter Amendment have been unanimously approved and recommended by the Board. The Board, by a unanimous vote of the Company’s directors, recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
Reasons for the Merger
For a description of the material factors considered by the Board in deciding to recommend approval of the Merger Agreement Proposal and the Charter Amendment Proposal, see the section of this proxy statement entitled “Special Factors — Reasons for the Merger.”
Position of the SoftBank Entities as to the Fairness of the Merger; Purpose and Reasons of the SoftBank Entities for the Merger
Under the SEC rules governing “going-private” transactions, each of the SoftBank Entities is an affiliate of the Company and, therefore, required to express their purposes and reasons for the Merger and their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. For a description of the SoftBank Entities’ purposes and reasons for the Merger, and their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders, see “Special Factors — Purpose and Reasons of the SoftBank Entities for the Merger” and “Special Factors — Position of the SoftBank Entities as to the Fairness of the Merger.”
Opinion of the Board’s Financial Advisor
On March 23, 2023, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Board dated the same date) as to, as of March 23, 2023, the fairness, from a financial point of view, to the holders of Class A common stock, other than Parent, Merger Sub and their respective affiliates (the “Excluded Holders”), of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Credit Suisse’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Class A common stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication (financial or otherwise) of the Merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any securityholder as to how such holder should vote or act on any matter relating to the Merger or otherwise.
Interests of Executive Officers and Directors of the Company in the Merger
In considering the Company Board Recommendation (as unanimously reaffirmed by the Board on June 20, 2023), the Company Stockholders should be aware that the executive officers and directors of the Company have certain interests in the transactions that may be different from, or in addition to, the interests of the Company Stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger Transactions, and in making their recommendations with respect to the Merger Agreement. These interests include, among others, severance payments that may be payable following a qualifying termination of an executive officer’s employment under employment agreements (regardless of whether or not the transactions are consummated) and enhanced severance benefits in connection with this Merger under change in control executive severance agreements, the treatment of Company equity awards (including the acceleration of certain unvested equity awards in connection with this Merger), and the provision of indemnification and insurance arrangements pursuant to the Merger Agreement. These interests are discussed in more detail in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (page 66)
The receipt of cash by U.S. Holders (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of Company common stock or Company warrants in the Merger will be a taxable transaction to such Company Holders for U.S. federal income tax purposes. Each such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Company common stock or warrants surrendered in the Merger. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.
A Company Holder that is a Non-U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company common stock or Company warrants for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States (the “U.S.”), but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
Company Holders should read the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
This proxy statement contains a general discussion of U.S. federal income tax consequences of the Merger. Company Holders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other income and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Financing of the Merger
The Merger is not subject to any financing condition. Parent estimates that the total funds necessary to complete the Merger will be approximately $419.1 million, including related fees and expenses. Parent expects these amounts to be funded with available cash on its balance sheet.
Litigation Related to the Merger
In connection with the Merger, two complaints have been filed against the Company and its directors, five separate demands made pursuant to Section 220 of the DGCL seeking certain books and records of the Company and six additional demands made seeking additional disclosures in the proxy statement by purported Company stockholders. The Company believes that the allegations, claims and demands asserted are without merit and intends to defend against them vigorously. In the event that the Company subsequently receives additional complaints or demand letters related to the Merger, the Company will not provide additional disclosures unless those new complaints or letters contain material differences from those received to date. For a more detailed description of litigation related to the Merger, see read the section of this proxy statement entitled “Special Factors — Litigation Related to the Merger.”
The Merger Agreement (page 72)
A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is described in the section of this proxy statement entitled “The Merger Agreement.” Among other things, the Merger Agreement includes the following terms:
•
Effective Time of the Merger; Closing. We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement, we cannot accurately estimate the closing date of the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to SoftBank’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. We expect to complete the Merger promptly after the Company Stockholder Approval is obtained and all required regulatory clearances have been received.

•
Conditions to the Merger. The closing of the Merger depends on a number of conditions being satisfied or waived (other than the condition set forth in the first bullet below, which cannot be waived). These conditions, which are described more fully in “The Merger Agreement — Conditions to the Merger,” include:

•	the Company Stockholder Approval shall have been obtained;
•	the absence of any law or order of any governmental authority restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;
•
any notification and waiting period requirements applicable to the consummation of the Merger under the HSR Act has expired or been terminated (which waiting period expired at 11:59 p.m., Eastern time, on May 8, 2023);

•	the receipt by Merger Sub of the ICA Clearance (as defined below), which was received on June 6, 2023;
•	the accuracy of each party’s representations and warranties in the Merger Agreement (generally subject to materiality qualifications);
•
the performance, in all material respects, by each party of all obligations required to be performed by it under the Merger Agreement, and the compliance, in all material respects, by each party with all covenants required to be complied with by it under the Merger Agreement;

•	there having not occurred a material adverse effect (as defined in the section entitled “The Merger Agreement — Conditions to the Merger”) with respect to the Company;
•	the termination of certain agreements effective as of and contingent upon the closing of the Merger;
•	the delivery of a resignation letter from each officer and director of the Company, if and as requested by SoftBank; and
•	the delivery of an officer’s certificate by each party with respect to the satisfaction of certain closing conditions.

•
No Solicitation of Acquisition Proposals. Except as permitted by the Merger Agreement, the Company must not, among other things, directly or indirectly through its representatives (as defined in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Adverse Recommendation Changes”), solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal. Notwithstanding the foregoing, the Company may, prior to the receipt of the Company Stockholder Approval, in response to an unsolicited, bona fide written Takeover Proposal that did not result from a breach of the Company’s non-solicitation obligations, subject to certain conditions, provide information and participate in discussions or negotiations with a third party who has made such a bona fide written Takeover Proposal, if and only if the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal either constitutes or is reasonably expected to lead to a Superior Proposal, and that the failure to provide information and participate in such discussions or negotiations would be inconsistent with its fiduciary duties pursuant to applicable law.

•
Board Recommendation Changes. Notwithstanding the restrictions described above, under certain circumstances, the Company may, prior to the receipt of the Company Stockholder Approval, make an Adverse Recommendation Change and terminate the Merger Agreement in response to a Superior Proposal received by the Board and subject to the Company’s compliance with certain procedures. In addition, under certain circumstances and subject to the Company’s compliance with the Merger Agreement, the Company may, prior to the receipt of the Company Stockholder Approval, make an Adverse Recommendation Change in response to an Intervening Event. The non-solicitation provisions are described in more detail in the section of this proxy statement entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Adverse Recommendation Changes.”

•
Termination and Termination Fees. The Merger Agreement contains certain termination rights, including, among other things, the right of either party to terminate the Merger Agreement if the Merger has not occurred by the Outside Date and the right of the Company to terminate the Merger Agreement to accept a Superior Proposal, subject to specified exceptions and limitations, and provides that upon termination of the Merger Agreement by the Company or SoftBank in certain circumstances, including a termination by SoftBank as a result of an Adverse Recommendation Change or a termination by the Company to enter into an alternative acquisition agreement providing for a Superior Proposal, the Company will be required to pay to Parent the Termination Fee. For further discussion of the rights of the Company or SoftBank to terminate the Merger Agreement and the circumstances in which the Termination Fee will be payable, see the section of this proxy statement entitled “The Merger Agreement — Termination.”

•
Specific Performance. The parties are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement or to enforce specifically the terms of the Merger Agreement.

The Voting and Support Agreements (page 90)
On March 24, 2023, the Company and Parent entered into voting and support agreements (the “Voting Agreements”) with Thomas Wagner, the Company’s Chief Executive Officer, and three of the Company’s largest stockholders (certain entities related to Vinod Khosla (Khosla Ventures Seed B LP, Khosla Ventures Seed B (CF), LP and Khosla Ventures V, LP) and New Enterprise Associates 15, L.P. (New Enterprise Associates 15, L.P. and NEA Ventures 2016, L.P.) and Canaan X, L.P.) (collectively, the “Supporting Stockholders”), who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to the Voting Agreements, the Supporting Stockholders each agreed to vote, or cause to be voted, all of the shares of Company common stock it beneficially owns in favor of (i) the adoption of the Merger Agreement, approval of the Merger and the Merger Transactions and other matters that would be reasonably expected to facilitate the Merger and the Merger Transactions and (ii) the adoption of the Charter Amendment. Additionally, the Supporting Stockholders agreed to vote against: (a) any Adverse Proposal; (b) other than the Charter Amendment, any change in the present capitalization of the Company or any amendment or other change to the Company’s organizational documents in contravention of the Convertible Note Purchase Agreement or the actions contemplated thereby; (c) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Convertible Note Purchase Agreement or of any Supporting Stockholder contained in the Voting Agreements; (d) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the transactions contemplated by the Voting Agreements or the Convertible Note Purchase Agreement; or (e) any changes in the majority of the members of the Board based on the Board’s composition as of the date the Voting Agreements were signed.
In addition, pursuant to the Voting Agreements, each of the Supporting Stockholders agreed to (i) not transfer their respective shares of Company common stock prior to the Expiration Time (as defined below) and (ii) a customary non-solicitation, including to not solicit, initiate, or knowingly facilitate or encourage an alternative transaction. The Voting Agreements will terminate automatically at the Expiration Time; provided that a Supporting Stockholder may terminate the Voting Agreement as to itself upon the entry by the Company without the prior written consent of such Supporting Stockholder into any amendment, waiver or modification to the Merger Agreement that results in (a) a change to the form of consideration to be paid thereunder or (b) a decrease in the Merger Consideration. For more information, see the section of this proxy statement entitled “The Voting and Support Agreements.”
The Convertible Note Purchase Agreement (page 92)
On March 24, 2023, the Company entered into a convertible note purchase agreement (the “Convertible Note Purchase Agreement”) with Backgammon Investment Corp., a Delaware corporation and wholly owned subsidiary of Parent (“BIC”), under which the Company may issue, and BIC agreed to purchase, up to $60 million in aggregate principal amount of convertible senior unsecured notes (the “Notes”) prior to the consummation of the Merger (the “Closing”) and subject to certain conditions. The Convertible Note Purchase Agreement permits the Company to draw up to $12 million in any 30-day period, if the Company’s cash balance is below $30 million. The Notes will mature on the earlier of (i) six months following the termination of the Merger Agreement and (ii) June 30, 2024, unless earlier repurchased or converted. The Notes bear interest at a rate of 20% per year compounded semi-annually, which is payable in-kind semi-annually in arrears by increasing the principal amount of the Notes. In the event of payment defaults on interest or principal when due, the interest rate will be increased to 25%.
As of June 27, 2023, the Company has issued Notes to BIC in the aggregate principal amount of $24 million.
Holders of the Notes will be permitted to convert the Notes into shares of Class A common stock in connection with the Closing or at any time after the Merger Agreement has been terminated without consummation of the Merger. The initial conversion rate for the Notes will be 714.2857 shares of Class A common stock for each $1,000 principal amount of Notes (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $1.40 per share of Class A common stock. The Conversion Rate is subject to adjustment under certain circumstances in accordance with the terms of the Convertible Note Purchase Agreement.
In the event of the occurrence of one or more specified change of control transactions (other than in connection with the Merger and the transactions contemplated by the Merger Agreement) (each a “Change of Control Transaction”), each holder of Notes will have the right: (i) to require the Company to repurchase such Notes at a repurchase price of 100% of the principal amount thereof plus accrued and unpaid interest thereon or (ii) immediately prior to the consummation of any such Change of Control Transaction, to convert the Notes into shares of Class A common stock at then applicable Conversion Rate.
At any time following the termination of the Merger Agreement without the consummation of the Merger, the Company may redeem the Notes for cash, at its option, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the outstanding Notes, plus all accrued but unpaid interest under such Notes to, but excluding, the date of redemption.

The Convertible Note Purchase Agreement contains various covenants, customary representations and warranties and events of default, and provides certain demand and piggyback registration rights with respect to the shares of Class A common stock issuable upon conversion of the Notes.
For more information about the Convertible Note Purchase Agreement, see the section of this proxy statement entitled “Convertible Note Purchase Agreement.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement, the Charter Amendment and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the section of this proxy statement entitled “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully. See the section of this proxy statement entitled “Where You Can Find More Information.”
Q.	Why am I receiving this proxy statement?
A. The Company is soliciting proxies for the Special Meeting to be held at 10:00 a.m. on July 18, 2023, via live audio webcast on the Internet at www.virtualshareholdermeeting.com/BGRY2023SM and any adjournment or postponement thereof. You are receiving this proxy statement because you own shares of Company common stock. The Company is holding the Special Meeting so that its stockholders may vote on the Merger Agreement Proposal, the Charter Amendment Proposal and the Adjournment Proposal. The approval of the Merger Agreement Proposal is a condition to the consummation of the Merger. The approval of the Charter Amendment Proposal and the Adjournment Proposal are not conditions to the consummation of the Merger. See the section of this proxy statement entitled “The Merger Agreement — Conditions to the Merger.”
This proxy statement contains important information about the Merger, the Charter Amendment and the Special Meeting, and you should read it carefully. The enclosed proxy card allows you to vote your shares of Company common stock without attending the Special Meeting.
Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote your shares of Company common stock, please see the section of this proxy statement entitled “The Special Meeting.”
Q.	As a common stockholder, what will I receive in the Merger?
A. If the Merger is completed, you will have the right to receive $1.40 in cash, without interest and less any applicable withholding taxes payable in respect thereof, for each share of Company common stock you own immediately prior to the Effective Time, unless you are entitled to demand and have properly demanded appraisal for shares of Company common stock in accordance with, and you comply in all respects with, Section 262, in which case you will be entitled to the rights provided by Section 262.
Q.	How does the Merger Consideration compare to the market price of the Company’s common stock?
A. The Merger Consideration represents a premium of approximately 18% to the closing price of Company common stock on March 23, 2023, the last trading day prior to the date of the Merger Agreement.
Q.	When do you expect the Merger to be completed?
A. We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement, we cannot accurately estimate the closing date of the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to SoftBank, Merger Sub and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. There may be a substantial amount of time between the Special Meeting and the completion of the Merger, and it is possible that the Merger will not be completed at all. After the Company Stockholder Approval is obtained, the Board will not have the right to terminate the Merger Agreement in order to accept any Superior Proposal. We expect to complete the Merger promptly after the Company Stockholder Approval is obtained and all required regulatory clearances have been received.
Q.	What happens if the Merger is not completed?
A. If the adoption of the Merger Agreement is not approved by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock pursuant to the Merger Agreement. Instead, we will remain a public company and the Class A common stock and Public Warrants will continue to be registered under the Exchange Act and listed on Nasdaq, and in some circumstances we may be required to pay to SoftBank the Termination Fee of $13,658,000 in cash. See the section entitled “The Merger Agreement — Termination Fee” for a discussion of the circumstances under which such Termination Fee may be required to be paid.
Q.	If the Merger is completed, when can I expect to receive the Merger Consideration for my shares of Company common stock?
A. It is expected that you will receive the Merger Consideration to which you are entitled promptly after the completion of the Merger once you have provided the paying agent with any documentation required by the paying agent. For more information, see the section of this proxy statement entitled “The Merger Agreement — Surrender and Payment Procedures.”
Q.	What will happen to shares of Company common stock that I currently own after the completion of the Merger?
A. Upon the completion of the Merger, your shares of Company common stock will be converted into the right to receive (i) the Merger Consideration, or (ii) if you have properly demanded (and not properly withdrawn your demand for) appraisal for your shares of Company common stock in accordance, and otherwise complied, with Section 262, the rights provided by Section 262. Trading in shares of Class A common stock and Public Warrants on Nasdaq will cease, price quotations for shares of Class A common stock and Public Warrants will no longer be available, and we will cease filing periodic and other reports with the SEC.
Q.	Do any of the Company’s executive officers or directors have any interest in the Merger that is different from mine?
A. Our executive officers and directors have interests in the Merger that may be different from, or in conflict with, your interests as a stockholder. The members of the Board were aware of these additional interests and considered them, among other matters, during their deliberations on the merits of the Merger and in making their recommendations with respect to the Proposals and evaluating and overseeing the negotiation of the Merger Agreement. For a description of the interests of our executive officers and directors in the Merger, see the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Q.	Who can vote at the Special Meeting?
A. Stockholders who owned shares of Company common stock as of the close of business on June 16, 2023, the Record Date for the Special Meeting, are entitled to receive notice of, and to vote virtually at, the Special Meeting, or any adjournment or postponement thereof.
As of the Record Date, the Company had 243,349,085 issued and outstanding shares of common stock entitled to vote at the Special Meeting, comprised of 237,599,085 shares of Class A common stock and 5,750,000 shares of Class C common stock.
Q.	What is the difference between being a “stockholder of record” and a “beneficial owner” of shares of Company common stock held in “street name”?
A. If, on the Record Date, your shares of Company common stock are registered directly in your name with the Company’s Transfer Agent, you are considered, with respect to those shares, the stockholder of record.
If your shares of Company common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.”
Q.	What is a quorum?
A. The presence, virtually or by proxy of the holders of a majority of the voting power of all outstanding shares the Company’s capital stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If you submit a properly executed proxy card, even if you vote “AGAINST” a proposal or “ABSTAIN” from voting in respect of a proposal, your shares will be counted for purposes of calculating whether a quorum is present. If you fail to provide instructions to your bank, broker or other nominee with respect to any of the Proposals, your shares will not be counted towards determining whether a quorum is present. If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the Proposals, your shares will be counted as present for purposes of determining whether a quorum is present.
If a quorum is not present at the Special Meeting, under the Company Bylaws, the chair of the Special Meeting will have the power to adjourn the Special Meeting until a quorum is present or represented.
Q.	How many votes do I have?
A. Each share of Company common stock is entitled to one vote on each matter that comes before the Special Meeting.
Q.	What vote is required to approve the Proposals?
A. Approval of each of the Merger Agreement Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock entitled to vote on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast for such proposal.
For the purposes of the Merger Agreement Proposal and the Charter Amendment Proposal, abstentions and broker non-votes will have the effect of a vote “AGAINST” such Proposals. For purposes of the Adjournment Proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes.
In addition, the Company Bylaws permit the chair of the Special Meeting, without any action by our stockholders, to adjourn the Special Meeting to a later date and time and at a place announced at the Special Meeting.
Q.	How will the Company’s executive officers and directors vote?
A. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them in favor of the Proposals. At the close of business on the Record Date, the executive officers and directors of the Company collectively own approximately 5.4% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting.
In addition, on March 24, 2023, the Company and Parent entered into Voting Agreements with the Supporting Stockholders, which Supporting Stockholders collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to the Voting Agreements, the Supporting Stockholders each agreed to vote, or cause to be voted, all of the shares of Company common stock it beneficially owns in favor of (i) the adoption of the Merger Agreement, approval of the Merger and the Merger Transactions and other matters that would be reasonably expected to facilitate the Merger and the Merger Transactions and (ii) the adoption of the Charter Amendment. Additionally, the Supporting Stockholders agreed to vote against: (a) any Adverse Proposal; (b) other than the Charter Amendment, any change in the present capitalization of the Company or any amendment or other change to the Company’s organizational documents in contravention of the Convertible Note Purchase Agreement or the actions contemplated thereby; (c) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Convertible Note Purchase Agreement or of any Supporting Stockholder contained in the Voting Agreements; (d) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the transactions contemplated by the Voting Agreements or the Convertible Note Purchase Agreement; or (e) any changes in the majority of the members of the Board based on the Board’s composition as of the date the Voting Agreements were signed.
In addition, pursuant to the Voting Agreements, each of the Supporting Stockholders agreed to not transfer their shares prior to the earlier of (i) the Effective Time and (ii) to the extent the Merger Agreement is validly terminated, such date that the Charter Amendment Approval has been adopted and approved by the Company Stockholders, subject to certain exceptions. For more information, see the section of this proxy statement entitled “The Voting and Support Agreements.”

Q.	How does the Board recommend that I vote?
A. The Board recommends that you vote:
•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Charter Amendment Proposal; and
•	“FOR” the Adjournment Proposal.
You should read the section of this proxy statement entitled “Special Factors — Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend the approval of the Proposals. See also the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Q.	How do I vote?
A. Stockholder of Record: Shares Registered in Your Name – Vote By Proxy
If, as of the close of business on the Record Date, your shares were registered directly in your name with the Company’s Transfer Agent, then you are a stockholder of record. As a stockholder of record, you may vote at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card or vote through one of the other methods described below to ensure your vote is counted. You may still attend and vote at the Special Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope:
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To vote over the telephone, dial the toll-free number for telephone proxy submission shown on your proxy card and follow the recorded instructions. You will be asked to provide the control number found on your proxy card. Your vote must be received by 11:59 p.m. Eastern Time on July 17, 2023 to be counted.

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To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number found on your proxy card. Your vote must be received by 11:59 p.m. Eastern Time on July 17, 2023 to be counted.

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To vote using the enclosed printed proxy card, simply complete and sign the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you instruct, or, if no instructions are included, in accordance with the recommendations of the Board. If you vote by mailing the enclosed proxy card, you should allow a sufficient number of days to ensure delivery prior to the Special Meeting.

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For more information about how you may revoke or change your vote submitted by the telephone, Internet or mail method described above, see the section of this proxy statement entitled “Can I change or revoke my vote?”

Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Nominee – Instruct Your Bank, Broker or other Nominee
If, as of the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee regarding how to vote the shares in your account. You will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of Company common stock at the Special Meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of Company common stock at the Special Meeting. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote virtually at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Voting Virtually
Stockholders of record will be able to vote virtually at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote virtually at the special meeting.
It is not necessary to virtually attend the Special Meeting in order to vote your shares. To ensure that your shares of common stock are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting virtually. Attending the meeting virtually does not itself constitute a vote on any proposal.
Q.	What is the deadline for voting my shares of Company common stock?
A. If you are a Company Stockholder of record as of the Record Date and choose to vote your shares of Company common stock through the Internet or by telephone, your proxy must be received through the Internet or by telephone by 11:59 p.m. Eastern Time on July 17, 2023, the day before the Special Meeting, for your shares of Company common stock to be voted at the Special Meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed and returned in the enclosed postage-paid reply envelope or otherwise filed with our Corporate Secretary no later than 11:59 p.m. Eastern Time on July 17, 2023, the day before the Special Meeting. If you vote by mailing the enclosed proxy card, you should allow a sufficient number of days to ensure delivery prior to the Special Meeting. You may also attend the Special Meeting virtually. If you are a beneficial owner, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.
Q.	What is a proxy?
A. A proxy is your legal designation of another person to vote your shares of Company common stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”
Q.	Why is my vote important?
A. If you fail to vote, either virtually at the Special Meeting or by proxy, your shares of Company common stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
Q.	If my shares of Company common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares of Company common stock for me?
A. If your shares of Company common stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares.
A bank, broker or other nominee has discretionary authority to vote on “routine” matters without specific instructions from its customers, but does not have discretionary authority to vote on “non routine” matters without specific instructions from its customers. All of the matters to be considered at the Special Meeting are “non-routine” for this purpose. Accordingly, your bank, broker or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Company common stock.
When both “routine” and “non-routine” matters are considered at a meeting and a bank, broker or other nominee refrains from voting your shares on a particular “non-routine” proposal because the bank, broker or other nominee has not received your instructions, it is called a “broker non-vote” with respect to such “non-routine” proposal. Because there are no routine matters to be considered at the Special Meeting, banks, brokers or other nominees do not have discretionary authority to vote on any proposals at the Special Meeting.

A failure to provide instructions to your bank, broker or other nominee with respect to any of the Proposals will have (1) the effect of a vote “AGAINST” the Merger Agreement Proposal and the Charter Amendment Proposal and (2) no effect on the Adjournment Proposal. In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the Proposals, your shares of Company common stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.
Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?
A. Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your shares of Company common stock as you instruct. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted “FOR” or “AGAINST,” or whether the proxyholder should “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company common stock should be voted on any particular matter, the shares of Company common stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of Company common stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
In addition, although the Company does not expect any other item of business to come before the Special Meeting, if any other matters properly come before the Special Meeting, the proxyholders will be authorized to vote in their discretion on such other matters.
Q.	Can I change or revoke my vote?
A. Yes. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:
•	submitting another proxy, including a proxy card, at a later date through any of the methods available to you;
•	giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Company’s Corporate Secretary before the Special Meeting begins; or
•	attending the Special Meeting and voting.
If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Only your last submitted proxy will be considered. Please vote following the instructions in your proxy card or voting instructions form provided by your bank, broker or other nominee, as promptly as possible.
Q.	What do I do if I receive more than one set of proxy materials or voting instructions?
A. If you received more than one set of proxy materials or voting instructions relating to the Special Meeting, it likely means that you hold shares of Company common stock in more than one account. For example, you may own your shares of Company common stock in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor, whether in “street name,” or through more than one bank, broker or other nominee, and also directly as a record holder or otherwise. To ensure that all of your shares of Company common stock are voted, please provide a proxy or voting instructions for each account for which you received proxy materials in accordance with the instructions provided in this proxy statement.
Q.	What happens if I sell my shares of Company common stock before the Special Meeting?
A. The Record Date is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company common stock after the Record Date but before the Special Meeting, unless you provide the person to whom you sell or otherwise transfer your shares with a proxy, you will retain your right to vote at the Special Meeting. Even if you sell or otherwise transfer your shares of Company common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).
Unless special arrangements are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will have transferred the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares.
Q.	Am I entitled to rights of appraisal under the DGCL?
A. If the Merger is completed, stockholders of record and beneficial owners who did not vote in favor of the Merger Agreement Proposal, submitted a written demand for appraisal prior to the vote on the Merger Agreement Proposal and otherwise complied with all other applicable requirements of Delaware Law, will have the right to seek appraisal of the fair value of their shares of Company common stock in accordance with Section 262. This means that holders of shares of Company common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders of the Company who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The procedures for exercising appraisal rights are described in additional detail in this proxy statement, and a copy of Section 262 is reproduced in Annex D to this proxy statement. See the section of this proxy statement entitled “Special Factors — Appraisal Rights.”
Q.	Is the Merger expected to be taxable to me?
A. The receipt of cash in exchange for shares of Company common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a “U.S. holder” (as defined in the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) will generally recognize taxable gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in its shares of Company common stock. The exchange of shares of Company common stock for the Merger Consideration pursuant to the Merger generally will not result in U.S. federal income or withholding tax to a Non-U.S. holder (as defined in the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”), unless such Non-U.S. holder has certain connections with the United States or fails to comply with certain certification procedures.
You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
Q.	Who will solicit and pay the cost of soliciting proxies?
A. The Company has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill Advisory Group”) to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Laurel Hill Advisory Group a base fee of $7,500 and to reimburse Laurel Hill Advisory Group for reasonable out-of-pocket expenses. The Company will indemnify Laurel Hill Advisory Group and against certain claims, liabilities, losses, damages, expenses and costs. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the shares of Company common stock for their expenses in forwarding solicitation materials to beneficial owners of our shares of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, by email, through the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?
A. You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement and the Charter Amendment, along with all of the documents that are referred to in this proxy statement, as they contain important information about, among other things, the Merger and the Charter Amendment and how they affect you. Even if you plan to attend the Special Meeting virtually, after carefully reading and considering the information contained in this proxy statement, please sign, date and return, as promptly as possible, the enclosed proxy card in the enclosed postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card) to ensure that your shares of Company common stock are represented and can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.
Q.	Should I send in my evidence of ownership now?
A. No. You should not return your stock certificates or send in other documents evidencing ownership of shares of Company common stock with the proxy card. If the Merger is consummated, the paying agent will send each holder of record of shares of Company common stock as of immediately prior to the Effective Time a letter of transmittal and instructions that explain how to exchange shares of Company common stock for Merger Consideration. If you are a beneficial owner of shares of Company common stock held in “street name,” you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your shares.
Q.	What is householding and how does it affect me?
A. The Company is sending only one copy of this proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding within 60 days of such notice, you were deemed to have consented to the process.
If you received a household mailing and you would like to have additional copies of this proxy statement mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to the Company’s Corporate Secretary in writing at 140 South Road, Bedford, MA 01730, or call us at (833) 848-9900. You may also contact us in the same manner if you received multiple copies of this proxy statement and would prefer to receive a single copy of future mailings.
Q.	Where can I find the voting results of the Special Meeting?
A. The Company will publish final voting results from the Special Meeting in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. For more information, please see the section of this proxy statement entitled “Where You Can Find More Information.”
Q.	Who can help answer my other questions?
A. If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201, Jericho, NY 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

SPECIAL FACTORS
This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.
We are asking our stockholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the holders of Company common stock will have the right to receive the Merger Consideration.
Background of the Merger
The following chronology is a summary description of the background of the negotiations and the proposed Merger Transactions and does not purport to catalogue every conversation among representatives of Berkshire Grey, SoftBank and other parties. In addition to formal Board and Special Committee meetings, senior management team of the Company (“Management”) had informal discussions with the Board and Special Committee members throughout the process. Further, the Board routinely held executive sessions among the independent directors without members of Management in attendance. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among Management and members of the investment team of SoftBank, along with their respective advisors and under the guidance of each of the Board and the investment committee of SoftBank.
SoftBank, through certain of its affiliates, has been an investor in the Company since 2019 (prior to the Company’s business combination with Revolution Acceleration Acquisition Corp. (“RAAC”) in July 2021 (the “Business Combination”)). In the fiscal years ended 2021, 2020 and 2019, SoftBank Robotics Corp. (“SoftBank Robotics''), an affiliate of SoftBank, was also a significant customer of the Company, comprising approximately 10%, 30% and 60%, or approximately $5.1 million, $9.8 million and $4.8 million of the Company’s revenue, respectively. In June 2022, the Company’s customer contracts with SoftBank Robotics expired upon the completion of certain existing projects in accordance with their terms. Following the Business Combination, certain of the SoftBank Entities collectively held 29.5% of the shares of Company common stock then outstanding but at no point did SoftBank Robotics have a representative on the Board. In the ordinary course of the commercial relationship between SoftBank and the Company, from time to time, the Company and SoftBank have engaged in telephone and in-person meetings and conversations regarding the Company’s technology and the ongoing commercial relationship.
Between February and April 2023, the Company and SoftBank Robotics have met periodically to discuss a potential commercial collaboration in the area of robotic picking and packaging solutions, substantially similar to prior commercial contracts entered into between the Company and SoftBank Robotics between 2019 and 2022. Discussions remain ongoing, with the potential commercial contract currently expected to have a value of between $2.5 million and $5 million. There can be no assurance that such agreement will be entered into.
In the ordinary course of business, the Board and Management, with the assistance of outside advisors, have regularly reviewed the business, near and long-term strategy, performance, positioning and operating prospects of the Company with a view toward enhancing stockholder value. These reviews have included evaluations of current and anticipated business and industry trends (including developments in the robotics and AI automation industries and inflationary price pressures relevant to the Company’s business), regulatory conditions, future short- and long-term growth prospects, the current and expected financing environment (including the financing challenges associated with the broad weakness in technology stock prices), the Company’s need for additional capital and overall strategic direction of the business. From time to time, the Company evaluates potential alternatives for achieving long-term strategic goals, including strengthening the Company’s balance sheet and obtaining financing to support the Company’s business growth, diversification of products beyond the current product module portfolio, continued investment in research and development in order to maintain the Company’s competitiveness and increasing the liquidity of the publicly-traded shares of Company common stock. These reviews have also included, at times, consideration of, and discussions with other companies regarding, potential strategic alternatives, including business combinations, acquisitions and dispositions, to further the Company’s strategic objectives.
In connection with the Business Combination in July 2021, RAAC experienced significant stock redemptions, which resulted in substantially lower than anticipated cash proceeds to the Company at the closing of the Business Combination. Subsequently, the Company estimated that the total amount of net cash proceeds raised at the time were not sufficient to fully fund the Company’s long-term business plan, and the Company therefore had a need to access additional capital in the near future. Through July 2022, the Company attempted to access the capital markets from time to time in order to secure such funding but was unable to do so either on reasonable terms or in amounts sufficient to fully fund its business plan, and it became more necessary for the Company to seek additional sources of potential capital.
On July 14, 2022, members of Management, including Dr. Thomas Wagner, the Company’s Chief Executive Officer, Mark Fidler, the Company’s Chief Financial Officer, and Steven Johnson, the Company’s President and Chief Operating Officer, met with representatives of a venture capital firm, referred to herein as “Party A,” to provide a general business update, consistent with prior practice and in the ordinary course of business between the Company and Party A. During this meeting, Party A suggested to the Company that a potential financing transaction with a special purpose acquisition company sponsored by Party A (“SPAC A”), as an alternative to a traditional financing, could be a potential opportunity for the Company to meet its financing needs. Party A is a significant stockholder and affiliate of the Company, with one representative on the Board. At the conclusion of this discussion, the parties agreed that the potential investment transaction warranted further exploration.
Between August 2022 and October 2022, the Company engaged in various activities to explore financing alternatives, including additional meetings and information exchanges with SPAC A to further explore the viability of a potential transaction with SPAC A, as well as evaluating other financing alternatives unrelated to Party A or SPAC A. On September 13, 2022, the Board held a meeting, at which members of Management were in attendance, where the Board invited two investment banks to provide their input and analysis regarding potential financing alternatives. On October 5, 2022, certain directors of the Company and the members of Management met a third investment bank to hear its input and analysis regarding the potential financing alternatives. Feedback from each of the investment banks consistently communicated the continued challenging capital markets environment, particularly for companies with similar financial and risk profiles as the Company.
On October 30, 2022, the Board held a meeting, at which all Board members, representatives of Goodwin Procter, LLP (“Goodwin”), the Company’s external counsel, and members of Management were in attendance, to consider forming a special committee of independent and disinterested directors (the “Special Committee”) for the purpose of evaluating a potential financing transaction with SPAC A due to the affiliate relationship of SPAC A’s sponsor with the Company. Representatives of Goodwin provided the Board with an overview of legal considerations in connection with a potential strategic or financing transaction, including the Board’s fiduciary duties, the conflicts of interest caused by a potential transaction with SPAC A, including due to Party A’s representation on the Board, and the authority that the Board may wish to consider granting to the Special Committee in respect thereof. A discussion ensued pursuant to which the Board, in consultation with Goodwin, determined that Fiona Dias and Serena Wolfe were each disinterested with respect to the potential transaction with SPAC A and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a member of a special committee formed for the purpose of evaluating a potential transaction with SPAC A. Following this discussion, the Board established the Special Committee to, among other things, (i) consider and evaluate all proposals that might be received by the Company in connection with a potential transaction, (ii) participate in and direct the negotiation of the terms and conditions of a transaction with SPAC A, (iii) consider any alternatives to a transaction with SPAC A, (iv) terminate any negotiations, discussions or consideration of, or reject, on behalf of the Company, a transaction with SPAC A or any alternative, and (iv) engage such advisors, consultants and agents as the Special Committee may, in its sole discretion, deem necessary or appropriate to discharge its duties; determined that each of Ms. Dias and Ms. Wolfe do not have any relationship that would interfere with the exercise of independent judgment in carrying out her responsibility in considering and evaluating all proposals related to a transaction with SPAC A; and designated Ms. Dias and Ms. Wolfe as members of the Special Committee, as independent and disinterested directors.
Between October 2022 and early November 2022, the Special Committee engaged in a process to select a financial advisor. During such time, members of Management, with the Special Committee’s permission, met with representatives of three potential financial advisors, including Credit Suisse. Three financial advisors provided the Special Committee with an overview of their respective financial advisory expertise, including their experience with respect to special committee assignments, strategic transaction engagements and financings. Credit Suisse also provided the Special Committee with written disclosures regarding its relationships with the Company and Party A.
On November 2, 2022, the Special Committee received a fee proposal from one of the potential financial advisors, Credit Suisse. Management and the Special Committee continued to engage in further discussions with the other potential financial advisors and had additional discussions with Credit Suisse regarding its fee proposal. Following such discussions, the other financial advisors indicated that they would not be able to represent the Company in a transaction involving a special purpose acquisition company.
On November 3, 2022, the Special Committee received an updated fee proposal from Credit Suisse, reflecting feedback from the Special Committee regarding its original fee proposal.
On each of November 4, 2022, and November 7, 2022, the Special Committee held a meeting, at which all Special Committee members, representatives of Goodwin and certain members of Management were in attendance. During these meetings, representatives of Goodwin provided feedback regarding a potential transaction with SPAC A, additional guidance regarding the roles and responsibilities of the Special Committee, and an overview of the current regulatory landscape with respect to transactions with a special purpose acquisition company (“SPAC”). The Special Committee also discussed the outcome of its meetings with potential financial advisors, including the updated fee proposal from Credit Suisse.
On November 9, 2022, the Board held a regular quarterly meeting, at which all Board members (including all members of the Special Committee) and members of Management were in attendance. In addition to topics typically covered in quarterly Board meetings, the Special Committee discussed the status of its selection of a financial advisor, including (i) interviews that members of Management had conducted with representatives of the three financial advisors with the Special Committee’s permission, including Credit Suisse, in connection with such selection and (ii) the updated fee proposal from Credit Suisse received by the Special Committee. The Special Committee then discussed the formal engagement of Credit Suisse as its financial advisor, noting that Credit Suisse’s disclosures regarding its relationships with Party A produced by Credit Suisse on November 2, 2022, did not, in the Special Committee’s judgment, impair Credit Suisse’s ability to provide objective financial advice in the context of a financial advisory engagement. The Special Committee also considered Credit Suisse’s reputation, knowledge of the industry in which the Company operates and experience advising technology companies in connection with potential strategic transactions and financings. The Special Committee also noted the potential relevance of Credit Suisse’s specific experience with financing matters in light of the Company’s business and industry in which it operates, familiarity with the Company and the Company’s near- and long-term liquidity needs. On the basis of these considerations, the Special Committee determined to formally engage Credit Suisse as a financial advisor, effective November 2, 2022, and authorized Management to negotiate terms of an engagement letter for the purpose of engaging Credit Suisse.
On November 21, 2022, the Board held a meeting, at which all Board members, representatives of Goodwin, Credit Suisse (at the request of the Special Committee), Party A, and the placement agent engaged by the Company in connection with a potential private investment in public equity (“PIPE”) financing (the “placement agent”), and other members of Management were in attendance. During such meeting, Party A and the placement agent presented on a potential PIPE financing in connection with a potential transaction with SPAC A, including perceived interest from investors based on Party A’s diligence regarding the Company’s business, financial model and technology and subsequent initial discussions with potential investors over the prior few months. Following such presentation, Party A and the placement agent left the meeting. Management then provided a summary of its discussions with potential investors to date (which included reviews of the Company’s business, prospects and technology with certain investors over the course of the prior few months), including the level of perceived interest, and the expected timing and process for a potential transaction with SPAC A. In connection with such discussions, the Board discussed the possibility of conducting a convertible note PIPE financing, either alone or in connection with a potential financing transaction with SPAC A, as well as various alternative strategic or financing transactions. The Board noted the advantages and disadvantages of conducting a standalone PIPE financing, with several Board members voicing their concern on the potential regulatory implications of a financing transaction with SPAC A, risks associated with the prolonged timeline to close a SPAC transaction, weak investor demand associated with the complexities of a SPAC transaction and the high costs associated with a SPAC transaction. Following such discussions, the Board encouraged Management to continue to explore other financing and strategic alternatives. Neither value nor terms of any potential transaction, including any potential transaction with SPAC A, were discussed during this meeting.

On November 28, 2022, the Board held two meetings, at which all Board members, representatives of Goodwin and Credit Suisse (at the request of the Special Committee), and other members of Management were in attendance. During these meetings, Management reviewed the status of a potential transaction with SPAC A, including a general update by Credit Suisse regarding SPAC market activity, as well as other alternatives to a transaction with SPAC A.
On December 11, 2022, the Board held a meeting, at which all Board members, representatives of Goodwin and other members of Management were in attendance, to discuss, among other things, alternatives to the potential transaction with SPAC A. Such alternatives included cash conservation activities, including a sale of certain assets of the Company. As part of such discussion, the Board discussed the timing and structure for a potential transaction in light of various factors, including the Company’s cash runway, general market dynamics, execution risks and the regulatory landscape. The Board then discussed the status of a potential transaction with SPAC A, including their concerns with pursuing such a transaction regarding the potential regulatory implications of a financing transaction with SPAC A, risks associated with the prolonged timeline to close a SPAC transaction, investor demand associated with the complexities of a SPAC transaction and the high costs associated with a SPAC transaction. Following such discussion, the members of the Special Committee voiced their support for the Company’s pursuing commercial and strategic alternatives to a transaction with SPAC A. As a result, the Board determined not to proceed with a transaction with SPAC A, and to instead conduct a process to identify a counterparty or counterparties for a potential strategic or financing transaction, which process should include Party A. Next, the members of the Special Committee discussed the terms of its engagement letter with Credit Suisse. Following such decision, the Board and the Special Committee directed Management to execute the engagement letter with Credit Suisse and to work with Credit Suisse to identify and engage with other potential counterparties that would be considered most likely to have an interest in a strategic or financing transaction with the Company based on: (i) their familiarity with the Company and its business, including, potentially, as a customer of the Company; (ii) their familiarity with the industry in which the Company operates in and their interests in automation and robotics; and (iii) their history of engaging in similar transactions. At this meeting, the Board determined to proceed with considering alternatives as a full Board but determined not to disband the Special Committee at such time in case the Board determined to pursue a transaction which presented a potential conflict of interest to any member of the Board.
On December 12, 2022, the Special Committee formally executed an engagement letter with Credit Suisse, effective as of November 2, 2022, pursuant to which Credit Suisse was engaged to act as financial advisor to the Special Committee in connection with the Special Committee’s evaluation of any potential transaction and as placement agent in connection with any proposed financing.
From January 2023 to March 2023, at the direction of the Board and the Special Committee, representatives of Credit Suisse and Management (including Dr. Wagner, Mr. Fidler and Mr. Johnson) communicated with representatives of several technology, robotics, retail, ecommerce and investment companies for the purpose of gauging such companies’ potential interest in pursuing a strategic or financing transaction with the Company, including Party A. During this period, Credit Suisse, at the direction of the Board, engaged in preliminary discussions concerning such potential strategic and financing transactions with approximately 15 parties, including private investment funds and companies whose technologies and/or products could potentially be complementary to the Company’s portfolio, and entered into confidentiality agreements and exchanged information with two parties, including (i) a publicly traded industrial automation company referred to herein as “Party B,” and (ii) a private investment fund referred to herein as “Party C.” Other than the confidentiality agreement with Party C, none of the confidentiality agreements executed at this time contained a standstill provision. Following the execution of the confidentiality agreements, Party C was provided access to the Company’s virtual data room, which contained diligence materials regarding the Company’s business, financials, technology and operations. None of these discussions with Party B and Party C proceeded beyond the initial diligence stages.
On January 12, 2023, a representative of SoftBank held a videoconference call with Dr. Wagner to discuss the Company’s technology platform, consistent with prior practice and in the ordinary course of business between the Company and SoftBank since SoftBank’s initial investment in the Company in 2019. The parties agreed to further discussions and Dr. Wagner was invited to Tokyo, Japan with members of his technical team to further discuss the Company’s technology and products.

On February 1, 2023, Dr. Wagner and members of the Company’s technical team met with representatives of SoftBank, including members of SoftBank’s management team and members of the SoftBank Robotics technical team in Tokyo, Japan to provide further information regarding the Company’s technology, capabilities and product portfolio. During this visit, a representative of SoftBank briefly mentioned the possibility of SoftBank’s potential interest in a strategic transaction with the Company. No terms of any potential transaction were discussed during this visit.
On February 1, 2023, members of Management, including Dr. Wagner, Mr. Fidler and Mr. Johnson, held a videoconference call with Party B, at which representatives of Credit Suisse were present, during which the Company presented on its business, technology, operations and prospects. Following the call, Party B informed representatives of Credit Suisse that it would need to further evaluate the Company, based on the early-stage nature of the Company’s business and the Company’s anticipated and historical negative cash flow, before it could make a determination as to whether to proceed with a strategic or financing transaction with the Company.
On February 2, 2023, Dr. Wagner and a representative of SoftBank again met in Tokyo, Japan with Mr. Fidler and Mr. Johnson participating by videoconference, to discuss SoftBank’s continued interest in a transaction with the Company. During this meeting, SoftBank’s representative indicated that he would be in touch with Dr. Wagner regarding any updates with respect to the possibility of SoftBank’s potential interest in a potential collaboration or strategic transaction with the Company. SoftBank’s representative asked that the parties enter into a non-disclosure agreement so that more detailed information could be exchanged and reviewed.
On February 2, 2023, the Company sent a draft of the non-disclosure agreement to SoftBank, which included a “standstill” provision prohibiting SoftBank from, among other things, acquiring any, or proposing any merger, tender offer or other transaction regarding, securities of the Company, for a period of 12 months from the date of the non-disclosure agreement unless otherwise agreed in writing by the Company.
On February 3, 2023, the Board held a meeting, at which all Board members, and members of Management were in attendance, to discuss the potential for a strategic collaboration or strategic transaction with SoftBank.
On February 5, 2023, the Company and SoftBank finalized and executed the non-disclosure agreement, which excluded the standstill provision from the initial draft. The Company subsequently granted representatives of SoftBank access to a virtual data room to assist SoftBank in conducting due diligence on the Company and evaluating whether to consider a potential collaboration or strategic transaction. No changes in SoftBank’s intentions with respect to the Company had occurred at this time.
On February 7, 2023, a representative of SoftBank and Dr. Wagner held a telephone call in which SoftBank’s representative informed Dr. Wagner that SoftBank was interested in potentially acquiring the Company and that a non-binding letter of interest would be sent to Dr. Wagner later that day outlining SoftBank’s proposal for a potential transaction to be entered into between SoftBank and the Company.
Later on February 7, 2023, SoftBank sent the Company an initial, non-binding indication of interest (the “Initial Proposal”), which provided for, among other items, a proposal to acquire 100% of the outstanding capital stock of the Company not held (directly or indirectly) by SoftBank at a purchase price of $1.30 per share in cash, which reflected an approximately 30% premium on the Company’s 30-day volume-weighted average trading price of the Class A common stock as of February 3, 2023. The Initial Proposal noted that the proposed transaction is subject to, among other things, customary conditions and completion of due diligence but would not be subject to a financing condition and required an exclusivity period ending at the earlier of (i) 30 days from the date of execution of the Initial Proposal by the Company and (ii) entry into a definitive agreement by the Company and SoftBank providing for the proposed transaction, subject to extension.
On February 7, 2023, the Board held a meeting, at which a majority of the Board, representatives of Goodwin and other members of Management were in attendance, to notify the Board of SoftBank’s Initial Proposal and provide a brief overview of the non-binding indicative terms. At such meeting, Management also provided a brief update on the status of its discussions to date with Party A, Party B and Party C, noting that representatives of Credit Suisse had had preliminary discussions with each counterparty regarding a potential strategic or financing transaction. Representatives of Goodwin reviewed with the Board their fiduciary duties in the context of an offer to acquire the Company. The Board also discussed whether any other companies might have interest in a potential strategic or financing transaction with the Company, including weighing the potential benefits of outreach to other potential counterparties against the potential risks, including the risk of leaks inherent in such a process and the potential impact on the Company’s business of such leaks. After discussion, the Board (including the members of the Special Committee) determined to provide Credit Suisse with the Initial Proposal in order for Credit Suisse to begin their review of the proposed transaction, and that Management should continue to work with Credit Suisse to identify other potential counterparties that would be considered most likely to have an interest in a transaction with the Company based on their familiarity with the Company and its business, their ability to complete a transaction without additional financing and their history of engaging in similar transactions. At this meeting, the Board also determined that the Company should not agree to the exclusivity provision included in the Initial Proposal so that the Company could retain the right to conduct such outreach. The Board also noted that, unlike a potential transaction with SPAC A or Party A, the members of the Board were each disinterested with respect to a potential collaboration or transaction with SoftBank and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment. As such, the Board determined that the full Board, rather than the Special Committee, should, among other things, lead the consideration and evaluation of any proposals made for, and direct the negotiation of the terms and conditions of, a potential collaboration or transaction with SoftBank. The Board also directed Management and Credit Suisse to engage and negotiate with SoftBank on the terms of the Initial Proposal.
On February 8, 2023, and February 9, 2023, representatives of SoftBank’s technical teams visited the Company’s corporate offices in Bedford, Massachusetts to perform technical due diligence. Members of the Company’s technical teams and Dr. Wagner were present to provide SoftBank with detailed information of the Company’s technology and provided in-person tours of the Bedford facility.
On February 9, 2023, Mr. Fidler met with representatives of Credit Suisse to discuss the terms of the Initial Proposal, including SoftBank’s valuation of the Company at $1.30 per share. During such meeting, Mr. Fidler directed representatives of Credit Suisse to review SoftBank’s valuation in light of certain financial projections prepared by Management concerning the Company’s business, which were subsequently finalized on February 16, 2023, in the form of the Company Projections identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information of the Company.”
On February 9, 2023, representatives of SoftBank and Dr. Wagner met by videoconference to discuss the terms of the Initial Proposal, including SoftBank’s valuation of the Company at $1.30 per share and SoftBank’s request for exclusivity. Representatives of Goodwin and Morrison & Foerster LLP (“Morrison Foerster”), SoftBank’s outside legal counsel, also participated in the meeting. Later that day, SoftBank amended its Schedule 13D to disclose publicly its delivery of the Initial Proposal to the Company.
Beginning on February 10, 2023, representatives of Credit Suisse, Raine Securities LLC (“Raine”), financial advisor to SoftBank who provided customary investment banking advisory services but did not deliver any reports, opinions or appraisals to the Investment Committee of SoftBank, and SoftBank had initial conversations via videoconference to discuss non-binding terms indicated in the Initial Proposal, diligence process, timing considerations for the potential transaction and timeline to signing a definitive agreement.
On February 10, 2023, the Company issued a press release publicly confirming that it had received the Initial Proposal and noting that it was currently evaluating various alternative options, including potential financing transactions.
On February 10, 2023, the Board held a meeting, at which all of the Board members, representatives of Credit Suisse (at the request of the Special Committee), Goodwin and the placement agent, and other members of Management were in attendance. During this meeting, the Board, together with the placement agent, discussed the structure of a potential financing transaction with Party A, including a convertible note PIPE financing or registered convertible note offering of approximately $200 million, taking into consideration the low likelihood that third parties would be interested in providing equity financing to the Company at attractive valuations that would not be significantly dilutive to its existing stockholders. The Board continued to reject any exclusivity with SoftBank and, following this discussion, the representatives of the placement agent departed the meeting. Management then discussed the Initial Proposal and its subsequent discussions with SoftBank. The Board then discussed process considerations to attempt to maximize the value that SoftBank would offer to pay to its stockholders in the transaction. Representatives of Credit Suisse then provided feedback regarding the potential convertible note financing transaction with Party A and initial thoughts on the Initial Proposal with SoftBank, including a review of the premiums and other valuation multiples implied by the merger consideration contemplated in the Initial Proposal and various pricing scenarios. Next, representatives of Credit Suisse identified several potential counterparties that may have an interest in a potential transaction with the Company.

Following these discussions, the Board determined to conduct additional outreach to such counterparties in parallel with negotiations with SoftBank in order to maximize the likelihood of a potential transaction being consummated, and to maximize the value to stockholders in any potential transaction. Accordingly, the Board (including the members of the Special Committee) directed Credit Suisse to conduct outreach to such counterparties to gauge their interest in a potential transaction, including both strategic and financing alternatives.
Beginning on February 12, 2023, representatives of Goodwin and Morrison Foerster held preliminary discussions regarding certain transaction considerations, including due diligence requirements, merger agreement drafting, timing considerations and other related items. During such discussions, representatives of Morrison Foerster informed representatives of Goodwin that SoftBank had indicated that it would like to discuss employment matters with the Company at an appropriate time later in the process, as determined by the Board and the Special Committee and that SoftBank acknowledged that it would not discuss such matters while material business points regarding the transaction remained open. Representatives of Goodwin noted that it would convey such request to the Board for deliberation.
On the same day, representatives of SoftBank delivered by email an initial legal due diligence request list to Credit Suisse. Subsequently, through March 22, 2023, representatives of Goodwin and the Company received and responded to a series of supplemental requests for additional due diligence materials, and representatives of SoftBank, Raine and Morrison Foerster conducted legal, financial and operational due diligence review of the Company based on publicly available information, information made available in the virtual data room and in emails and information provided by written Q&A and through due diligence calls with Management and advisors of the Company. In addition, representatives of SoftBank, Raine, Morrison Foerster, Goodwin and Management (which included Dr. Wagner, Mr. Fidler and Mr. Johnson) held various due diligence calls to discuss the Company’s leadership team, technology and products, commercial strategy, competitive positioning, financial forecasts and information on its expected future cash burn.
On February 15, 2023, the Company provided access to diligence information contained in a virtual data room established by the Company for purposes of SoftBank’s continued evaluation of a potential transaction with the Company.
On February 16, 2023, representatives of Goodwin sent representatives of Morrison Foerster an initial draft of the Merger Agreement, which in addition to the terms set forth in the Initial Proposal, provided for, among other things: (i) a two-step transaction structure involving a tender offer and a back-end merger, (ii) the acceleration and cash out of all Company equity awards, (iii) customary representations and warranties with respect to the Company and a potential SoftBank purchasing entity, (iv) customary interim operating covenants with respect to the Company, (v) a mutual covenant with respect to the efforts of the Company and a newly formed affiliate of SoftBank to serve as purchaser to obtain regulatory approvals and (vi) a Company termination fee equal to 2.5% of the aggregate equity value of the transaction.
On February 17, 2023, SoftBank established bi-weekly videoconference calls, occurring each week through March 3, 2023, with representatives of the Company, Goodwin, Raine and Credit Suisse, to review status of due diligence requests, documentation, anticipated timeline and overall process updates. Following March 3, 2023, the frequency of such meetings was increased to daily meetings until March 24, 2023, the date of execution of the Merger Agreement.
Also on February 17, 2023, the Board held a meeting, at which all Board members, representatives of Credit Suisse (at the request of the Special Committee), and Goodwin, and other members of Management were in attendance, during which Management provided an update on its discussions with SoftBank. Management (with support from representatives from Credit Suisse) also noted its view that a financing transaction would be challenging due to the continued unfavorable macro capital market conditions, uncertain third party participation in a financing, uncertainties regarding closing timeline and uncertainties regarding likely overall financing terms. Management further noted the lack of favorable financing terms, if any, with Party A, Party B or Party C. Credit Suisse reviewed the premiums and other valuation multiples implied by the merger consideration contemplated in the Initial Proposal and various other pricing scenarios. The Board then discussed potential responses to the Initial Proposal, including a counterproposal of $1.85 to $2.10 per share, which was based on an approximately 29% to 47% premium to the closing price of the Class A common stock on February 17, 2023. Representatives of Goodwin then discussed certain risks and considerations for a potential transaction, including the risk of entering into a limited exclusivity period with SoftBank and the expected process and timing considerations for a potential merger, including the likely need for bridge financing from SoftBank or a third party for the period between the execution of a merger agreement and the consummation of a merger. Representatives of Goodwin also communicated that SoftBank had indicated that it would like to discuss employment matters with Management at an appropriate time later in the process, as determined by the Board and the Special Committee, and that SoftBank would not discuss such matters while material business points regarding the transaction remained open, following which the Board determined that directors and Management should not have any discussions with SoftBank regarding potential future roles, compensation or retention arrangements for the Company’s employees in connection with the proposed transaction until negotiation of all material terms of a transaction were complete. Representatives of Goodwin subsequently conveyed this determination to representatives of Morrison Foerster and no further discussions with respect to employment matters took place between the parties until after finalization of the material terms of the transaction and approval of the Board confirming the same and confirming that the parties can proceed with engaging in employment-related discussions. Following such discussion, representatives of Credit Suisse provided updates on its outreach to other potential counterparties that may have an interest in a potential transaction, including Party A, Party B and Party C, noting that several potential counterparties had declined to engage in discussions due to the early-stage nature of the business and the historical and forecasted negative cash flow of the business. The Board also noted that, following the public disclosure of the Initial Proposal on February 9, 2023, the Company did not receive any unsolicited inquiries from any third parties concerning a potential acquisition of all or any portion of the Company. The Board then directed Management and Credit Suisse to communicate to SoftBank the Board’s desire to see an improved per share price within the range of $1.85 to $2.10 to maximize stockholder value in light of SoftBank’s request for exclusivity and its ongoing outreach to other potential counterparties, noting that exclusivity would only be acceptable to the Company at the higher end of such range.
Later on February 17, 2023, representatives of Credit Suisse, Raine and SoftBank had a discussion regarding the Company’s position with respect to certain terms of the Initial Proposal, including the merger consideration, the Company’s counterproposal for a per share price within the $1.85 to $2.10 range and potential exclusivity at the higher end of such range. Following such conversation, SoftBank declined to increase the proposed per share price to the $1.85 to $2.10 range proposed by the Company.
On February 21, 2023, Dr. Wagner had a telephone conversation with a representative of SoftBank to discuss SoftBank’s proposal. Dr. Wagner indicated that while the Board is encouraged about SoftBank’s proposed terms as outlined in the Initial Proposal, the Board believed that improvement to certain terms was necessary in order to advance discussions, including an increase in the $1.30 per share price and concerns with providing exclusivity, given the Company’s prior and concurrent activities with pursuing potential alternative financing transactions. Dr. Wagner also discussed the Company’s need for bridge financing from SoftBank for the period between execution of a merger agreement and closing. During such call, SoftBank’s representative stated he was not in a position to support a potential acquisition above $1.30 per share of the Company’s common stock, but SoftBank could consider such bridge financing.
During the week of February 21, 2023, several videoconference calls were held between representatives of SoftBank, the Company, Morrison Foerster, Goodwin, Raine and other advisors of SoftBank in connection with SoftBank’s due diligence review of the Company’s business, intellectual property portfolio, legal diligence and tax diligence.
On February 22, 2023, the Board held a meeting, at which all Board members, representatives of Goodwin and Credit Suisse (at the request of the Special Committee), and other members of Management were in attendance, to provide updates on the Company’s discussions with SoftBank, progress with a convertible note PIPE financing, and outreach to other potential counterparties. During this meeting, Management reiterated its view that a financing transaction would be unlikely, noting that several large investors had declined to engage with the Company regarding a PIPE financing, resulting in interest of approximately $140 to $150 million, a significant portion of which would need to be funded by existing investors, and that an investment advisory company referred to herein as “Party D” had offered bridge financing of approximately $50 million to the Company, but on terms the Company viewed as unfavorable, as, among other terms, such bridge financing included a substantial break fee, was contingent on the Company having $200 million of secured financing and would significantly complicate the marketing efforts relating to a convertible note PIPE transaction. Management also noted that, with only $140 to $150 million, it did not believe such a financing would be sufficient to fund the Company’s business plans given execution risks in the current macroeconomic environment. The Board discussed the pros and cons of pursuing either a convertible note PIPE financing or a merger with SoftBank, given the continued challenging capital markets, the Company’s declining cash position, and the low likelihood of consummating a PIPE financing on acceptable terms or within an acceptable period of time. As part of such discussion, the Board also expressed their view that the Initial Proposal did not adequately reflect the Company’s value and was insufficient to proceed with further discussions regarding a potential transaction. Following such discussion, taking into account the Company’s current status with respect to alternative financing options, and in light of the fact that SoftBank did not accept the previously communicated price range of $1.85 and $2.10 per share, the Board instructed Dr. Wagner to propose a counteroffer to SoftBank between $1.35 and $1.45, combined with bridge financing from SoftBank of $50 million.
On February 23, 2023, Dr. Wagner and SoftBank’s representative had a telephone call to discuss the terms of a potential merger, including the Board’s counteroffer of $1.35 to $1.45 and a potential bridge financing of $50 million. The following day, SoftBank’s representative delivered a counterproposal to Dr. Wagner via a telephone call, that would have SoftBank acquire the Company for a merger consideration of $1.40 per share and stated that SoftBank desired to target mid-March of 2023 to execute a merger agreement. SoftBank’s counterproposal contemplated that SoftBank would provide bridge financing for up to $50 million and that the Company would grant exclusivity to SoftBank.
On February 24, 2023, Dr. Wagner held a videoconference call with certain Board members to solicit additional preliminary feedback based on the improved transaction terms from SoftBank, noting that the $1.40 per share price being offered represented a 19% premium to the then-current trading price of the Class A common stock. Later that day, Dr. Wagner independently communicated the improved transaction terms from SoftBank to the rest of the Board.
On February 27, 2023, the Board held a meeting, at which all members of the Board, representatives of Credit Suisse (at the request of the Special Committee) and Goodwin, and other members of Management were in attendance, to provide an update regarding discussions with SoftBank and the improved transaction terms, including the $1.40 per share price, proposed timing and anticipated bridge financing to be offered by SoftBank, noting that there had been no subsequent discussions with Party B and Party C, but that a meeting with Party C was expected that week. At such meeting, representatives of Credit Suisse also discussed the status of its outreach with potential counterparties. The Board also discussed SoftBank’s continued request for exclusivity and the fact that several other counterparties that the Board had considered reasonably likely to have a potential interest in a transaction with the Company had declined to engage. Management also provided an update on the status of the potential bridge financing with a third party and a convertible note PIPE financing, noting that the Company had received updated terms for a bridge financing from Party D, but that the terms remained unfavorable to the Company as the bridge financing was still contingent on the Company having $200 million of secured financing, among other unfavorable terms. Management also noted that interest in a convertible note PIPE financing had been reduced to $120 million (which still included a requirement of significant participation of existing investors) and remained insufficient to fully fund the Company’s business plan. As a result, Management expressed that the relative certainty of value and liquidity provided by SoftBank’s proposal made it a more attractive option, and the Board was supportive of Management continuing to negotiate and engage with SoftBank at the proposed $1.40 per share price.
Later that day, Dr. Wagner contacted representatives of SoftBank to convey that the Board accepted SoftBank’s proposal that would have SoftBank acquire the Company for a merger consideration of $1.40 per share of the Company’s common stock but would not accept the exclusivity provision included in the Initial Proposal.
On February 28, 2023, representatives of Morrison Foerster sent a revised draft of the Merger Agreement to representatives of Goodwin that provided for, among other things: (i) a revised one-step merger structure, (ii) a requirement that certain Company stockholders execute voting and support agreements in connection with the Merger Agreement, (iii) a requirement that offer letters with certain key employees be executed in connection with the Merger Agreement, subject to such discussions being subject to approval by the Board and subject to first reaching agreement on material terms regarding the Merger, (iv) treatment of the Company’s equity award whereby, instead of being fully accelerated, any Company Restricted Share, in-the-money Company Option or Unvested Company RSU outstanding and unvested at the Effective Time would be converted to a cash award payable pursuant to the same vesting terms as would have been applicable to each such respective equity award prior to the Effective Time, (v) certain revisions with respect to SoftBank’s obligations in connection with seeking antitrust approval, including that SoftBank would not be required to litigate or contest legal proceedings or orders issued by governmental authorities, divest any assets, entities or businesses, or terminate, amend or assign existing relationships or contractual rights or obligations, to obtain approval under the HSR Act, (vi) a Company termination fee equal to 4% of the aggregate equity value of the transaction and (vii) certain other revisions with respect to the representations and warranties, covenants and conditions to closing.
On March 1, 2023, members of Management, including Dr. Wagner, Mr. Fidler and Mr. Johnson, held a videoconference call with Party C, at which representatives of Credit Suisse were present, to present on the Company’s business, technology, operations and prospects. Later that day, Party C informed representatives of Credit Suisse that it was not interested in engaging with the Company with respect to a potential transaction due to the early-stage nature of the Company’s business and the Company’s anticipated and historical negative cash flow.
Also on March 1, 2023, representatives of Goodwin and representatives of Morrison Foerster met by videoconference to discuss certain open issues in the Merger Agreement, including, among other things, the transaction structure, treatment of equity awards and Company warrants, approvals by government authorities and representations by SoftBank and Merger Sub.
On March 2, 2023, representatives of SoftBank and Dr. Wagner held a telephonic meeting to discuss next steps upon finalization of the Merger Agreement.
On March 3, 2023, representatives of Goodwin sent a revised draft of the Merger Agreement to representatives of Morrison Foerster that provided for, among other revisions, (i) an acceptance of a one-step merger structure, (ii) a termination fee equal to 3% of the aggregate equity value of the transaction and (iii) certain other revisions with respect to the representations and warranties, covenants and conditions to closing.
On March 6, 2023, Party B informed representatives of Credit Suisse that it may be interested in a potential financing transaction with the Company, but that it was continuing to evaluate based on the diligence materials provided in the Company’s virtual data room.
On March 7, 2023, representatives of SoftBank and representatives of Management continued discussions regarding the bridge financing and discussed potential terms, including the structure of the potential financing. Later that day, SoftBank’s representative sent an email to Mr. Fidler setting forth proposed terms for a bridge financing in the form of a convertible note (“Convertible Note Facility”), including, among other terms, (i) capacity of up to $50 million; (ii) conversion price of $1.40 per share, representing the merger consideration price; (iii) interest rate of 20% per annum to be paid in-kind; (iv) senior unsecured ranking; (v) maturity date of earlier of (a) six months following termination of the Merger Agreement and (b) June 30, 2024; and (vi) pricing draws (a) limited to no more than $10 million drawable in any rolling thirty (30) day period and (b) subject to the Company’s cash balance dropping below a pre-agreed level (e.g., $30 million).
On March 8, 2023, Mr. Fidler had a videoconference call with a representative of SoftBank, regarding the terms of the Convertible Note Facility offered by SoftBank. Mr. Fidler noted that the Company’s cash needs suggested that the capacity of the Convertible Note Facility should be increased to $60 million and the pricing draws should be increased to $12 million in each rolling 30-day period, and SoftBank subsequently agreed to these terms.
On March 9, 2023, the Board held a meeting, at which all Board members, representatives of Credit Suisse (at the request of the Special Committee), Goodwin, Party A, the placement agent, and other members of Management were in attendance and discussed the status of the Company’s efforts with respect to various alternative transactions, including the convertible note PIPE financing (including any potential participation by Party B) (and alternative structures for such transaction, including a registered convertible note financing) and the bridge financing with Party D. Following such discussions, Party A and the placement agent left the meeting. The Board then deliberated with Management and representatives of Credit Suisse and Goodwin on the viability of the financing alternatives discussed and associated risks, timelines and the Company’s capital and liquidity needs, as well as the likelihood that continuing to pursue the financing alternative could jeopardize a transaction with SoftBank. As part of such discussion, Management noted that it continued to believe such a financing would be insufficient to fund the Company’s business plans, even with any potential participation by Party B, noting that it was unlikely that Party B could move quickly enough or contribute enough capital to make a financing alternative viable, and that the terms of a bridge financing with Party D remained unfavorable to the Company, and since such potential bridge financing with Party D was still contingent on the Company having secured $200 million of separate financing, a transaction with Party D was unlikely to be consummated. In light of such considerations, the Board unanimously determined to prioritize a proposed merger with SoftBank, while also continuing to assess financing alternatives (including with Party D) and instructed Management to proceed with discussions on the other ancillary documents associated with the proposed merger. In addition, the Board authorized Management to begin discussing employment matters with SoftBank since material terms of the merger had been agreed to, including the $1.40 per share price, but subject to the resolution of open business points regarding a termination fee and antitrust efforts and the receipt of a draft of a Convertible Note Purchase Agreement containing the terms provided by SoftBank on March 7, as further revised following discussions with SoftBank on March 8.
On March 9, 2023, Party B informed representatives of Credit Suisse that it had determined not to continue exploring a potential transaction with the Company at such time due to the early-stage nature of the Company’s business and the Company’s historical and forecasted negative cash flow.
On March 10, 2023, representatives of Morrison Foerster sent a revised draft of the Merger Agreement to representatives of Goodwin, which provided for certain revisions with respect to the representations and warranties and covenants and the payment of a termination fee, and an initial draft of the form of voting and support agreement. Between March 10, 2023 and March 16, 2023, Goodwin and Morrison Foerster exchanged several drafts of the voting and support agreement.
On March 11, 2023, representatives of Goodwin sent a revised draft of the Merger Agreement to representatives of Morrison Foerster that provided for, among other things: (i) a to-be-determined reverse termination fee to be payable by SoftBank in the event of the termination of the Merger Agreement due to a failure to obtain certain antitrust approvals (including with respect to the HSR Act), (ii) a Company termination fee equal to 3% of the aggregate equity value of the transaction and (iii) certain other revisions with respect to the representations and warranties and covenants.
On March 12, 2023, at the request of the Board and the Special Committee, representatives of Goodwin and legal counsel to Credit Suisse finalized an amendment to the Special Committee’s engagement letter with Credit Suisse, to reflect Credit Suisse’s engagement by the Board rather than the Special Committee.
Also on March 12, 2023, SoftBank’s representative and Mr. Fidler held a telephonic meeting and discussed certain open items in the Merger Agreement, including, among other things, the reverse termination fee and treatment of the Company’s expenses in connection with the transaction. Over the course of the subsequent days, representatives of SoftBank and the Company continued to discuss, by email, open items in connection with the transaction, including, among other things, treatment of unvested equity awards of all employees.
On March 13, 2023, representatives of Morrison Foerster sent an initial draft of the Convertible Note Purchase Agreement to Goodwin, which included all of the updated terms provided by SoftBank as well as other customary items typically included in such unsecured convertible note financing documents.
On March 14, 2023, representatives of Goodwin confirmed to representatives of Morrison Foerster that Management had been authorized to begin discussing employment matters with SoftBank.
On March 15, 2023, the Board held a meeting, at which all members of the Board, representatives of Credit Suisse (at the request of the Special Committee) and Goodwin, and other members of Management were in attendance. Management provided a brief update regarding discussions with Party A, noting that a financing transaction with Party A’s involvement would be unlikely to be consummated in any sufficient amount, and therefore any bridge financing proposed by Party D was unlikely to be available due to the contingency of securing at least $200 million of separate financing. As such, the Board concluded that discussions with Party A and Party D with respect to such contemplated alternative financing arrangements should be ceased, and all efforts should be focused on the proposed merger with SoftBank. Goodwin provided the Board with a description of the Board’s fiduciary responsibilities, summary of the Merger Agreement, and a summary of the interim financing arrangement under the Convertible Note Purchase Agreement. Credit Suisse reviewed certain aspects of the proposed transaction with SoftBank, including the interim financing and key terms of the Merger Agreement, including the merger consideration. Credit Suisse also discussed preliminary financial analyses based on the financial information provided by the Company, including the Company Projections, as identified and defined in the section of this proxy statement captioned “Special Factors — Unaudited Prospective Financial Information

of the Company.” Following such discussion, the Board reaffirmed its decision to continue prioritizing a proposed merger with SoftBank, and confirmed that the deal, including all key deal terms, had been sufficiently negotiated and agreed upon such that Management could proceed to discuss employment matters with SoftBank.
Also on March 15, 2023, Goodwin circulated to Morrison Foerster a revised draft of the Convertible Note Purchase Agreement, that included proposed changes relating to, among other things, representations by the Company, registration rights and conversion mechanics.
On March 16, 2023, Morrison Foerster circulated a revised draft of the form of voting and support agreement, that included proposed changes contemplating a stockholder vote to amend the certificate of incorporation of the Company to increase its authorized shares of common stock to 715,000,000 in order to facilitate the bridge financing. The form of voting and support agreement was finalized and agreed upon later that day.
On March 17, 2023, Dr. Wagner held a telephonic call with SoftBank’s representative, during which Dr. Wagner confirmed that the Board was willing to allow SoftBank to begin discussions regarding employment matters with senior management, because all material terms of the Merger Agreement and the Convertible Note Purchase Agreement had been agreed upon.
On March 17, 2023, Dr. Wagner also commenced outreach to representatives of the Supporting Stockholders regarding the voting and support agreements.
On March 17, 2023, representatives of Morrison Foerster sent a revised draft of the Merger Agreement to representatives of Goodwin that provided for, among other things: (i) removal of the requirement to enter into offer letters with certain key employees concurrently with the signing of the Merger Agreement, (ii) removal of the reverse termination fee to be payable by SoftBank, (iii) a Company termination fee equal to 3.5% of the aggregate equity value of the transaction, and (iv) certain other revisions with respect to the representations and warranties, covenants and conditions to closing.
On March 18, 2023, representatives of Credit Suisse provided the Company and representatives of Goodwin with written disclosures regarding its relationships with the Company and SoftBank.
Between March 20, 2023, and March 24, 2023, representatives of Goodwin and Morrison Foerster exchanged drafts of the Merger Agreement with incremental edits for finalization of the Merger Agreement.
During the period between March 18, 2023, and March 23, 2023, SoftBank and the Company, along with their respective legal and financial advisors, exchanged documents and held videoconference calls frequently to finalize the Merger Agreement, the Convertible Note Purchase Agreement and other ancillary documents associated with proposed transaction.
On March 19, 2023 and March 20, 2023, SoftBank sent Dr. Wagner draft post-closing employment agreements for senior management, including for himself, which were negotiated over the next few days and finalized on March 24, 2023.
On March 23, 2022, throughout the day, Goodwin and Morrison Foerster worked to finalize the Merger Agreement, the Convertible Note Purchase Agreement and the disclosure schedules.
On March 23, 2023, the Board and Special Committee held a meeting, at which all Board members, representatives of Credit Suisse (at the request of the Special Committee) and Goodwin, and other members of Management were in attendance. Representatives of Goodwin communicated that the Merger Agreement, the Convertible Note Purchase Agreement and all other ancillary documents associated with the proposed merger with SoftBank were in final form, with no material changes to any of the previously communicated terms. Representatives of Goodwin then reminded the Board of its fiduciary duties in connection with a merger, which had been discussed with the Board throughout the process. Management reviewed the amendment to the Special Committee’s engagement letter with Credit Suisse to reflect Credit Suisse’s engagement by the Board rather than the Special Committee. The Board then discussed the engagement of Credit Suisse as its financial advisor, noting that Credit Suisse’s disclosures regarding its relationships with SoftBank produced by Credit Suisse on March 18, 2023 did not, in the Board’s judgment, impair Credit Suisse’s ability to provide objective financial advice in the context of a financial advisory engagement. Following such review, the Board unanimously adopted resolutions approving, among other things, such amendment and Credit Suisse’s engagement by the Board. Representatives of Credit Suisse then reviewed and discussed its financial analyses with respect to the Company and the proposed Merger. Thereafter, at the request of the Board, Credit Suisse rendered its oral opinion to the Board

(which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Board dated the same date) as to, as of March 23, 2023, the fairness, from a financial point of view, to the holders of Class A common stock, other than the Excluded Holders, of the merger consideration to be received by such holders in the Merger pursuant to the Merger Agreement. Based on the factors cited in “— Reasons for the Merger,” the Special Committee unanimously adopted, among other things, resolutions (i) determining that the terms of the Merger Agreement and the Merger Transactions, are advisable and in the best interests of the Company and its stockholders, including the holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders; and (ii) recommending that the stockholders of the Company vote in favor of the Proposals. Based on the factors cited in “— Reasons for the Merger,” including the recommendation of the Special Committee at this meeting, the Board then unanimously adopted, among other things, resolutions (i) determining that the terms of the Merger Agreement and the Merger Transactions, are advisable and in the best interests of the Company and its stockholders, including the holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders; and (ii) recommending that the stockholders of the Company vote in favor of the Proposals.
On March 24, 2023, after the U.S. securities markets closed, (i) the Company, SoftBank and Merger Sub executed and delivered the Merger Agreement, (ii) the Company and an affiliate of SoftBank executed and delivered the Convertible Note Purchase Agreement, and (iii) the relevant equity holders of the Company executed and delivered the Voting Agreements. Subsequently on March 24, 2023, the parties issued a joint press release announcing the execution of the Merger Agreement and the Convertible Note Purchase Agreement, and the Company filed a current report on Form 8-K announcing the execution of the Merger Agreement and the Convertible Note Purchase Agreement. SoftBank amended its Schedule 13D to reflect the execution of the Merger Agreement, the Convertible Note Purchase Agreement and the Voting Agreements.
As described in the section entitled “Special Factors — Unaudited Prospective Financial Information of the Company,” the Company became aware of an inadvertent input error in the Company Projections provided to and considered by the Board in connection with its evaluation of the Merger and provided to Credit Suisse, and with the consent of the Board, used and relied upon by Credit Suisse in connection with its financial analyses and opinion described in the section entitled “Special Factors — Opinion of the Board's Financial Advisor” resulting in an immaterial impact on the Company Projections. On June 16, 2023, at the request of the Company, Credit Suisse confirmed to the Company and the Board that had the Company Projections on which it relied at the direction of the Board included the corrected Company Projections, Credit Suisse still would have been able to render its fairness opinion to the Board on March 23, 2023. On June 20, 2023, the Board unanimously reaffirmed, taking into account the corrected Company Projections, among other things, (i) its determination that the terms of the Merger Agreement and the Merger Transactions were advisable and in the best interests of the Company and its stockholders, including the holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders, and (ii) its recommendation that the stockholders of the Company vote in favor of the Proposals.
Recommendation of the Board
The Board, in consultation with financial and legal advisors and Management, evaluated the Merger Agreement and the Merger Transactions and unanimously: (i) determined that the terms of the Merger Agreement and the Merger Transactions are advisable and in the best interests of the Company and its stockholders, including the holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders; (ii) determined the Charter Amendment to be advisable and in the best interests of the Company and its stockholders; and (iii) recommends that the Company Stockholders vote in favor of the Proposals.
In connection with its evaluation of an unrelated potential financing transaction with an affiliate of the Company that is not affiliated with SoftBank or its affiliates, the Board delegated certain powers and authority to the Special Committee to, among other things, consider and evaluate alternatives to such transaction, which would include the Merger. The Special Committee is comprised of two of the non-management, independent directors of the Company who are independent of, and not affiliated with, SoftBank or its affiliates. The Special Committee considered the Merger Agreement and the Merger Transactions in conjunction with the Board, and unanimously recommended that the Board approve and authorize the Merger Agreement and Merger Transactions.

Reasons for the Merger
In the course of its deliberations and in arriving at its determination that the terms of the Merger Agreement and the Merger Transactions are advisable and in the best interests of the Company and its stockholders, including holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders and its recommendation that the Company Stockholders vote in favor of the Merger Proposal and Charter Amendment Proposal, the Board (including the members of the Special Committee) considered a number of factors and consulted with legal and financial advisors and Management. The following are some of the significant factors that supported the determination and recommendation of the Board (these factors are presented below in no particular order and were neither ranked nor weighted in any particular manner by the Board):
•	Attractive Value. The Board considered:
•	the historical market prices, volatility and trading information with respect to the Class A common stock;
•
the belief of the Board that it was unlikely that the trading price of the Class A common stock would, in the foreseeable future, reflect a net present value greater than the Merger Consideration of $1.40 per share of Company common stock and/or increase from its existing share price; and

•
that the per share Merger Consideration represents approximately a premium of approximately: (i) 18% above the closing price of the Company common stock on March 23, 2023, the last trading day prior to the date of the Merger Agreement; (ii) 34% to the trailing 30-day trading day average closing price of Company common stock for the period ended February 9, 2023, the last trading day prior to the announcement of SoftBank’s non-binding indication of interest for the potential acquisition of the Company; (iii) 46% to the trailing 60-day trading day average closing price of Company common stock for the period ended February 9, 2023; and (iv) 26% to the trailing 90-day trading day average closing price of Company common stock for the period ended February 9, 2023;

•
Best Alternative for Maximizing Stockholder Value. The Board believed that the Merger Consideration of $1.40 in cash per share of Company common stock was more favorable to the Unaffiliated Stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, the continued operation of the Company on a standalone basis with no change in its relationship with the SoftBank Entities but with a financing transaction, in light of a number of factors, including:

•
the Board’s assessment of the Company’s business, operations, strategic and competitive positioning, historical and projected financial performance, long-range plans and the risk in achieving its prospects and plans, including the fact that the Company’s independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2022, expressed substantial doubt about the Company’s ability to continue as a going concern; and significant quarterly fluctuations expected due to the nature of the Company’s business, its limited number of customers and the uneven flow of its order volume;

•
the Board’s assessment of the risks associated with continuing to operate the Company on a standalone basis, particularly in light of the Company’s cash burn and anticipated need to raise substantial amounts of capital in order to meet the Company’s future funding requirements based on the Company’s current operating plan (and the fact that, prior to January 2023, the Company had made repeated, unsuccessful attempts to access the capital markets);

•
the Board’s assessment of the risks related to the robotics and AI automation industries and market verticals in which the Company operates, including its dependence on a limited number of key customers, and the other risks and uncertainties discussed in the Company’s public filings with the SEC;

•
the impact on the Company of general macroeconomic risks, including those relating to rising interest rates and inflation, and the other risks and uncertainties discussed in the Company’s public filings with the SEC;

•
the limited liquidity of shares of the Class A common stock due to the Company’s high concentration of ownership, which the Board believed created an overhang on the trading price of the Class A common stock;

•
the belief of the Board that, after negotiations at the direction of the Board and with the assistance of experienced legal and financial advisors, the Board obtained an attractive valuation, as described above, and the best terms and highest and best consideration that the SoftBank Entities were willing to pay in connection with the Merger;

•
the Board’s assessment of the likelihood of other parties being willing and able to engage in an alternative stockholder-value-maximizing transaction with the Company that, in light of a number of factors (including the Merger Consideration offered by the SoftBank Entities’ proposal, the outreach conducted by Credit Suisse and the public disclosures discussed below) the Board determined were unlikely to result in value to the Unaffiliated Stockholders that would exceed, on a present-value basis, the value of the agreed-upon Merger Consideration;

•
the fact that, during the period from January 2023 through March 2023, the Company held discussions with various institutional investors, including Party A and Party D, to gauge their interest in a potential investment in the Company’s securities, but that these discussions did not ultimately result in terms more favorable to the Company than the Merger;

•
the fact that, during the period from January 2023 through March 2023, Credit Suisse contacted 15 industry participants and financial sponsors identified by discussions with the Board and Management to be most likely to have the interest and ability to acquire the Company to determine their respective potential interest in exploring an acquisition of the Company, 13 of which declined to engage in any discussions and two of which engaged in initial discussions but declined to proceed after such initial discussions; and

•
the fact that (i) between the Company's issuance of its press release on February 10, 2023, disclosing receipt of the Initial Proposal from SoftBank, and the signing of the Merger Agreement on March 24, 2023, the Company did not receive any unsolicited offers or bids from other third parties to acquire all or any portion of the Company, and approximately six weeks elapsed between the public disclosure on February 10, 2023, of SoftBank's Initial Proposal to the signing of the Merger Agreement, during which time potential third parties could contact the Board regarding a potential acquisition of all or any portion of the Company and (ii) during the period from January 2023 through March 2023, at the direction of the Board, Credit Suisse contacted 15 industry participants and financial sponsors identified by discussion with the Board and Management to be most likely to have the interest and ability to acquire the Company, to determine their respective potential interest in exploring an acquisition of the Company, all of which parties declined to submit any form of indication of interest. The Board considered that, if any other third parties were interested in exploring a transaction with the Company, such potential acquirors would have been motivated to approach the Company, and the Board considered, based on the foregoing information and after consultation with Credit Suisse, that no other potential transaction partner was likely to be both willing and able to acquire the Company at a valuation of $1.40 per share or greater.

•
Greater Certainty of Value. The Board considered that the proposed Merger Consideration is all cash, without any financing contingencies, so that the transaction provides Company Stockholders certainty of value and liquidity for their shares of Company common stock, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the internal and external risks associated with the Company’s long-term plan.

•
Receipt of Fairness Opinion from Credit Suisse. The Board considered the oral opinion of Credit Suisse rendered to the Board on March 23, 2023, which was subsequently confirmed by delivery of a written opinion dated March 23, 2023, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Credit Suisse in preparing its opinion, the Merger Consideration to be received by the holders of Class A common stock, other than the Excluded Holders, in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “Special Factors — Opinion of the Board’s Financial Advisor.” In considering Credit Suisse’s opinion, the Board was aware that Credit Suisse’s opinion was based on the totality of factors and analyses considered by Credit Suisse and on Credit Suisse’s judgment and experience, and that the result or implication of any one particular analysis or factor considered by Credit Suisse was not dispositive.
•	High Likelihood of Completion. The Board considered the likelihood of completion of the Merger to be high, particularly in light of the terms of the Merger Agreement and closing conditions, including:
•
the absence of any conditions to the consummation of the Merger that are unlikely to be satisfied, including the absence of a financing condition (as more fully described under “The Merger Agreement — Conditions to the Merger”);

•
the commitment of Parent in the Merger Agreement to use commercially reasonable efforts to satisfy the conditions to the Merger and to consummate the Merger Transactions as promptly as reasonably practicable, and to use reasonable best efforts to obtain applicable regulatory approvals (as more fully described under “The Merger Agreement — Filings; Other Actions; Notification”);

•
the commitment of the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of Company common stock entitled to vote at the Special Meeting as of the Record Date, to vote all shares of Company common stock owned by them in favor of the Merger Proposal and Charter Amendment Proposal, not to transfer their shares prior to the closing of the Merger, and to a customary non-solicitation provision, whereby each Supporting Stockholder agreed, among other things, to not solicit, initiate or knowingly facilitate or encourage an alternative transaction (as more fully described under “The Voting and Support Agreement”); and

•
that the Company secured committed convertible debt financing to be provided by an affiliate of SoftBank, the aggregate proceeds of which will be sufficient for the Company to fund its operations until the closing of the Merger, including the fees and expenses related to the Merger expected to be paid prior to the closing of the Merger (as more fully described under “The Convertible Note Purchase Agreement”).

•
Opportunity to Receive Unsolicited Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Board considered the terms of the Merger Agreement permitting the Company to receive unsolicited acquisition proposals, and the other terms and conditions of the Merger Agreement, including:

•
that the Company may, prior to the receipt of the Company Stockholder Approval, in response to an unsolicited, bona fide written Takeover Proposal that did not result from a breach of the Company’s non-solicitation obligations, subject to certain conditions, provide information and participate in discussions or negotiations with a third party who has made such a bona fide written Takeover Proposal, if and only if the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal either constitutes or is reasonably expected to lead to a Superior Proposal, and that the failure to provide information and participate in such discussions or negotiations would be inconsistent with its fiduciary duties pursuant to applicable law (as more fully described under “The Merger Agreement — No Solicitation of Acquisition Proposals; No Adverse Recommendation Change Exceptions”); and

•
under certain circumstances, the Company may, prior to the receipt of the Company Stockholder Approval: (i) make an Adverse Recommendation Change and terminate the Merger Agreement in response to a Superior Proposal received by the Board and subject to the Company’s compliance with certain procedures; or (ii) make an Adverse Recommendation Change in response to an Intervening Event (as more fully described under “The Merger Agreement — No Solicitation of Acquisition Proposals; No Adverse Recommendation Change Exceptions”).

•	Other factors. The Board also considered the following as generally supportive in making its determination:
•
that the Company Stockholders who do not vote to approve the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their shares of Company common stock, as and to the extent provided by Delaware law (as more fully described under “Special Factors — Dissenters’ Rights”);

•
that the terms of the Merger Agreement provide the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement (as more fully described under “The Merger Agreement — Conduct of Our Business Pending the Merger”); and

•	the fact that the Board were fully informed about the extent to which the interests of the SoftBank Entities and their affiliates in the Merger differ from those of the Unaffiliated Stockholders.
In the course of its deliberations, the Board also considered a variety of uncertainties, risks and potentially negative factors, including:
•
that, following the completion of the Merger, the Unaffiliated Stockholders will not participate in potential further growth in the Company’s assets, future earnings growth or future appreciation in value of the shares of Company common stock;

•
the risk that the Merger Transactions may not be consummated in a timely manner or at all, and the consequences thereof, including (i) the potential loss of value to the Company Stockholders, (ii) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel, and (iii) that the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•
the possible effects of the pendency or consummation of the Merger Transactions, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the Merger Transactions, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that employees might choose not to remain employed with the Company prior to the completion of the Merger;

•
that the SoftBank Entities’ ownership interest in the Company would likely be taken into account by third parties considering whether to make unsolicited acquisition proposals prior to the receipt of the Company Stockholder Approval;

•
the possibility that under certain limited circumstances, including a termination by SoftBank as a result of an Adverse Recommendation Change or a termination by the Company to enter into an alternative acquisition agreement providing for a Superior Proposal, the Company may be required to pay SoftBank a Termination Fee of $13,658,000 (as more fully described under “The Merger Agreement — Termination Fee”);

•
the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger, including with respect to seeking other financing or transaction opportunities;

•
that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the Merger Transactions and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions, that the Company could experience talent loss as a result of the announcement or pendency of the Merger, and that the Company has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•
the restrictions in the Merger Agreement on the Company’s ability to solicit competing proposals from the date of the Merger Agreement (subject to certain exceptions to allow the Board to exercise its fiduciary duties and to accept a Superior Proposal upon the payment of the Termination Fee);

•	that the receipt of cash in exchange for shares of Company common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes for certain Company Stockholders;
•
the risk that the parties may be delayed in obtaining, or may not obtain, the regulatory approvals required to consummate the Merger, including under the HSR Act or the ICA, or that governmental authorities may make other challenges to the Merger under antitrust laws, as described in the section of this proxy statement entitled “Special Factors — Regulatory Approvals”; and

•
the interests that the Company’s directors and executive officers may have in the Merger, which may be different from, or in addition to, those of the Company’s other stockholders, as described in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”

The Board also considered the following factors relating to the procedural safeguards that the Board believes were and are present with respect to the fairness of the Merger, which the Board believes supports its decisions and provide assurance as to the procedural fairness of the Merger to the Unaffiliated Stockholders:
•
that, at the direction of the Board, the terms of the Merger Agreement and the Merger Transactions, including the Merger, were extensively negotiated by the Board and its financial and legal advisors, and were closely reviewed and scrutinized by the Board, and that extensive negotiations occurred with SoftBank regarding the potential Merger Consideration resulting in an increase in the offered Merger Consideration from $1.30 per share to $1.40 per share;

•
that the terms of any employment matters, including post-closing roles and compensation for certain members of Management, were not permitted to be discussed until all material terms of the Merger Agreement and the Convertible Note Purchase Agreement had been agreed upon;

•
that the terms of the Merger Agreement included the ability of the Company to receive, negotiate and, under specified circumstances, terminate the Merger Agreement to accept, a Superior Proposal (as more fully described under “The Merger Agreement — No Solicitation of Acquisition Proposals; Adverse Recommendation Changes”);

•
that the Board made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of SoftBank and its affiliates in the Merger;

•
that (i) between the Company’s issuance of its press release on February 10, 2023, disclosing receipt of the Initial Proposal from SoftBank, and the signing of the Merger Agreement on March 24, 2023, the Company did not receive any unsolicited offers or bids from other third parties to acquire all or any portion of the Company, and approximately six weeks elapsed between the public disclosure on February 10, 2023, of SoftBank’s Initial Proposal to the signing of the Merger Agreement, during which time potential third parties could contact the Board regarding a potential acquisition of all or any portion of the Company and (ii) during the period from January 2023 through March 2023, at the direction of the Board, Credit Suisse contacted 15 industry participants and financial sponsors identified by discussion with the Board and Management to be most likely to have the interest and ability to acquire the Company, to determine their respective potential interest in exploring an acquisition of the Company, all of which parties declined to submit any form of indication of interest;

•
the Board formed the Special Committee, consisting of two of the Company’s independent directors who are independent of, and not affiliated with, SoftBank or its affiliates, whose mandate included, among other things, evaluation and consideration of any potential or actual proposal from SoftBank and any other alternative proposals, including financings, or other strategic alternatives that may be available to the Company, including the Merger;

•
that the members of the Special Committee are not officers or employees of the Company, are not representatives of SoftBank or its affiliates, and are not expected to have an economic interest in the Company following the completion of the Merger;

•
that the members of the Special Committee will not personally benefit from the consummation of the Merger Transactions in a manner different from the Unaffiliated Stockholders, except for indemnification and continuing directors and officers liability insurance coverage, the vesting of certain Company equity awards upon the closing of the Merger, and the receipt of customary fees for service on the Board as described in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger”; and

•
that the Special Committee had the power to reject any transaction proposal from the SoftBank Entities or otherwise arising out of the Special Committee’s process regardless of the wishes, the vote or objection of the Board.

The Company is not aware of any firm offers made by any unaffiliated person during the past two years to acquire the Company via merger, sale, transfer, or acquisition of a controlling portion of the Company’s securities.
After taking into account all of the factors set forth above, as well as others, the Board, including the members of the Special Committee, concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the Merger Transactions are advisable and in the best interests of the Company and its stockholders, including holders of the Unaffiliated Voting Shares, and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders. The Board concluded that approval by a majority of the Company’s Unaffiliated Stockholders is not necessary for approval of the Merger Agreement and the Merger Transactions as such approval is not required under Delaware law, and the Board believes the various procedural safeguards that have been adopted, as described above, have ensured the procedural fairness of the Merger Transactions. As such, the Board believes that the Merger Transactions are procedurally fair to the Unaffiliated Stockholders.
The foregoing discussion of the information and factors considered by the Board includes the material positive and negative factors considered by the Board, but it is not intended to be exhaustive and may not include all the factors considered by the Board. The Board did not quantify or assign any specific weights to the various factors that they considered in reaching its determination to approve the Merger Agreement and Merger Transactions. Rather, the Board reached its position and recommendations based on the totality of the information presented to, and factors considered by, them. In addition, individual members of the Board each applied his or her own personal business judgment to the process and may have given differing weights to different factors. The Board did not undertake to make any specific determinations as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board unanimously resolved to recommend that the Company Stockholders, including the Unaffiliated Stockholders, approve the Merger Proposal based upon the totality of information it considered.
When considering the foregoing recommendation of the Board that Company Stockholders vote to approve the proposal to adopt the Merger Agreement, Company Stockholders should be aware that some of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Company Stockholders more generally. The Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the Merger Transactions were advisable and in the best interests of the Company and its stockholders and fair (as used in Item 1014(a) of Regulation M-A) to the Unaffiliated Stockholders, in reaching its decision to approve and declare advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions, in making its recommendation that the Company Stockholders, including the Unaffiliated Stockholders, vote in favor of the Merger Proposal and in directing that the adoption of the Merger Agreement be submitted to a vote of the Company Stockholders. For more information, please see the section of this proxy statement captioned “— Interests of the Company’s Directors and Executive Officers in the Merger.”
The explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information.”
The Board did not seek to establish a pre-merger going concern value for the Company, and therefore no such value was considered by the Board in making its fairness determinations. Rather, the Board believed that the financial analyses presented by Credit Suisse and the information Management reviewed with Credit Suisse (and on which

Credit Suisse relied at the direction of the Company), including the Company Projections, as more fully described below under “Opinion of the Board’s Financial Advisor,” were indicative of going concern values for the Company as it continues to operate its business. The Board did not consider net book value, which is an accounting concept, for purposes of reaching its determinations and recommendations, because, in the view of the Board, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its determinations and recommendations, the Board did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.
The Board unanimously recommends that the Company Stockholders vote “FOR” the approval of the Merger Proposal.
Position of the Company as to the Fairness of the Merger to Unaffiliated Stockholders
Under the SEC rules governing “going private” transactions, the Company is engaged in a “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Company’s Unaffiliated Stockholders. The Board, on behalf of the Company, is making the following statements solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Board, on behalf of the Company, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) is being filed with the SEC) is both procedurally and substantively fair to the Unaffiliated Stockholders. The Board did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders for purposes of negotiating the terms of the Merger Agreement. However, the Board expressly adopted the analysis of the Special Committee, among other factors considered, in the course of reaching its determination and recommendations discussed above under “— Reasons for the Merger.”
Position of the SoftBank Entities as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each of the SoftBank Entities is an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. The SoftBank Entities are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the SoftBank Entities as to the fairness of the Merger should not be construed as a recommendation to any Company Stockholder as to how that stockholder should vote on the Merger Agreement Proposal. The SoftBank Entities have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders.
The SoftBank Entities believe that the interests of the Unaffiliated Stockholders were properly represented by the Board, which negotiated the terms and conditions of the Merger Agreement on behalf of the Unaffiliated Stockholders with the assistance of its independent legal and financial advisors. The SoftBank Entities did not participate in the deliberation of the Special Committee or the Board regarding, nor did they receive advice from the respective legal or other advisors of the special Committee or the Board as to, the fairness of the Merger. The SoftBank Entities have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders. The SoftBank Entities have not received any report, opinion or appraisal from any outside party materially related to the Merger, including any report, opinion or appraisal relating to the fairness of the Merger to the Unaffiliated Stockholders or the SoftBank Entities.
Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board discussed in the section of this proxy statement entitled “Special Factors – Reasons for the Merger” (which analysis and resulting conclusions the SoftBank Entities adopt), the SoftBank Entities believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the SoftBank Entities considered the following:
•
the current and historical market prices of and volatility with respect to the shares of Class A common stock, including the market performance of the shares of Class A common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration represents a premium of approximately (i) 18% to the closing price of Company common stock on March 23, 2023 (the last trading day prior to the execution of the Merger Agreement), (ii) 34% to the trailing 30-day trading day average closing price of Company common stock for the period ended February 9, 2023 (the last trading day prior to the announcement of SoftBank’s non-binding indication of interest for the potential acquisition of the Company), (iii) 46% to the trailing 60-day trading day average closing price of Company common stock for the period ended February 9, 2023 and (iv) 26% to the trailing 90-day trading day average closing price of Company common stock for the period ended February 9, 2023;
•
the fact that the Board determined that it was unlikely that the trading price of the Class A common stock would reflect a net present value greater than the Merger Consideration and/or increase from its existing share price in the foreseeable future;

•
the fact that the Board considered alternatives to the Merger in order to meet the Company’s immediate financing needs, including having discussions with various institutional investors and financial sponsors to gauge potential interest in an investment in the Company’s securities or a more favorable acquisition of the Company, and concluded that the only other viable source of funding was the use of an existing equity facility with Lincoln Park Capital Fund, LLC, and that this alternative was financially less favorable to the Company and its stockholders than the Merger, including because the financing available pursuant to such equity facility was insufficient to fund the Company’s business plans through to profitability;

•
the fact that the Board (acting upon the unanimous recommendation of the Special Committee) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Unaffiliated Stockholders;

•
the fact that the Merger Consideration, which is all cash and without any financing contingencies, provides the Unaffiliated Stockholders with certainty of value for their shares and eliminates the risks to the Unaffiliated Stockholders of the Company’s immediate financing needs, for which there were no attractive and viable alternative sources;

•
the fact that the Merger will provide liquidity for the Unaffiliated Stockholders, particularly given the low trading volume of the Class A common stock prior to the disclosure of the proposal by SoftBank to acquire the Company, and without incurring brokerage and other costs typically associated with market sales;

•
the SoftBank Entities’ assessment of the Company’s business, operations, strategic and competitive positioning, historical and projected financial performance, long-range plans, and the fact that the Company’s independent registered accounting firm expressed doubt as to the Company’s ability to continue as a going concern in its report on the Company’s consolidated financial statements for the year ended December 31, 2022;

•
the SoftBank Entities’ assessment of the risks associated with the Company continuing to operate as a standalone company, particularly in light of the Company’s need to raise substantial amounts of capital to continue its operations and meet future funding requirements;

•
the SoftBank Entities’ assessment of the risks associated with the robotics and AI automation industries and market verticals in which the Company operates, as well as the Company’s dependence on a limited number of key customers and other risks and uncertainties discussed in the Company’s public filings with the SEC;

•	the impact on the Company of general macroeconomic risks such as rising interest rates and inflation, and other risks and uncertainties discussed in the Company’s public filings with the SEC;
•
the fact that the Supporting Stockholders, who collectively represent approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date, have irrevocably and unconditionally agreed to vote their shares in favor of the Merger Agreement and related transactions;

•	the terms of comparable transactions, including the premium paid in such transactions;

•
the fact that there are no conditions to the Merger that are unlikely to be satisfied and that the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders in the Merger will be received;

•
the fact that the SoftBank Entities committed in the Merger Agreement to use commercially reasonable efforts to satisfy the conditions to the Merger and to consummate the Merger Transactions as promptly as reasonably practicable;

•
the fact that the Company secured convertible debt financing of up to $60 million from an affiliate of the SoftBank Entities, the aggregate proceeds of which will allow the Company to fund its operations until the closing of the Merger, including the fees and expenses related to the Merger that will be paid prior to the Closing; and

•	the potential risks to the Company of continuing to have publicly traded Class A common stock and Public Warrants, including the risks of market volatility and global economic uncertainty.
The SoftBank Entities further believe that the Merger is procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors:
•	the Board was fully informed about the extent to which the interests of the SoftBank Entities in the Merger differed from those of the Unaffiliated Stockholders;
•
the fact that, during the period from January 2023 through March 2023, the Company held discussions with various institutional investors, including Party A and Party D, to gauge their interest in a potential investment in the Company’s securities, but that these discussions did not ultimately result in terms more favorable to the Company than the Merger;

•
the fact that, during the period from January 2023 through March 2023, Credit Suisse contacted 15 industry participants and financial sponsors identified by discussions with the Board and Management to be most likely to have the interest and ability to acquire the Company to determine their respective potential interest in exploring an acquisition of the Company, 13 of which declined to engage in any discussions and two of which engaged in initial discussions but declined to proceed after such initial discussions;

•
the fact that the Merger Consideration was the result of the Company’s extensive arm’s-length negotiations with Parent, which resulted in the Board, with the assistance of experienced legal and financial advisors, (i) negotiating to increase SoftBank’s initial bid of $1.30 per share of Company common stock to $1.40 per share of Company common stock, (ii) for an affiliate of SoftBank to provide interim convertible debt financing of up to $60 million and (iii) to provide for no exclusivity period;

•	the fact that the Board retained, and had the benefit of advice from, internationally recognized legal and financial advisors;
•
notwithstanding the fact that Credit Suisse’s opinion was not delivered to the SoftBank Entities and the SoftBank Entities are not entitled to rely on such opinion, the fact that the Board received an oral opinion from Credit Suisse on March 23, 2023, which oral opinion was subsequently confirmed by delivery of a written opinion, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Credit Suisse in preparing its opinion, the Merger Consideration to be received by the holders of Class A common stock, other than the Excluded Holders, in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•
the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding acquisition proposals that constitute, or are reasonably likely to lead to, superior proposals;

•
the fact that SoftBank publicly disclosed its interest in acquiring the Company in a Schedule 13D/A on February 9, 2023, approximately six weeks prior to entering the Merger Agreement, and that from February 9, 2023 until the Merger Agreement was signed on March 24, 2023, no third parties contacted the Board regarding a potential acquisition of all or a portion of the Company;

•
the fact that the parties publicly disclosed the execution of the Merger Agreement on March 24, 2023 and, following such announcement, the Company did not receive any unsolicited inquiries from any third parties regarding a potential acquisition of all or a portion of the Company;

•
the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to paying Parent the Termination Fee, subject to and in accordance with the terms and conditions of the Merger Agreement; and

•
the availability of appraisal rights to Company Stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares.

The SoftBank Entities also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•
the risk that the Merger might not be completed in a timely manner or at all, the consequences of which might include (i) the potential loss of value to the Company Stockholders, (ii) a negative impact on the operations and prospects of the Company, including the potential loss of key personnel and (iii) an adverse impact on the market’s perception of the Company’s prospects;

•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers;
•	that the SoftBank Entities’ ownership interest in the Company would likely be considered by third parties in considering whether or not to make an unsolicited acquisition proposal;
•	the risk that the parties may be delayed in obtaining, or unable to obtain, the regulatory approvals required to consummate the Merger, including under the HSR Act or the ICA;
•
subject to the terms and conditions of the Merger Agreement, that the Company and its subsidiaries are restricted from initiating, soliciting or knowingly facilitating or encouraging any inquiries, proposals or offers regarding, or the marking of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal;

•
the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Parent of the Termination Fee, could discourage other potential acquirors from making a competing bid to acquire the Company; and

•	the fact that an all-cash transaction would be taxable to certain of the Company Stockholders that are U.S. holders for U.S. federal income tax purposes.
The SoftBank Entities concluded that approval by a majority of the Company’s Unaffiliated Stockholders is not necessary for approval of the Merger Agreement and the Merger Transactions as such approval is not required under Delaware law, and the SoftBank Entities believe the various procedural safeguards that have been adopted, as described above, have ensured the procedural fairness of the Merger Transactions. As such, the SoftBank Entities believe that the Merger Transactions are procedurally fair to the Unaffiliated Stockholders. The foregoing discussion of the information and factors considered and given weight by the SoftBank Entities in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The SoftBank Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the SoftBank Entities reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The SoftBank Entities believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders. This position should not, however, be construed as a recommendation to any Company Stockholder to approve the Merger Agreement. The SoftBank Entities make no recommendation as to how Company Stockholders should vote their shares relating to the Merger. The SoftBank Entities attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.
The SoftBank Entities did not consider net book value, which is an accounting concept, for purposes of reaching its determination and recommendations, because, in the SoftBank Entities’ view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its determination and recommendations, the SoftBank Entities did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. The SoftBank Entities did not consider the value of the Company as a going concern in evaluating the Merger because of its belief that the trading price of the shares of Class A common stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.
Opinion of the Board’s Financial Advisor
On March 23, 2023, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Board dated the same date) as to, as of March 23, 2023, the fairness, from a financial point of view, to the holders of Class A common stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Credit Suisse’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Class A common stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication (financial or otherwise) of the Merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any securityholder as to how such holder should vote or act on any matter relating to the Merger or otherwise.
In arriving at its opinion, Credit Suisse:
•	reviewed a draft, dated March 23, 2023, of the Merger Agreement and certain publicly available business and financial information relating to Company;
•
reviewed certain other information relating to Company, including financial forecasts relating to the Company for the fiscal years ending December 31, 2023 through December 31, 2033 (a summary of which is included in “— Unaudited Prospective Financial Information of the Company,” the “Base Projections”) prepared and provided to Credit Suisse by Management and estimated financing terms for which financing may be obtained by the Company in the absence of a Transaction (referred to in this section as the “Estimated Financing Terms”);

•	discussed with Management and certain of the Company’s representatives the business and prospects of the Company;
•
reviewed estimates of Management regarding the Company’s net operating losses and its anticipated utilization thereof (a summary of which is included in “— Unaudited Prospective Financial Information of the Company,” the “NOL Estimates,” and together with the Base Projections, the “Company Projections”);

•
considered certain financial and stock market data of Company, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of the Company;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that had been effected; and
•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.
In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, with the Company’s consent, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the Base Projections and the NOL Estimates, Credit Suisse had been advised by Management, and Credit Suisse assumed, with the Company’s consent, that such forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters addressed thereby. In addition, Credit Suisse had been advised by Management, and Credit Suisse assumed, with the Company’s consent, that the Estimated Financing Terms fairly reflect the terms on which financing may have been available to the Company in the absence of the Merger. At the direction of the Company, Credit Suisse assumed that the Base Projections, the NOL Estimates and the Estimated Financing Terms were a reasonable basis upon which to evaluate Company and the Merger, and at the direction of the Company, Credit Suisse relied upon the Base Projections, the NOL Estimates and the Estimated Financing Terms for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the Base Projections, the NOL Estimates or the Estimated Financing Terms, or the assumptions and methodologies upon which they were based.
Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on the contemplated benefits of the Merger and that the Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and Credit Suisse was not furnished with any such evaluations or appraisals. With the Company’s consent, Credit Suisse assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses and opinion.
Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Class A common stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication (financial or otherwise) of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Merger, any voting agreement entered into in connection with the Merger and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger or class of such persons, relative to the Merger Consideration or otherwise. Credit Suisse had understood that the Company and a wholly owned subsidiary of Parent were also entering into the Convertible Note Purchase Agreement, and Credit Suisse’s opinion did not address, and Credit Suisse did not express any view regarding the terms of, the Convertible Note Purchase Agreement or the transactions contemplated thereby. The Company had advised Credit Suisse, and Credit Suisse understood, that pursuant to the Company’s Certificate of Incorporation the shares of Class A common stock and the shares of Class C common stock are required to receive the same per share consideration in the Merger, and accordingly, at the Company’s direction, for purposes of Credit Suisse’s analyses and opinion, Credit Suisse treated a share of Class A common stock and a share of Class C common stock as equivalent and identical to each other in all material respects. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that the Company had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.
Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might have been available to the Company, nor did it address the underlying business decision of the Board or the Company to proceed with or effect the Merger.
In preparing its opinion to the Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. Except as described in this summary, the Board imposed no other instructions or limitations on Credit Suisse with respect to the investigations made or procedures followed by Credit Suisse in rendering its opinion.
In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the proposed Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to the fairness, from a financial point of view, to the holders of Class A common stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual or relative values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
Credit Suisse’s opinion and analyses were provided to the Board (in its capacity as such) in connection with its consideration of the proposed Merger and were among many factors considered by the Board in evaluating the proposed Merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board with respect to the proposed Merger. Under the terms of its engagement by Company, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the Board, the Company, any securityholder or creditor of the Company or any other person, regardless of any prior or ongoing advice or relationships.
Financial Analyses
The following is a summary of certain financial analyses reviewed by Credit Suisse with the Board in connection with the rendering of its opinion to the Board on March 23, 2023. The summary does not contain all of the financial data securityholders of the Company may want or need for purposes of making an independent determination of fair value. Securityholders of the Company are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed Merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.
Selected Companies Analyses
Credit Suisse considered certain financial data for Company and selected companies with publicly traded equity securities that Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Company in one or more respects. For purposes of these analyses, (i) except as otherwise noted, share prices for the selected companies were closing prices as of March 22, 2023, and (ii) estimates of future financial performance for the selected companies for the calendar year ending December 31, 2023, used to select the implied multiple ranges were based on publicly available research analyst estimates for those companies.
The selected companies with respect to the Company were:
Selected Publicly Traded Companies	Enterprise Value/2023E Revenue
Emerging Industrial Technology Companies
Desktop Metal Inc.	2.6x
Fathom Digital Manufacturing Corp.	2.4x
Markforged Holding Corp.	0.5x
Sarcos Technology and Robotics Corporation	NM
Velo3D Inc.	3.0x
Emerging Fulfillment Technology Companies
AutoStore Holdings Ltd	10.1x
Symbotic Inc.	11.9x
Automation-Oriented Industrial Technology Companies
Cognex Corporation	8.5x
Hexagon AB	5.3x
Rockwell Automation, Inc.	3.9x
Trimble Inc.	3.5x
For each of the selected companies listed above, Credit Suisse reviewed the company’s enterprise value (generally the market value as of March 22, 2023, of the relevant company’s outstanding equity securities (taking into account its options, outstanding convertible securities and other dilutive instruments) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet)) as a multiple of its estimated revenue for the year ended December 31, 2023 (“2023E Revenue”). Credit Suisse observed that the mean and median multiples (a) for the selected emerging industrial technology companies were approximately 2.1x and 2.5x, respectively, (b) for the selected emerging fulfillment technology companies were approximately 11.0x and 11.0x, respectively, and (c) for the selected automation-oriented industrial technology companies were approximately 5.3x and 4.6x, respectively.
Taking into account the results of the selected companies analysis, Credit Suisse applied, based on its professional judgment and experience, a multiple range of 2.0x to 5.0x to the Company’s estimated 2023E Revenue based on the Company Projections. The selected companies analysis indicated an implied reference range per share of Class A common stock of $0.98 to $2.03, as compared to the Merger Consideration of $1.40.
Selected Transactions Analysis
Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies or assets were deemed by Credit Suisse to be similar to the Company in one or more respects.

The selected transactions were:
Date Announced	Acquiror	Target	Enterprise Value/Latest Twelve Month Sales
08/2022	Amazon.com, Inc.	iRobot Corp.	1.4x
03/2022	Zebra Technologies	Matrox Electronic Systems, Ltd.	8.8x
02/2022	Korber	Siemens Logistics’ global mail and parcels business	2.5x
07/2021	ABB	ASTI Mobile Robotics Group	7.8x
03/2021	Columbus McKinnon Corporation	Dorner Manufacturing Corporation	3.9x
11/2020	Ocado Group plc	Kindred Systems Inc.	7.5x
02/2020	Atlas Copco Germany Holding AG	ISRA Vision AG	7.5x
09/2019	Shopify Inc.	6 River Systems, Inc.	18.0x
04/2019	Hitachi, Ltd.	JR Automation Technologies, LLC	2.4x
10/2018	Honeywell International Inc.	Transnorm	4.3x
09/2018	Barnes Group Inc.	Gimatic S.r.l.	7.7x
04/2018	Patricia Industries	Piab Group AB	5.7x
04/2018	Teradyne, Inc.	Mobile Industrial Robots	22.7x
07/2016	Honeywell International Inc.	Intelligrated	2.0x
05/2016	Midea Group Co. Ltd.	Kuka AG	1.6x
05/2015	Teradyne, Inc.	Universal Robots	7.5x
03/2012	Amazon.com, Inc.	Kiva Systems, Inc.	7.8x
For each of the selected transactions listed above, Credit Suisse reviewed the target company’s enterprise value implied by the transaction as a multiple of the target’s revenue for the latest twelve months preceding the announcement of the applicable transaction. Credit Suisse observed that the mean and median multiples for the selected transactions were approximately 7.0x and 7.5x, respectively.
Taking into account the results of the selected transactions analysis, Credit Suisse applied, based on its professional judgment and experience, a multiple range of 4.0x to 8.0x to the Company’s revenue for the year ended December 31, 2022, based on financial data provided by the Company. The selected transactions analysis indicated an implied reference range per share of Class A common stock of $1.26 to $2.20, as compared to the Merger Consideration of $1.40.
Discounted Cash Flow Analysis
Credit Suisse performed a discounted cash flow analysis with respect to the Company by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of the Company based on the Company Projections. Credit Suisse applied for purposes of calculating estimated terminal values for the Company, assumed perpetuity growth rates of 2.0% to 4.0%. Credit Suisse also applied, to derive estimates of net present values and based on its professional judgment and experience, discount rates based on an estimate of the Company’s weighted average cost of capital, ranging from 13.0% to 16.0% to the projected unlevered free cash flows and calculated terminal values. The discounted cash flow analysis for the Company indicated an implied reference range per share of Class A common stock, taking into account the NOL Estimates, as described in “— Unaudited Prospective Financial Information of the Company,” (without giving effect to any limitation on utilization under Section 382 of the Code), of $1.03 to $2.09, as compared to the Merger Consideration of $1.40. Credit Suisse also noted that were the Company to complete a $200 million financing to pursue its standalone business plan in lieu of the Merger, based on terms discussed with the Company, the discounted cash flow analysis for the Company would have indicated an implied reference range per share of Class A common stock, taking into account the NOL Estimates (without giving effect to any limitation on utilization under Section 382 of the Code), of $0.80 to $1.31.

Certain Additional Information
Credit Suisse also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including (a) the range of prices of the Class A common stock during the 52-week period ended March 22, 2022, which indicated low and high prices of the Class A common stock during such period of $0.51 per share and $4.12 per share, respectively and (b) the ranges of values for a share of Class A common stock indicated by a discounted cash flow analysis for the Company using the Company Projections and applying the same perpetuity growth rates and discount rates described under “— Discounted Cash Flow Analysis,” except that for this analysis certain limitations on utilization of the Company’s net operating losses under Section 382 of the Code that were reviewed with the Company were applied. This discounted cash flow analysis indicated implied ranges per share of Class A common stock of $0.93 to $1.96 (without the completion of the $200 million financing described above) and $0.75 to $1.25 (with the completion of such $200 million financing).
Other Matters
The Company retained Credit Suisse as its financial advisor in connection with the Merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between the Company and Credit Suisse, the Company has agreed to pay Credit Suisse a fee for its services, based on the transaction value of the Merger at closing, in an amount currently estimated to be approximately $6.5 million, of which $1.5 million became payable to Credit Suisse upon the rendering of its opinion to the Board and the remainder of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.
Credit Suisse and its affiliates have in the past provided investment banking and other financial advice and services to the Company and its affiliates, for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as a financial advisor, capital markets advisor and placement agent in connection with the Business Combination and related transactions. Credit Suisse and its affiliates have in the past provided and currently provide investment banking and other financial advice and services to Parent and its affiliates, for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted or acting (i) as financial advisor to Parent and certain of its affiliates and portfolio companies in connection with certain sale and acquisition transactions, (ii) in various roles in connection with securities offerings by Parent and certain of its affiliates and portfolio companies and (iii) as a lender or participant in credit facilities of Parent and certain of its affiliates and portfolio companies. The foregoing roles for Parent and its affiliates and portfolio companies during the past two years include, among others, (i) a bookrunning manager in various bond offerings of Roche Holding AG, (ii) a bookrunning manager in a $1.5 billion bond offering of New Fortress Energy Inc. in connection with its acquisition of Hygo Energy Transition Ltd. and Golar LNG Partners LP, (iii) a financial advisor to Roche Holding AG in connection with its repurchase of an equity stake in Roche Holding AG from Novartis Holding AG, (iv) a financial advisor, capital markets advisor and placement agent to Social Capital Hedosophia Holdings Corp. V in its business combination with Social Finance, Inc. and related transactions, (v) a financial advisor to Caliber Home Loans, Inc. in its sale to New Residential Investment Corp., (vi) a bookrunning underwriter in the U.S. initial public offering of Dingdong (Cayman) Limited, (vii) a bookrunning underwriter in the U.S. initial public offering of Zhangmen Education Inc., (viii) a source of committed financing in connection with Standard General’s announced pending acquisition of TEGNA Inc, (ix) an arranger of a $300 million senior revolving credit facility for Douyin Limited, (x) a participant in an increase in the revolving credit facility for New Fortress Energy Inc. and (xi) a derivative counterparty to SoFi Technologies, Inc. In addition, Credit Suisse and certain of its affiliates, and certain of its and their respective employees and certain investment funds affiliated or associated with us, may have invested in investment funds and other vehicles managed or advised by Parent and its affiliates. During the period from January 1, 2021, and prior to the delivery of Credit Suisse’s opinion, Credit Suisse received fees for investment banking services (a) from the Company and its affiliates, other than Parent, of approximately $6 million in the aggregate and (b) from Parent and its affiliates of approximately $55 million in the aggregate. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.
Preliminary Presentation by Credit Suisse
In addition to the presentation made to the Board (including members of the Special Committee) on March 23, 2023, which will be filed with the SEC as an exhibit to the Schedule 13E-3 and is described above, a copy of the preliminary presentation presented or delivered by Credit Suisse to the Board (including members of the Special Committee) on March 15, 2023 containing preliminary illustrative financial analyses will also be attached as an exhibit to such Schedule 13E-3.
The preliminary financial analyses and other information in the March 15, 2023, preliminary Credit Suisse presentation was based on information and data available prior to such March 15, 2023, presentation and was similar to the financial analyses and other information included in the March 23, 2023, presentation described above. Credit Suisse also continued to update and refine various aspects of its financial analyses in the subsequent presentation. Accordingly, the results and other information presented in such preliminary Credit Suisse presentation may differ from the Credit Suisse presentation dated March 15, 2023. The preliminary Credit Suisse presentation was for discussion purposes only and did not present any recommendations or constitute an opinion of Credit Suisse with respect to the fairness of the Merger Consideration or otherwise. The financial analyses performed by Credit Suisse in relation to its opinion dated March 23, 2023, supersede all analyses and information presented in the preliminary Credit Suisse presentation.
Copies of Credit Suisse’s opinion and presentation materials will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing, and may be obtained by requesting it in writing from the Company at the address described in the section of this proxy statement entitled “Where You Can Find More Information.”
Purpose and Reasons of the Company for the Merger
The Company’s purpose for engaging in the Merger is to enable its stockholders to receive the Merger Consideration, which represents a premium of approximately 18% to the closing price of Company common stock on March 23, 2023, the last trading day prior to the date of the Merger Agreement. The Board believes that the Merger provides the best opportunity to maximize stockholder value. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Board described in detail above under the section of this proxy statement entitled “Special Factors — Reasons for the Merger.”
Purpose and Reasons of the SoftBank Entities for the Merger
Under the SEC rules governing “going-private” transactions, each of the SoftBank Entities is an affiliate of the Company and, therefore, is required to express its reasons for the Merger to the Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The SoftBank Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the SoftBank Entities, the primary purpose of the Merger is to allow a subsidiary of the Parent to own all of the equity interests in the Company and to exclusively bear the rewards and risks of such ownership after the Merger is completed and the shares of Class A common stock and the Public Warrants cease to be publicly traded. The SoftBank Entities believe that, as a private company, the Company will be able to improve its ability to execute initiatives that over time will create additional enterprise value for the Company. The SoftBank Entities believe that this, along with the Company’s existing business and potential future opportunities, will allow the SoftBank Entities’ investment in the Company to achieve longer term returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the SoftBank Entities believe that the management and employees of the Company will be able to execute more effectively on future strategic plans. The SoftBank Entities have undertaken to pursue the Merger at this time for the reasons described above, as well as due to the SoftBank Entities’ desire to maximize long-term investment returns for their partners. The SoftBank Entities believe that structuring the transaction as a merger is preferable to other transaction structures, because it (1) will enable Parent to acquire all of the shares of Company common stock at the same time, (2) will allow the Company to cease to be a publicly registered and reporting company and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.
Plans for the Company After the Merger
Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Shares of Class A common stock and the Public Warrants are currently listed on Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Class A common stock or the Public Warrants and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Class A common stock will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded. Additionally, if the Merger is completed, the Public Warrants are intended to be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.
The SoftBank Entities currently anticipate that the Company’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a wholly owned subsidiary of Parent). The SoftBank Entities are currently conducting a review of the Company and its business and operations with a view towards determining if and how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company (including by reducing the Company’s costs and expenses following the Merger) and expect to complete such review following completion of the Merger. Further, following completion of the Merger, the SoftBank Entities will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of the Company. In addition, Parent may seek to redirect research and development efforts, complement the Company's technology, capabilities and product portfolio with target companies or technologies, or pursue other activities that could provide earnings and/or growth synergies over time; however, no definitive plans, arrangements, commitments, understandings, or contracts for this are currently contemplated nor exist. Although presently there are no definitive contracts, arrangements, plans, proposals, commitments or understandings regarding any such transactions, the SoftBank Entities and certain of their affiliates may seek, from and after the Effective Time, to acquire target companies or assets that operate in the Company’s industry.
At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director and officer of the Company and its Subsidiaries, in each case, as requested by Parent, effectuating his or her resignation as an officer and/or member of the Board, as applicable, to be effective as of the Effective Time.
As of the date of this proxy statement, other than the Merger and except as described above or elsewhere in this proxy statement, the SoftBank Entities have no current intentions, plans, proposals or negotiations that would relate to or result in any of the following:
•	an extraordinary corporate transaction following the consummation of the Merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;
•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; or
•	any other material changes to the Company’s corporate structure or business.

Certain Effects of the Merger
If the Company Stockholders approve the Merger Agreement Proposal and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent.
Treatment of the Company Common Stock
Each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and Company Restricted Shares) will be automatically converted into the right to receive from Parent $1.40, without interest, less any applicable withholding taxes. Each share of Company common stock issued and outstanding immediately prior to the Effective Time that is a Dissenting Share, owned by the Company and not held on behalf of third parties or owned by Parent or Merger Sub will be cancelled without payment of any consideration. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Treatment of the Company Warrants
At the Effective Time, each outstanding warrant to purchase shares of Company common stock pursuant to the Warrant Agreement will, in accordance with its terms, automatically and without any required action on the part of the holder thereof, become a warrant exercisable for the Merger Consideration that such holder would have received if such warrant had been exercised immediately prior to the Effective Time; provided that if a holder of such warrant properly exercises such warrant within 30 days following the public disclosure of the consummation of the Merger, the holder of such warrant will be entitled to the Black-Scholes Warrant Value (as defined in the Warrant Agreement) with respect to such warrant, which would have been equal to approximately $0.38 per warrant as of the close of trading on March 23, 2023.
At the Effective Time, each outstanding warrant to purchase shares of Company common stock pursuant to the FedEx Warrant will be subject to Section 12(iii) of the FedEx Warrant, and FCJI, Inc. will have the right to exercise such warrants in exchange for the exercise price set forth in the FedEx Warrant. Upon such exercise, the holder of the FedEx Warrant will be eligible to receive cash equal to the Merger Consideration multiplied by the number of shares of Company common stock for which such FedEx Warrant was exercisable immediately prior to the Effective Time.
Treatment of Company Equity Awards
Stock Options
At the Effective Time each Vested In-the-Money Company Option will be canceled in exchange for payment of the Company Option Cash Out Amount.
At the Effective Time, each then Unvested In-the-Money Company Option will automatically be canceled and converted into opportunity to be paid an amount in cash equal to the Option Converted Cash Award. Such Option Converted Cash Award will remain subject to the same vesting terms, termination-related provisions and other conditions that applied to the associated unvested In-the-Money Company Option immediately prior to the Effective Time.
At the Effective Time, all Company Options that are not In-the-Money Company Options will be canceled at the Effective Time without payment of any consideration.
Restricted Stock Units
At the Effective Time, each Vested Company RSU will be canceled and converted into the right to receive the Company RSU Cash Out Amount.
At the Effective Time, each Unvested Company RSU will be canceled and converted as of the Effective Time into the opportunity to be paid an amount in cash equal to the RSU Converted Cash Award. Such RSU Converted Cash Award will remain subject to the same time-vesting terms and conditions that applied to the associated unvested Company RSUs immediately prior to the Effective Time.

In connection with the Merger, each Unvested Company RSU held by a member of the Board will automatically accelerate, subject to such member of the Board continuing in service as a director through the date of the Merger.
Treatment of Company Restricted Shares
At the Effective Time, each Company Restricted Share will automatically and without any required action on the part of the holder thereof or the Company, be canceled in exchange for payment to the holder of such Company Restricted Share of a contingent cash amount equal to the Merger Consideration that would be payable respect of a share of Company common stock, subject, however, to certain terms and conditions described further below as the Johnson Payments.
Benefits of the Merger for the Unaffiliated Stockholders
The primary benefit of the Merger to the Unaffiliated Stockholders will be their right to receive the Merger Consideration, which represents a premium of approximately 18% to the closing price of Company common stock on March 23, 2023, the last trading day prior to the date of the Merger Agreement. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.
Detriments of the Merger to the Unaffiliated Stockholders
The primary detriments of the Merger to our Unaffiliated Stockholders include the lack of an interest of such stockholders in the potential future earnings, growth or value realized by the Company after the Merger. Additionally, the receipt of cash in exchange for shares of Company common stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to the Unaffiliated Stockholders who are U.S. holders. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
Certain Effects of the Merger for Parent
Following the Closing, a subsidiary of the Parent will own all of the outstanding equity interests of the Company and be the sole beneficiary of future earnings, growth and value, and will be the only one entitled to vote on corporate matters affecting the Company. The table below sets forth the beneficial ownership of Company common stock and resulting interests in the Company’s net book value and net earnings of the SoftBank Entities prior to, and immediately after, the Merger, based on the Company’s net book value at March 31, 2023 and net earnings for the three months ended March 31, 2023, as if the Merger were completed on such date.
	Prior to the Merger			After the Merger
($ in thousands)	% Ownership(1)	Net Book Value at March 31, 2023	Net Loss for the Three Months Ended March 31, 2023	% Ownership	Net Book Value at March 31, 2023	Net Loss for the Three Months Ended March 31, 2023
SoftBank Entities(2)	27.0%	$10,826	$(9,868)	100%	$40,030	$(36,489)
(1)	Based on 236,695,241 shares of Class A common stock and 5,750,000 shares of Class C common stock outstanding as of March 31, 2023.
(2)
Prior to the Merger, reflects shares of Company common stock owned directly by SVF II BG (DE) LLC. See the section of this proxy statement entitled “Other Important Information Regarding the Company — Security Ownership of Certain Beneficial Owners and Management.” After the Merger, a subsidiary of Parent will own all of the equity interests of the Company.

Following the Merger, the Class A common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. Additionally, if the Merger is completed, the Public Warrants are intended to be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded. See the section of this proxy statement entitled “Special Factors — Plans for the Company After the Merger.” As such, the Company will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of Class A common stock face as a result of the provisions of Section 16 of the Exchange Act. The Company will also be relieved of the obligation to separately prepare and furnish information to Company Stockholders. Parent will benefit from any regulatory compliance cost savings realized by the Company after it becomes a private company.

The primary detriments of the Merger to Parent include the fact that all of the risk of any possible decrease in the future earnings, growth or value of the Company following the Merger will be borne by Parent. Additionally, Parent’s ownership of the Company will be illiquid, with no public trading market for such securities.
Certain Effects on the Company if the Merger is not Completed
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
•	the Company Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company common stock pursuant to the Merger Agreement;
•
the Company will remain an independent public company, the Class A common stock and Public Warrants will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and the Company will continue to file periodic reports under the Exchange Act with the SEC;

•
the Company anticipates that (i) management will operate the business in a manner similar to that in which it is being operated today and (ii) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to the Company’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which the Company operates and economic conditions. You should also read and consider carefully the other information in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference herein, including the risk factors contained in the Company’s Annual Report on Form 10-K and other SEC filings. See the section of this proxy statement entitled “Where You Can Find More Information”;

•
the price of the Class A common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the Class A common stock would return to the price at which it trades as of the date of this proxy statement;

•
the Board will continue to evaluate and review the Company’s business operations, strategic direction and funding requirements, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board will be offered or that the Company’s business, prospects and results of operations will be adversely impacted); and

•	under certain specified circumstances, the Company will be required to pay SoftBank the Termination Fee of $13,658,000 upon or following the termination of the Merger Agreement.
Failure to complete the Merger could negatively impact the Company business and the market price of the shares of Class A common stock.
If the Merger is not completed, depending on the circumstances that would have caused the Merger not to be completed, the price of the shares of Class A common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the shares of Class A common stock would return to the price at which the shares of Class A common stock are trading as of the date of this proxy statement. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Class A common stock. If the Merger is not completed, the Board will continue to evaluate and review the Company’s business operations, indebtedness and maturity thereof, properties, dividend policy, share repurchase policy and funding requirements, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement Proposal is not approved by the Company Stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction (including a financing transaction) acceptable to the Company will be offered or that the Company’s business, financial condition or results of operation will not be adversely impacted.
During the pendency of the Merger being completed, we will be subject to a number of material risks, including the disruption to our business resulting from the announcement of the signing of the Merger Agreement, the diversion of management’s attention from our day-to-day business, and the substantial restrictions imposed by the Merger Agreement on the operation of our business during the period before the completion of the Merger, which may make it difficult for us to achieve our business goals if the Merger does not occur. In addition, SoftBank and its affiliates would continue to hold a substantial portion of the voting power of the issued and outstanding shares of Company common stock.

Failure to complete the Merger could trigger the payment of the Termination Fee.
If the Merger Agreement is terminated, under specified conditions, including a termination by SoftBank as a result of an Adverse Recommendation Change or a termination by the Company to enter into an alternative acquisition agreement providing for a Superior Proposal, the Company will be required to pay SoftBank the Termination Fee of $13,658,000.
Unaudited Prospective Financial Information of the Company
The Company does not as a matter of course make public long-term forecasts as to future sales, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, the Company does not endorse the Company Projections as a reliable indication of future results. However, as described in “— Background of the Offer and the Merger,” in connection with the Merger, Management prepared the Company Projections set forth below, which were made available and utilized in connection with the Merger. Specifically, the Company Projections were provided to and considered by the Board in connection with its evaluation of the Merger. In addition, the Company Projections were provided to Credit Suisse, and with the consent of the Board, Credit Suisse used and relied upon the Company Projections in connection with its financial analyses and opinion described in the section entitled “Special Factors — Opinion of the Board’s Financial Advisor.” The Company Projections for the periods through December 31, 2027, set forth below were also made available to the SoftBank Entities prior to signing the Merger Agreement.
The inclusion of this information should not be regarded as an indication that the Company or its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary forecasts set forth below should not be relied on as such. The Company Projections are not being included in this proxy statement in order to influence any Company Stockholder to vote in favor of the Merger or any proposal.
The Company Projections were prepared solely for internal use, are subjective in many respects and were based solely upon information available to Management at the time of their preparation.
Although presented with numeric specificity, the Company Projections reflect estimates and assumptions (discussed below) that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of Management. Assumptions underlying the Company Projections consist of the following:
•
The revenue forecast takes into account Management’s assessment of general market conditions, individual customers’ purchasing expectations, the existing pipeline of potential customers and planned programs with partners, and the size of the markets and customer opportunity that could be addressed by existing products. Management assumed revenue growth can be achieved through continued growth in volumes from existing customers as well as acquisition of new customers from the Company’s current and future pipeline. Through 2027, Management has projected that product revenues will increase between approximately 45% and 68% annually, with decreasing growth rates thereafter, starting with 20% in 2028 to 3% in 2033.

•
Projected EBITDA improvements are primarily based on assumptions that gross margin will improve with the Company’s continued efforts to reduce product cost, and that the Company will also be able to leverage overheads and operating expenses as revenues grow. Management has assumed that selling prices for products remain flat, with gross margins improving from approximately 9% in 2023 to 41% in 2027. Beyond 2027, EBITDA margins were assumed to improve between 1-2% annually.

•
Projected operating expenses were based primarily on our planned engineering projects, and Management’s estimate of the engineering resources and costs necessary to complete these projects, as well as Management’s expectations regarding sustaining engineering resources needed to support its customer base over time. Management has assumed that engineering expenses are expected to be approximately $60 million in 2023. Projected growth in engineering expenses is expected to be primarily driven by increases in headcount and employee-related costs, which account for approximately 70% of total engineering spending, and is projected to grow on average approximately 12% per year through 2027. Beyond 2027, overall operating expenses were assumed to grow slightly slower than revenue growth in order to achieve a 1-2% improvement in EBITDA margins annually.

•
Projected sales and marketing expenses were estimated following a review of resources needed to execute general marketing-related projects and for headcount increases to strengthen the Company’s sales and marketing team to support anticipated revenue growth. Management has assumed that sales and marketing expenses will be approximately $19 million in 2023. Projected growth in sales and marketing expense is expected to be primarily driven by increases in headcount and employee-related costs (including commissions), which account for approximately 80% of total sales and marketing spending, and was projected to grow on average approximately 19% per year (prior to the correction of the Company Projections discussed below) through 2027. Beyond 2027, overall operating expenses were assumed to grow slightly slower than revenue growth in order to achieve a 1-2% improvement in EBITDA margins annually.

•
Management also assumed that growth in its general and administrative expenses would be consistent with historical rates, adding headcount as appropriate for the expected growth in revenues and include merit increases for its staff consistent with the Company’s historical practice. Management has assumed that general and administration expenses will be approximately $24 million in 2023. Projected growth in general and administration expense is expected to be primarily driven by increases in headcount and employee-related costs and increases in legal, information technology and other services costs, which, combined, account for approximately 80% of total general and administrative spending, and is projected to decrease from approximately 28% in 2024 to 13% in 2027. Beyond 2027, overall operating expenses were assumed to grow slightly slower than revenue growth in order to achieve a 1-2% improvement in EBITDA margins annually.

•
Projected capital expenditures were assumed to grow over time, from approximately $2 million in 2023 to $8 million in 2027, increasing by $1 million each year thereafter, consistent with the Company’s historical needs to support its engineering programs. Projected working capital needs were calculated based on anticipated customer milestone and payment terms consistent with historical terms which have historically resulted in a limited need for working capital to support customer installations. As such, Management has assumed that working capital needs in each year will range between less than $1 million to approximately $16 million during the projection period.

The Company Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the Company Projections and the underlying estimates and assumptions will be realized or that future actual financial results will not materially vary from those estimated in the Company Projections.
In addition, the Company Projections are inherently forward-looking and cover multiple years, and such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Company Projections to be inaccurate include, but are not limited to, risks and uncertainties relating to the Company’s business and execution, industry performance, the regulatory environment, and general business and economic conditions, and other matters described in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information” and other risk factors referenced in this proxy statement and as set forth in the Company’s reports filed with the SEC.
The Company Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, were prepared on a reasonable basis, reflect the best estimates and judgments then available, and present, to the best of management’s knowledge and belief, the then-expected course of action and financial performance of the Company. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined, or performed any procedures with respect to the Company Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections. The report of the independent registered public accounting firm of the Company contained in its Annual Report on

Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this proxy statement, relates to historical financial information of the Company, and such report does not extend to the Company Projections included below and should not be read to do so. The Company Projections set forth in this proxy statement have been prepared by, and are the responsibility of, Management.
Furthermore, the Company Projections do not take into account any circumstances or events occurring after the date they were prepared. The Company can give no assurance that, had the Company Projections been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except as required by applicable securities laws, the Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Company Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the transaction under GAAP, or to reflect changes in general economic or industry conditions.
The Company Projections were prepared prior to the execution of the Convertible Note Purchase Agreement and do not take into account the Convertible Note Purchase Agreement or the effect on the Company of any possible failure of the Merger to occur. None of the Company or its affiliates, officers, directors, advisors, or other representatives have made, make or are authorized in the future to make, any representation to any Company Stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the Company Projections or that the forecasted results will be achieved. The inclusion of the Company Projections should not be deemed an admission or representation by the Company, its advisors or any other person that the Company Projections are viewed as material information of the Company, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Company Projections included below is not being included to influence your decision whether to vote to approve the Merger or any other matter for which the Company is soliciting proxies from the Company Stockholders, but is being provided solely because certain of such information was among the financial information made available to and utilized in connection with the Board’s evaluation of the Merger.
In light of the foregoing, and considering the uncertainties inherent in any forecasted information, Company Stockholders are cautioned not to place undue, if any, reliance on the Company Projections, and the Company urges all Company Stockholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information.”
Unaudited Financial Forecasts
The following table summarizes Management’s Company Projections, without giving effect to the estimated utilization of the Company’s net operating losses or the Company’s current or future estimated tax benefits:
	Calendar Year Ended										Terminal 2033E
($ in millions, except per share amounts)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue, Gross	$101	$168	$282	$436	$639	$767	$882	$970	$1,043	$1,095	$1,128
EBITDA(1)	($116)	($100)	($59)	($7)	$67	$93	$120	$148	$176	$202	$226
(-) Depreciation	(4)	(5)	(5)	(6)	(8)	(9)	(11)	(12)	(13)	(13)	(14)
EBIT	($119)	($104)	($64)	($13)	$59	$83	$110	$136	$163	$188	$212
Net Operating Profit After Tax(2)	($119)	($104)	($64)	($13)	$42	$60	$78	$97	$116	$135	$152
(+) Depreciation & amortization	4	5	5	6	8	9	11	12	13	13	14
(-) Capital expenditures	($2)	($4)	($5)	($5)	($8)	($9)	($10)	($11)	($12)	($13)	($14)
(-) Change in working capital	(15)	(0)	(5)	(3)	(10)	(16)	(15)	(12)	(10)	(8)	(7)
Unlevered Free Cash Flow(3)	($133)	($104)	($68)	($14)	$32	$45	$65	$87	$107	$127	$145
(1)	Burdened by stock-based compensation.

(2)	Assumes 29% tax rate.
(3)	Unlevered Free Cash Flow is defined as Net Operating Profit After Tax, adjusted for depreciation and amortization, capital expenditures, and changes in net working capital.
The following table summarizes the Company’s NOL Estimates and future estimated tax benefits, assuming no limitation under Section 382 of the Code:
	Calendar Year Ended
($ in millions, except per share amounts)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
EBIT	($119)	($104)	($64)	($13)	$59	$83	$110	$136	$163	$188	$212
Net Operating Losses Used(1)	—	—	—	—	$47	$67	$88	$109	$130	$151	$170
Annual Savings(2)	—	—	—	—	$13	$19	$25	$31	$37	$43	$48
(1)	Assumes net operating losses may be utilized in an amount up to 80% of EBIT.
(2)	Assumes 29% tax rate.
The Company Projections provided to and considered by the Board in connection with its evaluation of the Merger and provided to Credit Suisse, and with the consent of the Board, used and relied upon by Credit Suisse in connection with its financial analyses and opinion described in the section entitled “Special Factors — Opinion of the Board’s Financial Advisor” contained an inadvertent input error that caused, among other line items, estimated EBITDA, EBIT, Net Operating Profit After Tax, and Unlevered Free Cash Flow for 2027 and each year thereafter to be impacted relative to the Company’s actual estimates. Management believes that the input error and the resulting impact are immaterial. At the request of the Company, Credit Suisse confirmed to the Company and the Board on June 16, 2023, that had the Company Projections on which it relied at the direction of the Board included the corrected Company Projections included below, Credit Suisse still would have been able to render its opinion described in the section entitled “Special Factors — Opinion of the Board’s Financial Advisor,” and on June 20, 2023, the Board unanimously reaffirmed the Company Board Recommendation. The following table summarizes Management’s Company Projections, after correcting for the error described above:
	Calendar Year Ended										Terminal 2033E
($ in millions, except per share amounts)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue, Gross	$101	$168	$282	$436	$639	$767	$882	$970	$1,043	$1,095	$1,128
EBITDA(1)	($116)	($100)	($59)	($7)	$71	$97	$126	$154	$182	$208	$232
(-) Depreciation	(4)	(5)	(5)	(6)	(8)	(9)	(11)	(12)	(13)	(13)	(14)
EBIT	($119)	($104)	($64)	($13)	$63	$88	$115	$142	$169	$195	$219
Net Operating Profit After Tax(2)	($119)	($104)	($64)	($13)	$45	$63	$82	$101	$121	$139	$156
(+) Depreciation & amortization	4	5	5	6	8	9	11	12	13	13	14
(-) Capital expenditures	($2)	($4)	($5)	($5)	($8)	($9)	($10)	($11)	($12)	($13)	($14)
(-) Change in working capital	(15)	(0)	(5)	(3)	(10)	(16)	(15)	(12)	(10)	(8)	(7)
Unlevered Free Cash Flow(3)	($133)	($104)	($68)	($14)	$35	$48	$69	$91	$111	$132	$150
(1)	Burdened by stock-based compensation.
(2)	Assumes 29% tax rate.
(3)	Unlevered Free Cash Flow is defined as Net Operating Profit After Tax, adjusted for depreciation and amortization, capital expenditures, and changes in net working capital.

The following table summarizes the Company’s NOL Estimates and future estimated tax benefits, assuming no limitation under Section 382 of the Code:
	Calendar Year Ended
($ in millions, except per share amounts)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
EBIT	($119)	($104)	($64)	($13)	$63	$88	$115	$142	$169	$195	$219
Net Operating Losses Used(1)	—	—	—	—	$50	$70	$92	$113	$135	$156	$175
Annual Savings(2)	—	—	—	—	$14	$20	$26	$32	$39	$44	$50
(1)	Assumes net operating losses may be utilized in an amount up to 80% of EBIT.
(2)	Assumes 29% tax rate.
Important Information Regarding the Company Projections
EBITDA and EBIT contained in the Company Projections above are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Credit Suisse for purposes of its opinion or by the Board in connection with their evaluations of the Merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the unaudited financial forecasts to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
THE COMPANY DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE MERGER AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).
Interests of Executive Officers and Directors of the Company in the Merger
In considering the Company Board Recommendation (as unanimously reaffirmed by the Board on June 20, 2023), the Company Stockholders should be aware that the executive officers and directors of the Company have certain interests in the transactions that may be different from, or in addition to, the interests of the Company Stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger Transactions, and in making their recommendations with respect to the Merger Agreement. These interests include, among others, severance payments that may be payable following a qualifying termination of an executive officer’s employment under employment agreements (regardless of whether or not the transactions are consummated) and enhanced severance benefits in connection with this Merger under change in control executive severance agreements, the treatment of Company equity awards (including the acceleration of certain unvested equity awards in connection with this Merger), and the provision of indemnification and insurance arrangements pursuant to the Merger Agreement.

For purposes of this disclosure, we have included each of the Company’s current executive officers and directors as listed below:
Executive Officers
Thomas Wagner
Steven Johnson
Mark Fidler

Directors
Peter Barris
John Delaney
Fiona Dias
Sven Strohband
Serena Wolfe
For more information about the treatment of the Company’s equity awards in connection with the Merger, see the section of this proxy statement entitled “Special Factors — Treatment of Company Equity Awards.”
Quantification of Company Equity Awards
The treatment of Company Options and Company RSUs may be found in the section entitled “—Treatment of Company Equity Awards” above. The following table sets forth certain information with respect to Company Options and Company RSUs as of June 1, 2023, the latest practicable date.
Name of Executive Officer or Director	Company RSUs (#)	Value of Company RSUs ($)	Vested Company Options (#)	Value of Vested Company Options ($)	Unvested Company Options (#)	Value of Unvested Company Options ($)	Total ($)
Executive Officers
Thomas Wagner	—	—	3,311,815	860,410	1,878,188	487,953	1,348,363
Mark Fidler	—	—	1,655,508	430,101	827,748	215,049	645,150
Steven Johnson	—	—	—	—	—	—	—
Directors
Peter Barris	109,736	153,630	—	—	—	—	153,630
Sven Strohband	—	—	—	—	—	—	—
Fiona P. Dias	109,736	153,630	—	—	—	—	153,630
Serena Wolfe	109,736	153,630	—	—	—	—	153,630
John K. Delaney	91,667	128,334	—	—	—	—	128,334
The treatment of Company Restricted Shares may be found in the section entitled “—Treatment of Company Equity Awards” above. The following table sets forth certain information with respect to Company Restricted Shares as of June 1, 2023, the latest practicable date. Other than as set forth below, no executive officer or director of the Company held Company Restricted Shares as of June 1, 2023.
Name of Executive Officer	Company Restricted Shares (#)	Value of Company Restricted Shares ($)
Steven Johnson	2,772,194	3,881,072
Post-Closing Compensation
Each of the below-listed executive officers has entered into an offer letter with a subsidiary of Parent, which offer letters become effective on the closing date of the Merger and supersede any existing agreements or offer letters between the Company and these executive officers.
Thomas Wagner
Pursuant to an offer letter with a subsidiary of Parent, following the closing of the Merger, Thomas Wagner, the Company’s Chief Executive Officer, will receive an annual base salary of $500,000 and a discretionary annual bonus with a target of 80% of his annual base salary. In addition, in the event of a termination of employment by the employing entity without “cause” or a resignation by Dr. Wagner for “good reason,” in each case following the closing of the Merger, subject to his execution of a general release of claims, Dr. Wagner will be eligible to receive: (i) six months of continued base salary payments and (ii) subject to Dr. Wagner’s timely election of continued coverage under COBRA, reimbursement for the portion of monthly premiums that the employing entity pays for its active employees until the earliest of (a) the six-month anniversary of the termination date and (b) the date on which Dr. Wagner becomes eligible to receive substantially similar coverage from another source.
In lieu of certain equity awards that had previously been approved by the Company, but were never granted to Dr. Wagner, the offer letter provides for a long-term deferred cash award equivalent to the value of such equity awards in the amount of approximately $6,461,538 (the “Wagner Cash Award”). The Wagner Cash Award will be paid, subject to his continued employment, as follows: 25% as soon as reasonably practicable following March 1, 2024 and 1/48th following each monthly anniversary thereafter until March 1, 2027. If Dr. Wagner’s employment is terminated without “cause,” by his resignation for “good reason,” or due to his death or disability, subject to his execution of a general release of claims, Dr. Wagner will receive (i) 100% of the unpaid portion of the Wagner Cash Award, if such termination occurs within the one-year period following the Merger or (ii) 50% of the unpaid portion of the Wagner Cash Award, if such termination occurs after the first anniversary of the Merger.
Mark Fidler
Pursuant to an offer letter with a subsidiary of Parent, following the closing of the Merger, Mark Fidler, the Company’s Chief Financial Officer, will receive an annual base salary of $375,000 and a discretionary annual bonus with a target of 65% of his annual base salary. In addition, in the event of a termination of employment by the employing entity without “cause” or a resignation by Mr. Fidler for “good reason,” in each case following the closing of the Merger, subject to his execution of a general release of claims, Mr. Fidler will be eligible to receive: (i) six months of continued base salary payments and (ii) subject to Mr. Fidler’s timely election of continued coverage under COBRA, reimbursement for the portion of monthly premiums that the employing entity pays for its active employees until the earliest of (a) the six-month anniversary of the termination date and (b) the date on which Mr. Fidler becomes eligible to receive substantially similar coverage from another source.
In lieu of certain equity awards that had previously been approved by the Company, but were never granted to Mr. Fidler, the offer letter provides for a long-term deferred cash award equivalent to the value of such equity awards in the amount of approximately $2,153,847 (the “Fidler Cash Award”). The Fidler Cash Award will be paid, subject to his continued employment, as follows: 15% as soon as reasonably practicable following the Merger, 20% as soon as reasonably practicable following March 1, 2024, and the remaining 65% to be paid in equal installments following each monthly anniversary for 36 months thereafter. If Mr. Fidler’s employment is terminated without “cause,” by his resignation for “good reason,” or due to his death or disability, subject to his execution of a general release of claims, Mr. Fidler will receive (i) 100% of the unpaid portion of the Fidler Cash Award, if such termination occurs within the one-year period following the Merger or (ii) 50% of the unpaid portion of the Fidler Cash Award, if such termination occurs after the first anniversary of the Merger.
Steven Johnson
Pursuant to an offer letter with a subsidiary of Parent, following the closing of the Merger, Steven Johnson, the Company’s President and Chief Operating Officer, will receive an annual base salary of $375,000 and a discretionary annual bonus with a target of 70% of his annual base salary. In addition, in the event of a termination of employment by the employing entity without “cause” or a resignation by Mr. Johnson for “good reason,” in each case following the closing of the Merger, subject to his execution of a general release of claims, Mr. Johnson will be eligible to receive: (i) 12 months of continued base salary payments, (ii) subject to Mr. Johnson’s timely election of continued coverage under COBRA, reimbursement for the portion of monthly premiums that the employing entity pays for active employees until the earliest of (a) the 12-month anniversary of the termination date or (b) the date on which Mr. Johnson becomes eligible to receive substantially similar coverage from another source, (iii) any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination occurs, if any, payable if and when annual bonuses are paid to other senior executives, and (iv) a prorated annual bonus for the fiscal year in which the termination occurs based on the actual level of achievement of the applicable performance goals for such year, payable if and when annual bonuses are paid to other senior executives; provided that if such termination occurs prior to the six-month anniversary of the closing date of the Merger, the full amount of the target bonus for the year of termination will be paid in a lump sum following the effective date of the release.
Mr. Johnson previously purchased restricted shares of Company common stock pursuant to that Restricted Stock Award Agreement with the Company, dated October 28, 2019 (the “Restricted Shares”). Pursuant to the terms of the offer letter and the Merger Agreement, Mr. Johnson’s Restricted Shares that are unvested as of the closing of the Merger will be canceled and in exchange Mr. Johnson will receive a contingent cash amount equal to the number of unvested Restricted Shares multiplied by the Merger Consideration (the “Converted Cash Value”). Subject to Mr. Johnson’s continued employment with the employing entity through each applicable payment date, the Converted Cash Value will be paid in cash, as follows: (i) the portion of the Converted Cash Value associated with Mr. Johnson’s Restricted Shares that are solely subject to time-vesting conditions, will be paid in equal monthly installments on the last day of each month ending after the closing of the Merger through a final installment on October 31, 2023, and (ii) the portion of the Converted Cash Value associated with Mr. Johnson’s Restricted Shares that are subject to performance-vesting conditions, will be paid 25% on March 1, 2024 and 1/48th as soon as reasonably practicable following each monthly anniversary thereafter until March 1, 2027 (the “Johnson Payments”). If Mr. Johnson’s employment is terminated for any reason other than for “cause” by the employing entity within the six-month period following the closing of the Merger, 50% of the Converted Cash Value will be paid as soon as reasonably practicable following the termination date. If Mr. Johnson’s employment is terminated without “cause,” by his resignation for “good reason” or due to his death or disability, (a) if such termination occurs within the one-year period following the closing of the Merger, 100% of the Converted Cash Value will be paid as soon as reasonably practicable following the termination date, and (b) if such termination occurs after the first anniversary of the closing of the Merger, 50% of the unpaid portion of the Converted Cash Value will be paid as soon as reasonably practicable following the termination date. Any payment in respect of the Converted Cash Value after Mr. Johnson’s termination of employment will be subject to his execution of a release of claims.
Intent to Vote in Favor of the Merger
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them in favor of the Proposals. At the close of business on the Record Date, the executive officers and directors of the Company collectively own approximately 5.4% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting.
In addition, the Company and SoftBank entered into the Voting Agreements with the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting as of the Record Date, and who have agreed to vote or cause to be voted any shares of Company common stock owned by them in favor of the Merger Agreement Proposal and the Charter Amendment Proposal. In addition, pursuant to the Voting Agreements, each of the Supporting Stockholders agreed to (i) not transfer their shares prior to the closing of the Merger and (ii) a customary non-solicitation, whereby each Supporting Stockholder agreed, among other things, to not solicit, initiate, or knowingly facilitate or encourage an alternative transaction. For more information, see the section of this proxy statement entitled “The Voting and Support Agreements.”
Appraisal Rights
The following summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which is attached hereto as Annex D, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in this summary to (i) “Company stock” are to shares of the Company common stock, Class A common stock and Class C common stock, (ii) a “stockholder” are to the record holder of shares of the Company stock, (iii) a “beneficial owner” are to a person who is the beneficial owner of shares of the Company stock held either in voting trust or by a nominee on behalf of such person, and (iv) a “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, stockholders desiring to exercise their right to appraisal must (i) properly submit a written demand for an appraisal of their shares of Company stock to the Company prior to the stockholder vote on the Merger Agreement Proposal; (ii) not submit a proxy or otherwise vote in favor of the Merger Agreement Proposal; (iii) hold shares of Company stock upon the making of a demand under clause (i) and continue to hold their shares of Company stock through the effective date of the Merger; (iv) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and follow the procedures set forth in Section 262. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares through the effective date of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company under Section 262 and to be set forth on the Verified List (defined below). The shares of Company common stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Company common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of Company common stock entitled to appraisal exceeds 1% of the outstanding shares of Company common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.”
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of the corporation’s stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Annex D carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company stock must strictly comply with Section 262. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one-hundred and 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
Because receipt of a signed proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the Merger Agreement Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the Merger Agreement Proposal, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.
Filing Written Demand
Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to the Company, before the vote on the Merger Agreement Proposal at the Special Meeting, a written demand for the appraisal of such person’s shares. Neither voting against the Merger Agreement Proposal nor abstaining from voting or failing to vote on the Merger Agreement Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Agreement Proposal at the Special Meeting will constitute a waiver of appraisal rights.
Record Holders
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Company stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Company stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Company stock as to which appraisal is sought. Where no number of shares of Company stock is expressly mentioned, the demand will be presumed to cover all shares of Company stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the effective date of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company under Section 262 and to be set forth on the Verified List.
Although not expressly required by Section 262, the Company reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Berkshire Grey, Inc.
Attention: Vice President, General Counsel and Corporate Secretary
140 South Road
Bedford, MA 01730
Demands for appraisal may not be submitted by electronic transmission.
Actions After Completion of the Merger
If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each holder of Company stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the Merger Agreement Proposal, and any beneficial owner who has properly demanded appraisal, of the effective date of the Merger. At any time within 60 days after the effective date of the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement by delivering to the Company a written withdrawal of the demand for appraisal. Within 120 days after the effective date of the Merger, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all the Company Stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company stock. Accordingly, any stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Company stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.
Within 120 days after the effective date of the Merger, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement Proposal and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of Company stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs of these notices shall be borne by the Surviving Corporation.
After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

In addition, assuming Company common stock remained listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of Company common stock who assert appraisal rights unless one of the Minimum Conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of Company stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described above).
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of Company stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.
Neither the Company nor Parent anticipates offering more than the consideration offered pursuant to the Merger Agreement to any holder of shares of Company stock exercising appraisal rights, and the Company and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company stock is less than the Merger Consideration. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Company stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Company stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger or if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a time prior to the Effective Time. If no petition for an appraisal is filed, if the person who has made a demand for appraisal delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within 60 days after the Effective Time in accordance with Section 262 or, with respect to holders of Company common stock, if neither of the Minimum Conditions is met (assuming the Company common stock remained listed on a national securities exchange immediately prior to the Effective Time), then the right of such person to an appraisal of such shares shall cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, no appraisal proceeding shall be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.
Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below). This summary is general in nature and does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based upon the Code, Treasury Department regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published rulings and administrative pronouncements of the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 (except to the limited extent specifically discussed below), the alternative minimum tax, the rules pertaining to “qualified small business stock” or “Section 1244 stock”, nor does it address any tax consequences arising under state, local or non-U.S. tax laws or U.S. federal tax laws other than those pertaining to the U.S. federal income tax.
This discussion is limited to Company Stockholders and warrantholders (collectively “Company Holders” and each a “Company Holder”) who hold their shares of Company common stock or Company warrants, as applicable, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). Further, this discussion is for general information only and does not address all of the tax consequences that may be relevant to Company Holders in light of their particular circumstances. For example, this discussion does not address the tax consequences that may be relevant to Company Holders who may be subject to special treatment under U.S. federal income tax laws, such as insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. Holders that have a functional currency other than the U.S. dollar, Company Holders who hold shares of Company common stock or Company warrants through an individual retirement or other tax-deferred account, tax-exempt organizations, governmental agencies or instrumentalities, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities and investors in such pass-through entities, real estate investment trusts, regulated investment companies, Company Holders who hold shares of Company common stock or Company warrants as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, Company Holders who will hold (actually or constructively) an equity interest in Parent immediately after the Merger, Company Holders who own or have owned (directly, indirectly or constructively) 5% or more of Company’s common stock (by vote or value); Company Holders who hold their Company common stock or Company warrants through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the U.S.; Company Holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Company common stock or Company warrants being taken into account in a “applicable financial statement” (as defined in the Code); Company Holders who are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax; and Company Holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements. This discussion also does not address the U.S. federal income tax consequences to (i) holders of options, restricted stock units or other equity securities (other than, to the extent specifically discussed herein, Company warrants) or (ii) holders of shares of Company common stock who exercise appraisal rights in connection with the Merger under the DGCL.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock or Company warrants, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Company common stock or Company warrants and partners therein should consult their tax advisors regarding the consequences of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX PLANNING. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, THE UNEARNED INCOME MEDICARE CONTRIBUTION TAX, QUALIFIED SMALL BUSINESS STOCK, AND FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock or Company warrants that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the U.S.;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Company common stock or Company warrants (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for shares of Company common stock or Company warrants pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the shares or warrants surrendered pursuant to the Merger. Any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares or warrants is more than one-year at the time of the completion of the Merger. Long-term capital gains of non-corporate taxpayers, including individuals, are generally taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock or Company warrants at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock or Company warrants.
Non-U.S. Holders
Except as described below under “— Information Reporting and Backup Withholding” and “— Withholding on Foreign Entities”, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income or withholding tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30%, which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a Company Holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that the taxpayer identification number provided is correct and that such Company Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such Company Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Company Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly known as “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. FATCA withholding currently applies to payments of dividends. The Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Company common stock or Company warrants. In its preamble to such proposed regulations, the Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Company Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Company common stock or Company warrants pursuant to the Merger.
Financing of the Merger
The Merger Agreement does not contain any financing conditions to consummation of the Merger. Parent estimates that the total funds necessary to complete the Merger will be approximately $419.1 million, including related fees and expenses. Parent expects these amounts to be funded with available cash on its balance sheet.
Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:
Description	Amount
Financial advisory fees and expenses	$6,710,000
Legal, accounting and other professional fees and expenses	$3,500,000
SEC filing fees	$41,089
Printing, proxy solicitation and mailing costs	$160,000
Miscellaneous	$25,000
Total	$10,436,089
It is also expected that Merger Sub and/or Parent will incur approximately $5.1 million of legal, financial and other advisory fees.
The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Merger. Except as explicitly provided for otherwise in the Merger Agreement, whether or not the Merger is consummated, all expenses incurred by any party to the Merger Agreement or on its behalf in connection with the Merger Agreement and associated transactions will be paid by the party incurring those expenses. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other antitrust laws, and the Company will not be required to pay any fees or other payments to any governmental authority in connection with any filings under the HSR Act or such other filings as may be required under applicable antitrust laws in connection with the Merger or the Merger Transactions.
Regulatory Approvals
Under the HSR Act, certain transactions, including the Merger, may not be completed until pre-merger notifications have been filed with the United States Department of Justice Antitrust Division (the “DOJ”) and the United States Federal Trade Commission (the “FTC”), and all statutory waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act. The parties filed their notification and report forms under the HSR Act on April 7, 2023. The waiting period with respect to the notification and report forms expired at 11:59 p.m. Eastern Time on May 8, 2023.
At any time before or after the Effective Time, the DOJ, the FTC, U.S. state attorneys general, as well as non-U.S. regulatory bodies could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the Merger or conditionally approving the Merger upon certain regulatory conditions or remedies. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that it would not be successful.
In addition, under the ICA, certain transactions, including the Merger, may not be completed until a notice with respect to the Merger Transactions has been delivered by Merger Sub to the Director of Investments pursuant to Section 11 of the ICA, and all statutory requirements have been satisfied. Completion of the Merger is subject to the satisfaction of the statutory requirements under the ICA. The parties filed their notice pursuant to Section 11 of the ICA on April 21, 2023 and received the ICA Clearance on June 6, 2023. See “The Merger Agreement — Conditions to the Merger.”
Effective Time of the Merger
The Merger is to become effective, upon the terms and subject to the conditions of the Merger Agreement, at the date and time when a certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.
Payment of Merger Consideration
At the Effective Time, each share of Company common stock (other than (i) shares held in the treasury of the Company or owned by Merger Sub; (ii) shares held by Company Stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law and (iii) restricted shares that have not vested as of the Effective Time) will be converted automatically into and shall thereafter represent only the right to receive the Merger Consideration, subject to applicable withholding taxes.
At the Effective Time, each outstanding warrant to purchase shares of Company common stock pursuant to the Warrant Agreement, dated December 7, 2020, by and between Revolution Acceleration Acquisition Corp and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) will, in accordance with its terms, automatically and without any required action on the part of the holder thereof, become a warrant exercisable for the Merger Consideration that such holder would have received if such warrant had been exercised immediately prior to the Effective Time; provided that if a holder of such warrant properly exercises such warrant within thirty (30) days following the public disclosure of the consummation of the Merger, the holder of such warrant will be entitled to the Black-Scholes Warrant Value (as defined in the Warrant Agreement) with respect to such warrant, which would have been equal to approximately $0.38 per warrant as of the close of trading on March 23, 2023.
At the Effective Time, each outstanding warrant to purchase shares of Company common stock pursuant to that certain Warrant, dated July 29, 2022, in favor of FCJI, Inc. (the “FedEx Warrant”) shall be subject to Section 12(iii) of the FedEx Warrant, and FCJI, Inc. shall have the right to exercise such warrants in exchange for the exercise price set forth in the FedEx Warrant. Upon such exercise, the holder of the FedEx Warrant shall be eligible to receive cash equal to the Merger Consideration multiplied by the number of shares of Company common stock for which such FedEx Warrant was exercisable immediately prior to the Effective Time.
Prior to the Effective Time, Parent and Merger Sub will appoint Continental Stock Transfer & Trust Company to act as the paying agent (or such other nationally recognized paying agent agreed to between Parent and Company) (the “Paying Agent”) to exchange the shares of Company common stock for the Merger Consideration. At or prior to the Effective Time, Parent and/or Merger Sub will deposit or cause to be deposited with the Paying Agent sufficient cash to pay the aggregate Merger Consideration. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver to each holder of record of a share of Company common stock as of immediately prior to the Effective Time (other than those not entitled to Merger Consideration, as described in the preceding paragraph) (each, a “Book-Entry Share”) (i) a letter of transmittal in customary form, specifying procedures for delivery of the Merger Consideration and (ii) instructions for returning such letter of transmittal in exchange for payment of the Merger Consideration. Upon delivery of a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Book-Entry Share shall be deemed to have surrendered his, her or its Book-Entry Share and entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by such Book-Entry Share less any required withholding of Taxes. Any Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Book-Entry Shares.
The Paying Agent will return to Parent or Parent’s Designee, any portion of the funds in its possession on or after the one-year anniversary of the Effective Time. After that time, if you have not received payment of the Merger Consideration, you may look only to the Parent or Surviving Corporation, which shall remain responsible for payment and issuance of the applicable Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims of interest of any Person previously entitled thereto. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.
Provisions for Unaffiliated Stockholders
No provision has been made to grant the Company Stockholders, other than Parent or its affiliates, access to the corporate files of the Company or any other party to the Merger or to obtain counsel or appraisal services at the expense of the Company or any other such party.
Litigation Related to the Merger
As of June 26, 2023, two complaints have been filed by purported Company stockholders against the Company and its directors in connection with the proposed Merger. The complaints are captioned Angelini v. Berkshire Grey, Inc., et al., No. 1:23-cv-04040 (S.D.N.Y., filed May 15, 2023) and Costa v. Berkshire Grey, Inc. et al., No. 1:23-cv-04094 (S.D.N.Y., filed May 17, 2023) (together, the “Complaints”). The Complaints allege that the defendants filed or caused to be filed materially incomplete and misleading preliminary proxy statement with the SEC and assert claims under Sections 14(a) and 20(a) of the Exchange Act. In addition, the Company and Board have received five separate demands made by purported Company stockholders pursuant to Section 220 of the DGCL seeking certain books and records of the Company related to the proposed Merger and related matters (collectively, the “220 Demands”) and six additional demands from purported Company stockholders seeking additional disclosures in the proxy statement (collectively, the “Demands”). The Company cannot predict the outcome of the Complaints, the 220 Demands or the Demands. The Company believes that the allegations and claims asserted in the Complaints, 220 Demands and Demands are without merit and intends to defend against them vigorously. Additional lawsuits and demand letters arising out of the Merger may also be filed or received in the future, though the Company will not provide additional disclosures unless those new complaints or letters contain material differences from those received to date.
Accounting Treatment
The Merger will be accounted for in accordance with GAAP. The Company, as the Surviving Corporation in the Merger, is considered the acquirer for accounting purposes. The Merger will result in the recognition of net assets acquired based on their estimated fair value.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules to the Merger Agreement (the “Disclosure Schedules”). In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the Disclosure Schedules or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent and Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the Company’s filings with the SEC regarding its business.
Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section entitled “Where You Can Find Additional Information.”
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of SoftBank. As a result of the Merger, the separate corporate existence of Merger Sub will cease.
The Class A common stock and Public Warrants are currently registered under the Exchange Act and are listed on Nasdaq under the symbols “BGRY” and “BGRYW,” respectively. As a result of the Merger, the Company will cease to be a publicly traded company and will be a wholly owned subsidiary of SoftBank. Following the completion of the Merger, the Class A common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Class A common stock in accordance with applicable law, rules and regulations. Additionally, if the Merger is completed, the Public Warrants are intended to be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.
At the Effective Time, the Certificate of Incorporation will be amended and restated to read in the same form as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided in the Merger Agreement or as provided by applicable law, and the Company Bylaws will be amended and restated to read in the same form as the bylaws of the Merger Sub, until thereafter amended as provided in the Merger Agreement or as provided by applicable law.
At the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal.

Closing and Effective Time of the Merger
The Merger Agreement provides that the closing of the Merger will take place on or before the third business day following the day on which all of the conditions to the closing of the Merger (described in the section of this proxy statement entitled “The Merger Agreement — Conditions to the Merger”) have been satisfied or waived (to the extent waivable under applicable law and the Merger Agreement) other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of those conditions.
The Effective Time will occur upon the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as the parties may agree in writing and specify in the certificate of merger.
We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement, we cannot accurately estimate the closing date of the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to SoftBank’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. There may be a substantial amount of time between the Special Meeting and the completion of the Merger, and it is possible that the Merger will not be completed at all. After the Company Stockholder Approval is obtained, the Board will not have the right to terminate the Merger Agreement in order to accept any Superior Proposal. We expect to complete the Merger promptly after the Company Stockholder Approval is obtained and all required regulatory clearances have been received.
Consideration to be Received in the Merger
At the Effective Time, by virtue of the occurrence of the Merger, the following will occur:
•
each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than (i) restricted shares of Company common stock that are not vested (the “Restricted Shares”), (ii) shares of Company common stock owned by the Company as treasury stock or by Merger Sub (the “Treasury Shares”) and (iii) the Dissenting Shares) will be automatically converted into the right to receive $1.40 per share in cash, without interest;

•	each Company Treasury Share issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration;
•	each Dissenting Share issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist (subject to the appraisal rights of such holders);
•	each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation;
•	each Vested In-the-Money Company Option will be canceled in exchange for payment of the Company Option Cash Out Amount;
•
each Unvested In-the-Money Company Option will automatically be canceled and converted into opportunity to be paid an amount in cash equal to the Option Converted Cash Award, subject to the same vesting terms, termination-related provisions and other conditions that applied to the associated unvested In-the-Money Company Option immediately prior to the Effective Time;

•	all Company Options that are not In-the-Money Company Options will be canceled at the Effective Time without payment of any consideration;
•	each Vested Company RSU will be canceled and converted into the right to receive an amount in cash equal to the Company RSU Cash Out Amount;
•
each Unvested Company RSU will be canceled and converted as of the Effective Time into the opportunity to be paid an amount in cash equal to the RSU Converted Cash Award, subject to the same time-vesting terms and conditions that applied to the associated unvested Company RSUs immediately prior to the Effective Time; and

•
each Company Restricted Share that is unvested immediately prior to the Effective Time will be cancelled in exchange for payment of a contingent cash amount equal to the Merger Consideration that would be payable in respect of a share of Company common stock, subject, however, to certain terms and conditions.

Dissenting Shares
At the Effective Time, each Dissenting Share issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist, and the holders of Dissenting Shares will be entitled only to such rights as may be granted to them under Section 262. Notwithstanding the foregoing, if any holder of Dissenting Shares effectively withdraws or otherwise loses such holder’s rights to receive payment under Section 262, then such Dissenting Shares will be deemed to no longer be Dissenting Shares for purposes of the Merger Agreement and instead will be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration.
The Company will give SoftBank (i) prompt written notice of any demands for appraisal of any shares of Company common stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL relating to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company will not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of SoftBank.
Withholding Rights
SoftBank, the Company, Merger Sub and the paying agent for the Merger Consideration will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise payable pursuant to the Merger Agreement. To the extent amounts are so withheld, such withheld amounts will be (i) timely remitted to the appropriate governmental authority and (ii) treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made. SoftBank has agreed to reasonably cooperate with the Company to eliminate or reduce any such deduction or withholding.
Surrender and Payment Procedures
At or prior to the Effective Time, Parent or Merger Sub will deposit, or will cause to be deposited, with the paying agent sufficient funds to pay the aggregate Merger Consideration, other than in respect of the Excluded Shares, Dissenting Shares and Company Restricted Shares, as discussed below.
As soon as practicable after the Effective Time, SoftBank will cause the paying agent to deliver to each of our holders of shares of record immediately prior to the Effective Time (i) a letter of transmittal specifying that delivery will be effected upon adherence to the procedures set forth in the letter of transmittal and (ii) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon completion of such applicable procedures by a holder of record, the paying agent will deliver to such holder the Merger Consideration to which such holder is entitled in respect of the number of shares of Company common stock surrendered by such holder (after giving effect to any required tax withholdings), and such surrendered shares will be cancelled immediately. Interest will not be paid or accrue in respect of the Merger Consideration.
Representations and Warranties
Representations and Warranties of the Company
The Merger Agreement contains customary representations and warranties of that Company that are subject, in many cases, to exceptions and qualifications contained in the Merger Agreement, in the Company’s Disclosure Schedules or in certain reports filed with the SEC. The representations and warranties of the Company relate to, among other things:
•	our and our subsidiaries’ due organization, good standing, existence and authority to carry on our and their business;
•
our corporate power and authority related to the Merger Agreement, including as it relates to our entry into and performance of our obligations under the Merger Agreement and to consummate the Merger and the Merger Transactions and the enforceability of the Merger Agreement against us;

•
the Company’s execution, delivery and performance under the Merger Agreement, and whether such execution, delivery and performance would result in violations of, or conflicts with, our governing documents or applicable law, or any defaults, terminations or accelerations under certain agreements or the creation of liens on any of our assets;

•	certain actions of the Board (acting on the unanimous recommendation of the Special Committee), including in respect of the Company Board Recommendation;
•	that the only vote of the holders of shares of Company common stock necessary to approve the Merger Agreement and adopt the Charter Amendment is the Company Stockholder Approval;
•	the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;
•	our capitalization, including:
○	the number of authorized and outstanding shares of Company common stock, Company preferred stock and Company equity awards;
○
that all outstanding shares of Company common stock and Company preferred stock have been duly authorized and validly issued, free and clear of any liens, and are fully paid, nonassessable and free of preemptive rights;

○
the absence of any other (i) outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock, or obligate the Company to grant, extend or enter into any such agreements relating to any shares of the Company’s capital stock, or (ii) stockholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement or other similar agreement with respect to the voting, registration, redemption, sale, transfer or other disposition of any shares of the Company’s capital stock; and

○
the absence of any other (i) outstanding subscriptions, options, stock appreciation rights, warrants, rights, or other securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (ii) commitments, calls, conversion rights of exchange or privilege, plans or other agreements of any character providing for the issuance, sale, repurchase or redemption of shares of the Company’s capital stock or the value of which is determined by reference to shares of the Company’s capital stock, and (iii) voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of the Company’s capital stock;

•	our SEC filings since December 10, 2020, and the financial statements included in such SEC filings, and our disclosure controls and procedures and internal controls over financial reporting;
•
the absence of obligations or liabilities of the Company and its subsidiaries, other than (i) obligations or liabilities reflected or reserved against in the most recent audited consolidated balance sheet of the Company; (ii) obligations or liabilities incurred in the ordinary course of business since December 31, 2022; (iii) executory obligations arising from any contract entered into in the ordinary course of business; (iv) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as described below) or (v) obligations or liabilities expressly required by the Merger Agreement;

•
(i) our conduct of business in all material respects in the ordinary course of business from December 31, 2022 through the date of the Merger Agreement, except in connection with modifications, suspensions and/or alterations of operations in response or otherwise related to COVID-19 measures; (ii) the absence of any actions by the Company and its subsidiaries that, if taken between the date of the Merger Agreement and Effective Time, would constitute a breach of, or require the consent of SoftBank under the Merger Agreement, and (iii) the absence since December 31, 2022, through the date of the Merger Agreement of any material adverse effect (as defined below) or any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	certain tax matters relating to the Company and its subsidiaries;
•	certain matters relating to the leases of real property of the Company and any of its subsidiaries;
•	certain intellectual property matters relating to the Company and its subsidiaries;
•	certain matters relating to material contracts;
•	certain matters relating to employee benefit plans of the Company and its subsidiaries;
•	certain labor matters relating to the Company and its subsidiaries;
•	the absence of certain legal proceedings, investigations and governmental orders against the Company or any of its subsidiaries;
•
the Company and its subsidiaries’ compliance with applicable laws for the prior five years, including (i) sanctions and customs and trade laws, (ii) privacy, cybersecurity, data security, and the security of information technology systems and (iii) anti-bribery and anti-corruption laws;

•	certain matters relating to insurance policies of the Company and its subsidiaries;
•	the absence of certain related party transactions;
•	the absence of any broker’s or finder’s fees (other than fees due to Credit Suisse);
•	certain matters relating to the Company’s relationship with its material customers and suppliers;
•	the inapplicability of anti-takeover statutes to the Merger Agreement or the Merger Transactions and the absence of any “poison pill” or similar anti-takeover agreement or plan;
•	certain environmental matters relating to the Company and its subsidiaries;
•	the receipt by the Board of a fairness opinion; and
•	certain matters relating to the information supplied by the Company and its subsidiaries.
Material Adverse Effect
Many of our representations and warranties are qualified by, among other things, a “material adverse effect” standard. For purposes of the Merger Agreement, a “material adverse effect” means, with respect to the Company, any change, effect, event, occurrence, circumstance or development (which we collectively refer to as an “effect”) that, individually or in the aggregate with all other effects, has or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect resulting from the following:
•	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;
•	any change in interest rates or economic, political, credit, business or financial market conditions generally;
•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19, any COVID-19 measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any person in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of god in the United States or any other country or region in the world, or any escalation of the foregoing;

•
geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof;

•
any events generally applicable to the industries or markets in which the Company and its subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers);

•	the taking of any action required by the Merger Agreement;

•
any failure, in and of itself, by the Company to meet any published or internal prospective estimates, projections, expectations, milestones, predictions or forecasts of revenue, earnings, or any financial or performance measures or operating statistics (whether made by the Company or any third parties);

•
the execution, announcement or performance of the Merger Agreement or the consummation of the Merger Transactions, or the identity of Parent or any of its affiliates as the acquiror of the Company, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its subsidiaries;

•	any changes in the Company’s stock price or trading volume;
•
(i) any action taken at the written direction or request of Parent or Merger Sub, (ii) any failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action restricted or prohibited by the Merger Agreement, (iii) any action taken in compliance with the terms of, or that is required by, the Merger Agreement or (iv) the failure to take any action prohibited by this Agreement; or

•	the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;
provided, further, that any effect referred to in the first five bullets above may be taken into account in determining if a material adverse effect has occurred if it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company and its subsidiaries, taken as a whole, operate.
For purposes of the Merger Agreement, a “material adverse effect” means, with respect to Parent, any effect that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of Parent’s material adverse effect, is or would reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Merger on or prior to the Outside Date.
Representations and Warranties of Parent and Merger Sub
The Merger Agreement also contains customary representations and warranties of Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:
•	their due organization, existence, good standing, and authority to carry on their businesses;
•
their corporate power and authority related to the Merger Agreement, including their power to enter into the Merger Agreement, perform their obligations under the Merger Agreement, and consummate the Merger and the Merger Transactions and the enforceability of the Merger Agreement against them;

•	the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;
•
their execution, delivery and performance under the Merger Agreement, and whether such execution and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of their assets;

•	the capitalization and business conduct of Merger Sub;
•
the availability of sufficient cash to make all payments at the closing of the Merger contemplated by the Merger Agreement and pay all associated fees, costs and expenses in connection with the Merger and the Merger Transactions;

•	the absence of certain legal proceedings or investigations against Parent or Merger Sub; and
•	certain matters relating to the information supplied by Parent and Merger Sub.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.
Conduct of Our Business Pending the Merger
Under the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except (i) as undertaken with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned); (ii) as required by applicable law; (iii) as expressly contemplated or required by the Merger Agreement; (iv) as set forth on the Disclosure Schedule; or (v) as required by the rules or regulations of Nasdaq, the Company (a) will, and will cause its subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses in the ordinary course of business in all material respects (including any changes in their respective business practices adopted prior to the date hereof to address and adapt to COVID-19 and any COVID-19 measures), keep available the services of the current officers and key management employees of the Company and its subsidiaries and preserve the goodwill and current relationships with key anticipated customers, key suppliers, key partners and other persons with which it has significant business dealings and (b) will not, and will cause its subsidiaries not to:
•
amend the Certificate of Incorporation or Company Bylaws or those of its subsidiaries, restructure, reorganize, dissolve or liquidate the Company or any of its subsidiaries or form any subsidiaries or enter into any new line of business or abandon or discontinue any existing line of business;

•	make, declare or pay any dividend or other distribution with respect to any of its capital stock, other than dividends or other distributions paid by any wholly owned subsidiary of the Company;
•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of the Company which remains wholly owned thereafter;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of the Company’s capital stock, membership interests or other equity interests of the Company or its subsidiaries, except for (i) acquisitions of shares of the Company equity awards in connection with the forfeiture or cancellation of Company equity awards; (ii) any such transaction by a wholly owned subsidiary of the Company which remains wholly owned thereafter, or (iii) purchases or redemptions pursuant to exercises of Company options issued and outstanding as of the date of the Merger Agreement or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards existing on the date of the Merger Agreement;

•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of the Company’s capital stock or other equity interests in the Company or any of its subsidiaries, or any class, or securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity interests, other than:

○	the issuance of shares of Company common stock in accordance with and as required by the Warrant Agreement or the FedEx Warrant; or
○
the issuance of shares of Company common stock upon the exercise of Company options or settlement of Company RSUs outstanding as of the date hereof, provided, however, that such exercise will be limited to the vested portion of such Company options as of the time of such exercise and the Company will not allow any early exercise of Company options;

•
acquire, merge or consolidate the Company or any of its subsidiaries with any other third party or their assets, securities, businesses or properties, other than the acquisitions of property in the ordinary course of business that do not exceed $250,000;

•
modify or terminate any material contract or enter into any contract, that if entered into prior to the date of the Merger Agreement would have been a material contract (other than purchase orders, invoices or statements of work entered into in the ordinary course of business involving payments not in excess of $250,000);

•
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries, (iii) transactions in the ordinary course of business to fulfill order obligations pursuant to customer orders existing as of the date hereof and customer orders that may be received in the ordinary course of business following the date of the Merger Agreement and (iv) transactions in the ordinary course of business not in excess of $250,000 individually and $500,000 in the aggregate;

•	acquire any ownership interest in any real property;
•
except for such actions required by applicable law, existing Company benefit plans or any material contract: (i) grant or announce any cash- or equity or equity-based incentive awards, bonus, severance, retention, change of control or termination or similar pay, (ii) hire or terminate (other than for cause or due to death or disability) the employment of any officers, directors or employees of the Company whose annual base salary exceeds $200,000, (iii) terminate, adopt, enter into or materially amend any Company benefit plan, (iv) increase or decrease the compensation or benefits payable or that become payable to any employee, officer, director or other individual service provider with an annual base salary of $200,000 or more, except where such increase or decrease does not exceed 10% of the annual base salary (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s subsidiaries for the benefit of any employee or other service provider of the Company or its subsidiaries, or (vi) take any action to accelerate the time of payment, vesting, exercisability or funding of any compensation or benefit payable by the Company or any of its subsidiaries, except in the ordinary course of business;

•
issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries or otherwise incur or assume any indebtedness, or guarantee any indebtedness of another person, except as issued or incurred between the Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person other than between the Company and any of its wholly owned subsidiaries;
•
(i) make, change or revoke any material election in respect of taxes, (ii) amend, modify or otherwise change any filed income or other material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the date of the closing of the Merger (as defined in the Merger Agreement) or enter into any material tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its subsidiaries;
•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business that (i) involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in excess of $100,000 individually or $250,000 in the aggregate, (ii) do not impose any injunctive or other non-monetary relief on the Company, (iii) do not involve the admission of wrongdoing by the Company or any of its subsidiaries and (iv) do not relate to the Merger Agreement or the Merger Transactions;

•
(i) enter into or become bound by any material contract, or modify, amend, renew or terminate any material contract, in each case related to the acquisition or disposition or granting of any rights to any intellectual property that is material to the Company and its subsidiaries, or otherwise materially encumber any such intellectual property, other than in the ordinary course of business, (ii) act or fail to act in any manner that would reasonably be expected to result in any loss, disposal of, abandonment, lapse, invalidity or unenforceability of any material rights to any intellectual property that is material to the Company and its subsidiaries, other than in the ordinary course of business, or (iii) disclose any material trade secret of the Company or its subsidiaries to any person, other than in the ordinary course of business to company services providers who have entered into a written confidentiality agreement or are otherwise subject to standard confidentiality obligations in accordance with procedures that are customarily used in the Company’s industry;
•
enter into, modify, amend, renew or extend any labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license material to the conduct of the business of the Company and its subsidiaries, taken as a whole;
•	limit the right of the Company or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person;
•
waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or any other third party;

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental authority;
•	enter into, adopt or authorize the adoption of any stockholder rights agreement (or similar plan commonly referred to as a “poison pill”); or
•	agree, authorize or commit to do any of the foregoing.
No Solicitation of Acquisition Proposals; Adverse Recommendation Changes
No Solicitation or Negotiation
Except as permitted by the Merger Agreement, the Company must not, and must cause its subsidiaries and direct each of its other affiliates and its directors, officers, employees consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives (collectively, “representatives”) not to, directly or indirectly:
•
solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal (as defined below);

•
enter into, continue or otherwise participate in any discussions or negotiations with, afford access to the business, properties, personnel of the Company or any non-public information of the Company to, any person in connection with a Takeover Proposal or any inquiries that could be reasonably expected to lead to a Takeover Proposal (other than to state that the Company is not permitted to have discussions);

•
execute or enter into any letter of intent, agreement in principle or contract with respect to a Takeover Proposal (other than an acceptable confidentiality agreement in accordance with the terms of the Merger Agreement (an “Acceptable Confidentiality Agreement”)); or

•	resolve to or publicly propose to do any of the foregoing.
The Merger Agreement defines the term “Takeover Proposal” to mean any proposal or offer relating to a single direct or indirect transaction or series of related direct or indirect transactions, to (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its subsidiaries or consolidated assets of the Company and its subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of, or other transaction with respect to, shares of capital stock or other securities in which any person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the capital stock of the Company or any of its subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (v) any combination of the foregoing.
The Company also agreed to, and to cause its subsidiaries and direct each of its other affiliates and representatives to immediately: (i) cease and cause to be terminated any activities, discussions or negotiations with any third party with respect to any Takeover Proposal or inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) terminate all access granted to any such third party to any physical or electronic data room (or any other diligence access) with respect to any Takeover Proposal or inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal and (iii) request that each such third party promptly return or destroy all non-public information furnished to any such person. The Company also agreed not to modify, amend, terminate, waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its subsidiaries is a party relating to any Takeover Proposal or any inquiry that constitutes or could reasonably be expected to lead to a Takeover Proposal and will enforce the provisions of any such agreement, except that the Company will be permitted on a confidential basis to release or waive any standstill obligations solely to the extent necessary to permit the other party thereto to submit a Takeover Proposal to the Board on a confidential basis.
No Solicitation Exceptions
Notwithstanding the foregoing, if the Company receives an unsolicited, bona fide written Takeover Proposal that did not result from a breach of the Company’s non-solicitation obligations prior to the time the Company Stockholder Approval is obtained, then, following the receipt by the Company of such a Takeover Proposal:
•	the Company and its representatives will be permitted to contact the person making such Takeover Proposal, solely to clarify the terms of such Takeover Proposal; and
•
if the Board determines in good faith (after consultation with its financial advisors and legal outside counsel) (i) that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal (as defined below) and (ii) that the failure to take the actions set forth in clauses (a) and (b) below with respect to such Takeover Proposal would be inconsistent with the Board’s fiduciary duties to the Company Stockholders under applicable law, then the Company may, in response to such Takeover Proposal, (a) furnish access and information with respect to the Company to the third party who has made such Takeover Proposal, and its representatives, pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information so provided has previously been provided to SoftBank or is provided to SoftBank substantially concurrently with the time it is provided to such person, and (b) participate in discussions and negotiations with such third party regarding such Takeover Proposal.

The Merger Agreement defines the term “Superior Proposal” to mean any bona fide written Takeover Proposal that was not solicited and did not otherwise result from a violation of the Company’s non-solicitation obligations that the Board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) would be more favorable to the Company Stockholders (solely in their capacity as such) from a financial point of view than the Merger Transactions and (ii) is reasonably likely to be consummated in accordance with its terms on a timely basis, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Takeover Proposal will be deemed to be references to “50%.”
Except to the extent the Company is prohibited from giving SoftBank such notice by any confidentiality agreement in effect as of the date of the Merger Agreement, from and after the execution of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, the Company will notify SoftBank in writing of the receipt of any Takeover Proposal or any inquiries, offers or proposals that would reasonably be expected to lead to a Takeover Proposal, specifying the terms and conditions thereof (including the identity of the third party making such Takeover Proposal or inquiry, offer or proposal) and thereafter keep SoftBank reasonably informed of any changes or modifications to the financial or other material terms and conditions of such Takeover Proposal or inquiry, offer or proposal, in each case also providing to

SoftBank a copy of each written Takeover Proposal or inquiry, offer or proposal and any written changes or modifications thereto containing any terms or conditions of any proposals or proposed transaction agreements relating to any Takeover Proposal or inquiry, offer or proposal, in each case as soon as practicable and in any event within 24 hours after the Company’s receipt thereof.
No Adverse Recommendation Change
The Board has unanimously recommended that Company Stockholders vote “FOR” the Proposals. The Merger Agreement provides that, subject to certain exceptions described below, neither the Board nor any committee thereof (including the Special Committee) will: (i) fail to make, withdraw, qualify, modify or amend, or agree to or publicly propose to withdraw, qualify, modify or amend, the Company Board Recommendation in any manner adverse to SoftBank (it being understood that it will be considered an Adverse Recommendation Change if any Takeover Proposal structured as a tender or exchange offer is commenced and the Board, including the Special Committee, fails to publicly (x) recommend against the acceptance of such tender or exchange offer by the holders of Company common stock, and (y) reaffirm the Company Board Recommendation, in each case within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act), (ii) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable, a Takeover Proposal (any of the foregoing, an “Adverse Recommendation Change”), (iii) fail to (1) publicly and without qualification recommend against any Takeover Proposal within 10 business days after such Takeover Proposal is made public (or such fewer number of days as remains prior to the Special Meeting so long as such request is made at least one business day prior to the Special Meeting), or (2) fail to reaffirm the Company Board Recommendation within 10 business days after any request by SoftBank to do so (or such fewer number of days as remains prior to the Special Meeting so long as such request is made at least one (1) business day prior to the Special Meeting), (iv) fail to include the Company Board Recommendation in the proxy statement or (v) approve, recommend or allow the Company or any of its subsidiaries to enter into any contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”).
No Adverse Recommendation Change Exceptions
Superior Proposal
Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, the Board may make an Adverse Recommendation Change and terminate the Merger Agreement in response to a Superior Proposal received by the Board after the date of the Merger Agreement, but only if:
•	the Superior Proposal did not arise from a breach by the Company or any of its subsidiaries of the non-solicitation obligations in the Merger Agreement;
•
the Board has determined in good faith, after consultation with outside legal and financial advisors that failure to do so would be inconsistent with the Board’s fiduciary obligations to the Company Stockholders under applicable law;

•
the Company has first provided at least four (4) business days’ prior written notice (the “Notice Period”) to SoftBank that the Company is prepared to make an Adverse Recommendation Change and terminate the Merger Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice includes a copy of the written definitive agreements (including all exhibits and schedules) providing for the transaction that constitutes such Superior Proposal;

•
during the Notice Period, the Company has negotiated with SoftBank in good faith (if requested by SoftBank) to enable SoftBank to propose in writing such adjustments in the terms and conditions of the documents related to the Merger Transactions (collectively, the “Transaction Documents”) so that such Superior Proposal no longer constitutes a Superior Proposal; and

•
following the end of the Notice Period (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal will require an additional notice to SoftBank and a new three (3) business day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by SoftBank, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable law.
In such case, the Company will be required to pay the Termination Fee to SoftBank (as described in the section of this proxy statement entitled “The Merger Agreement — Termination”).
Intervening Events
In addition, prior to receipt of the Company Stockholder Approval, the Board may make an Adverse Recommendation Change in response to an Intervening Event (as defined below), but only if:
•
the Board has determined in good faith (and upon the recommendation of the Special Committee), after consultation with its outside legal counsel, that failure to do so would be inconsistent with the Board’s fiduciary obligations to the Company Stockholders under applicable law;

•
the Company has first provided prior written notice to SoftBank for at least the duration of the Notice Period that the Company is prepared to make an Adverse Recommendation Change in response to such Intervening Event, which notice specifies in reasonable detail the Intervening Event that renders an Adverse Recommendation Change necessary;

•
during the Notice Period, the Company has negotiated with SoftBank in good faith (if requested by SoftBank) to enable SoftBank to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the Board would no longer determine that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable law; and

•
following the end of the Notice Period (it being understood and agreed that any material change to the conditions constituting such Intervening Event will require an additional notice to SoftBank and a new three business day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by SoftBank, the Board has determined, after consultation with its outside legal counsel, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the Board’s fiduciary obligations to the Company Stockholders under applicable law.

In such case, the Company will be required to pay the Termination Fee to SoftBank (as described in the section of this proxy statement entitled “The Merger Agreement — Termination”).
Under the Merger Agreement, an “Intervening Event” means any material event, fact, circumstance, development or occurrence that (a) was not known, or reasonably foreseeable, by the Board as of March 24, 2023, and (b) does not relate to (i) the effect resulting from the public announcement of the Merger Agreement, (ii) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (iii) any change in the price or trading volume of the Company common stock or any other securities of the Company, any change in credit rating of the Company or the fact that the Company meets or exceeds (or does not meet or exceed) internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded hereunder) (iv) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which the Company or its subsidiaries operate, (v) changes in GAAP, other applicable accounting rules or applicable law (or the interpretation thereof), (vi) any changes relating to SoftBank or its affiliates, or (vii) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to the Merger Agreement to be obtained prior to the effective time in connection with the Merger Transactions or the pendency of the Merger Transactions.
Special Meeting
The Company has agreed to take, in accordance with the DGCL, the Certificate of Incorporation and the Company Bylaws, all action necessary to duly call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable after the clearance of this proxy statement by the SEC (which meeting will in no event be scheduled initially for a date that is later than the 35th day following the first mailing of the proxy statement without the written consent of SoftBank), for the purpose of obtaining the approval and adoption of the Merger Agreement and Charter Amendment. The Company is permitted to postpone or adjourn such meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law.
Subject to the Board’s rights to effect an Adverse Recommendation Change in response to an Intervening Event or a Superior Proposal and to terminate the Merger Agreement in response to a Superior Proposal, as described in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Adverse Recommendation Changes,” the Board will include the Company Board Recommendation in the proxy statement and use all commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement and the Merger Transactions to the Company Stockholders and obtain the Company Stockholder Approval.
Filings
The Company, Parent and Merger Sub will use their respective reasonable best efforts to promptly:
•
obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any governmental authority or third party necessary, proper or advisable under applicable law to consummate the Merger Transactions;

•
make any other submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act, the Exchange Act, the HSR Act, the DGCL, the ICA and the Nasdaq rules and regulations and any other applicable law; and

•
take or cause to be taken all other actions necessary, proper or advisable with respect to the Merger Transactions to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such laws.

In addition, subject to the terms of the Merger Agreement, the Company, Parent and Merger Sub will use their respective reasonable best efforts to (i) resolve or defend against any objections that the FTC, the DOJ or any other governmental authority may assert with respect to the Merger Transactions, and (ii) obtain the ICA Clearance, any clearance required under the HSR Act, or any other approval, consent or authorization necessary under applicable law for the consummation of the Merger Transactions.
HSR Act
As promptly as practicable after the date of the Merger Agreement (and in no event later than the date that is 10 business days after the date of the Merger Agreement), each of Parent and the Company was required to file any notification and report forms and related material required to be filed by it with the FTC and the DOJ, as applicable, with respect to the Merger Transactions (which will request the early termination of any waiting period applicable to the Merger Transactions under the HSR Act), and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable. The parties filed their notification and report forms under the HSR Act on April 7, 2023. The waiting period with respect to the notification and report forms under the HSR Act filed by the parties expired at 11:59 p.m. Eastern Time on May 8, 2023.
ICA Clearance
As promptly as practicable after the date of the Merger Agreement (and in no event later than the date that is thirty (30) calendar days after the date of the Merger Agreement), Merger Sub was required to file a notice with respect to the Merger Transactions to the Director of Investments pursuant to Section 11 of the ICA, and Merger Sub and Parent will promptly make any further filings pursuant thereto that may be necessary, proper or advisable. The parties filed their notice pursuant to Section 11 of the ICA on April 21, 2023 and received the ICA Clearance on June 6, 2023.
Financing
The Merger Agreement does not contain any financing conditions to consummation of the Merger. Parent estimates that the total funds necessary to complete the Merger will be approximately $419.1 million, including related fees and expenses. Parent expects these amounts to be funded with available cash on its balance sheet.

Employee Matters
During the period commencing at the Effective Time and ending on the first anniversary of the Merger, each employee of the Company or any of its subsidiaries who becomes or remains, as applicable, an employee of SoftBank, the Surviving Corporation or any of their subsidiaries on and following the Effective Time (each, a “Continuing Employee” and collectively, the “Continuing Employees”), will be provided with (i) an annual rate of base salary or base wage and a target annual cash bonus opportunity that is no less favorable in the aggregate than the annual rate of base salary or base wage and a target annual cash bonus opportunity provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time and (ii) other benefits (excluding any equity-based compensation, change of control, transaction or retention bonuses, pension, or deferred compensation benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time.
Additionally, each Continuing Employee will be given credit for service with the Company or its subsidiaries for purposes of participation in any applicable benefit programs of Parent or its subsidiaries except for paid time-off. From and after the Effective Time, Parent will or will cause its subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees located in the United States credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made.
Conditions to the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing of the Merger of the following conditions:
•	the Company Stockholder Approval has been obtained;
•
no law or order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting consummation of the Merger have been issued by any governmental authority of competent jurisdiction;

•
the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act, or any voluntary agreement with the DOJ or the FTC not to consummate the Merger has expired or been terminated; and

•
Merger Sub has received (i) the receipt prescribed under Subsection 13(1) of the ICA and the time during which the relevant Minister in accordance with section 3 of ICA (the “Minister”) could have provided notice to Merger Sub under either subsection 25.2(1) or subsection 25.3(2) of the ICA shall have passed without Merger Sub having received such notice; (ii) the Minister shall have provided Merger Sub with notice under subsection 25.2(4)(a) of the ICA indicating that no order for review will be made in respect of the Merger Transactions; (iii) the Minister shall have provided Merger Sub with notice under subsection 25.3(6)(b) of the ICA indicating that no further action will be taken in respect of the Merger Transactions; or (iv) where a review by the Governor in Council with respect to the Merger Transactions under Part IV.1 of the ICA has been ordered, the Governor in Council shall have authorized the Merger Transactions under subsection 25.4(1)(b) of the ICA (the “ICA Clearance”).

The respective obligations of SoftBank and Merger Sub to complete the Merger are subject to the satisfaction or waiver by SoftBank at or prior to the closing of the Merger of the following additional conditions:
•
the representations and warranties of the Company set forth in Section 3.4 of the Merger Agreement with respect to the Company’s capitalization are true and correct in all respects, other than inaccuracies that are de minimis in amount, as of March 24, 2023 and as of the date of the closing of the Merger with the same effect as though made as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.21, 3.25, 3.26 and 3.30 of the Merger Agreement with respect to the organization and good standing, corporate authorization, brokers and financial advisors, state takeover laws, stockholder rights agreements and the

Board’s receipt of Credit Suisse’s opinion are true and correct in all material respects (disregarding all qualifications or limitations as to materiality and material adverse effect and words of similar import set forth in the Merger Agreement) as of March 24, 2023, and as of the date of the closing of the Merger with the same effect as though made as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•
all other representations and warranties of the Company set forth in the Merger Agreement are true and correct (disregarding all qualifications or limitations as to materiality and material adverse effect and words of similar import set forth in the Merger Agreement) as of March 24, 2023, and as of the date of the closing of the Merger with the same effect as though made as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•
the performance and compliance by the Company in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the closing of the Merger;

•	there having not occurred a material adverse effect with respect to the Company;
•
the receipt by SoftBank at closing of a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in the preceding five bullets have been satisfied;

•	the termination of certain agreements effective as of and contingent upon the closing of the Merger; and
•
the receipt by SoftBank and Merger Sub of a resignation letter (in a form reasonably acceptable to SoftBank) from each officer and director of the Company, if and as requested by SoftBank, effectuating the resignation of such officer or director as an officer and/or member of the Board, as applicable, effective as of the Effective Time.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver by the Company at or prior to the closing of the Merger of the following additional conditions:
•
each representation and warranty of SoftBank and Merger Sub contained in the Merger Agreement (disregarding all qualifications or limitations as to materiality and material adverse effect and words of similar import set forth in the Merger Agreement) is true and correct as of March 24, 2023, and as of the date of the closing of the Merger as though made on the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•
the performance and compliance by SoftBank and Merger Sub in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the closing of the Merger; and

•
the receipt by the Company at closing of a certificate signed on behalf of SoftBank by an authorized signatory, certifying that the conditions set forth in the preceding two bullets have been satisfied.

Termination
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in the following circumstances:
•	by the mutual written consent of the Company and SoftBank;
•	by either the Company or SoftBank, if:
○	the Merger has not been consummated by the Outside Date;
○	an order has been enacted, issued, promulgated, enforced or entered after the date of the Merger Agreement by a court or other governmental authority of competent jurisdiction over any party to the Merger Agreement, which order permanently restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger becomes final and non-appealable (provided, that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such order); or
○
the Company Stockholder Approval has not been obtained and a vote has been taken on the matter at the Special Meeting or any adjournment or postponement thereof (and such meeting, as may be so adjourned or postponed, will have concluded).

•	By SoftBank, if:
○
the Company has breached any of its representations, warranties, covenants or agreements, or there is any inaccuracy in any of its representations or warranties, in either case (a) which would result in a failure of a condition to the obligations of SoftBank and Merger Sub to complete the Merger and (b) by its nature cannot be cured or has not been cured by the Company by the earlier of (i) the Outside Date and (ii) the date that is 20 calendar days after the Company’s receipt of written notice of such breach from SoftBank, but only so long as neither SoftBank nor Merger Sub are then in material breach of their respective representations or warranties or materially failing to perform their respective covenants or agreements contained in the Merger Agreement or in a manner that would permit the Company to terminate the Merger Agreement for breach by SoftBank or Merger Sub of its representations, warranties, covenants or agreements; or

○
at any time before the receipt of the Company Stockholder Approval, (a) upon prior written notice to the Company if the Board, the Special Committee or any other committee of the Board shall have effected an Adverse Recommendation Change or the Board has caused or permitted the Company to enter into an Acquisition Agreement with respect to a Superior Proposal or the Company enters into such Acquisition Agreement; provided, that SoftBank shall not be permitted to terminate the Merger Agreement pursuant to this bullet unless the notice of termination pursuant to this bullet is delivered by SoftBank to the Company within five (5) business days following the occurrence of the event giving rise to SoftBank’s right to terminate the Merger Agreement pursuant to this bullet, or (b) if the Company shall have materially breached any of its non-solicitation obligations under the Merger Agreement.

•	By the Company, if:
○
at any time before the receipt of the Company Stockholder Approval, in order to enter into an Acquisition Agreement in respect of a Superior Proposal, so long as (i) substantially concurrently with such termination the Company pays the Termination Fee, (ii) substantially concurrently or immediately following such termination, the Company enters into a definitive Acquisition Agreement in respect of such Superior Proposal, and (iii) the Company has complied with its non-solicitation covenants and obligations under the Merger Agreement; or

○
SoftBank or Merger Sub has breached any of their representations, warranties, covenants or agreements, or there is any inaccuracy in any of their representations or warranties, in either case (a) which would, individually or when aggregated with any such other breaches of failures, result in a material adverse effect and (b) by its nature cannot be cured or has not been cured by SoftBank or Merger Sub, as applicable, by the earlier of (i) the Outside Date and (ii) the date that is twenty (20) calendar days after the Company’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its respective representations or warranties or materially failing to perform its respective covenants or agreements contained in the Merger Agreement or in a manner that would permit the SoftBank to terminate the Merger Agreement for breach by the Company of its representations, warranties, covenants or agreements.

Termination Fee
The Company will be required to pay to SoftBank the Termination Fee in the following circumstances:

•	if the Merger Agreement is terminated by the Company to enter into a definitive Acquisition Agreement in respect of a Superior Proposal; or
•	if any of the following three conditions is satisfied:
○	the Merger Agreement is terminated by the Company, prior to the receipt of the Company Stockholder Approval, in order to enter into an Acquisition Agreement in respect of a Superior Proposal;
○
the Merger Agreement is terminated by SoftBank, prior to the receipt of the Company Stockholder Approval, because the Company effected an Adverse Recommendation Change or the Board has caused or permitted the Company to enter into an acquisition agreement with respect to a Superior Proposal or the Company enters into such acquisition agreement;

○
the Merger Agreement is terminated by SoftBank upon the passage of the Outside Date or because the Company Stockholder Approval was not obtained; in each case at a time when the SoftBank has the right to terminate the Merger Agreement because the Company effected an Adverse Recommendation Change or the Board has caused or permitted the Company to enter into an acquisition agreement with respect to a Superior Proposal or the Company enters into such acquisition agreement; or

○
(i) a bona fide Takeover Proposal has been publicly announced (and not withdrawn) prior to the termination of the Merger Agreement, (ii) the Merger Agreement is thereafter terminated by (x) either party because the Company Stockholder Approval was not obtained or (y) either party upon the passage of the Outside Date, provided, that at such time SoftBank has complied with its obligations under the Merger Agreement such that SoftBank would not be prohibited from terminating the Merger Agreement or (z) SoftBank because the Company breaches any of its representations, warranties, covenants or agreements, and (iii) within 12 months following the date of such termination, the Company enters into a definitive contract with respect to any Takeover Proposal or any Takeover Proposal is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (i). For purposes of the foregoing clauses (i) and (iii) only, references in the definition of the term “Takeover Proposal” to the figure “20%” will be deemed to be replaced by “50%.”

Expenses
Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense; provided that costs incurred in connection with the filing under the HSR Act and any other filing under antitrust laws will be paid by SoftBank.
Specific Performance
The parties to the Merger Agreement will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to the Merger Agreement agree to waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party to the Merger Agreement also agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.
Additional Covenants
The Merger Agreement also contains certain other covenants, including relating to cooperation in the preparation and filing of this proxy statement and the Schedule 13E-3, the stock exchange delisting, stockholder litigation, access to information and public announcements.

Indemnification; Directors’ and Officers’ Insurance
For six years after the Effective Time, SoftBank will, and will cause the Surviving Corporation to, maintain officers’ and directors’ liability and fiduciary liability insurance in respect of acts, errors or omissions occurring on or before the Effective Time, including in respect of the Merger Transactions, covering each such person currently covered by the Company’s officers’ and directors’ liability and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof. Such obligation will be deemed to have been satisfied if, at or prior to the Effective Time, the Company purchases six year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or prior to the Effective Time, except that the Company may not commit or spend on such “tail” policies annual premiums in excess of 350% of the annual premiums paid by the Company in its last full fiscal year prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 350% of the Base Amount, then the Company will purchase policies that provide the maximum coverage available at an annual premium equal to 350% of the Base Amount. The Company will in good faith cooperate with SoftBank prior to the Effective Time with respect to the procurement of such “tail” policies, including with respect to the selection of the broker, available policy price and coverage options. Parent will cause the Surviving Corporation to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
SoftBank and Merger Sub agree that all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of the Company as provided in the Certificate of Incorporation and Company Bylaws or any contract of the Company or its subsidiaries in effect as of the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time, including in respect of the Merger Transactions, will be assumed and performed by the Surviving Corporation and will continue in full force and effect until the later of six years after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against directors or officers of the Company arising out of such acts or omissions, except as otherwise required by applicable law.
Modification or Amendment
Subject to applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of SoftBank, Merger Sub and the Company; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders without such approval.
Waiver
Prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered under the Merger Agreement or (c) subject to applicable law, waive compliance by the other party with any of the covenants or conditions contained in the Merger Agreement. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under the Merger Agreement.

THE VOTING AND SUPPORT AGREEMENTS
The following describes the material provisions of the Voting Agreements, the form of which is attached as Annex E to this proxy statement, and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Voting Agreements. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that is important to you. You are encouraged to read carefully the form of Voting Agreement in its entirety.
In connection with the execution of the Merger Agreement, on March 24, 2023, the Company and Parent entered into Voting Agreements with the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date.
Pursuant to the Voting Agreements, the Supporting Stockholders irrevocably and unconditionally agreed that, at every meeting of the Company Stockholders, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Company Stockholders, such Supporting Stockholder shall to the fullest extent that such stockholder’s shares beneficially owned (the “Covered Shares”) are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present for the purpose of determining a quorum; and (b) be present, in person or by proxy, and vote, or cause to be voted, or deliver, or cause to be delivered, a written consent with respect to, all such Covered Shares in favor of (i) the adoption of the Merger Agreement and approval of the Merger and the Merger Transactions; (ii) other matters that would reasonably be expected to facilitate the Merger and the Merger Transactions, including any proposal to adjourn or postpone any meeting of the Company Stockholders to a later date; (iii) the adoption of an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Company common stock to 715,000,000 and (iv) other matters that would reasonably be expected to facilitate the consummation of the transactions contemplated by the Convertible Note Purchase Agreement, including any proposal to adjourn or postpone any meeting of the Company Stockholders to a later date. The Supporting Stockholders agreed to vote against any (w) Adverse Proposal, (x) other than the Charter Amendment, any change in the present capitalization of the Company or any amendment or other change to the Company organizational documents in contravention of the Convertible Note Purchase Agreement or the actions contemplated thereby, (y) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Convertible Note Purchase Agreement or of any Supporting Stockholder contained in the Voting Agreements, and (z) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the transactions contemplated by the Voting Agreements or the Convertible Note Purchase Agreement.
For the purpose of the Voting Agreements, an “Adverse Proposal” is (i) any Takeover Proposal; (ii) other than the Charter Amendment, any change in the present capitalization of the Company or any amendment or other change to the Company organizational documents in contravention of the Merger Agreement or the actions contemplated thereby; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of any Supporting Stockholder contained in the Voting Agreements; (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the Merger, the Merger Transactions or the other transactions contemplated by the Voting Agreements; or (v) any changes in the majority of the members of the Board based on the composition of the Board as of March 24, 2023.
In addition, pursuant to the Voting Agreements, each of the Supporting Stockholders agreed to not transfer their shares prior to the earlier of (i) the Effective Time and (ii) to the extent the Merger Agreement is validly terminated, such date that the Charter Amendment Proposal has been adopted and approved by the Company Stockholders (the “Expiration Time”); provided, however, (a) that if such Supporting Stockholder is an individual may (x) transfer any Covered Shares to any members of such Supporting Stockholder’s immediate family, or to a trust solely for the benefit of such Supporting Stockholder or any member of such Supporting Stockholder’s immediate family and (y) transfer any Covered Shares by will or under the laws of intestacy upon the death of such Supporting Stockholder, only if all of the representations and warranties of such Supporting Stockholder would be true and correct upon such transfer and the transferees agree in writing, in a form reasonably satisfactory to Parent, to be bound by the obligations set forth herein with respect to such Covered Shares as if they were a Supporting Stockholder hereunder, with Parent named as an express third-party beneficiary of such agreements; and (b) if any involuntary transfer of any of such Supporting Stockholder’s Covered Shares shall occur (including a sale by such Supporting Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee shall, subject to applicable law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under the Voting Agreements, which shall continue in full force and effect until the Expiration Time.
In addition, pursuant to the Voting Agreements, each of the Supporting Stockholders agreed not to, and to cause its controlled affiliates not to, and its and their respective representatives not to, directly or indirectly (i) solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal; (ii) furnish any non-public information regarding the Company to any third party in connection with a Takeover Proposal; (iii) engage in or otherwise facilitate discussions or negotiations with any third party with respect to any Takeover Proposal; (iv) adopt, approve, endorse or recommend, or publicly propose to adopt, approve endorse or recommend, any Takeover Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating a Takeover Proposal; (v) become a member of a “group” (as defined in Section 13(d)(3) under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by the Voting Agreements or the Merger Agreement or (vi) agree to do any of the foregoing until the earlier of (a) termination of the Voting Agreement or (b) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof. Each Supporting Stockholder further agreed to, and to cause its controlled affiliates and its and their respective representatives to, immediately cease and cause to be terminated any existing solicitations of, or discussions or negotiations with, any third party relating to any Takeover Proposal.
Each Supporting Stockholder irrevocably waived and agreed not to exercise any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any of such Supporting Stockholder’s Covered Shares. The Voting Agreements will terminate automatically at the Expiration Time; provided that a Supporting Stockholder may terminate the Voting Agreement as to itself upon the entry by the Company without the prior written consent of such Supporting Stockholder into any amendment, waiver or modification to the Merger Agreement that results in (i) a change to the form of consideration to be paid thereunder or (ii) a decrease in the Merger Consideration.

THE CONVERTIBLE NOTE PURCHASE AGREEMENT
The following describes the material provisions of the Convertible Note Purchase Agreement, which is attached as Annex F to this proxy statement and which is incorporated by reference within this proxy statement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Convertible Note Purchase Agreement. This summary does not purport to be complete and may not contain all of the information about the Convertible Note Purchase Agreement that is important to you. You are encouraged to read carefully the Convertible Note Purchase Agreement in its entirety.
Amount
Pursuant to the Convertible Note Purchase Agreement, the Company may issue to BIC up to $60 million in aggregate principal amount of Notes. The purchase price of each Note will be equal to 100% of the principal amount of such Note. The Convertible Note Purchase Agreement permits the Company to draw up to $12 million in any 30-day period, subject to the conditions described below; provided, however, that the Company may not deliver a draw notice under the Convertible Note Purchase Agreement (x) after the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (y) if the Board has made an Adverse Recommendation Change.
As of June 27, 2023, the Company has issued Notes to BIC in the aggregate principal amount of $24 million.
Maturity
If not earlier converted or redeemed in accordance with the terms of the Convertible Note Purchase Agreement, all principal and any accrued but unpaid interest under each of the Notes will be due and payable in immediately available funds upon the earlier of (i) six months following the termination of the Merger Agreement and (ii) June 30, 2024 (the “Maturity Date”). The Notes may not be voluntarily prepaid in whole or in part before the Maturity Date, except in accordance with a redemption following a Termination Event (as defined below). If the Notes become due and payable by reason of an event of default and the Notes are not convertible under the terms of the Convertible Note Purchase Agreement, then BIC may, in its sole discretion, elect to defer repayment (and interest will continue to accrue) until the Notes become convertible.
Interest
The Notes bear interest at a rate of 20% per year compounded semi-annually, which is payable in-kind semi-annually in arrears by increasing the principal amount of the Notes. Accrued and unpaid interest on any portion of the Notes that are converted will be paid in cash simultaneously with the delivery of shares of Class A common stock. In the event of payment defaults on interest or principal when due, the interest rate will be increased to 25%.
Draw Conditions
The obligations of BIC to purchase the Notes from the Company at each closing are subject to the following conditions, unless otherwise waived by BIC:
•
the delivery by the Company to BIC of a draw notice not less than 10 business days prior to the closing, which includes (i) a current 13-week cash flow forecast (the “Cash Flow Forecast”) of the Company prepared by the Company in accordance with its ordinary course of business and consistent with past practice and in substantially the form previously provided to BIC and its affiliates prior to the date of the Convertible Note Purchase Agreement, and (ii) the Company’s intended use of proceeds, which must be consistent with the Cash Flow Forecast;

•
during the 30-day period preceding the closing, the Company has not issued Notes with an aggregate principal balance of more than $12 million, inclusive of the principal amount of any Note the Company seeks to issue at the closing; and

•	the delivery by the Company to BIC of evidence that immediately prior to the closing, the aggregate cash and cash equivalents of the Company and its subsidiaries is less than $30 million.
Conversion of the Notes
The initial conversion rate for the Notes is 714.2857 shares of Class A common stock for each $1,000 principal amount of Notes (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $1.40 per share of Class A common stock. The Conversion Rate is subject to adjustment under certain circumstances subject to certain adjustments, with cash being paid in lieu of any fractional shares. The Conversion Rate will be adjusted in the event of, among other things, subdivision of Company common stock, a combination of Company common stock, the issuance of Company common stock as a dividend or distribution, a distribution to substantially all of the holders of Company common stock of rights, options or warrants to purchase Company common stock at a below market price, a reclassification, recapitalization or change of Company common stock, or certain tender or exchange offers for Company common stock. Pursuant to the terms of the Convertible Note Purchase Agreement, the Conversion Rate will never be adjusted below the initial Conversion Rate, other than with respect to a combination of Company common stock.
Holders of Notes may convert any or all of such holder’s Notes into shares of Class A common stock (i) at any time after the Merger Agreement has been terminated without consummation of the Merger (a “Termination Event”) or (ii) in connection with the Closing, subject to receipt of all required regulatory approvals. If, following a Termination Event, all required regulatory approvals to the issuance of such Class A common stock have not been obtained within three (3) business days after any notice of conversion is given by BIC, the Company will use its reasonable best efforts to obtain such regulatory approvals, and BIC may convert any or all of the Notes at such time as may be designated by BIC after all such regulatory approvals have been obtained. In the event of a Change of Control Transaction (other than in connection with the Merger and the transactions contemplated by the Merger Agreement), each holder of Notes will have the right: (a) to require the Company to repurchase such Notes at a repurchase price of 100% of the principal amount thereof plus accrued and unpaid interest thereon or (b) immediately prior to the consummation of any such Change of Control Transaction, to convert the Notes into shares of Class A common stock at then applicable Conversion Rate. Subject to the terms of the Convertible Note Purchase Agreement, BIC also has the right to elect to require the Company to repurchase the Notes or any portion thereof in the event (x) of a change of control of the Company or (y) the Class A common stock ceases to be listed on Nasdaq, The Nasdaq Capital Market, The Nasdaq Global Market or the New York Stock Exchange. BIC has the right to convert the Notes immediately prior to any repayment of the Notes.
In the event of a conversion prior to the Company Stockholder Approval, (i) the Company will deliver to BIC in respect of each $1,000 of principal of the Notes being converted a number of shares of Class A common stock equal to the Conversion Rate in effect immediately prior to the close of business on the relevant conversion date, up to the 12,133,321 shares of Class A common stock (the “Available Reserve”), and (ii) the Company will pay to BIC cash in an amount equal to the product of (a) such number of shares of Class A common stock issuable upon conversion of the Notes being converted in excess of the Available Reserve and (b) the closing sale price of the Class A common stock on the relevant conversion date.
Optional Redemption
At any time following a Termination Event, the Company may redeem the Notes for cash, at its option, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the outstanding Notes, plus all accrued but unpaid interest under such Notes to, but excluding the date of redemption. Any holder of Notes subject to a redemption may convert such Notes before the business day immediately preceding the redemption date.
Covenants
Until all of the Notes are converted or repaid, the Company is required, among other things and subject to certain exceptions:
•	to pay principal and interest on the Notes when due;
•	to maintain its existence and the existence of its subsidiaries;
•	to maintain its properties in the conduct of its business;
•	to maintain all required licenses, certificates and permits;
•	to pay taxes and claims for labor, material and supplies when due;
•
to use the proceeds of the sale of the Notes solely for general corporate purposes in the ordinary course of business consistent with past practice and the most recent 13-week cash flow forecast of the Company and intended use of proceeds delivered to BIC;

•	to furnish to BIC all annual, quarterly and current reports required by the SEC;
•	not to claim or take the benefit or advantage of any stay, extension or usury law or other law which would prohibit or forgive payment of the principal of or interest on the Notes;
•	to maintain insurance that the Company reasonably believes is adequate for its business;
•	to comply with applicable laws;
•	not to become an investment company subject to registration under the Investment Company Act of 1940, as amended;
•	to file timely all required reports with the SEC;
•	to maintain the listing and trading of the Class A common stock on Nasdaq and comply in all material respects with Nasdaq rules;
•
subject to certain exceptions, not to (i) issue, create or authorize the creation of any debt instrument that constitutes indebtedness and has rights, preferences or privileges (in any case, with respect to interest rate or repayment terms, timing and manner of payment, security interest or priority of payment) senior to or pari passu with the Notes; or (ii) incur, assume or suffer to exist any indebtedness that is secured by any assets of the Company or its subsidiaries; and

•	to include the Charter Amendment Proposal in this Proxy Statement, and following a Termination Event, to promptly hold a stockholder meeting with respect to the Charter Amendment Proposal.
In addition, both the Company and BIC are required to use their commercially reasonable best efforts to prepare and file all notices, reports and any other documents required for regulatory approval.
Representations and Warranties.
The Convertible Note Purchase Agreement contains customary representations and warranties similar in form and substance to those contained in the Merger Agreement. Unless otherwise indicated in the Convertible Note Purchase Agreement, the representations and warranties survive the execution of the Convertible Note Purchase Agreement and the conversion of the Notes into Class A common stock.
Events of Default
The Convertible Note Purchase Agreement contains customary events of default, including but not limited to:
•	failure to pay principal of the Notes on the Maturity Date;
•	failure to deliver the required shares of Class A common stock upon conversion in the applicable time period and such failure continues for 10 days;
•
violations of covenants or warranties, subject to 30-day or 60-day cure periods, as applicable (after notice thereof has been given to the Company by BIC or holders of at least 25% in principal amount of the Notes);

•	certain bankruptcy related events;
•
the finding by a judicial proceeding that any of the Convertible Note Purchase Agreement, the Notes or any of the related documents is unenforceable or invalid or will cease to be in full force and effect;

•	failure to perform, or breach of, covenants relating to the creation of indebtedness; and
•
a material breach, or a material failure to perform by the Company or any of its subsidiaries of any of the provisions of the Merger Agreement, subject to a 20-day cure period (after notice thereof has been given to the Company by BIC or holders of at least 25% in principal amount of the Notes).

If an event of default occurs, BIC or the holders of at least 25% in principal amount of the outstanding indebtedness under the Notes may declare the principal amount of the Notes immediately due. An event of default involving events described in the last four bullets above will cause the Notes to become automatically and immediately due and payable, without further action by BIC (or any permitted transferees holding all or portions of the Notes). Once BIC and/or such holders choose to accelerate the maturity of the Notes, BIC and/or such holders may rescind such acceleration if (i) the Company cures the event of default or (ii) the holders of a majority in principal amount of the outstanding indebtedness under the Notes waive the event of default. Regardless of whether the Maturity Date of the Notes has been accelerated, any holder may enforce its rights with respect to the Notes after an event of default.
Registration Rights
The Convertible Note Purchase Agreement also contains certain demand and piggyback registration rights with respect to the shares of Class A common stock issuable upon conversion of the Notes (the “Registrable Securities”). If BIC or any of its affiliates, or any other holders of 10% or more of the Registrable Securities, demand that Class A common stock with an aggregate offering price of more than $10 million be registered or, if less than $10 million such demand is for all outstanding Registrable Securities, subject to certain limitations, the Company will use its reasonable best efforts to effect such registration (such demand, a “Demand Request”). Any such Demand Request may be for an underwritten offering. The Company will not be required to effect more than four registrations pursuant to a Demand Request in any 12-month period. Additionally, the Company has the right to defer any such registration for up 45 days if, in the good faith judgment of Board, as certified by the Company’s President and Chief Executive Officer, the registration would be seriously detrimental to the Company or the Company Stockholders, provided that this right is not exercised more than twice per 12-month period. The Company has agreed to use its commercially reasonable best efforts to use a short form registration statement for the sale of securities.
If the Company decides to register any of its equity securities, either for itself or for the account of another security holder, then BIC, any of its affiliates or any other holder of Registrable Securities has the option to participate in such registration, subject to certain limitations set forth in the Convertible Note Purchase Agreement.
The Company has agreed not to enter into any future agreements that grant registration rights without the written consent of a majority of holders of the Registrable Securities then outstanding, unless the other registration rights are subordinate to these registration rights. Additionally, the Company has agreed to comply with all requirements of Rule 144 under the Exchange Act to permit the sale of the Registrable Securities to the public without registration.
Transfer of the Notes and Assignability
The Notes may not be transferred, in whole or in part, without the prior written consent of the Company; provided, however, that without the prior written consent of the Company, BIC may (i) transfer the Notes, in whole or in part, to any of its affiliates; provided written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of the Convertible Note Purchase Agreement; and (ii) to the extent an event of default under the Convertible Note Purchase Agreement is continuing, transfer the Notes to any third party, provided that any such transfer is effected in compliance with a valid exemption under all applicable federal, state and other securities laws and written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of the Convertible Note Purchase Agreement. Any shares of Class A common stock issued upon conversion, in whole or in part, of the Notes, may be transferred as provided in the Convertible Note Purchase Agreement and pursuant to applicable law.
Termination
The Convertible Note Purchase Agreement may be terminated (i) by mutual written consent of the Company and BIC; (ii) automatically, if the initial closing under the Convertible Note Purchase Agreement has not occurred by 12:01 a.m. Eastern Time on the Outside Date; (iii) automatically, if the Merger Agreement is terminated prior to the initial closing under the Convertible Note Purchase Agreement and (iv) by notice from the Company to Bic on the first date on which (x) no Notes remain outstanding, (y) no Registrable Securities remain outstanding, and (z)(a) the Company is not permitted to issue a draw notice under the Convertible Note Purchase Agreement or (b) the Company delivers notice to BIC of its election to terminate its right to issue a draw notice under the Convertible Note Purchase Agreement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate” or “continue,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger that could cause the parties to abandon the Merger;
•
our expectations regarding possibility that conditions to the closing of the Merger (including the failure to obtain necessary regulatory approvals or the Company Stockholder Approval) will not be satisfied in the anticipated timeframe or at all;

•	our expectations regarding the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay the Termination Fee;
•	the risk that disruptions from the Merger will harm the Company’s business, including current plans and operations;
•
our ability to maintain business and operational relationships during the pendency of the Merger, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business;

•	our expectations regarding the impact of the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the possibility that alternative acquisition proposals will or will not be made;
•	our expectations regarding the risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger;
•	the impact of significant transaction costs, fees, expenses and charges;
•
though no such transaction existed, the possibility that, if the Company did not enter into the Merger Agreement, it potentially could have, at a later date, attempted to engage in other, unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets that may have produced a higher aggregate value than that available to the Company Stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, the Company is restrained from soliciting other acquisition proposals during the pendency of the Merger;
•	the risk of litigation and/or regulatory actions related to the Merger or unfavorable results from litigation and proceedings that could arise in the future;
•	other business effects and developments beyond the parties’ control, including the effects of industry, market, economic, political or regulatory conditions;
•	our ability to meet expectations regarding the timing and completion of the Merger; and
•	the risk that the price of the Class A common stock or the Public Warrants may decline significantly if the Merger is not completed.
Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to within this document, including, but not limited to, (i) the information contained under this heading and (ii) the information contained in the section of this proxy statement entitled “Special Factors — Certain Effects on the Company if the Merger Is Not Completed” and that is otherwise disclosed in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023 and our other filings with the SEC. See the section of this proxy statement entitled “Where You Can Find More Information.” Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The factors described above may not be able to be controlled by the Company.

PARTIES TO THE MERGER
The Company
Berkshire Grey, Inc. is a Delaware corporation. The Company is an Intelligent Enterprise Robotics company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers or businesses, filling orders to resupply retail and grocery stores, and handling packages shipped to fill those orders. Our solutions transform supply chain operations and enable our customers to meet and exceed the demands of today’s connected consumers and businesses.
The Company’s automation solutions are grounded in patented and proprietary technologies for robotic picking (each picking or unit handling), robotic sortation (sorting individual or small groups of items), movement and mobility (movement and storage of orders and goods), and system orchestration (which enables various intelligent subsystems to work together so that the right work is being done at the right time to meet the Company’s customer’s needs). The Company is a technology leader in robotics and AI automation with an intellectual property position buttressed by trade secrets supporting its technologies, and patents issued (198 U.S. and international) and pending (330 U.S. and international) in technologies including robotic picking, mobility, gripping, sensing and perception, general robot control, and differentiated supporting mechanisms. The Company’s proprietary technologies enable the Company to offer holistic solutions that automate supply chain processes.
For more information about the Company, please visit the Company’s website at www.berkshiregrey.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section of this proxy statement entitled “Where You Can Find More Information.” The Class A common stock is listed on Nasdaq under the symbol “BGRY” and the Public Warrants are listed on Nasdaq under the symbol “BGRYW.” The Company’s principal executive office is located at 140 South Road, Bedford, MA 01730. The telephone number at the principal executive office is (833) 848-9900.
Parent and Merger Sub
Parent, a Japanese kabushiki kaisha, is an investment and holding company headquartered in Tokyo, Japan. The principal office address of Parent is 1-7-1 Kaigan Minato-ku, Tokyo 105-7537 Japan. The telephone number for the principal office is +81-3-6889-2000.
Merger Sub, a Delaware corporation, was formed on March 17, 2023, as an indirect, wholly owned subsidiary of Parent, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. The principal office address of Merger Sub is 1 Circle Star Way, San Carlos, CA 94070. The telephone number for the principal office is +81-3-6889-2000.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to the Company Stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on July 18, 2023, at 10:00 a.m. Eastern Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/BGRY2023SM, or at any postponement or adjournment thereof. At the Special Meeting, holders of the shares of the Company’s capital stock entitled to vote at the Special Meeting will be asked to approve the Merger Agreement Proposal, the Charter Amendment Proposal and the Adjournment Proposal.
The Company Stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. If the Company Stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Merger Agreement carefully in its entirety.
Additionally, the Company does not currently have sufficient shares of Class A common stock authorized to issue the maximum number of shares of Class A common stock deliverable upon the conversion of the notes issuable pursuant to the Convertible Note Purchase Agreement. Further, increasing the number of authorized shares of Company common stock would allow the Company greater flexibility in considering and planning for any future potential business needs. If the Charter Amendment Proposal is not approved by the Company Stockholders, the Company would be limited in accessing funds pursuant to the Convertible Note Purchase Agreement, would need to seek alternative financing options and may be unable to fund its operations. A copy of the Charter Amendment is attached as Annex B to this proxy statement. You are encouraged to read the Charter Amendment carefully in its entirety.
The votes on the Charter Amendment Proposal and the Adjournment Proposal are separate and apart from the vote on the Merger Agreement Proposal. Accordingly, a stockholder may vote in favor of the Charter Amendment Proposal and/or the Adjournment Proposal and vote not to approve the Merger Agreement Proposal, and vice versa.
Record Date and Quorum
We have fixed June 16, 2023, as the Record Date for the Special Meeting, and only Company Stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. You will have one vote for each share of Company common stock that you owned of record on the Record Date. As of the Record Date, there were 243,349,085 shares of Company common stock outstanding and entitled to vote at the Special Meeting, comprised of 237,599,085 shares of Class A common stock and 5,750,000 shares of Class C common stock.
The presence virtually or by proxy of the holders of a majority of the voting power of the shares of the Company’s capital stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.
A quorum is necessary to transact business at the Special Meeting. Once a share of Company common stock entitled to vote at the Special Meeting is present virtually or by proxy at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting, even if the share of Company common stock is not voted, including any shares of Company common stock for which a stockholder directs to abstain from voting. If a quorum is not present at the Special Meeting, under the Company Bylaws, the chair of the Special Meeting will have the power to adjourn the Special Meeting until a quorum is present or represented.
Attendance
Only stockholders of record on the Record Date or their duly authorized proxies have the right to attend and vote virtually at the Special Meeting. If you are a beneficial owner of shares of Company common stock on the Record Date, you are also invited to attend the Special Meeting, but since you are not the stockholder of record, you may not vote virtually at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee. Please note that you are not permitted to record the Special Meeting.

Vote Required
Approval of each of the Merger Agreement Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock entitled to vote on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast for such proposal.
You may vote “FOR,” “AGAINST” or “ABSTAIN” each of the Proposals. For the purposes of the Merger Agreement Proposal and the Charter Amendment Proposal, abstentions and broker non-votes will have the effect of a vote “AGAINST” such Proposals. For purposes of the Adjournment Proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes. Abstentions will be counted for purposes of obtaining a quorum.
Intent to Vote in Favor of the Merger
Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them in favor of the Proposals. At the close of business on the Record Date, the executive officers and directors of the Company collectively own approximately 5.4% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting.
In addition, the Company and SoftBank entered into the Voting Agreements, with the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote at the Special Meeting as of the Record Date, and who have agreed to vote or cause to be voted all of the shares of Company common stock beneficially owned by such Supporting Stockholder in favor of (i) the adoption of the Merger Agreement, approval of the Merger and the Merger Transactions and other matters that would be reasonably expected to facilitate the Merger and the Merger Transactions and (ii) the adoption of the Charter Amendment. In addition, pursuant to the Voting Agreements, each of the Supporting Stockholders agreed to (a) not transfer their shares prior to Expiration Time and (b) a customary non-solicitation, whereby each Supporting Stockholder agreed, among other things, to not solicit, initiate, or knowingly facilitate or encourage an alternative transaction. For more information, see the section of this proxy statement entitled “The Voting and Support Agreements.”
The SoftBank Stockholders intend to vote all of the shares of Company common stock directly owned by them in favor of the Merger Agreement Proposal, the Charter Amendment Proposal and the Adjournment Proposal. The SoftBank Stockholders collectively owned approximately 26.9% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of June 16, 2023.
Voting
Stockholders of Record: Shares Registered in Your Name
If, on the Record Date, your shares of Company common stock are registered directly in your name with the Company’s Transfer Agent, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the Special Meeting or vote by proxy using any of the methods set forth below under “The Special Meeting — How to Vote.” Whether or not you plan to attend the Special Meeting, the Company urges you to fill out and return the proxy card or vote by proxy over the telephone or Internet to ensure your vote is counted.
If you fail to vote, either virtually or by proxy, your shares of Company common stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
Additionally, your failure to vote will have (i) the effect of counting as a vote “AGAINST” the Merger Agreement Proposal and the Charter Amendment Proposal with respect to the approval thresholds requiring the affirmative vote of a majority of the outstanding shares, and (ii) the effect of counting as a vote “AGAINST” the Adjournment Proposal with respect to the approval threshold of requiring the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If your shares of Company common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares of Company common stock at the Special Meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of Company common stock at the Special Meeting. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote virtually at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.
A bank, broker or other nominee has discretionary authority to vote on “routine” matters without specific instructions from its customers, but does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers. All of the matters to be considered at the Special Meeting are “non-routine” for this purpose. Accordingly, your bank, broker or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Company common stock.
When both “routine” and “non-routine” matters are considered at a meeting and a bank, broker or other nominee refrains from voting your shares on a particular “non-routine” proposal because the bank, broker or other nominee has not received your instructions, it is called a “broker non-vote” with respect to such “non-routine” proposal. Because there are no routine matters to be considered at the Special Meeting, banks, brokers or other nominees do not have discretionary authority to vote on any proposals at the Special Meeting.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Merger Agreement Proposal and the Charter Amendment Proposal and (2) no effect on the Adjournment Proposal. In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company common stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.
Abstentions
An abstention will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and the Charter Amendment Proposal, and will count for the purpose of determining if a quorum is present at the Special Meeting. Abstentions will have no effect with respect to the Adjournment Proposal, assuming a quorum is present.
How to Vote
Record Stockholders
If you are a stockholder of record as of the Record Date, you may vote your shares of Company common stock on matters presented at the Special Meeting in any of the following ways:
•	visit the website shown on your proxy card to submit your proxy via the Internet;
•	call the toll-free number for telephone proxy submission shown on your proxy card;
•	complete, sign, and return the enclosed proxy card in the enclosed postage-paid reply envelope; or
•	appear at the Special Meeting and vote virtually.
The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Your vote must be received via the Internet or telephone by 11:59 p.m. Eastern Time on July 17, 2023, the day before the Special Meeting, for your shares of Company common stock to be voted at the Special Meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, and returned in the enclosed postage-paid reply envelope or otherwise filed with the Company’s Corporate Secretary no later than 11:59 p.m. Eastern Time on July 17, 2023, the day before the Special Meeting. If you vote by mailing the enclosed proxy card, you should allow a sufficient number of days to ensure delivery prior to the Special Meeting. You may also attend the Special Meeting.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each or either of them, with full power of substitution and revocation, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the proxy card, you may specify whether your shares of Company common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company common stock should be voted on any particular matter, the shares of Company common stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of Company common stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
In addition, although the Company does not expect any other item of business to come before the Special Meeting, if any other matters properly come before the Special Meeting, the proxyholders will be authorized to vote in their discretion on such other matters.
If you have any questions or need assistance voting your shares of Company common stock, please call Laurel Hill Advisor Group, our proxy solicitor (for banks and brokers, call (516) 933-3100; all others, call toll-free (888) 742-1305).
Beneficial Owners
If you are a beneficial owner of the shares of Company common stock as of the Record Date, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of Company common stock, including the deadline for voting your shares. You should follow the instructions provided by your bank, broker or other nominee. Those instructions will identify which of the above choices are available to you to vote your shares of Company common stock. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote virtually at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.
It is important that you submit a proxy for your shares of Company common stock promptly. Therefore, whether or not you plan to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope, or submit your proxy using the telephone or Internet procedures that may be provided to you. If you attend the Special Meeting and vote at the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
Revocation of Proxies
If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:
•	submitting another proxy, including a proxy card, at a later date through any of the methods available to you;
•	giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Company’s Corporate Secretary before the Special Meeting begins; or
•	attending the Special Meeting and voting virtually.
If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, please refer to the instructions forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Adjournments and Postponements
Any adjournment of the Special Meeting may be made from time to time by the chair of the Special Meeting without notice other than announcement at the Special Meeting of the time and place of the adjourned meeting. In addition, if there are not sufficient votes at the time of the Special Meeting to adopt the Merger

Agreement Proposal, then the Company Stockholders may be asked to vote on one or more proposals to adjourn the Special Meeting to a later date or dates (as further described in the section of this proxy statement entitled “Proposal 3 — The Adjournment Proposal”). Any adjournment of the Special Meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow the Company Stockholders who have already sent in their proxies to revoke them with respect to such proposal at any time prior to their use at the reconvened Special Meeting.
Anticipated Date of Completion of the Merger
We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement, we cannot accurately estimate the closing date of the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to SoftBank, Merger Sub and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. There may be a substantial amount of time between the Special Meeting and the completion of the Merger, and it is possible that the Merger will not be completed at all. After the Company Stockholder Approval is obtained, the Board will not have the right to terminate the Merger Agreement in order to accept any Superior Proposal. We expect to complete the Merger promptly after the Company Stockholder Approval is obtained and all required regulatory clearances have been received.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged Laurel Hill Advisory Group to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Laurel Hill Advisory Group a base fee of $7,500 and to reimburse Laurel Hill Advisory Group for reasonable out-of-pocket expenses. The Company will indemnify Laurel Hill Advisory Group and against certain claims, liabilities, losses, damages, expenses and costs. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of the shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of the shares of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Laurel Hill Advisory Group, our proxy solicitor (for banks and brokers, call (516) 933-3100; all others, call toll-free (888) 742-1305).

PROPOSAL 1 — THE MERGER AGREEMENT PROPOSAL
The Proposal
The Company is asking you to approve the proposal to adopt the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of SoftBank. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Vote Required and Board Recommendation
Assuming a quorum is present, the approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the outstanding shares of Company common stock entitled to vote on the Merger Agreement voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Voting and Support Agreements
On March 24, 2023, the Company and Parent entered into the Voting Agreements with the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to the Voting Agreements, the Supporting Stockholders each agreed to vote, or cause to be voted, all of the shares of Company common stock it beneficially owns in favor of the adoption of the Merger Agreement, approval of the Merger and the Merger Transactions and other matters that would be reasonably expected to facilitate the Merger and the Merger Transactions and against any Adverse Proposal. The Merger Agreement and the Merger have been unanimously approved and recommended by the Board. The Board unanimously determined (1) that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company Stockholders, including the Unaffiliated Stockholders and (2) that it is advisable and in the best interests of the Company Stockholders and its Unaffiliated Stockholders to enter into the Merger Agreement.
The Board, by unanimous vote of the Company’s directors, recommends that you vote “FOR” the Merger Agreement Proposal.

PROPOSAL 2 — THE CHARTER AMENDMENT PROPOSAL
The Proposal
The Company is asking you to approve the Charter Amendment Proposal, pursuant to which the Company’s charter would be amended to increase the number of authorized shares of Company common stock from 400,000,000 to 715,000,000, which would include an increase in the number of authorized shares of Class A common stock from 385,000,000 to 700,000,000. The number of authorized shares of Class C common stock would remain at 15,000,000 and the number of authorized shares of Company preferred stock would remain at 10,000,000. The form of the proposed Charter Amendment is attached to this proxy statement as Annex B and is incorporated by reference into this proposal.
As of June 16, 2023, there were: (i) 237,599,085 shares of Class A common stock issued and outstanding; (ii) 5,750,000 shares of Class C common stock issued and outstanding; (iii) 38,419,434 shares of Class A common stock reserved for issuance pursuant to the Company’s Purchase Agreement with Lincoln Park Capital Fund, LLC, dated October 5, 2022; (iv) 51,097,584 shares of Company common stock reserved for issuance upon exercise of outstanding Company Options or vesting and settlement of outstanding Company RSUs; and (v) 40,000,576 shares reserved for issuance upon exercise of the Company warrants. Thus, as of June 16, 2023, we had 12,133,321 unissued and unreserved authorized shares of Company common stock.
Reasons for the Charter Amendment
The Company does not currently have sufficient shares of Class A common stock authorized to issue the maximum number of shares of Class A common stock issuable upon the conversion of the notes issuable pursuant to the Convertible Note Purchase Agreement. Additionally, increasing the number of authorized shares of Company common stock would allow the Company greater flexibility in considering and planning for any future potential business needs. If the Charter Amendment Proposal is not approved by the Company Stockholders, we would be limited in accessing funds pursuant to the Convertible Note Purchase Agreement, would need to seek alternative financing options and may be unable to fund our operations. Accordingly, we are seeking stockholder approval to increase the authorized shares of Company common stock from 400,000,000 to 715,000,000, including an increase in the number of authorized shares of Class A common stock from 385,000,000 to 700,000,000.
Effects of the Increase in Number of Authorized Shares
The additional shares of Class A common stock to be authorized by adoption of the Charter Amendment would have rights identical to our currently outstanding Class A common stock. Adoption of the Charter Amendment and issuance of any shares of additional Class A common stock would not affect the rights of the holders of currently outstanding Company common stock, but will, with respect to the issuance of additional shares of Class A common stock, result in effects incidental to increasing the number of shares of Company common stock outstanding, such as dilution of earnings per share, if any, and voting rights of current holders of Company common stock. Depending on the circumstances, issuance of additional shares of Class A common stock could affect the existing holders of shares of Company common stock by diluting the voting power of the outstanding shares. Other than issuances of Class A common stock in connection with conversions of any notes issued pursuant to the Convertible Note Purchase Agreement, the Company does not have any current plans, proposals or arrangements to issue any of the additional shares of Class A common stock which will be authorized if this Charter Amendment Proposal is approved by the stockholders.
Vote Required and Board Recommendation
Assuming a quorum is present, the approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock entitled to vote on such proposal. Accordingly, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Charter Amendment Proposal.
Voting and Support Agreements
On March 24, 2023, the Company and Parent entered into the Voting Agreements with the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to

the Voting Agreements, the Supporting Stockholders each agreed to vote, or cause to be voted, all of the shares of Company common stock it beneficially owns in favor of the adoption of the Charter Amendment and against any other change in the present capitalization of the Company or any amendment or other change to the Company’s organizational documents in contravention of the Convertible Note Purchase Agreement or the actions contemplated thereby. The Board, by unanimous vote of the Company’s directors, recommends that you vote “FOR” the Charter Amendment Proposal.

PROPOSAL 3 — THE ADJOURNMENT PROPOSAL
The Proposal
The Company is asking you to approve one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or Charter Amendment Proposal. If the Company Stockholders approve the Adjournment Proposal, the Company may adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal or Charter Amendment Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal or Charter Amendment Proposal such that the Merger Agreement Proposal or Charter Amendment Proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the Merger Agreement Proposal or Charter Amendment Proposal and seek to convince the holders of those shares of Company common stock to change their votes to votes in favor of any such proposals. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.
Voting and Support Agreements
On March 24, 2023, the Company and Parent entered into the Voting Agreements with the Supporting Stockholders, who collectively own approximately 46.7% of the voting power of the issued and outstanding shares of the Company common stock entitled to vote at the Special Meeting as of the Record Date. Pursuant to the Voting Agreements, the Supporting Stockholders each agreed to vote, or cause to be voted, all of the shares of Company common stock it beneficially owns in favor of in favor of the adoption of the Merger Agreement and approval of the Merger and the Merger Transactions as well as other matters that would reasonably be expected to facilitate the Merger and the Merger Transactions, including any proposal to adjourn or postpone any meeting of the Company Stockholders to a later date.
Vote Required and Board Recommendation
Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast for such proposal by the holders of Company common stock. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal. If you fail to vote by proxy or virtually, or fail to instruct your broker on how to vote, such failure will have no effect on the outcome of this proposal. Abstentions will not be counted as votes cast and will have no effect on the result of the Adjournment Proposal, assuming a quorum is present, but will be treated as a vote against the Adjournment Proposal assuming a quorum is not present.
In addition, the Company Bylaws permit the chair of the Special Meeting, without any action by our stockholders, to adjourn the Special Meeting to a later date and time and at a place announced at the Special Meeting.
The Board, by unanimous vote of the Company’s directors, recommends that you vote “FOR” the Adjournment Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Directors and Executive Officers of the Company
The Board presently consists of six members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time.
The Merger Agreement provides that the officers of the Company at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation and the Company Bylaws.
Neither any of these persons nor the Company has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
All of the directors and executive officers can be reached c/o Berkshire Grey, Inc., 140 South Road, Bedford, Massachusetts 01730, (833) 848-9900, and each of the directors and executive officers is a citizen of the United States.
Directors
The following table identifies our directors, and sets forth their current positions at the Company and their ages as of June 1, 2023.
Name	Age	Position(s) with the Company
Fiona P. Dias	57	Class I Director
Serena Wolfe	44	Class I Director
Thomas Wagner	56	Chief Executive Officer, Chairman, and Class III Director
John K. Delaney	60	Class III Director
Peter Barris	71	Lead Independent Director and Class II Director
Sven Strohband	50	Class II Director
Fiona P. Dias has served as a member of our Board since the closing of the Business Combination. Since 2017, Ms. Dias has served as a member of the board of directors of Qurate Retail, Inc. In addition, since 2013, she has served as a member of the board of directors of Anywhere Real Estate, Inc. Ms. Dias has previously served on the boards of directors of Advance Auto Parts, Inc. (NYSE: AAP), Home Shopping Network, Inc. and Choice Hotels, Inc (NYSE: CHH). Since 2015, Ms. Dias has served as the Principal Digital Partner of Ryan Retail Consulting. Prior to that, from 2011 to 2014, Ms. Dias was the Chief Strategy Officer at ShopRunner, an e-commerce shopping network. She has also held senior marketing and strategy positions at GSI Commerce, Inc., Circuit City, PepsiCo, Inc. and The Procter & Gamble Company. Ms. Dias has a bachelor’s degree in biochemistry from Harvard University and a master’s degree in business administration from the Stanford Graduate School of Business. Ms. Dias has been nominated to serve on our board of directors for many reasons including her extensive board and operating experience in retail companies.
Serena Wolfe has served as a member of our Board since the closing of the Business Combination. Since December 2019, Ms. Wolfe has served as Chief Financial Officer of Annaly Capital Management, Inc. Prior to joining Annaly Capital Management, Inc., Ms. Wolfe served as a Partner at Ernst & Young LLP (“EY”) since 2011 and as its Central Region Real Estate Hospitality & Construction (“RHC”) leader from 2017 to November 2019, managing the go-to-market efforts and client relationships across the sector. Ms. Wolfe was previously also EY’s Global RHC Assurance Leader. Ms. Wolfe practiced with EY for over 20 years, including six years with EY Australia and 16 years with the U.S. practice. Ms. Wolfe has served as a director of Doma Holdings, Inc. (NYSE: DOMA) since June 2021. Ms. Wolfe graduated from the University of Queensland with a Bachelor of Commerce in Accounting. She is a Certified Public Accountant in the states of New York, California, Illinois and Pennsylvania. Ms. Wolfe has been nominated to serve on our Board for reasons including her deep knowledge of financial accounting and experience advising boards in financial matters.

Peter Barris has served as lead independent director of our Board since the closing of the Business Combination, prior to which he had served as a director of Legacy Berkshire Grey since April 2016. Mr. Barris joined New Enterprise Associates, Inc. (“NEA”), a global venture capital firm investing in technology and healthcare, where he specialized in information technology investing, in 1992 and retired at the end of 2019. Prior to his retirement, Mr. Barris held several roles at NEA, serving as Co-Managing General Partner for five years and Managing General Partner for 18 years. Mr. Barris is currently the Chairman of the NEA Advisory Board. Under his leadership, NEA invested in transformative technology companies including CareerBuilder, Tableau, Diapers.com, Groupon, Jet.com, Juniper Networks, Macromedia, Salesforce.com, TiVo, and Workday. Mr. Barris previously served on the board of directors for public companies Groupon, Inc. (Nasdaq: GRPN) and NextNav, Inc. (Nasdaq: NN) and currently serves on the board of directors for public companies ZeroFox Holdings, Inc. (Nasdaq: ZFOX) and Sprout Social, Inc. (Nasdaq: SPT). He also currently serves on the board of directors for private companies Tamr, Inc., Tempus, Inc., and ThreatQuotient, Inc. In addition, Mr. Barris is Chairman of the Board of Trustees of Northwestern University, serves on the boards of the Brookings Institution, P33 and In-Q-Tel. He has been named several times to the Forbes Midas List of top technology investors, to Washington Tech Council’s Hall of Fame, and to the Washington Business Hall of Fame. Mr. Barris holds a Bachelor’s degree in Electrical Engineering from Northwestern University and a Master’s degree in Business Administration from the Tuck School of Business at Dartmouth College. Mr. Barris brings to our Board his extensive board experience in technology companies and his knowledge of the Company.
Sven Strohband has served as a member of our Board since the closing of the Business Combination, prior to which he had served as a director of Legacy Berkshire Grey since March 2018. From November 2012 to May 2018, Dr. Strohband served as the Chief Technology Officer of Khosla Ventures, and he has been a managing director of Khosla Ventures since May 2018. He has worked on numerous technologies ranging from autonomous robots, automotive LED front lighting, user interface and display technologies and RFID systems. Prior to joining Khosla Ventures, Dr. Strohband spent six years at Mohr Davidow Ventures, where he started as an associate and became the Chief Technology Officer of the firm, leading the firm’s technical diligence process for the infrastructure IT and sustainability practices. Previously, Dr. Strohband was a project manager for the Electronics Research Lab of Volkswagen in Silicon Valley and the lead engineer and project lead for the Stanford racing team’s autonomous car, “Stanley,” which became the foundation for the Google self-driving car project and also won the 2005 DARPA Grand Challenge. Dr. Strohband has served on the board of directors of Rocket Lab USA, Inc. (Nasdaq: RKLB) since August 2013 and on the board of directors of Velo 3D, Inc. (NYSE: VLD) from May 2015 to March 2022. He holds a Bachelor’s of Science degree in mechanical engineering from Purdue University and a Doctor of Philosophy degree in mechanics and computation from Stanford University. Mr. Strohband brings to our Board his extensive board experience in technology companies and his knowledge of the Company.
Thomas Wagner has served as our Chief Executive Officer and has been chairman of our Board since the closing of the Business Combination, prior to which he had served as the Chief Executive Officer and a director of Legacy Berkshire Grey since October 2013. Previously, he served as the Chief Technology Officer of iRobot Corporation, a publicly traded robotics company, from 2008 to 2012. During that period, iRobot was a recognized leader in both high capability robots that operated in defense and industrial settings, robots that operated in the home, and robots that operated in commercial settings and hospitals. Prior to joining iRobot, Dr. Wagner served at the Defense Advanced Research Projects Agency (DARPA), the research and development agency of the U.S. Department of Defense, where he managed programs in artificial intelligence, robotics, logistics, communications, command and control, tele-health, connected devices, and connected intelligent assistants. Earlier in his career, Dr. Wagner served as a principal lead at Honeywell, a professor at the University of Maine and in leadership and advisory roles in small & startup companies. He holds a Ph.D. in artificial intelligence and computer science from the University of Massachusetts Amherst, a M.S. from the University of New Hampshire and a B.S. from Michigan State University. Dr. Wagner brings to our Board his knowledge, experience and vision in AI-enabled robotics for fulfillment operations.

John K. Delaney has served as a member of our Board since the closing of the Business Combination, prior to which he had served the Chief Executive Officer and a director of RAAC since September 2020. Mr. Delaney is a well-known entrepreneur, executive and public policy expert. From 2013 to 2019, Mr. Delaney served as a member of the U.S. House of Representatives and served on the Financial Services Committee and the Joint Economic Committee. In 2000, he co-founded CapitalSource Inc. (NYSE: CSE), a leading middle market lending business, and from 2000-2011 he served as its Chief Executive Officer and Chairman. From 1993 until its sale to Heller Financial in 1999, Mr. Delaney was the co-founder, Chairman and Chief Executive Officer of HealthCare Financial Partners, Inc. (NYSE: HCF), a provider of commercial financing to small and medium-sized healthcare service companies. Mr. Delaney currently serves as the Executive Chairman of Forbright Bank, a banking and lending company. Mr. Delaney received his undergraduate degree from Columbia University and his juris doctor degree from the Georgetown University Law Center. Mr. Delaney brings to our Board his extensive experience and track record in deal making and capital markets and his deep understanding of the U.S. regulatory and policy environment.
Executive Officers
The following table identifies our executive officers who are not directors, and sets forth their current positions at the Company and their ages as of June 1, 2023.
Name	Age	Position(s) with the Company
Steven Johnson	59	President & Chief Operating Officer
Mark Fidler	52	Chief Financial Officer
Information concerning the business experience of Dr. Wagner is provided under the section titled “Directors” above.
Steven Johnson has served as our President and Chief Operating Officer since the closing of the Business Combination, prior to which he had served as the President and Chief Operating Officer of Legacy Berkshire Grey since October 2019. From May 2018 to October 2019, he served as the Chief Commercial Officer of Intelex, a global enterprise software company, which was acquired for $570 million in June 2019 by Industrial Scientific. Prior to joining Intelex, Mr. Johnson served as President and Chief Operating Officer for Vidyard from March 2016 to April 2018, and from 2011 to December 2015 as Chief Revenue Officer for Hootsuite, an enterprise software company used by a number of Fortune 100 companies. Earlier in his career, Mr. Johnson worked for a number of category-creating software companies in the customer-relationship management, database management, total interaction management, and other spaces. He holds an MBA from Northwestern’s Kellogg Business School with an emphasis in Management, Marketing, and International Business and a B.S. in Accounting from Union College.
Mark Fidler has served as our Chief Financial Officer since the closing of the Business Combination, prior to which he had served as the Chief Financial Officer of Legacy Berkshire Grey since September 2020. He has more than 30 years of experience in all aspects of finance and accounting, capital raising, tax, audit and strategic planning. Prior to joining Legacy Berkshire Grey, from 2015 to 2020, he served as Chief Financial Officer and a member of the board of directors of NEC Energy Solutions. Mr. Fidler also served as Chief Financial Officer of ReEnergy Holdings, LLC from 2013 to 2015. Prior to that, from 2011 to 2013, he was the Chief Financial Officer of Ambient Corporation (Nasdaq: AMBT), a leading provider of utility-scale smart grid solutions, where he led the company’s listing on Nasdaq. Earlier in his career, Mr. Fidler served as the corporate controller and Vice President of Finance at Evergreen Solar, Inc., held senior finance roles at the Boston Consulting Group and Hampshire Chemical Corporation, and worked in the audit practice of Coopers & Lybrand. A certified public accountant, Mr. Fidler has a B.S. degree in Accounting from Syracuse University and an MBA from Northeastern University.
Book Value per Share
As of December 31, 2022, the book value per share of Company common stock was $0.30. Book value per share is computed by dividing total equity of $70.3 million by the total shares of Company common stock outstanding on that date, or 234.8 million shares of Company common stock.

Market Price of Securities and Dividends
On December 10, 2020, Revolution Acceleration Acquisition Corp. (the Company’s predecessor) (“RAAC”) consummated an initial public offering of 28,750,000 units, comprised of a share of Class A common stock of RAAC and one-third of a Public Warrant at a purchase price of $10.00 per unit. The Class A common stock and Public Warrants began trading on Nasdaq on December 8, 2020, under the symbols “RAAC” and “RAACW,” respectively. Prior to that, there was no public market for the Class A common stock or Public Warrants.
On July 21, 2021, the Company consummated the Business Combination pursuant to the terms of the Agreement and Plan of Merger, by and among RAAC, Pickup Merger Corp, a Delaware corporation and a direct wholly owned subsidiary of RAAC, and Berkshire Grey Operating Company, Inc. (formerly known as Berkshire Grey, Inc.) (“Legacy Berkshire Grey”), pursuant to which Legacy Berkshire Grey became a direct wholly owned subsidiary of RAAC, RAAC changed its name to Berkshire Grey, Inc. and Legacy Berkshire Grey changed its name to Berkshire Grey Operating Company, Inc. In connection with the consummation of the Business Combination, the Class A common stock began trading on Nasdaq under the symbol “BGRY” and the Public Warrants began trading on Nasdaq under the symbol “BGRYW.”
On February 9, 2023, the closing price for shares of Class A common stock on Nasdaq was $1.71 per share and the closing price of the Public Warrants was $0.21. We view February 9, 2023 as the last trading day on which the trading prices of Class A common stock and the Public Warrants were unaffected by the potential acquisition of the Company in light of the fact it was the last trading day prior to the announcement of SoftBank’s non-binding indication of interest for the potential acquisition of the Company. You are encouraged to obtain current market quotations for shares of Class A common stock and the Public Warrants in connection with voting your shares of the Company’s capital stock at the Special Meeting.
The following table sets forth, for the periods indicated, the high and low sales price of shares of Class A common stock and the Public Warrants on Nasdaq.
	Class A Common Stock			Public Warrants
Fiscal Year	Low	High	Dividend Paid	Low	High	Dividend Paid
2021	$4.28	$10.00		$0.75	$1.65
Third Quarter (beginning July 22, 2021)	$6.70	$10.00	—	$1.01	$1.65	—
Fourth Quarter	$4.28	$7.32	—	$0.75	$1.60	—
2022	$0.57	$5.57		$0.05	$0.90
First Quarter	$2.88	$5.57	—	$0.41	$0.90	—
Second Quarter	$1.45	$3.05	—	$0.19	$0.50	—
Third Quarter	$1.48	$2.87	—	$0.18	$0.37	—
Fourth Quarter	$0.57	$1.86		$0.05	$0.24
2023
First Quarter (through February 9, 2023)	$0.60	$1.91	—	$0.05	$0.34	—

If the Merger is completed, the Class A common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. Additionally, if the Merger is completed, the Public Warrants are intended to be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.
The Company has not declared or paid any cash dividends on shares of Company common stock in the last five years.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of June 16, 2023, the number of shares of the Company’s equity securities beneficially owned (based on 237,599,085 shares of Class A common stock outstanding and 5,750,000 shares of Class C common stock outstanding as of June 1, 2023) by (i) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (ii) each director, (iii) each of our named executive officers identified in the section of this proxy statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger” and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock.
	Class A Common Stock		Class C Common Stock(1)
	Number of Shares	Percentage of Class Outstanding	Number of Shares	Percentage of Class Outstanding
Name and Address of Beneficial Owner(2) 5% Holders (Other than Directors and Named Executive Officers)
SVF II BG (DE) LLC(3)	65,567,317	27.60%	—	—
Entities Affiliated with Khosla Ventures(4)	56,567,914	23.81%	—	—
New Enterprise Associates 15, L.P.(5)	38,226,621	16.09%	—	—
Canaan X, L.P.(6)	14,154,207	5.96%	—	—
Stephen M. Case, Trustee of The Stephen M. Case Revocable Trust UA dated 12/17/1998(7)	—	—	1,689,071	29.38%
Theodore J. Leonsis, Trustee of The Theodore J. Leonsis Revocable Trust UA dated 11/13/2008(8)	—	—	856,300	14.89%
SBLG Family Investments LLC(9)	—	—	695,161	12.09%
Jason Marshall Fish(10)	—	—	461,746	8.03%

Directors and Named Executive Officers
Thomas Wagner(11)	8,115,389	3.37%	—	—
Steven Johnson(12)	5,979,613	2.49%	—	—
Mark Fidler(13)	1,758,972	*	—	—
Peter Barris(14)	142,258	*	—	—
Sven Strohband(4)	56,567,914	23.81%	—	—
Fiona P. Dias(15)	142,258	*	—	—
Serena Wolfe(16)	142,258	*	—	—
John K. Delaney(17)	2,290,787	*	1,390,322	24.18%
All current directors and executive officers as a group (8 individuals)	75,139,449	30.40%	1,390,322	24.18%
*	Less than 1%.
(1)
The shares of Class C common stock will automatically convert into shares of Class A common stock upon the earlier of (i) meeting certain stock price performance thresholds, and (ii) the date on which we complete a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of the public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. All shares of Class C common stock will be forfeited if not converted to shares of Class A common stock after nine (9) years.

(2)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Berkshire Grey, Inc., 140 South Road, Bedford, Massachusetts 01730.
(3)
Based solely on a Schedule 13D/A filed with the SEC on March 24, 2023, indicating that each of SVF II BG (DE) LLC, SVF II Holdings (DE) LLC, SVF II Aggregator (Jersey) L.P., SoftBank Vision Fund II-2 L.P., and SB Global Advisers Limited hold sole voting and sole dispositive power of 65,567,317 shares of Class A common stock. SoftBank disclaims beneficial ownership of the shares of Class A common stock beneficially owned by the SoftBank Stockholders because it has no voting or investment control over the shares. The business address of SVF II BG (DE) LLC and SVF II Holdings (DE) LLC is 251 Little Falls Drive, Wilmington, DE 19808. The business address of SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.

(4)	Based solely on a Schedule 13D filed with the SEC on August 2, 2021, indicating that (a) Khosla Ventures Seed B, L.P. holds shared voting and shared dispositive power with respect to 33,981,955 shares of Class A common stock, (b) Khosla Ventures Seed B (CF), L.P. holds shared voting and shared dispositive power with respect to 1,928,958 shares of Class A common stock, (c) Khosla Ventures Seed Associates B, LLC holds shared voting and shared dispositive power with respect to 35,910,913 shares of Class A common stock, (d) Khosla Ventures V, L.P. holds shared voting and shared dispositive power with respect to 20,657,001 shares of Class A common stock, (e) Khosla Ventures Associates V, LLC holds shared voting and shared dispositive power with respect to 20,657,001 shares of Class A common stock, (f) VK Services, LLC holds shared voting and shared dispositive power with respect to 56,567,914 shares of Class A common stock, (g) VK Services, LLC holds shared voting and shared dispositive power with respect to 56,567,914 shares of Class A common stock, and (h) Vinod Khosla holds shared voting and shared dispositive power with respect to 56,567,914 shares of Class A common stock (persons (a)-(h) herein collectively, the “Khosla Entities”). Each of the Khosla Entities disclaims beneficial ownership of all applicable shares, except to the extent of their actual pecuniary interest therein. Dr. Strohband is a managing director of Khosla Ventures. The address for the Khosla Entities is 2128 Sand Hill Road, Menlo Park, CA 94025.
(5)
Consists of (a) 38,183,023 shares held by New Enterprise Associates 15, L.P. (NEA 15) and (b) 43,598 shares held by NEA Ventures 2016, L.P. (Ven 2016). The shares directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (NEA Partners 15) the sole general partner of NEA 15, NEA 15 GP, LLC (NEA 15 LLC) the sole general partner of NEA Partners 15 and each of the individual managers of NEA 15 LLC. The individual managers (the Managers) of NEA 15 LLC are Forest Baskett, Anthony A. Florence, Jr., Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell and Peter Sonsini. The shares directly held by Ven 2016 are indirectly held by Karen P. Welsh, the general partner of Ven 2016. NEA Partners 15, NEA 15 LLC and the Managers share voting and dispositive power with regard to the shares held by NEA 15. Karen P. Welsh shares voting and dispositive power with regard to the shares held by Ven 2016. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares, except to the extent of their actual pecuniary interest therein. The address for these entities is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(6)
Based solely on a Schedule 13D/A filed with the SEC on February 1, 2023, indicating that Canaan X L.P. and Canaan Partners X LLC hold sole voting and sole dispositive power of 14,154,207 shares of Class A common stock. Guy M. Russo is the member/manager at Canaan Partners X, LLC, the general partner of Canaan X, L.P., and may be deemed to have beneficial ownership with respect to these shares. The address for Canaan X L.P. and Canaan Partners X LLC is 2765 Sand Hill Road, Menlo Park, CA 94025.

(7)	The address for The Stephen M. Case Revocable Trust UA dated 12/17/1998 is 1717 Rhode Island Ave. NW, Floor 10, Washington D.C., 20036.
(8)	The address for The Theodore J. Leonsis Revocable Trust UA dated 11/13/2008 is c/o LFO LLC, 601 F St. NW, Washington, D.C., 20004.
(9)	The address for SBLG Family Investments LLC is 8921 Durham Dr., Potomac, MD 20854.
(10)	The address for Jason Marshall Fish is 2801 Pacific Ave., San Francisco, CA 95114.
(11)	Consists of 4,709,752 shares of Class A common stock and 3,405,637 shares of stock options exercisable within 60 days of June 16, 2023, held directly by Dr. Wagner.
(12)
Includes 2,772,194 shares of unvested restricted stock, which consists of 437,718 shares of restricted stock subject to time-based vesting and 2,334,476 shares of restricted stock subject to performance-based vesting, held directly by Mr. Johnson.

(13)	Consists of 1,758,972 shares of stock options exercisable within 60 days of June 16, 2023, held directly by Mr. Fidler.
(14)
Consists of 46,977 shares of Class A common stock held directly by Mr. Barris and 95,281 restricted stock units expected to vest within 60 days of June 16, 2023. Excludes the shares referenced in footnote (5) above because, while Mr. Barris is the Chairman at New Enterprise Associates, Mr. Barris does not have voting or dispositive power over any of the shares directly held by NEA 15 referenced in footnote (5) above.

(15)	Consists of 46,977 shares of Class A common stock held directly by Ms. Dias and 95,281 restricted stock units expected to vest within 60 days of June 16, 2023.
(16)	Consists of 46,977 shares of Class A common stock held directly by Ms. Wolfe and 95,281 restricted stock units expected to vest within 60 days of June 16, 2023.
(17)
Consists of 922,764 shares of Class A common stock, 91,667 of restricted stock units expected to vest within 60 days and 1,276,356 of Company warrants exercisable for shares of Company Class A common stock, held directly by Mr. Delaney. Mr. Delaney also directly holds 1,390,322 shares of Class C common stock.

Prior Public Offerings
Except as described below, none of the Company, SoftBank, Merger Sub nor any of their respective affiliates have made an underwritten public offering of shares of Company common stock for cash during the past three years that was registered under the Securities Act, or exempt from registration under Regulation A promulgated under the Securities Act.
On December 10, 2020, the Company (then named Revolution Acceleration Acquisition Corp.) consummated an initial public offering of 28,750,000 units, comprised of a share of Class A common stock and one-third of a Public Warrant, at a purchase price of $10.00 per unit.
Certain Transactions in the Company’s Securities
Other than the Merger Agreement and the Convertible Note Purchase Agreement, as discussed in the section of this proxy statement entitled “The Merger Agreement,” the Company, the SoftBank Entities and their respective affiliates have not executed any transactions with respect to shares of Company common stock or Public Warrants during the past 60 days.
None of the Company, the SoftBank Entities nor any of their respective affiliates have purchased any shares of Company common stock or any Public Warrants during the past two years.

OTHER IMPORTANT INFORMATION REGARDING THE SOFTBANK ENTITIES
This section sets forth certain information about the SoftBank Entities. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Parent
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the principal office address of Parent and business address of each listed director and officer is c/o SoftBank Group Corp., 4 Tokyo Portcity Takeshiba, 1-7-1 Kaigan Minato-ku, Tokyo 105-7537 Japan and its telephone number is +81-3-6889-2000. Parent, a Japanese kabushiki kaisha, is an investment and holding company headquartered in Tokyo, Japan.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Masayoshi Son, Corporate Officer, Chairman & CEO	Japan	Representative Director, Corporate Officer, Chairman & CEO of SoftBank. Founded SOFTBANK Corp. Japan (currently SoftBank Group Corp.) in 1981.

Yoshimitsu Goto, Corporate Officer, Senior Vice President, CFO & CISO, Board Director	Japan	Board Director, Corporate Officer, Senior Vice President, CFO & CISO of SoftBank. Has worked at SoftBank since 2000.

Kazuko Kimiwada, Corporate Officer, Senior Vice President, Head of Accounting Unit	Japan	Corporate Officer, Senior Vice President, Head of Accounting Unit of SoftBank. Has worked at SoftBank since February 1996.

Tim Mackey, Corporate Officer, Chief Legal Officer & GCO, Head of Legal Unit	New Zealand	Corporate Officer, CLO & GCO, Head of Legal Unit of SoftBank. Has worked at SoftBank since November 2018.

Seiichi Morooka, Corporate Officer, Head of CFO Office, Finance Unit	Japan	Corporate Officer, Head of CFO Office, Finance Unit of SoftBank. Has worked at SoftBank since January 2004.

Ken Miyauchi, Board Director	Japan	Board Director of SoftBank; Director & Chairman of SoftBank Corp.

Kentaro Kawabe, Board Director	Japan
Board Director of SoftBank since September 2018; President and CEO of SoftBank Corp. from June 2018 to April 2021; Chairperson and Representative Director of Z Holdings Corporation since April 2023; Executive Director of ZOZO, Inc.; Board Director of SoftBank Corp. since January 2020.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Masami Iijima, External Board Director, Independent Officer	Japan
External Board Director, Independent Officer of SoftBank since June 2018; Director of Ricoh Company, Ltd. since June 2016; Director of Isetan Mitsukoshi Holdings Ltd. June 2019; Counsellor of Bank of Japan since June 2021; Counselor, MITSUI & CO., LTD. since June 2021; Director of Takeda Pharmaceutical Company Limited since June 2022.

Yutaka Matsuo, External Board Director, Independent Officer	Japan	External Board Director, Independent Officer of SoftBank since June 2019 and Professor, Graduate School of Engineering at the University of Tokyo since April 2019.

Keiko Erikawa, External Board Director, Independent Officer	Japan
External Board Director, Independent Officer of SoftBank since June 2021; Chairman Emeritus (Director) of KOEI TECMO GAMES CO., LTD since June 2013; Board Director of KOEI TECMO EUROPE LIMITED since June 2014; Chairman (Representative Director) of KOEI TECMO HOLDINGS CO., LTD. since April 2015; Director, Foundation for the Fusion Of Science and Technology since April 1994; Head Director, of Association of Media in Digital since May 2007.

Kenneth A. Seigel, External Board Director	USA	External Board Director of SoftBank; Board Director, Member of Executive Committee, Morrison & Foerster LLP.

David Chao, External Board Director, Independent Officer	USA	External Board Director, Independent Officer of SoftBank; Co-Founder and General Partner of DCM Ventures; Board Director of SoftBank since June 2022.

Maurice Atsushi Toyama, Full-time External Audit & Supervisory Board Member, Independent Officer	USA	Full-time External Audit & Supervisory Board Member, Independent Officer of SoftBank.

Yuji Nakata, Full-time External Audit & Supervisory Board Member, Independent Officer	Japan
Full-time External Audit & Supervisory Board Member, Independent Officer of SoftBank since June 2021; Representative Executive Officer and Deputy President of Nomura Holdings, Inc. from April 2017 to May 2019; Executive Managing Director and Chief Risk Officer of Nomura Holdings, Inc. from May 2019 to April 2020; Senior Adviser of Nomura Institute of Capital Markets Research from April 2020 to June 2021.

Soichiro Uno, External Audit & Supervisory Board Member	Japan	External Audit & Supervisory Board Member of SoftBank; Partner at Nagashima Ohno & Tsunematsu; Director of Dream Incubator Inc. since June 2018; and Director of TERUMO CORPORATION since June 2019.

Keiichi Otsuka, External Audit & Supervisory Board Member, Independent Officer	Japan
External Audit & Supervisory Board Member, Independent Officer of SoftBank since June 2021; Director of Shizuoka Bank (Europe) S.A.; Representative of Otsuka CPA Office; Audit & Supervisory Board Member of TBK Co., Ltd.

Merger Sub
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Merger Sub. Unless otherwise indicated, the principal office address of Merger Sub and business address of each listed director and officer is 1 Circle Star Way, San Carlos, CA 94070 and its telephone number is +81-3-6889-2000. Merger Sub is a Delaware corporation, was formed solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. Merger Sub is an indirect, wholly owned subsidiary of Parent.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Alex Clavel, Chief Executive Officer, Chief Financial Officer and Director	USA
Chief Executive Officer, SoftBank Group International since July 2022; served in various other roles at SoftBank Group International from September 2015-July 2022, including managing director, partner and managing partner.

Stephen Lam, President, Secretary and Director	USA	Director and Senior Counsel, SoftBank Group International from October 2018-October 2020; General Counsel, SoftBank Group International since October 2020.
Backgammon Investment Corp.
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of BIC. Unless otherwise indicated, the principal office address of BIC and business address of each listed director and officer is 1 Circle Star Way, San Carlos, CA 94070 and its telephone number is +81-3-6889-2000. BIC is a Delaware corporation, was formed solely for the purpose of investing in the Notes and the shares of Class A common stock issuable upon conversion of the Notes, and has not engaged in any business except as contemplated by the Convertible Note Purchase Agreement.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Alex Clavel, Chief Executive Officer, Chief Financial Officer and Director	USA
Chief Executive Officer, SoftBank Group International since July 2022; served in various other roles at SoftBank Group International from September 2015-July 2022, including managing director, partner and managing partner.

Stephen Lam, President, Secretary and Director	USA	Director and Senior Counsel, SoftBank Group International from October 2018-October 2020; General Counsel, SoftBank Group International since October 2020.

SVF II BG (DE) LLC
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of SVF II BG (DE) LLC. Unless otherwise indicated, the principal office address of SVF II BG (DE) LLC and business address of each listed director and officer is 251 Little Falls Drive, Wilmington, DE 19808 and its telephone number is +81-3-6889-2000. SVF II BG (DE) LLC is a Delaware limited liability company and is principally engaged in the business of investments in securities.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Jonathan Duckles, Director	Canada/USA	Partner at SoftBank since March 2022; Director at SoftBank from September 2018-March 2022; Senior Counsel at PayPal from August 2017-September 2018.
Mariana Seixas, Director	USA/Brazil	Director, Senior Counsel of SBLA Advisers since April 2022; Vice President, Legal Counsel of SBLA Advisers from November 2021-March 2022; Associate at White & Case from October 2012-October 2021.
SVF II Holdings (DE) LLC
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of SVF II Holdings (DE) LLC. Unless otherwise indicated, the principal office address of SVF II Holdings (DE) LLC and business address of each listed director and officer is 251 Little Falls Drive, Wilmington, DE 19808 and its telephone number is +81-3-6889-2000. SVF II Holdings (DE) LLC is a Delaware limited liability company and is principally engaged in the business of investments in securities.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Jonathan Duckles, Director	Canada/USA	Partner at SoftBank since March 2022; Director at SoftBank from September 2018-March 2022; Senior Counsel at PayPal from August 2017-September 2018.
Mariana Seixas, Director	USA/Brazil	Director, Senior Counsel of SBLA Advisers since April 2022; Vice President, Legal Counsel of SBLA Advisers from November 2021-March 2022; Associate at White & Case from October 2012-October 2021.
SVF II Aggregator (Jersey) L.P.
SVF II Aggregator (Jersey) L.P. is a Jersey limited partnership. The principal business of SVF II Aggregator (Jersey) L.P. is to make and manage investments in securities. SVF II Aggregator (Jersey) L.P. is controlled by SoftBank Vision Fund II-2 L.P., its sole limited partner. The principal office address of SVF II Aggregator (Jersey) L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD and its telephone number is +81-3-6889-2000.

SoftBank Vision Fund II-2 L.P.
SoftBank Vision Fund II-2 L.P. is a Jersey limited partnership. The principal business of SoftBank Vision Fund II-2 L.P. is to make and manage investments in securities. SoftBank Vision Fund II-2 L.P. is controlled by . SB Global Advisers Limited, its manager The principal office address of SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD and its telephone number is +81-3-6889-2000.
SB Global Advisers Limited
The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of SB Global Advisers Limited. Unless otherwise indicated, the principal office address of SB Global Advisers Limited and business address of each listed director and officer is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom and its telephone number is +81-3-6889-2000. SB Global Advisers Limited is organized under the laws of England and Wales and is principally engaged in the business of investments in securities.
Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Yoshimitsu Goto, Director	Japan	Board Director, Corporate Officer, Senior Vice President, CFO & CISO of SoftBank. Has worked at SoftBank since 2000.

Tim Mackey, Director	New Zealand	Corporate Officer, CLO & GCO, Head of Legal Unit of SoftBank. Has worked at SoftBank since November 2018.

Navneet Govil, Director	USA	Executive Managing Partner of SoftBank Global Advisers since October 2022; Managing Partner & CFO of SoftBank Global Advisers from 2016-Oct 2022.

Alex Clavel, Director	USA
Chief Executive Officer, SoftBank Group International since July 2022; served in various other roles at SoftBank Group International from September 2015-July 2022, including managing director, partner and managing partner.

Gyu Hak Moon, Director	South Korea	Executive Managing Partner of SBIA since November 2022; Managing Partner of SBIA from July 2018-November 2022; CEO & President of SoftBank Ventures Korea from January 2002-June 2018.

DELISTING AND DEREGISTRATION OF CLASS A COMMON STOCK AND PUBLIC WARRANTS
If the Merger is completed, the Class A common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. Additionally, if the Merger is completed, the Public Warrants are intended to be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded. As a result, we would no longer file periodic reports with the SEC on account of the shares of Class A common stock..

STOCKHOLDER PROPOSALS AND NOMINATIONS
The Company’s 2022 annual meeting of stockholders was held on June 21, 2022. If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our most recently completed fiscal year. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with the Company Bylaws, unless such election is properly made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the Merger, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of the Merger, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. However, if the Merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2023 annual meeting of stockholders. If the Merger is not completed, you will continue to be entitled to attend and participate in stockholder meetings. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.
If the Company holds a 2023 annual meeting, stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting may do so by following the procedures described below.
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2023 annual meeting of stockholders (the “2023 Annual Meeting”), pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received at our principal executive and administrative offices not later than December 30, 2022, which is 120 days prior to the first anniversary of the mailing date of the proxy statement for the Company’s 2022 annual meeting of stockholders. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.
Under the Company Bylaws, stockholders who wish to submit a proposal at the 2023 Annual Meeting, other than one that will be included in our proxy statement, including director nominations, must notify us no earlier than February 21, 2023, and no later than March 23, 2023. If the date of the 2023 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, after the one-year anniversary of the 2022 annual meeting, a stockholder’s notice of a proposal will be timely if we receive on the later of 90 days prior to the 2023 Annual Meeting or within 10 days of the Company’s first public announcement of the date of the 2023 Annual Meeting. Stockholder proposals and the required notice should be addressed to Berkshire Grey, Inc., 140 South Road, Bedford, MA 01730, Attention: Corporate Secretary and to legal@berkshiregrey.com.
Please refer to the full text of our advance notice by-law provisions for additional information and requirements. A copy of the Company Bylaws may be obtained by writing to our Corporate Secretary at the address shown on the first page of this proxy statement.
In addition to satisfying the requirements under the Company Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2023, which is 60 days before the first anniversary of the date of the 2022 annual meeting. If the date of our 2023 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2022 annual meeting of stockholders, then notice must be provided by the later of 60 days prior to the date of the 2023 Annual Meeting or within 10 days of the Company’s first public announcement of the date of the 2023 Annual Meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):
•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 29, 2023, as amended by Form 10-K/A, filed on May 1, 2023;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 11, 2023; and
•	Our Current Reports on Form 8-K as filed with the SEC on January 13, 2023, February 14, 2023, February 28, 2023, and March 24, 2023.
We will amend this proxy statement and the Schedule 13E-3 to incorporate by reference any additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the Special Meeting to the extent required to fulfill the Company’s obligations under the Exchange Act.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this proxy statement.
Because the Merger is a “going private” transaction, the Company and the SoftBank Entities are filing with the SEC concurrently with this proxy statement a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection as set forth in the section of this proxy statement entitled “Where You Can Find More Information.” The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at www.berkshiregrey.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated within this proxy statement by reference. You may also obtain a copy of these filings at no cost by writing, emailing or telephoning us at the following address:
Berkshire Grey, Inc.
140 South Road
Bedford, Massachusetts 01730
Attention: Investor Relations
Telephone: (833) 848-9900
Email: investors@berkshiregrey.com
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written, email or telephonic request directed to Berkshire Grey, Inc., Attn: Investor Relations, 140 South Road, Bedford, Massachusetts 01730, Telephone (833) 848-9900, Email: investors@berkshiregrey.com; or from our proxy solicitor, Laurel Hill Advisory Group (for banks and brokers, call (516) 933-3100; all others, call toll-free (888) 742-1305); or from the SEC through the SEC website at the address provided above.
Because the Merger is a “going private” transaction, the Company and the SoftBank Entities are filing with the SEC concurrently with this proxy statement a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 27, 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among SOFTBANK GROUP

CORP., BACKGAMMON ACQUISITION

CORP. and

BERKSHIRE GREY, INC.
Dated as of March 24, 2023

Exhibit A	Form of Voting and Support Agreement
INDEX OF DEFINED TERMS
Term	section
Acquisition Agreement	5.3(e)
Adverse Recommendation Change	5.3(e)
Agreement	preamble
Amendment Approval	3.2(e)
Balance Sheet Date	3.8

Term	section
Base Amount	5.5(b)
Book-Entry Shares	2.1(c)(ii)
Certificate of Merger	1.3
Charter Amendment	recitals
Chosen Courts	8.5
Class A Common Stock	recitals
Class C Common Stock	recitals
Closing	1.2
Closing Date	1.2
Company Company	preamble
Assets Company	3.3(b)
Benefit Plans Company	3.14(a)
Board	recitals
Company Board Recommendation	recitals
Company Common Stock	recitals
Company Disclosure Schedule	article III
Company Meeting	5.13(e)
Company Option	2.3(a)
Company Option Cash Out Amount	2.3(a)(i)
Company Owned IP	3.12(a)
Company Property	3.11(a)
Company Registered Intellectual Property	3.12(a)
Company RSU Cash Out Amount	2.3(c)(i)
Company Service Provider	3.12(j)
Company Stockholder Approval	3.2(d)
Company Stockholders	recitals
Compensation Committee	5.13
Confidentiality Agreement	5.2(d)
Contaminants	3.12(g)
Continuing Employee	5.4(b)
Convertible Note Purchase Agreement	recitals
Developed IP	3.12(j)
DGCL	recitals
Dissenting Shares	2.5(a)
Effective Time	1.3
ERISA	3.14(a)
Exchange Act	3.3(a)(ii)
Excluded Shares	2.1(b)
Expenses	5.9
Export Approvals	3.20
FedEx Warrant	2.4(b)
GAAP	3.7(a)(ii)
Governmental Authorizations	3.3(a)
Insider	3.19(b)
Joint Communications	5.8
Labor Agreement	3.13(a)(x)
Material Contract	3.13(a)
Merger	recitals
Merger Consideration	2.1(c)(i)
Merger Sub	preamble

Term	section
Merger Transactions	recitals
Multiemployer Plan	3.14(c)
New Litigation Claim	5.2(c)
Notice Period	5.3(f)(iii)
Outside Date	7.2(a)
Parent	preamble
Parent Assets	4.2(b)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Privacy and Cybersecurity Requirements	3.24(a)
Proxy Statement	5.13(a)
Purchaser	recitals
Real Property Leases	3.11(a)
Schedule 13E-3	5.13(b)
SEC Clearance Date	5.13(c)
Securities Act	3.6
Special Committee	recitals
Standard In Licenses	3.13(a)(xi)
Standard Out Licenses	3.13(a)(xi)
Surviving Corporation	recitals
Takeover Law	3.25
Termination Fee	7.6(c)
Title IV Plan	3.14(c)
Top Customer	3.22
Top Suppliers	3.23(a)
Transaction Documents	5.3(f)(iv)
Unvested Company RSUs	2.3(c)(ii)
Unvested In-the-Money Option	2.3(a)(ii)
Vested Company RSUs	2.3(c)(i)
Vested In-the-Money Option	2.3(a)(i)
Voting and Support Agreements	recitals

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (the “Agreement”), dated as of March 24, 2023, is by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“Parent”), Backgammon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Berkshire Grey, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Article II, each outstanding share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and each outstanding shares of Class C Common Stock, par value $0.0001, of the Company (the “Class C Common Stock,” and collectively with the Class A Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration;
WHEREAS, concurrently with the execution of this Agreement, the Company and Backgammon Investment Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”) are entering into that certain Convertible Note Purchase Agreement dated as of the date hereof (as the same may be amended from time to time, the “Convertible Note Purchase Agreement”), pursuant to which the Company may issue and sell, from time to time, to the Purchaser, and Purchaser may purchase from the Company, up to an aggregate initial principal amount of Sixty Million Dollars ($60,000,000.00) of convertible senior unsecured notes;
WHEREAS, the board of directors of the Company (the “Company Board”) (acting upon the unanimous recommendation of a special committee of the Company Board established by the Company Board (the “Special Committee”)) has unanimously (i) determined that the Merger and the other transactions contemplated hereby (collectively, the “Merger Transactions”) and the Convertible Note Purchase Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, including the stockholders holding the Unaffiliated Voting Shares (such stockholders, the “Company Stockholders”), (ii) determined it to be advisable, fair to and in the best interests of the Company and the Company Stockholders to amend the certificate of incorporation of the Company as in effect as of the date of this Agreement to increase the number of authorized shares of Company Common Stock from 400,000,000 to 715,000,000 to allow for future issuances of shares under the Note Purchase Agreement and notes issued thereunder (the “Charter Amendment”) (iii) approved, adopted and declared advisable this Agreement, the Voting and Support Agreement, the Merger Transactions, the Note Purchase Agreement and the Charter Amendment, (iv) directed that this Agreement and the Charter Amendment be submitted to the Company Stockholders for adoption, and (iv) recommended that the Company Stockholders adopt this Agreement and the Charter Amendment (such recommendation, the “Company Board Recommendation”);
WHEREAS, the board of directors of Merger Sub has approved, and declared it advisable for Merger Sub to enter into this Agreement and consummate, the Merger Transactions;
WHEREAS, the board of directors of Parent has approved this Agreement and the Merger Transactions, and Parent, in its capacity as the sole stockholder of Merger Sub, has agreed to approve the adoption of this Agreement;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger Transactions;
WHEREAS, concurrently with the execution of this Agreement, Parent and certain Company Stockholders have executed and delivered voting and support agreements, dated as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Voting and Support Agreements”), pursuant to which, among other things, such Company Stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, all of the shares of Company Capital Stock beneficially owned by such Company Stockholders in favor of the adoption of this Agreement; and
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the Surviving Corporation and (c) the Surviving Corporation shall become a wholly owned Subsidiary of Parent.
1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105 on or before the third (3rd) Business Day after satisfaction of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions at the Closing) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.
1.3 Effective Time. As soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and duly delivered to the Secretary of State of the State of Delaware for filing in such form as is required by the relevant provisions of the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.
1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.
1.5 Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.5, thereafter amended in accordance with its terms and as provided by applicable Law; provided that the name of the Surviving Corporation shall be “Berkshire Grey, Inc.”
1.6 Bylaws. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Surviving Corporation shall be the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until, subject to Section 5.5, thereafter amended in accordance with their terms and as provided by applicable Law; provided that the name of the Surviving Corporation shall be “Berkshire Grey, Inc.”
1.7 Directors and Officers. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director and officer of the Company and its Subsidiaries, in each case, as requested by Parent, effectuating his or her resignation as an officer and/or member of the Company Board, as applicable, to be effective as of the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK
2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:
(a) Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of capital stock of Merger Sub shall be deemed to represent for all purposes the number of shares of the common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b) Cancellation of Certain Shares. Each share of Company Common Stock owned by the Company as treasury stock or owned by Merger Sub immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.
(c) Conversion of Company Common Stock.
(i) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares, Dissenting Shares and Company Restricted Shares) shall be converted automatically into and shall thereafter represent only the right to receive $1.40 per share (the “Merger Consideration”), without interest and subject to applicable withholding in accordance with Section 2.7, payable upon surrender of such shares in accordance with Section 2.2.
(ii) All shares of Company Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of shares represented by book-entry immediately before the Effective Time (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2.
(d) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, then the Merger Consideration shall be equitably adjusted to reflect such change.
2.2 Surrender of Book-Entry Shares.
(a) Paying Agent. Prior to the Effective Time, Parent and/or Merger Sub shall (i) appoint Continental Stock Transfer & Trust Company to act as the paying agent (or such other nationally recognized paying agent agreed to between Parent and the Company) for the payment of the amounts to be paid pursuant to this Article II (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.
(b) Payment Fund. At or prior to the Effective Time, Parent and/or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Book-Entry Shares, for payment in accordance with this Article II by the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration (such funds provided to the Paying Agent are referred to as the “Payment Fund”).
(c) Payment Procedures.
(i) Letter of Transmittal. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver (through mail or electronically) the following to each holder of record of a share of Company Common Stock converted pursuant to Section 2.1(c)(i): (A) a letter of transmittal in customary form, specifying that delivery shall be effected upon adherence to the procedures set forth in the letter of transmittal; and (B) instructions for returning such letter of transmittal in exchange for payment of the Merger Consideration.

(ii) Surrender of Shares. Upon delivery of a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Book-Entry Share shall be deemed to have surrendered his, her or its Book-Entry Share and entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by such Book- Entry Share less any required withholding of Taxes. Any Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Book-Entry Shares.
(iii) Unregistered Transferees. If any Merger Consideration is to be paid and issued to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered Book-Entry Share shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment or issuance (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.
(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Book- Entry Share in respect of shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.1(c)(i) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. The Merger Consideration paid upon the surrender of any Book-Entry Share in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Book-Entry Share.
(d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately before the Effective Time.
(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that such investments shall be (I) in obligations of or guaranteed by the United States of America, (II) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (III) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or (IV) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.
(g) Termination of Payment Fund. Parent is entitled to require the Paying Agent to return to Parent or Parent’s designee any portion of the Payment Fund that remains unclaimed by the holders of Book-Entry Shares on or after the first (1st) year anniversary of the Effective Time. Thereafter, any holder of Book-Entry Shares who has not complied with this Article II shall look only to Parent or the Surviving Corporation, which shall remain responsible for payment and issuance of the applicable Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims of interest of any Person previously entitled thereto. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

2.3 Company Equity Awards.
(a) Each option to purchase shares of Company Common Stock (each, a “Company Option”) that has been granted under any Company Stock Plan will, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, be treated as follows:
(i) as of the Effective Time, each In-the-Money Company Option that is outstanding, vested and unexercised immediately prior to the Effective Time (any such portion of such Company Option, a “Vested In-the-Money Option”) will be canceled in exchange for payment to the holder of such Vested In-the-Money Option of an amount in cash equal to the amount, if any, by which (A) the Merger Consideration that would be payable in accordance with Section 2.1(c) in respect of the shares of Company Common Stock issuable upon exercise of such In-the-Money Option had such In-the-Money Option been exercised in full prior to the Effective Time exceeds (B) the aggregate exercise price for such In-the-Money Option (such payment to be net of Tax withholdings) (the “Company Option Cash Out Amount”);
(ii) as of the Effective Time, each In-the-Money Company Option that is outstanding, unvested and unexercised immediately prior to the Effective Time (any such portion of such Company Option, an “Unvested In-the-Money Option”) shall automatically and without any required action on the part of the holder thereof or the Company be canceled and converted into a Converted Cash Award. Such Converted Cash Award shall remain subject to the same vesting terms, termination-related provisions and other conditions that applied to the associated Unvested In-the-Money Option immediately prior to the Effective Time; and
(iii) all Company Options that are not In-the-Money Options will be canceled at the Effective Time without payment of any consideration therefor.
(b) At the Effective Time, each restricted share of Company Common Stock that is outstanding and is not vested immediately prior to the Effective Time (“Company Restricted Shares”) shall automatically and without any required action on the part of the holder thereof or the Company be canceled in exchange for payment to the holder of such Restricted Shares of a contingent cash amount equal to the Merger Consideration that would be payable in accordance with Section 2.1(c) in respect of a share of Company Common Stock, subject to the terms and conditions set forth on Section 2.3(b) of the Company Disclosure Schedule.
(c) Each Company RSU that is outstanding as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders thereof, shall be treated as follows:
(i) as of the Effective Time, each Company RSU that is vested as of immediately prior to the Effective Time (“Vested Company RSUs”) shall be canceled and converted into the right to receive (without interest) an amount in cash equal to the Merger Consideration that would be payable in accordance with Section 2.1(c) in respect of the shares of Company Common Stock issuable upon settlement of the Vested Company RSU had the settlement occurred immediately prior to the Effective Time (such payment to be net of Tax withholdings) (the “Company RSU Cash Out Amount”); and
(ii) as of the Effective Time, each Company RSU that is not vested as of immediately prior to the Effective Time (“Unvested Company RSUs”) shall be canceled and converted as of the Effective Time into a Converted Cash Award. Such Converted Cash Award shall remain subject to the same time-vesting terms and conditions that applied to the associated Unvested Company RSUs immediately prior to the Effective Time.
(d) Each Company Option, Company RSU, Company Restricted Share, in each case, whether or not vested, that is outstanding and unsettled immediately prior to the Effective Time, and rights under the Company Stock Plans will terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Option, Company RSU or Company Restricted Share or any other rights under any of the Company Stock Plan will have any right to acquire any equity securities of the Company, its Subsidiaries, or the Surviving Corporation as a result of such holder’s Company Options, Company RSUs or other rights under any of the Company Stock Plans.

(e) Payment of the applicable portion of the Merger Consideration for each Vested In-the-Money Option and each Vested Company RSU will be made as follows: No later than ten Business Days after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, deliver to the holder of any Vested In-the-Money Option the applicable portion of the Company Option Cash Out Amount or the Company RSU Cash Out Amount, as applicable, net of Tax withholdings. To the extent that such Taxes are so deducted or withheld and paid over to the appropriate Taxing Authority, the amounts thereof will be treated for all purposes hereunder as having been paid to the Person to whom such amounts would otherwise have been paid.
(f) Prior to the Effective Time, the Company shall take all actions necessary to effect the treatment of Company Options, Company RSUs and Company Restricted Shares as provided for under this Section 2.3 under the Company Stock Plans, under all Contracts governing the terms of all Company Options, Company RSUs and Company Restricted Shares and under any other applicable plan or arrangement to which the Company is a party or by which the Company may be bound with respect to such Company Options, Company RSUs or Company Restricted Shares, including (A) giving any required notice and obtaining any required consent contemplated thereby and (B) at the request of Parent, sending to any holders of Company Options, Company RSUs or Company Restricted Shares notices drafted by Parent (and subject to reasonable review and approval by the Company, which approval will not be unreasonably withheld, conditioned or delayed) with respect to the treatment of such instruments under this Agreement. The Company shall not send or otherwise make available any notices to any holders of Company Options, Company RSUs or Company Restricted Shares, or solicit any consents or other approvals from the holders of any Company Options, Company RSUs or Company Restricted Shares unless and until Parent has reviewed and approved all such notices and related documentation (including any email messages and notifications) to be sent or made available to such holders (which approval may not be unreasonably withheld or delayed).
2.4 Company Warrants. Each outstanding warrant to purchase shares of Company Common Stock will, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, be treated as follows:
(a) At the Effective Time, each outstanding Common Stock Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a Common Stock Warrant exercisable for Class A Common Stock and shall become a Common Stock Warrant exercisable for the Merger Consideration, that such holder would have received if such Common Stock Warrant had been exercised immediately prior to the Effective Time; provided that if a holder of a Common Stock Warrant that is outstanding and unexercised as of immediately prior to the Effective Time properly exercises such Common Stock Warrant within thirty (30) days following the public disclosure of the consummation of the Merger, the Warrant Price (as defined in the Warrant Agreement) with respect to such exercise shall be treated in accordance with the terms Section 4.5 of the Warrant Agreement.
(b) Each outstanding warrant pursuant to that certain Warrant, dated July 29, 2022, in favor of FCJI, Inc. (the “FedEx Warrant”) shall be subject to Section 12(iii) of the FedEx Warrant and FCJI, Inc. shall have the right to exercise such warrants in exchange for the exercise price set forth in the FedEx Warrant. Upon such exercise, to the holder of the FedEx Warrant shall be eligible to receive cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock for which such FedEx Warrant was exercisable immediately prior to the Effective Time.
2.5 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.5), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (i) all Dissenting Shares shall be canceled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon adherence to the procedures set forth in Section 2.2(c).
(c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL relating to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.
2.6 Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
2.7 Withholding. Notwithstanding any other provision of this Agreement, Parent, Merger Sub, the Company and the Paying Agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent, Merger Sub, the Company, or the Paying Agent, respectively), provided, that Parent shall reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as set forth in in the confidential disclosure letter delivered by the Company to Parent and Merger Sub as of the date of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), or (y) as disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (other than information that is contained (i) solely in the “risk factors” sections of such Company SEC Reports or (ii) in any “forward-looking statements” disclaimer in such Company SEC Reports), the Company represents and warrants to each of Parent and Merger Sub as follows:
3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.
3.2 Corporate Authorization.
(a) The Company has all necessary corporate power and authority to enter into this Agreement and, assuming the receipt of the Company Stockholder Approval, to perform its obligations hereunder to consummate the Merger Transactions and adopt the Charter Amendment. The Company Board (acting upon the unanimous recommendation of the Special Committee) at a meeting duly called and held has unanimously: (i) determined that the Merger Transactions and the Convertible Note Purchase Agreement and

the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the Company Stockholders, including the stockholders holding the Unaffiliated Voting Shares; (ii) determined it to be advisable, fair to and in the best interests of the Company and the Company Stockholders to adopt the Charter Amendment to allow for future issuances of shares under the Note Purchase Agreement and notes issued thereunder; (iii) approved, adopted and declared advisable this Agreement, the Voting and Support Agreements, the Merger Transactions, the Note Purchase Agreement and the Charter Amendment; (iv) directed that this Agreement and the Charter Amendment be submitted to the Company Stockholders for adoption; (v) made the Company Board Recommendation; and (vi) to the extent necessary, having the effect of causing the Merger, this Agreement and the Merger Transactions not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other Merger Transactions, in each case, on the terms and subject to the conditions of this Agreement. None of the foregoing actions by the Company Board have been rescinded or modified in any way (unless effected in accordance with the terms of Section 5.3(c)).
(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Merger Transactions. The Company has made available to Parent a true and correct copy of the Company Organizational Documents and such documents are in full force and effect. The Company is not in violation of any of the provisions of its Company Organizational Documents.
(c) Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.
(d) The only vote of holders of any class or series of shares of Company Capital Stock or other equity interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock that are outstanding and entitled to vote thereon at the Company Meeting voting together as a single class (the “Company Stockholder Approval”). No other vote of the holders of shares of Company Capital Stock or any other equity interests of the Company is necessary to consummate the Merger Transactions.
(e) The only vote of holders of any class or series of shares of Company Capital Stock or other equity interests of the Company necessary to adopt the Charter Amendment is the adoption of the Charter Amendment by the holders of a majority of the shares of Company Common Stock that are outstanding and entitled to vote thereon at the Company Meeting voting together as a single class (the “Amendment Approval”). No other vote of the holders of shares of Company Capital Stock or any other equity interests of the Company is necessary to adopt the Charter Amendment.
3.3 Governmental Authorizations; Non-Contravention.
(a) Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.2 are true and correct, and assuming that the Company Stockholder Approval is obtained, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;
(ii) any filings and reports that may be required in connection with this Agreement and the Merger Transactions either (A) with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) or (B) under state securities Laws or “blue sky” Laws;

(iii) the filings with the Specified Antitrust Authorities;
(iv) the ICA Clearance; and
(v) where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) Subject to the receipts of the consents, approvals, authorizations and other requirements set forth in Section 3.3(a), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Company Organizational Documents, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or (iii) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, other than in the case of clause (ii) of this Section 3.3(b), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.4 Capitalization.
(a) The authorized capital stock of the Company consists solely of 385,000,000 shares of Class A Common Stock, 15,000,000 shares of Class C Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on March 21, 2023, (i) 236,710,136 shares of Class A Common Stock were issued and outstanding, which amount includes 2,918,102 Company Restricted Shares, (ii) 5,750,000 shares of Class C Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury by the Company, (iv) 21,348,815 shares of Company Common Stock were subject to outstanding Company Options, (v) 13,307,496 shares of Company Common Stock were issuable upon vesting of outstanding Company RSUs, (vi) no shares of Company Common Stock that are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof) and Section 3.4(a) of the Company Disclosure Schedule sets forth the names of the holders of such shares of Company Common Stock and the option agreements pursuant to which such early exercise was effected; (vii) 14,749,960 shares of Company Common Stock are issuable upon full exercise of the Private Placement Warrants and the Public Warrants, (viii) 25,250,616 shares of Company Common Stock are issuable upon full exercise of the FedEx Warrants, and (ix) no shares of Company Preferred Stock were issued and outstanding. As of the close of business on March 21, 2023, the Company has reserved 51,986,533 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. The foregoing represents all of the issued and outstanding shares of Company Capital Stock as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock are Book Entry Shares and there are no, and the Company has never issued, certificated shares of Company Capital Stock.
(b) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Option, Company RSU, Company Restricted Share and share of Company Common Stock that are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof), the holder thereof and, with respect to each Company Option, the exercise price and expiration date thereof. All shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(c) All of the issued and outstanding shares of capital stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Company Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens.
(d) There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any Subsidiary of the Company or any other equity securities of the Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company or any of its Subsidiaries or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.
(e) The Company is not a party to any stockholder agreements, investors’ rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Company Capital Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company. There are no bonds, debentures or notes or other obligations issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters.
(f) Except as set forth on Section 3.4(f) of the Company Disclosure Schedule, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of the Company or the value of which is determined by reference to capital stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any capital stock of the Company.
3.5 Subsidiaries. Section 3.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation, limited liability company or other legal entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Subsidiary is in violation of any of the provisions of its Company Organizational Documents. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, as set forth in Section 3.5 of the Company Disclosure Schedule. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing.
3.6 SEC Reports. The Company has timely filed with the SEC all Company SEC Reports required to have been filed on or after December 10, 2020. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)) and as of their respective filing dates (in the case of all other Company SEC Reports), and except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, each Company SEC Report (a) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Report, (b) was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law and (c) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.
3.7 Financial Statements.
(a) The consolidated financial statements of the Company included in the Company SEC Reports filed on or after December 10, 2020:
(i) as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;
(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and
(iii) fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.
(b) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(c) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.7(c) of the Company Disclosure Schedule.
(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.
(e) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since December 10, 2020, neither the Company nor any of the Subsidiaries of the Company has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Subsidiaries of the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(f) Since December 10, 2020, none of the Company nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices. Since December 10, 2020, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. There are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.
3.8 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than (a) Liabilities disclosed or reserved against in the most recent audited consolidated balance sheet of the Company (the “Balance Sheet Date”) included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2022 (without giving effect to any amendment thereto), (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) Liabilities to perform under Contracts entered into by the Company and its Subsidiaries, (d) Liabilities that have not had, and that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (e) Liabilities expressly required by this Agreement.
3.9 Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date of this Agreement, (a) the Company has conducted its business, in all material respects, in the Ordinary Course of Business (other than in connection with modifications suspensions and/or alterations of operations in response or otherwise related to COVID-19 Measures), (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.1 and (c) since and through such dates, there has not been any Company Material Adverse Effect or any change, event, development, condition of occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.
3.10 Taxes.
(a) All income and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the month covered by the most recent balance sheet included as part of the financial statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the face of such balance sheet (and not in the notes thereto), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries
(e) Section 3.10(e) of the Company Disclosure Schedule lists, as of the date of this Agreement, all income and franchise Tax Returns (federal, state, local and foreign) that currently are the subject of audit or examination by any Taxing Authority. The Company has made available to Parent complete copies of (i) all income, franchise and other material Tax Returns of the Company and its Subsidiaries for taxable periods ended within the past six years and (ii) any audit report issued by a Taxing Authority relating to any Taxes due from or with respect to the Company and its Subsidiaries.
(f) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that it is or may be subject to taxation or required to file a Tax Return in that jurisdiction.
(g) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied, settled or withdrawn.
(h) There is no Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.
(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax receivable or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes). Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations section 1.6011-4(b).
(k) Neither the Company nor any of its Subsidiaries is, or has been during the applicable period specified in section 897(c)(1)(A)(2) of the Code, a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.
(l) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(m) The Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology, and the method of allocating income, deductions, expenses and receipts among the Company and its Subsidiaries complies with the principles set forth in Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Tax law) and any other applicable transfer pricing Laws.

3.11 Real Property.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by the Company and each of its Subsidiaries as lessee or sublessor (individually, a “Real Property Lease,” and collectively, the “Real Property Leases,” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). With respect to each Company Property:
(i) The Company or its Subsidiaries holds a good and valid leasehold estate in such Company Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Company and its Subsidiaries has made available to Parent true, correct and complete copies of all Real Property Leases, and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies made available to Parent.
(iii) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Company Property, and neither the Company nor its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Company Properties under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no disputes with respect to such Real Property Leases.
(iv) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Company Properties or any portion thereof.
(v) Neither the Company nor its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Legal Proceeding or agreement for taking in lieu of condemnation with respect to any portion of the Company Properties.
(b) Neither the Company nor its Subsidiaries owns any Owned Real Property.
(c) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
3.12 Intellectual Property.
(a) Section 3.12(a) of the Company Disclosure Schedule lists each item of Company Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or the Company’s Subsidiaries (“Company Registered Intellectual Property”). The Company or the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record owner of all of the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and in material compliance with all formal registration and maintenance requirements (including the payment of maintenance fees), and, to the knowledge of the Company, valid and enforceable (or, in the case of applications, validly applied for). As of the date hereof, no proceeding is pending or is threatened in writing (and the Company and the Company’s Subsidiaries have not otherwise received any written claim or notice, and have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such proceeding) that challenges the legality, validity, enforceability, registration, use or ownership of any Company Owned IP, and the Company and the Company’s Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company Owned IP.
(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to enforce, all Intellectual Property reasonably necessary and sufficient for the continued conduct of the business of the Company and its Subsidiaries as currently conducted. Section 3.12(b) of the Company Disclosure Schedule sets forth a non-exhaustive list of material Company Owned IP, other than the Company Registered Intellectual Property set forth in Section 3.12(a) of the Company Disclosure Schedule.
(c) The conduct of the Company’s and its Subsidiaries’ businesses and the Company Offerings (including the use, practice, offering, licensing, provision, sale, distribution, or other exploitation of any Company Offerings) have not, within the five (5) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any third Person. As of the date hereof, there is no pending or threatened (in writing) Legal Proceeding, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or the Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP, and there has not been, within the five (5) years preceding the date of this Agreement, any such Legal Proceeding pending or threatened (in writing). The Company and its Subsidiaries have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such Legal Proceedings.
(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, within the five (5) years preceding the date of this Agreement, has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated, and have had no specific or general reason to initiate, any Legal Proceeding or sent to any Person, within the five (5) years preceding the date of this Agreement, any notice, charge, complaint, claim or other assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.
(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets and other confidential or proprietary information included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries, including to the extent applicable material Software, websites and systems (including the confidential data transmitted thereby or stored therein), in each case that are within the Company’s control. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets or confidential or proprietary information to or by any Person in a manner that has resulted in the loss of trade secret protection or other rights in and to such information.
(f) No government funding, nor any support, funding, facilities or resources of a university, college, other educational institution or research center, was used in the development of any Company Owned IP, and no Person who was involved in or contributed to the creation or development of any Company Owned IP has performed services for any governmental entity or agency, in each case in a manner that would grant any such third parties or third party agencies any right, title or interest in such Company Owned IP.
(g) With respect to the Software used or held for use in the business of the Company and its Subsidiaries (including any Software incorporated into Company Offerings), to the knowledge of the Company, no such Software contains any (i) undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or (ii) any defects, bugs, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that materially affect the use, functionality, security or performance of such Software or that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries, or customers of the Company and its Subsidiaries without the user’s express prior consent (collectively, “Contaminants”). The Company and its Subsidiaries use commercially reasonable measures designed to prevent the introduction of Contaminants into Company Offerings, in accordance with procedures that are customarily used in the Company’s industry. To the knowledge of the Company, no warranty, indemnification requests or other claims have been asserted against the Company or any of its Subsidiaries in writing, and the Company and the Company’s Subsidiaries have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such requests or other claims related to any Company Offerings.
(h) The Company’s and its Subsidiaries’ use, incorporation, modification, linking, calling, hosting and distribution of (i) Software developed by the Company or any Subsidiaries or otherwise included in Company Owned IP, and (ii) Open Source Materials, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto. Neither the Company nor its Subsidiaries have used, incorporated, modified, linked, called, hosted or otherwise distributed any Open Source Materials in a manner that requires any Software developed by the Company or any Subsidiaries or otherwise included in Company Owned IP to be subject to any Copyleft Terms.
(i) No Source Code for any Software or material proprietary artificial intelligence models or collections of data included in the Company Owned IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) (and to the knowledge of the Company, as of the date hereof, no event has occurred and no circumstance or condition exists, that could reasonably result in such duty or obligation) to deliver, license, or make available, any such Source Code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of (i), (ii) and (iii), excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the Ordinary Course of Business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company possesses all (x) Source Code for all Software owned or purported to be owned by the Company and all other materials, to generate the object code for, and deliver, the Company products and services, and (y) material proprietary artificial intelligence models and collections of data to freely develop and improve their artificial intelligence products and services.
(j) Each current or former officer and employee of the Company or its Subsidiaries that has authored, delivered, or developed any Intellectual Property in the course of such officer’s or employee’s employment with the Company or its Subsidiaries, and each current or former consultant or other individual service provider of the Company or its Subsidiaries that has authored, delivered, or developed any Intellectual Property for the Company in the course of such consultant’s or service providers’ engagement with the Company or its Subsidiaries (in each case, including by contributing to, modifying, or improving Company Owned IP) (such Intellectual Property authored, delivered, or developed, “Developed IP”, and such officers, employees, consultants and individual service providers, “Company Service Providers”) has executed a valid and enforceable proprietary information and inventions agreement, certificate of authorship, or consultant, contractor or other agreement assigning to the Company or its Subsidiaries all of such Company Service Provider’s rights in such Developed IP, and no Person other than the Company or any of its Subsidiaries owns or purports to own (whether exclusively, jointly with another Person or otherwise), or otherwise possesses any rights to enforce or exclusive rights to exploit, any such Intellectual Property. No Company Service Provider has excluded pursuant to such proprietary information and inventions agreement material works or inventions related to the business of the Company or its Subsidiaries.
(k) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, other than with respect to Contracts entered into between the Parent or its Affiliates and a third party prior to Closing, (i) any material limitation on Parent’s, the Company’s or its Subsidiaries’ ability to use any Company Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, (ii) Parent or the Company or its Subsidiaries being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Intellectual Property, (iii) Parent or the Company or its Subsidiaries, being bound by, or subject to, any restriction to use, register or otherwise exploit any Company Intellectual Property, or (iv) otherwise result in the loss, forfeiture, termination, or impairment of any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.
3.13 Material Contracts.
(a) Section 3.13(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement, the Company or its Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan (such Contracts as are required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, the “Material Contracts”). True, correct and complete copies of the Contracts listed on Section 3.13(a) of the Company Disclosure Schedule have previously been made available to Parent or its agents or representatives, together with all amendments thereto):
(i) other than as would be responsive to Section 3.13(a)(ix), any Contract or purchase commitment reasonably expected to result in a future payment, individually or on an order-by-order basis, to or by the Company or its Subsidiaries in excess of $500,000 in any twelve (12) month period;
(ii) any Contract with any of the Top Customers (other than purchase orders, invoices or statements of work entered into in the Ordinary Course of Business involving payments not in excess of $250,000);
(iii) any Contract with any of the Top Suppliers (other than purchase orders, invoices or statements of work entered into in the Ordinary Course of Business involving payments not in excess of $250,000);
(iv) each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing;
(v) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(vi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;
(vii) each Contract involving the formation of a joint venture, partnership, or limited liability company (excluding in the case of a partnership or limited liability company, any wholly owned Subsidiary of the Company);
(viii) any Contracts between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand;
(ix) any Contracts, other than non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries entered into in the Ordinary Course of Business (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x) any collective bargaining (or similar) agreement, arrangement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, labor organization, works council or other employee representative body, on the other hand (a “Labor Agreement”);
(xi) each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person any material rights to use or register or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Company Owned IP (except for (I) Contracts with the Company’s or its Subsidiaries’ customers granting non-exclusive rights to Company Owned IP entered into in the Ordinary Course of Business and in a form substantially similar in all material respects to the Company’s standard customer agreement, (II) non-disclosure agreements entered into in the Ordinary Course of Business, (III) non-exclusive licenses granted to Company Service Providers for the sole purpose of providing services to the Company entered into in the Ordinary Course of Business, (IV) non-exclusive rights to feedback granted by the Company in the Ordinary Course of Business, and (V) non-exclusive trademark licenses that are incidental to such Contract in the Ordinary Course of Business) (collectively, “Standard Out Licenses”) or (B) is granted by a third Person any material rights to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property (other than (I) Contracts granting non-exclusive rights to use commercially available, non-customized, off-the-shelf software having a replacement cost or annual license fee of less than $250,000 for all such related Contracts and that is licensed to the Company on standard terms and not incorporated into or used directly in the development of any Company Owned IP or otherwise distributed with the Company Offerings, (II) Open Source Licenses, (III) agreements between the Company and Company Service Providers for the primary purpose of assignment or license of Intellectual Property rights developed during the course of such Company Service Providers’ engagement with the Company and entered into on the Company’s standard form agreement regarding inventions, confidentiality and other matters (or a substantially similar form), (IV) non-disclosure agreements entered into the Ordinary Course of Business consistent with past practice, (V) non-exclusive licenses granted by customers in the Ordinary Course of Business consistent with past practice for the sole purpose of the Company or its Subsidiaries providing services to such customers and in a form substantially similar in all material respects to the Company’s standard customer agreement, (VI) non-exclusive rights to feedback granted by third parties in the Ordinary Course of Business, and (VII) non-exclusive trademark licenses that are incidental to such Contract entered into in the Ordinary Course of Business) (collectively, “Standard In Licenses”);
(xii) any Contract containing (1) excluding Standard Out Licenses and Standard In Licenses, any license, immunity, authorization, release, or covenant not to sue or not to assert claims or other restriction limiting the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property, (2) any sale, assignment grant, transfer, or conveyance of any rights or interests in or to any Company Owned IP (including any present, contingent or other right, such as an escrow arrangement), or (3) a concurrent use agreement, settlement agreement, pre-rights declaration or co-existence agreement with respect to any Company Owned IP;
(xiii) any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries (other than agreements between the Company and Company Service Providers in which a Company Service Provider has been engaged to develop Intellectual Property for the Company or any of its Subsidiaries on the Company’s standard form agreement regarding inventions, confidentiality and other matters (or a substantially similar form));
(xiv) any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;
(xv) each Contract granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xvi) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 3.13(a).
(b) All of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Material Contracts, and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or written or, to the knowledge of the Company, oral notice of termination or breach of or default under any such Material Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
(c) The Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
3.14 Company Benefit Plans.
(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of each Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, program, arrangement or agreement (including any employment, consulting, severance, bonus, incentive or deferred compensation, profit-sharing, retirement, pension, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, employee loan, note or pledge agreement, stock option, equity or equity-based compensation, employee stock ownership, retention, supplemental retirement, vacation, holiday pay or other paid time off, change in control or similar plan, policy, program, arrangement or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored, administrated, contributed to or entered into by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any potential liability, and in each case whether or not (x) subject to the Laws of the United States, (y) in writing or (z) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan description, including any summary of material modifications, (iii) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, including all schedules thereto, (iv) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (vi) any material correspondences to or from the IRS or any office or representative of the United States Department of Labor or any Governmental Authority in respect of any such Company Benefit Plan for the latest three plan years.
(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, (i) each Company Benefit Plan has been established, operated, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) in all material respects, all contributions, payments, benefits and premiums required to be made with respect to any Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No material liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company or any of the Company’s Subsidiaries.
(d) With respect to each Company Benefit Plan, no material actions, inquiries, proceedings, litigations, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.
(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(f) Except as set forth on Section 3.14(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not, (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Equity Awards) due to any current or former employee, officer or other individual service provider by the Company or a Subsidiary of the Company or (iii) result in any restriction on the right of the Company or any of the Company’s Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans. The consummation of the transactions contemplated hereby will not result in any “excess parachute payment” under Section 280G of the Code. Neither the Company nor any of the Company’s Subsidiaries has any obligation to provide any tax gross-up, tax equalization, or other similar Tax-related payment or benefit with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (if any) has been operated and maintained, in all respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, such that no Taxes or interest will be due and owing in respect of such Company Benefit Plan failing to be in compliance therewith.
3.15 Labor. Except as set forth on Section 3.15 of the Company Disclosure Schedule:
(a) In the past five (5) years, (i) neither the Company nor any of its Subsidiaries is or has been a party to or bound by any Labor Agreement, (ii) no such Labor Agreement is being or has been negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are or have been represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the knowledge of the Company, has requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past five (5) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, labor arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b) Each of the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, pay transparency, background checks, drug testing, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act) and unemployment insurance.
(c) The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d) In the past five (5) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Labor Agreement, (iii) notice of any material charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress, or (v) written notice (including notice via electronic means) of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(e) To the knowledge of the Company, no employee of the Company or any of the Company’s Subsidiaries at the level of Director or above has notified the Company of their intention to terminate their employment.
(f) The Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(g) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a third party relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information.
(h) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the

Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries in their capacities as such.
(i) In the past five (5) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations of employment. Except as set forth on Section 3.15(i) of the Company Disclosure Schedule, in the past five (5) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.
(j) Except as would not result in material liability to the Company or its Subsidiaries taken as a whole: (i) all current and former employees of the Company and its Subsidiaries are, and for the past five (5) years have been, properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; and (ii) all current and former independent contractors and consultants of the Company or its Subsidiaries have been properly classified and treated as independent contractors under applicable Laws.
(k) The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable immigration and visa Laws, and to the knowledge of the Company after proper verification of any applicable employee documentation, all current and former employees of the Company and its Subsidiaries in the United States are either United States citizens or are otherwise legally entitled to work in the United States under the Immigration Reform and Control Act of 1986 and other applicable Laws.
3.16 Litigation. Except as set forth on Section 3.16 of the Company Disclosure Schedule, (a) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings, against the Company or any of the Company’s Subsidiaries or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the Ordinary Course of Business conducted by a Governmental Authority pursuant to a Material Contract, there is no pending or, to the knowledge of the Company, threatened audit, examination or investigation by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) there is no pending or threatened Legal Proceeding by the Company or any of the Company’s Subsidiaries against any third party and (d) there is no outstanding Order imposed or, to the knowledge of the Company, threatened in writing to be imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Order, except, in each case, as would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
3.17 Compliance with Laws
(a) Each of the Company and its Subsidiaries is, and for the prior five (5) years has been, in compliance with all applicable Laws in all material respects.
(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.
(c) For the past five (5) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
3.18 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as set forth in Section 3.18 of the Company Disclosure Schedule, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company as in effect as of the date hereof have been made available to Parent.
3.19 Related Party Transactions.
(a) Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, no (i) employee, officer or director of the Company or any of its Subsidiaries, (ii) holder of securities or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.
(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, to the knowledge of the Company, no officer, director, employee, holder of securities or derivative securities of the Company or any of its Subsidiaries (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries (other than such Contracts relate to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).
3.20 Sanctions and Customs & Trade Laws Compliance.
(a) The Company and its Subsidiaries, and their respective directors, officers and, to the knowledge of the Company, employees, and Representatives, in each case to the extent acting on behalf of the Company or its Subsidiaries, (i) are, and have been for the past five (5) years, in compliance in all material respects with all Customs & Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with and complied with all requirements of, any applicable Governmental Authority under the Customs & Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws or any Export Approvals.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years been, a Sanctioned Person or Restricted Person or (ii) has unlawfully transacted business directly or indirectly with any Restricted Person, Sanctioned Person or in any Sanctioned Country.
(c) The Company has determined that, as of the date hereof, none of the Company or any of its Subsidiaries (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, none of the Company or any its Subsidiaries is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.
3.21 Brokers and Financial Advisors. No broker, finder, investment banker or other Person, other than the Company Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.22 Customers.
(a) Section 3.22 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top seven (7) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) customers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Customers”).
(b) Except as set forth on Section 3.22 of the Company Disclosure Schedule, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
3.23 Suppliers.
(a) Section 3.23 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Suppliers”).
(b) Except as set forth on Section 3.23 of the Company Disclosure Schedule, none of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
3.24 Privacy and Data Security.
(a) The Company and its Subsidiaries are in compliance in all material respects with, and during the past five (5) years have been in compliance in all material respects with, (i) all applicable Laws relating to the Processing of Personal Information collected, used, or held for use in connection with the business of the Company or its Subsidiaries, (ii) the Company’s and its Subsidiaries’ published privacy, cybersecurity and data security policies, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, cybersecurity, data security, and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”). There are not, and have not been, any Legal Proceedings by any Person, or any investigations by any Governmental Authority, pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements. The Company and its Subsidiaries take appropriate measures to protect Personal Information within their possession or control against unauthorized access, use, modification, disclosure, or other misuse or loss, including through administrative, technical, and physical safeguards.
(b) The Company IT Systems as currently owned, leased or licensed by the Company and its Subsidiaries are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted. During the past five (5) years, (i) there have been no security breaches of the Company IT Systems, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that adversely affected the Company’s or its Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity and data security practices with relevant industry standards, carried out external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environments to identify any cybersecurity threats, and have remediated any and all material vulnerabilities identified through such tests and assessments.
(c) The Company and its Subsidiaries have established and maintained, and use reasonable efforts to ensure that all third Persons controlling Company IT Systems have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets, Personal Information in their possession or control against unauthorized access, use, modification, disclosure, or other misuse or loss, including through written internal and external policies and procedures, and organizational, administrative, technical, and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor any third Person controlling any Company IT System, has (i) experienced any incident in which any Personal Information or Customer Data was stolen, lost, or improperly accessed, used, modified, disclosed, or otherwise misused, including in connection with a breach of security or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
(d) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements.
3.25 State Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.3(c) are true and correct, the Company Board has approved this Agreement and the Merger Transactions as required to render inapplicable to this Agreement and the Merger Transactions the restrictions on “business combinations” set forth in section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (each, a “Takeover Law”).
3.26 No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan.
3.27 Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material license held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is the subject of any pending or threatened in writing Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend, modify, impair or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 3.3 of the Company Disclosure Schedule; provided, that such amendment, replacement or reissuance does not materially affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after the Closing. Section 3.27 of the Company Disclosure Schedule sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
3.28 Environmental Matters.
(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(b) There has been no material release of any Hazardous Materials (i) at, in, on or under any Company Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the

Company Property or (ii) to the knowledge of the Company, at, in, on or under any real property formerly owned, leased or operated by the Company or any of its Subsidiaries during the time that the Company or its Subsidiaries owned, leased or operated such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c) Neither the Company nor its Subsidiaries are subject to any current Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.
(e) The Company has made available to Parent all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
3.29 Anti-Corruption Compliance.
(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer, employee or, to the knowledge of the Company, agent, in each case while acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered, given or attempted to give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or any other Person; or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, candidate for political office or other Person, in each case in violation of the Anti-Bribery Laws.
(b) For the past five (5) years, to the knowledge of the Company, there have been no allegations, reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
3.30 Opinion of Financial Advisor. The Company Board (in such capacity) has received the opinion of the Company Financial Advisor on or prior to the date of this Agreement to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Merger Consideration to be received by the holders of the Class A Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders (other than holders of Excluded Shares). A copy of such written opinion shall be provided to Parent solely for informational purposes after execution of this Agreement and receipt of such written opinion by the Company.
3.31 Information Supplied. The information relating to the Company and its Subsidiaries, to the extent supplied by or on behalf the Company or its Subsidiaries, to be contained in, or incorporated by reference in, the Proxy Statement and Schedule 13E-3 will not, on the date the Proxy Statement or Schedule 13E-3 as applicable, or any amendment or supplement thereto, is mailed to holders of shares of Company Capital Stock and at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
4.1 Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.
(a) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder to consummate the Merger Transactions. The investment committee of the Parent has adopted resolutions approving this Agreement and the Merger Transactions. The sole stockholder of Merger Sub has adopted or promptly after the date hereof will adopt resolutions adopting this Agreement. The board of directors of Merger Sub has unanimously: (i) approved this Agreement and the Merger Transactions and declared it advisable to enter into this Agreement and consummate the Merger Transactions; and (ii) recommended that Merger Sub’s stockholder adopt this Agreement.
(b) Subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, as provided in subsection (a) above, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.
(c) Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.
4.2 Governmental Authorizations; Non-Contravention.
(a) Assuming that the representations and warranties of the Company contained in Section 3.3 are true and correct, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not require any Governmental Authorization, other than:
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;
(ii)  any filings and reports that may be required in connection with this Agreement and the Merger Transactions either with the SEC or under state securities Laws or “blue sky” Laws;
(iii)  compliance with the Nasdaq rules and regulations; (iv) the filings with the Specified Antitrust Authorities; (v) the ICA Clearance; and
(vi) where the failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that all Governmental Authorizations described in Section 4.2(a) have been obtained or made prior to the Effective Time(x) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound or (y) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Contracts to which

Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any Parent Assets are bound, other than in the case of clause (b) of this Section 4.2(b) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.3 Capitalization; Interim Operations of Merger Sub; Ownership of Company Common Stock
(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.
(b) Merger Sub was formed solely for the purpose of engaging in the Merger Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Merger Transactions. Merger Sub has no Subsidiaries.
(c) None of Parent, Merger Sub or their respective directors or executive officers own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Company Common Stock or securities that are convertible, exchangeable or exercisable for Company Common Stock, and none of Parent, Merger Sub or their respective directors or executive officers holds any rights to acquire or vote any shares of Company Common Stock, except pursuant to this Agreement.
4.4 Sufficient Funds. Parent has (or has available to it), and will have as of the Effective Time, sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Merger Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Merger Consideration on the terms and conditions contained in this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.
4.5 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that has had or would reasonably be expected to have a Parent Material Adverse Effect.
4.6 Information Supplied. The information relating to Parent and Merger Sub, to the extent supplied by or on behalf Parent and Merger Sub, to be contained in, or incorporated by reference in, the Proxy Statement and Schedule 13E-3 will not, on the date the Proxy Statement or Schedule 13E-3, as applicable, or any amendment or supplement thereto, is mailed to holders of shares of Company Capital Stock and at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company specifically for inclusion in the Proxy Statement.
4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions.
ARTICLE V

COVENANTS
5.1 Conduct of Business of the Company.
(a) The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as expressly contemplated by this Agreement, (iv) as may be required to comply with any Law or Order, or (v) as required by the rules or regulations of Nasdaq, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business in the Ordinary Course of Business in all material respects (including any changes in their respective business practices adopted prior to the date hereof to address and adapt to COVID-19 and any COVID-19 Measures), (y) keep available the services of the current officers and key management employees of the Company and each of its Subsidiaries, and (z) to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with key anticipated customers, key suppliers, key partners and other Persons with which the Company or any of its Subsidiaries has significant business relations.
(b) Between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be required to comply with any Law or Order or (v) as required by the rules or regulations of Nasdaq, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:
(i) Organizational Documents / Matters. Amend any of the Company Organizational Documents or restructure, reorganize, dissolve or liquidate the Company or any of its Subsidiaries or form any Subsidiary or enter into any new line of business or abandon or discontinue any existing line of business;
(ii) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned Subsidiaries of the Company;
(iii) Capital Stock. Split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(iv) Equity.
(A) Purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company of any Company Equity Award in connection with the forfeiture or cancellation of such Company Equity Award, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards existing on the date hereof;
(B) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of Company Capital Stock or other equity interests in the Company or any of its Subsidiaries, or any class, or securities convertible into, or exchangeable or exercisable for, any shares of Company Capital Stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of Company Capital Stock or other equity interests or such convertible, exchangeable or exercisable securities of the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock in accordance with and as required by the Warrant Agreement or the FedEx Warrant or (ii) the issuance of shares of Company Common Stock upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof, provided, however, that such exercise shall be limited to the vested portion of such Company Options as of the time of such exercise and the Company shall not allow any early exercise of Company Options;
(v) Acquisitions. Acquire by merger or consolidation with, or merge or consolidate with, or purchase any Person or acquire (including by merger, consolidation or acquisition of stock or assets), any assets, securities, businesses or properties, other than acquisitions of raw materials and other property in the Ordinary Course of Business and in amount not to exceed $250,000 in the aggregate;

(vi) Material Contracts. Modify or terminate (other than expiration in accordance with its terms) any Material Contract or enter into any Contract, that if entered into prior to the date hereof would have been a Material Contract (other than purchase orders, invoices or statements of work entered into in the Ordinary Course of Business involving payments not in excess of $250,000);
(vii) Material Assets. Sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (A) dispositions of obsolete or worthless equipment, (B) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries,
(C) transactions in the Ordinary Course of Business to fulfill order obligations pursuant to customer orders existing as of the date hereof and customer orders that may be received in the Ordinary Course of Business following the date hereof and
(D) transactions in the Ordinary Course of Business that represent a sale or transfer price of less than $250,000 individually and less than $500,000 in the aggregate;
(viii) Real Property. Acquire any ownership interest in any real property;
(ix) Employee Benefits. Except as otherwise required by applicable Law, existing Company Benefit Plans or any Material Contract, (A) grant or announce any cash- or equity or equity-based incentive awards, bonus, severance, retention, change in control or termination or similar pay, (B) hire or terminate the employment of any officers, directors or employees with an annual base salary or wage rate above $200,000, other than terminations of employment for cause or due to death or disability, (C) terminate, adopt, enter into or materially amend any Company Benefit Plan,
(D) increase or decrease the compensation or benefits payable or that become payable to any employee, officer, director or other individual service provider with an annual base salary of $200,000 or more, except where such increase or decrease does not exceed ten percent (10%) of the annual base salary (E) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries for the benefit of any employee or other service provider of the Company or its Subsidiaries, or (F) take any action to accelerate the time of payment, vesting, exercisability or funding of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the Ordinary Course of Business;
(x) Indebtedness. Except as set forth on Section 5.1(b)(x) of the Company Disclosure Schedules, (A) Issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, (B) guarantee any Indebtedness of another Person, except as issued or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;
(xi) Investments. Make any loans, advances or capital contributions to, or investments in, any other Person other than between the Company and any of its wholly owned Subsidiaries;
(xii) Taxes. (A) Make, change or revoke any material election in respect of Taxes, (B) amend, modify or otherwise change any filed income or other material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any material Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(xiii) Dissolution. Adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(xiv) Legal Proceedings. Waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other Legal Proceedings, except in the Ordinary Course of

Business that (A) involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than $100,000 individually or $250,000 in the aggregate, (B) do not impose any injunctive or other non-monetary relief on the Company, (C) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (D) do not relate to this Agreement or the Merger Transactions;
(xv) Intellectual Property. (A) Enter into or become bound by any Material Contract, or modify, amend, renew or terminate any Material Contract, in each case related to the acquisition or disposition or granting of any rights to any Intellectual Property that is material to the Company and its Subsidiaries, or otherwise materially encumber any such Intellectual Property, (B) act or fail to act in any manner that would reasonably be expected to result in any loss, disposal of, abandonment, lapse, invalidity or unenforceability of any material rights to any Intellectual Property that is material to the Company and its Subsidiaries, or (C) disclose any material Trade Secret of the Company or its Subsidiaries to any Person, other than in the Ordinary Course of Business to Company Services Providers who have entered into a written confidentiality agreement or are otherwise subject to standard confidentiality obligations in accordance with procedures that are customarily used in the Company’s industry, in the case of each of (A) and (B), except in the Ordinary Course of Business;
(xvi) Collective Bargaining. Enter into, modify, amend, renew or extend any Labor Agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(xvii) License. Terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(xviii) Noncompetition. Limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;
(xix) Restrictive Covenants. Waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or any other third party;
(xx) Accounting Practices. Make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Authority;
(xxi) Poison Pill. Enter into, adopt or authorize the adoption of any stockholder rights agreement(or similar plan commonly referred to as a “poison pill”); or
(xxii) Related Actions. Agree, authorize or commit to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. In addition, notwithstanding the foregoing, (x) no action or inaction by the Company with respect to matters specifically and directly addressed by any provision of this Section 5.1(b) may be deemed a breach of Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(b) and (y) if the Company seeks the consent of Parent to take any action prohibited by this Section 5.1(b) and such consent is withheld by Parent, the failure to take such action will not be deemed to be a breach of Section 5.1(a)
5.2 Access to Information; Confidentiality.
(a) Upon reasonable advance written or electronic notice, subject to applicable logistical restrictions or limitations as a result of COVID-19 reasonably implemented by the Company or any COVID-19 Measures (which, for the avoidance of doubt, will not derogate from the Company’s obligations under this Section 5.2 to the extent such obligations can be satisfied by electronic means) , the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Article VII, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws (except to the extent publicly available on the SEC’s “EDGAR” filing system); and (ii) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). Nothing herein shall require the Company or any of its Subsidiaries to provide such access or information to the extent that such action (A) would reasonably be expected to result in a waiver of attorney- client privilege, work product doctrine or similar privilege, (B) specifically relates to the evaluation, deliberation or minutes of the Company Board (or any committee or subcommittee thereof) related to the Merger Transactions, the strategic and financial alternatives process leading thereto, or any information or materials provided to the Company Board (or any committee or subcommittee thereof) in connection therewith or (C) would reasonably be expected to violate any applicable Law or any confidentiality obligation owing to a third party so long as the Company shall promptly notify Parent of any such confidentiality obligations or access restrictions and use commercially reasonable efforts to obtain the consent of such third party to provide such information and otherwise provide such access to Parent, if requested. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 5.2 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, customer or supplier of the Company in connection with the Merger or any of the other Merger Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.
(b) To the extent Parent requests further information or investigation of the basis of any potential violations of Law, including Customs & Trade Laws, Sanctions Laws and Anti-Bribery Laws, the Company shall, and shall cause its Subsidiaries to, cooperate with such request and make available any personnel or experts engaged by the Company or its Subsidiaries necessary to accommodate such request.
(c) The Company shall (i) notify Parent in writing as promptly as reasonably practicable after learning of any Legal Proceeding by any Person initiated against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective Representatives in their capacity as such (a “New Litigation Claim”); (ii) notify Parent of ongoing material developments in any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof. With respect to any New Litigation Claim against the Company or its directors or officers relating to this Agreement or the Merger Transactions, the Company shall consult with Parent and give Parent the opportunity to participate in the defense and settlement of any such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without Parent’s prior written consent, the Company shall not (A) waive any provision of the Company Organizational Documents providing for the Court of Chancery of the State of Delaware as the exclusive forum for any such litigation or (B) consent to the selection of an alternative forum other than the Court of Chancery of the State of Delaware for any such litigation.
(d) Information disclosed under this Section 5.2 and otherwise pursuant to this Agreement shall be governed under the Confidentiality Agreement, dated as of February 5, 2023, by and between SoftBank Group Corp. and the Company (the “Confidentiality Agreement”).
(e) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

5.3 No Solicitation.
(a) The Company shall, and shall cause each of its Subsidiaries and direct each of its other Affiliates and Representatives to, immediately (i) cease and cause to be terminated any activities, discussions or negotiations with any Person (other than Parent and its Subsidiaries) with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) terminate access by any Person (other than Parent and its Subsidiaries) to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal, and (iii) request that each such Person promptly return or destroy all non-public information previously furnished to such Person or any of its Representatives. The Company shall not modify, amend, terminate, waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any Takeover Proposal or any inquiry that constitutes or could reasonably be expected to lead to a Takeover Proposal and shall enforce the provisions of any such agreement, except that the Company shall be permitted on a confidential basis to release or waive any standstill obligations solely to the extent necessary to permit the other party thereto to submit a Takeover Proposal to the Company Board on a confidential basis.
(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and the Company shall cause each of its Subsidiaries and direct each of its other Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, afford access to the business, properties, personnel of the Company or any non-public information of the Company to, any Person in connection with a Takeover Proposal or any inquiries that could be reasonably expected to lead to a Takeover Proposal (other than to state that the Company is not permitted to have discussions) or (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with this Section 5.3) (or resolve to or publicly propose to do any of the foregoing).
(c) Notwithstanding Section 5.3(b) or any other provision of this Agreement to the contrary (but subject to this Section 5.3(c)), at any time after the date hereof until the receipt of Company Stockholder Approval, if the Company receives a bona fide written Takeover Proposal (which was unsolicited and did not arise out of any breach of Section 5.3(a) or Section 5.3(b)), then following the receipt by the Company of such a written Takeover Proposal:
(i) the Company and its Representatives shall be permitted to contact the Person making such Takeover Proposal, solely to clarify the terms of such Takeover Proposal; and
(ii) if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) (A) that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal and (B) that the failure to take the actions set forth in clauses (1) and (2) below with respect to such Takeover Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, then the Company may, in response to such Takeover Proposal, (1) furnish access and information with respect to the Company to the Person who has made such Takeover Proposal, and its Representatives, pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information provided under this clause (1) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with such Person regarding such Takeover Proposal.
(d) Except to the extent the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, from and after the date of this Agreement until the Effective Time, the Company shall advise Parent in writing of (i) the receipt (orally or in writing) of any Takeover Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Takeover Proposal, specifying the terms and conditions thereof (including the identity of the Person making such Takeover Proposal or inquiry and each Person controlling such Person), and (ii) shall thereafter keep Parent reasonably informed of any changes or modifications to the financial or other material terms and conditions of such Takeover Proposal or inquiry, offer or proposal, in each case also providing to Parent a copy of each written Takeover Proposal or inquiry, offer or proposal and any written changes or modifications thereto containing any terms or conditions of any proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any Takeover Proposal or inquiry, offer or proposal, in each case as soon as practicable and in any event within twenty-four (24) hours after the Company’s receipt thereof.
(e) Except as set forth in Section 5.3(f) and Section 5.3(g), neither the Company Board nor any committee (including the Special Committee) thereof shall (i) fail to make, withdraw, qualify, modify or amend, or agree to or publicly propose to withdraw, qualify, modify or amend, the Company Board Recommendation in any manner adverse to Parent (it being understood that it shall be considered an Adverse Recommendation Change if any Takeover Proposal structured as a tender or exchange offer is commenced and the Company Board, including the Special Committee, fails to publicly(x) recommend against the acceptance of such tender or exchange offer by the holders of Company Common Stock, and (y) reaffirm the Company Board Recommendation, in each case within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act), (ii) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable, a Takeover Proposal (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”), (iii) fail to (1) publicly and without qualification recommend against any Takeover Proposal within ten (10) Business Days after such Takeover Proposal is made public (or such fewer number of days as remains prior to the Company Meeting so long as such request is made at least one (1) Business Day prior to the Company Meeting), or (2) fail to reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or such fewer number of days as remains prior to the Company Meeting so long as such request is made at least one (1) Business Day prior to the Company Meeting), (iv) fail to include the Company Board Recommendation in the Proxy Statement or
(v)  approve, recommend or allow the Company or any of its Subsidiaries to enter into any Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”).
(f) Notwithstanding anything to the contrary in Section 5.3(c) and Section 5.3(e), the Company Board may, at any time before the receipt of Company Stockholder Approval, in response to a Superior Proposal received by the Company Board after the date of this Agreement, make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.4(a), but only if:
(i) the Superior Proposal did not arise from a breach by the Company or any of its Subsidiaries of any of the provisions of this Section 5.3;
(ii) the Company Board has determined in good faith, after consultation with outside legal and financial advisors, that failure to do so would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law;
(iii) the Company shall have first provided at least four (4) Business Days’ prior written notice (the “Notice Period”) to Parent that the Company is prepared to make an Adverse Recommendation Change and terminate this Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice shall include a copy of the written definitive agreements (including all exhibits and schedules) providing for the transaction that constitutes such Superior Proposal;
(iv) during the Notice Period, the Company has negotiated with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the documents related to the transactions hereunder (collectively, the “Transaction Documents”) so that such Superior Proposal no longer constitutes a Superior Proposal; and
(v) following the end of the Notice Period (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new three (3) Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.
(g) Notwithstanding anything to the contrary in this Agreement, the Company Board may, at any time before the receipt of Company Stockholder Approval, make an Adverse Recommendation Change in response to an Intervening Event, but only if:
(i) the Company Board has determined in good faith (and upon the recommendation of the Special Committee), after consultation with its outside legal counsel, that failure to do so would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law;
(ii) the Company shall have first provided prior written notice to Parent for at least the duration of the Notice Period that the Company is prepared to make an Adverse Recommendation Change in response to such Intervening Event, which notice shall specify in reasonable detail the Intervening Event that renders an Adverse Recommendation Change necessary;
(iii) during the Notice Period, the Company has negotiated with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the Company Board would no longer determine that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law; and
(iv) following the end of the Notice Period (it being understood and agreed that any material change to the conditions constituting such Intervening Event shall require an additional notice to Parent and a new three Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board has determined, after consultation with its outside legal counsel, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law.
(h) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board, the Special Committee or any other committee or subcommittee of the Company Board from (i) complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act. Any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless in such disclosure the Company Board expressly reaffirms the Company Board Recommendation or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable Law), taken by itself, be deemed to be an Adverse Recommendation Change.
5.4 Employee Matters.
(a) Unless requested by Parent not to take such action at least five (5) Business Days prior to the Closing, the Company Board shall adopt a resolution terminating the Company 401(k) Plan (and any other plan maintained by the Company or any member of the “controlled group” that is intended to be qualified under Code Section 401(a) and includes a cash or deferred arrangement intended to qualify under Code Section 401(k)) effective as of the day prior to the Closing and shall provide evidence of such termination acceptable to Parent prior to the Closing; provided, that any amendment, suspension or termination of the Company 401(k) plan shall not impact the benefits required to be provided pursuant to Section 5.4(c). Parent shall (i) allow eligible rollover contributions to the Parent 401(k) Plan of account balances (in cash) under the Company 401(k) Plan and (ii) use reasonable best efforts to accommodate eligible rollover contributions to the Parent 401(k) Plan of account balances in loan notes evidencing loans to Continuing Employees as of the date of distribution, in each case from the Company 401(k) Plan as soon as practicable following the Closing Date. Immediately prior to the termination of the Company 401(k) Plan, the Company will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of each such plan; (ii) for elective deferrals made pursuant to each such plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination.
(b) Each employee of the Company or any of its Subsidiaries who becomes or remains, as applicable, an employee of Parent, the Surviving Corporation or any of their Subsidiaries on and following the Effective Time (each, a “Continuing Employee” and collectively, the “Continuing Employees”) shall be given credit for service with the Company or its Subsidiaries for purposes of participation in any applicable benefit programs of Parent or its Subsidiaries except for paid time-off. From and after the Effective Time, Parent shall or shall cause its Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employees located in the United States credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made.
(c) Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, be provided with (i) an annual rate of base salary or base wage and a target annual cash bonus opportunity that is no less favorable in the aggregate than the annual rate of base salary or base wage and a target annual cash bonus opportunity provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time and (ii) other benefits (excluding any equity-based compensation, change of control, transaction or retention bonuses, pension, or deferred compensation benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time.
(d) Nothing in this Section 5.4, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.4, and for the avoidance of doubt, nothing herein will preclude the Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates from terminating the employment of any Continuing Employee at any time and for any reason. No provision of this Section 5.4 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.
5.5 Indemnification, Exculpation and Insurance.
(a) Parent and Merger Sub agree that all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of the Company as provided in the Company Organizational Documents or any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement and set forth in Section 5.5 of the Company Disclosure Schedule for acts or omissions occurring prior to the Effective Time, including in respect of the Merger Transactions, shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the later of six years after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against directors or officers of the Company arising out of such acts or omissions, except as otherwise required by applicable Law.
(b) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain officers’ and directors’ liability and fiduciary liability insurance in respect of acts, errors or omissions occurring on or before the Effective Time, including in respect of the Merger Transactions, covering each such person currently covered by the Company’s officers’ and directors’ liability and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, at or prior to the Effective Time, the Company shall purchase six (6) year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or prior to the Effective Time, except that the Company may not commit or spend on such “tail” policies annual premiums in excess of 350% of the annual premiums paid by the Company in its last full fiscal year prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 350% of the Base Amount, then the Company shall purchase policies that provide the maximum coverage available at an annual premium equal to 350% of the Base Amount. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policies, including with respect to the selection of the broker, available policy price and coverage options. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(c) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.5.
5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the conditions set forth in Article VI are satisfied and to consummate the Merger Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. If requested by Parent, the Company shall use commercially reasonable efforts to cause each Continuing Employee designated by Parent to accept and sign an offer letter or employment agreement and a proprietary information and invention assignment agreement, in each case, in the form provided by Parent, in respect of the employment of the applicable Continuing Employee with the Parent or one of the Subsidiaries of Parent following the Effective Time.
5.7 Consents; Filings; Further Action.
(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use its reasonable best efforts to promptly (i) obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any Governmental Authority or third party necessary, proper or advisable under applicable Law to consummate the Merger Transactions, (ii) make any other submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act, the Exchange Act, the HSR Act, the DGCL, the ICA and the Nasdaq rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.7 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.
(b) As promptly as practicable after the date of this Agreement (and in no event later than the date that is ten (10) Business Days after the date hereof), each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the FTC and the United States Department of Justice, as applicable, with respect to the Merger Transactions (which shall request the early termination of any waiting period applicable to the Merger Transactions under the HSR Act), and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.
(c) As promptly as practicable after the date of this Agreement (and in no event later than the date that is thirty (30) calendar days after the date hereof), Merger Sub shall file the ICA Notice, and it and Parent shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.
(d) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding the Merger Transactions. If Parent or the

Company receives a request for additional information from any Governmental Authority that is related to the Merger Transactions, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request as promptly as reasonably practicable. Each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable (including making any filings or notices required or requested by any Governmental Authority) under applicable Laws to consummate and make effective the Merger Transactions as expeditiously as practicable. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority related to the Merger Transactions without giving the other party prior notice of the meeting or conversation and, subject to applicable privilege and consistent with any direction or instruction from such Governmental Authority, the opportunity to attend and participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Merger Transactions.
(e) Parent, Merger Sub and the Company shall exercise reasonable best efforts to resolve or defend against such objections, if any, as the FTC, the United States Department of Justice or any other Governmental Authority may assert with respect to the Merger Transactions and to obtain the ICA Clearance, any clearance required under the HSR Act, or any other approval, consent or authorization necessary under applicable Law for the consummation of the Merger Transactions. Notwithstanding anything to the contrary in this Agreement, Parent and the Company shall take any of the following actions to the extent necessary or appropriate to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of the HSR Act regarding the Merger Transactions: (A) enter into negotiations; (B) provide information required by Law; and (C) substantially comply with any supplemental request for information in accordance with the HSR Act. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall have no obligation to: (A) litigate or contest any Legal Proceeding or Order; (B) sell, license, divest, dispose or hold separate any assets, entities or businesses (including, after the Effective Time, of the Surviving Corporation or any of its Subsidiaries); (C) terminate, amend or assign existing relationships or contractual rights or obligations; or (D) otherwise take actions that would limit its freedom of action with respect to, or its ability to retain, one or more of its respective businesses, assets or rights or interests therein (including the Surviving Corporation or any of its Subsidiaries).
(f) Parent shall, in consultation with the Company, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority, and the Company shall take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries prior to the Effective Time or in the event the Merger does not occur.
5.8 Public Announcements. The parties have agreed upon the initial joint press release and other public communications with respect to the execution of this Agreement, and will issue such press release and public communications promptly following the execution of this Agreement (the “Joint Communications”). Other than the Joint Communications, the parties shall not, and shall cause each of their respective Affiliates and its and their respective Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Merger Transactions, without the prior written approval of the other parties (such consent not to be unreasonably withheld, conditioned or delayed), unless (i) such party determines after consultation with outside counsel that it is required by applicable Law (in which event written notice to that effect shall be first delivered to the other parties prior to any such disclosure), or (ii) that it consists solely of information previously disclosed in all material respects in previous press releases and public communications in compliance with this Section 5.8. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, each of Parent and the Company (and their respective Affiliates) may make such public communications regarding this Agreement or the Merger Transactions as it may determine, (A) after consultation with outside counsel, is reasonably appropriate to comply with the rules of the Tokyo Stock Exchange or NASDAQ; or (B) are in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made by the parties in compliance with this Section 5.8 and do not reveal material, non-public information regarding the other parties, this Agreement or the Transactions. Furthermore, Parent may make such public communications as it determines reasonably appropriate subject to prior consultation with the Company and compliance with the terms of the Confidentiality Agreement. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.7 shall be governed by Section 5.7 and not this Section 5.8. Notwithstanding the foregoing, the restrictions set forth in this Section 5.8 shall not apply to any public release or public announcement made or proposed to be made by the Company to effect an Adverse Recommendation Change in accordance with Section 5.3.
5.9 Fees and Expenses. Except as explicitly provided for otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger Transactions (“Expenses”) shall be paid by the party incurring those Expenses. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other antitrust laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable antitrust laws in connection with the Merger or the other Merger Transactions.
5.10 Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the Merger by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.11 Notification of Certain Matters. Prior to the Effective Time, the Company shall give prompt notice to Parent of (a) any Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company which relates to this Agreement or the Merger Transactions and (b) any known fact, event or circumstance that would reasonably be likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. No such notification (or failure to provide such notification) shall constitute a breach of this Agreement or affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
5.12 Delisting. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.
5.13 SEC Filings; Other Actions.
(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall use reasonable best efforts to prepare and file a proxy statement with the SEC in preliminary form relating to the Company Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), which shall, unless the Company Board shall have made an Adverse Recommendation Change in compliance with Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, before it (or such amendment or supplement) is filed with the SEC or disseminating any such documents or any responses relating to such documents to the Company Stockholders, and the Company shall give due consideration in good faith to any additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.
(b) The Company, Parent and Merger Sub shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. The Company shall provide the Parent and Merger Sub with a reasonable opportunity to review and comment on the Schedule 13E-3, including all amendments and supplements thereto, prior to filing the Schedule 13E-3 (or such amendment or supplement) with the SEC, and the Company shall give due consideration in good faith to any additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel.

(c) The Company shall promptly notify Parent and Merger Sub, and Parent and Merger Sub shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall reasonably promptly provide the other party and its counsel with copies of any written comments and a summary of any oral comments that such party or any of its Representatives receive from the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3, as applicable, as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Each of the Company, Parent and Merger Sub shall provide the other parties and their respective outside legal counsel with a reasonable opportunity to review any such responses and the Company shall give due consideration in good faith to the additions, deletions or changes suggested thereto by Parent and Merger Sub and their counsel. Each of the Company, Parent and Merger Sub shall provide the other parties and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the Proxy Statement or the Schedule 13E-3, as applicable. The Company, Parent and Merger Sub shall use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement or the Schedule 13E-3, and the Company shall cause the definitive Proxy Statement and Schedule 13E-3 to be mailed to the Company Stockholders as of the record date established for the Company Meeting as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (such date, the “SEC Clearance Date”).
(d) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub agree, as to themselves and their Affiliates, that the Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the date of mailing to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, Merger Sub, their respective Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 and (ii) Parent and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. If at any time prior to the Company Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that either the Proxy Statement or Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (A) the Company shall promptly prepare (with the assistance of Parent and Merger Sub as provided for in this Section 5.13) an amendment or supplement to the Proxy Statement, (B) the Company, Parent and Merger Sub shall promptly prepare an amendment or supplement to the Schedule 13E-3 and/or (C) the Company shall cause the Proxy Statement or Schedule 13E-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(e) Unless this Agreement is terminated in accordance with its terms, the Company shall (i) as promptly as reasonably practicable take all action necessary in accordance with the DGCL, the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable after the SEC Clearance Date (which meeting shall in no event be scheduled initially for a date that is later than the 35th day following the first mailing of the Proxy Statement to the stockholders of the Company without the written consent of Parent), for the purpose of obtaining the Company Stockholder Approval and the Amendment Approval (the “Company Meeting”), and

(ii) subject to an Adverse Recommendation Change in compliance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use all commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the Merger Transactions, and obtain the Company Stockholder Approval, and shall not postpone or adjourn the Company Meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. The Company may postpone or adjourn the Company Meeting from time to time (A) with the consent of Parent, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board (after consultation with outside legal counsel) has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Meeting, (C) to solicit additional proxies, if the Company reasonably believes there will be insufficient shares of capital stock of the Company represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Meeting or to obtain the Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Meeting on more than two (2) occasions or for more than two (2) months in the aggregate pursuant to this Section 5.13(e) without Parent’s prior written consent) or (D) if required by Law; provided, however, that no such postponement or adjournment shall delay the Company Meeting by more than ten (10) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review drafts of any documents related to the Company Meeting and will consider in good faith any comments provided by Parent and Merger Sub or their counsel in connection with such review.
5.14 Takeover Laws. The Company shall (a) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Merger Transactions and refrain from taking any actions that would cause the applicability of such Laws and (b) if the restrictions of any Takeover Law become applicable to any of the Merger Transactions, take all action necessary to ensure that the Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Law on the Merger Transactions.
5.15 Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
ARTICLE VI

CONDITIONS
6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) No Orders. No Law or Order shall be in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been issued by any Governmental Authority of competent jurisdiction.
(c) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
(d) ICA Clearance. Merger Sub shall have received the ICA Clearance.
6.2 Conditions to Parent’s Obligation to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company:
(i) set forth in Section 3.4 (Capitalization) shall be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in any increase in the aggregate consideration payable by Parent and Merger Sub as contemplated by Article I and Article II of this Agreement other than a de minimis increase), as of the date of the Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
(ii) set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Corporate Authorization), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws), Section 3.26 (No Rights Agreement) and Section 3.30 (Opinion of Financial Advisor) (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and
(iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) and (ii) of this paragraph (a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c) Company Material Adverse Effect Condition. A Company Material Adverse Effect shall not have occurred after the date of this Agreement.
(d) Certificate. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the CEO or CFO of the Company, certifying that the conditions set forth in clause (a), (b) and (c) have been satisfied.
(e) Termination of Agreements. The Company shall have terminated each of those agreements listed on Section 6.2(e) of the Company Disclosure Schedule, effective as of and contingent upon the Closing.
(f) D&O Resignation. Parent and Merger Sub shall have received a resignation letter (in a form reasonably acceptable to Parent) from each officer and director of the Company, if and as requested by Parent, effectuating the resignation of such officer or director as an officer and/or member of the Company Board, as applicable, effective as of the Effective Time.
6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:
(a) Each representation and warranty of Parent and Merger Sub contained in this Agreement (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein), shall be true and correct at and as of the date of the Agreement and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an authorized signatory of Parent, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger Transactions abandoned by mutual written consent of Parent (and for all purposes under this Article VII, any termination by Parent also being an effective termination by Merger Sub) and the Company.
7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger Transactions abandoned by either Parent or the Company upon written notice to the other party:
(a) at any time after 12:01 a.m. Eastern Time on December 24, 2023 (as such date may be extended pursuant to the following proviso, the “Outside Date”) if the Effective Time shall not have occurred on or before the Outside Date; provided, that the Outside Date shall be automatically extended to 12:01 a.m. Eastern Time on March 24, 2024 if the condition set forth in Section 6.1(b) and 6.1(c) (but solely if the injunction or other Order relates to antitrust laws) or Section 6.1(c) (including as a result of a Government Shutdown) shall not have been satisfied by the Outside Date and all other conditions set forth on Article VI have been satisfied or waived by the applicable party; provided, further, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement if the failure of such party to perform any of its covenants or agreements under this Agreement that constitutes a material breach of this Agreement by such party has been a principal cause of the failure of the Effective Time to occur by the Outside Date;
(b) if any Order having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable, except that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order; or
(c) if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement is taken. Parent:
7.3 Termination by Parent. This Agreement may be terminated and the Merger Transactions abandoned by
(a) if the Company breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in this Agreement, and which breach or failure (i) would give rise to the failure of a condition set forth in Sections 6.2(a), 6.2(b) or 6.2(c) and (ii) by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the Outside Date and (B) the date that is twenty (20) calendar days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in material breach of their respective representations or warranties or materially failing to perform their respective covenants or agreements contained in this Agreement in a manner that would allow the Company to terminate this Agreement under Section 7.4(b); or
(b) at any time before the receipt of the Company Stockholder Approval, (i) upon prior written notice to the Company if the Company Board, the Special Committee or any other committee of the Company Board shall have effected an Adverse Recommendation Change (provided that, any written notice, including pursuant to Section 5.3(f), of the Company’s intention to make an Adverse Recommendation Change in advance of making an Adverse Recommendation Change shall not result in Parent having any termination rights pursuant to this Section 7.3(b)(i) unless such written notice otherwise constitutes an Adverse Recommendation Change) or the Company Board has caused or permitted the Company to enter into an Acquisition Agreement with respect to a Superior Proposal or the Company enters into such Acquisition Agreement; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.3(b)(i) unless the notice of termination pursuant to this Section 7.3(b)(i) is delivered by Parent to the Company within five (5) Business Days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 7.3(b)(i), or (ii) if the Company shall have materially breached any of its obligations under Section 5.3.
7.4 Termination by the Company. This Agreement may be terminated and the Merger Transactions abandoned by the Company:

(a) at any time before the receipt of the Company Stockholder Approval, in order to enter into an Acquisition Agreement in respect of a Superior Proposal pursuant to and in accordance with Section 5.3(f), so long as (i) substantially concurrently with such termination the Company pays the Termination Fee under Section 7.6(b)(i), (ii) substantially concurrently or immediately following such termination, the Company enters into a definitive Acquisition Agreement in respect of such Superior Proposal, and (iii) the Company has complied with its covenants and obligations under Sections 5.3(f) and 5.3(g),
(b) if Parent or Merger Sub breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in this Agreement, and which breach or failure (i) would, individually or when aggregated with any such other breaches of failures, result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Outside Date and (B) the date that is twenty (20) calendar days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or materially failing to perform its covenants or agreements contained in this Agreement in a manner that would allow Parent to terminate this Agreement under Section 7.3(b).
7.5 Effect of Termination. In the event of termination of this Agreement as provided in this Article VII, notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and of no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except that:
(a) the Confidentiality Agreement, Section 5.2(d), Section 5.8, Section 5.9, this Section 7.5, Section 7.6 and Article VIII shall survive the termination hereof; and
(b) no such termination shall relieve any party from any Liability resulting from a Willful and Material Breach of this Agreement or for fraud.
7.6 Fees Following Termination.
(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the Merger Transactions shall be paid in accordance with the provisions of Section 5.9.
(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee:
(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with (and as a condition to) such termination;
(ii) if this Agreement is terminated by Parent pursuant to (A) Section 7.3(b), or (B) Section 7.2(a) or Section 7.2(c), in either case, at a time when Parent would be permitted to terminate this Agreement pursuant to Section 7.3(b), in which case payment shall be made within two (2) Business Days following such termination; or
(iii) if (A) following the date of this Agreement and prior to the time of termination of this Agreement, a bona fide Takeover Proposal shall have been publicly announced (and such Takeover Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), (B) thereafter this Agreement is terminated by (x) either party pursuant to Section 7.2(c), (y) either party pursuant to Section 7.2(a), provided, that at such time Parent has complied with its obligations under this Agreement such that Parent would not be prohibited from terminating this Agreement pursuant to Section 7.2(a) or (z) Parent pursuant to Section 7.3(a), and (C) within twelve (12) months following the date of such termination the Company enters into a definitive Contract with respect to any Takeover Proposal or any Takeover Proposal is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A), in which case payment shall be made within two (2) Business Days following the earlier of the date on which the Company enters into such Contract or consummates such transaction. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%.” $13,658,000.
(c) For purposes of this Agreement, the “Termination Fee” means an amount in cash equal to

(d) The Company acknowledges that the fees and other provisions of this Section 7.6 are an integral part of the Merger Transactions and that without these agreements, Parent would not enter into this Agreement. Each party further acknowledges that the Termination Fee is not a penalty, but represents liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger Transactions. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.6, and, in order to obtain the payment, Parent or Merger Sub commences a Legal Proceeding which results in a judgment against the Company for the payment set forth in this Section 7.6, the Company shall pay, as applicable, Parent’s or Merger Sub’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding, in addition to any other amounts due pursuant to this Section 7.6, together with interest on each such amount at the prime rate as published in The Wall Street Journal in effect on the date each such payment was required to be made through the date each such payment was actually received.
(e) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion. In the event that Parent shall become entitled to payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof) and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Merger Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.6(e) shall limit the rights of Parent or Merger Sub under Section 8.16 or in the case of fraud or Willful and Material Breach.
ARTICLE VIII

MISCELLANEOUS
8.1 Certain Definitions. For purposes of this Agreement:
(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal that (i) is on terms not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (including any standstill agreement contained therein), and (ii) does not prevent the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Representatives from complying with the terms of this Agreement or restrict in any manner the Company’s ability to consummate the Merger Transactions. Notwithstanding the foregoing, a Person who has entered into a confidentiality agreement with the Company prior to the date of this Agreement shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.
“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock Warrant” means Private Placement Warrant and Public Warrant as defined in the Warrant Agreement.
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Equity Awards” means each outstanding award granted under the Company Stock Plans and each other outstanding Company Option, Company RSU and Company Restricted Shares.
“Company Financial Advisor” means Credit Suisse Securities (USA) LLC.
“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned, used, held for use or practiced by, licensed to, or subject to an obligation to be assigned to, the Company or any of its Subsidiaries.
“Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.
“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, credit, business or financial market conditions generally; (iii) the taking of any action required by this Agreement; (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing; (v) geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof; (vi) any failure, in and of itself, by the Company to meet any published or internal prospective estimates, projections, expectations, milestones, predictions or forecasts of revenue, earnings, or any financial or performance measures or operating statistics (whether made by the Company or any third parties) (provided that this clause (vi) shall not prevent a determination that any Effect not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet such prospective estimates, projections, predictions or forecasts has resulted in a Company Material Adverse Effect); (vii) any events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers); (viii) the execution, announcement or performance of this Agreement or consummation of the Merger Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 3.3 and the condition to Closing with respect thereto); (ix) any changes in the Company’s stock price or trading volume; (x) (A) any action taken at the written direction or request of Parent or Merger Sub, (B) any failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action restricted or prohibited by this Agreement, (C) any action taken in compliance with the terms of, or that is required by, this Agreement or

(D) the failure to take any action prohibited by this Agreement; or (xi) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation; provided, further, that any Effect referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred if it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company and its Subsidiaries, taken as a whole, operate.
“Company Offerings” means any and all products and services designed, developed (including those being designed or in development as of the date hereof), manufactured, sold, licensed, distributed, marketed, provided or otherwise made commercially available by the Company or any of its Subsidiaries, including to the extent integrated into a Company product or service, any component, sensor, system, device, hardware, hosted platform, hosted Software or application, hosted service, cloud-based application or service, any application programming interface, Software development kit, dashboard, interface, environment or any service that operates through a network of computer servers (and further including all web, mobile, and tablet versions thereof and all platforms and other Software used for any of the foregoing).
“Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement. share.
“Company Preferred Stock” means shares of Preferred Stock of the Company, par value $0.0001 per
“Company Restricted Shares” means restricted shares of Company Common Stock.
“Company RSU” means each restricted stock unit to acquire share of Company Common Stock granted under the Company Stock Plans.
“Company SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, or required to be filed with or furnished to, the SEC.
“Company Stock Plans” means the Berkshire Grey, Inc. 2021 Stock Option and Incentive Plan and the Berkshire Grey, Inc. Amended and Restated 2013 Stock Option and Purchase Plan.
“Contract” means any written or oral contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Converted Cash Award” means an award providing (i) the holder of any Unvested In-the-Money Option with the opportunity to be paid an amount in cash equal to the product of (a) the number of Shares subject to such Unvested In-the-Money Option as of immediately prior to the Effective Time multiplied by (b) the Company Option Cash Out Amount, or (ii) the holder of any Unvested Company RSUs with the opportunity to be paid an amount in cash equal to the product of (a) the number of Shares subject to such Unvested Company RSUs as of immediately prior to the Effective Time multiplied by (b) the Merger Consideration.
“Copyleft Terms” means use, incorporation, modification, linking, calling, hosting and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that Software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (e.g., Source Code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (d) be redistributable or otherwise made available at no license fee or other charge, or (e) require the granting of a license with respect to patents. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.
“Customer Data” means all content and data, including Personal Information, Processed by or on behalf of the Company or any of its Subsidiaries in connection with the provision or operation of any Company product or service or maintenance or support thereof.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.
“Data” means data, data structures, technical data and performance data. “Effect” means any event, change, effect, occurrence or development.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“FTC” means the U.S. Federal Trade Commission.
“Governmental Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the Nasdaq, or (iii) any political subdivision of any of the foregoing.
“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, prior to the Outside Date, of certain United States federal government services provided by the U.S. Federal Trade Commission and U.S. Department of Justice to review the transactions contemplated by this Agreement under the HSR Act.
“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. thereto.
ICA” means the Investment Canada Act, R.S.C. c.28 (1st Supp.), as amended, including the regulations

“ICA Clearance” means satisfaction of any of the following:
(i) The receipt prescribed under subsection 13(1) of the ICA shall have been received by Merger Sub and the time during which the Minister could have provided notice to Merger Sub under either subsection 25.2(1) or subsection 25.3(2) of the ICA shall have passed without Merger Sub having received such notice;
(ii) The Minister shall have provided Merger Sub with notice under subsection 25.2(4)(a) of the ICA indicating that no order for review will be made in respect of the Merger Transactions;
(iii) The Minister shall have provided Merger Sub with notice under subsection 25.3(6)(b) of the ICA indicating that no further action will be taken in respect of the Merger Transactions; or
(iv) Where an ICA Review has been ordered by the Governor in Council, the Governor in Council shall have authorized the Merger Transactions under subsection 25.4(1)(b) of the ICA.
“ICA Notice” means a notice with respect to the Merger Transactions delivered to the Director of Investments pursuant to Section 11 of the ICA by Merger Sub.
“ICA Review” means a review ordered by the Governor in Council with respect to the Merger Transactions under Part IV.1 of the ICA.
“Intellectual Property” means Intellectual Property Rights and Technology.
“Intellectual Property Rights” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) rights with respect to trademarks, logos, service marks, trade dress, trade names, designs, slogans, internet domain names, uniform resource locators, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights, including all rights in copyrightable subject matter, (d) rights in software and other computer programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (e) trade secret rights and rights with respect to all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (f) social media addresses and accounts and usernames, account names and identifiers, (g) rights in and to all applications and registrations, and any renewals, extensions and reversions, for the foregoing, (h) causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation, and (i) rights equivalent or similar to any of the foregoing.
“Intervening Event” means any material event, fact, circumstance, development or occurrence that (i) was not known, or reasonably foreseeable, by the Company Board as of the date hereof, and (ii) does not relate to (t) the effect resulting from the public announcement of this Agreement, (u) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (v) any change in the price or trading volume of the Company Common Stock or any other securities of the Company, any change in credit rating of the Company or the fact that the Company meets or exceeds (or does not meet or exceed) internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded hereunder) (w) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which the Company or its Subsidiaries operate, (x) changes in GAAP, other applicable accounting rules or applicable Law (or the interpretation thereof), (y) any changes relating to Parent or its affiliates, or (z) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to this Agreement to be obtained prior to the Effective Time in connection with the Merger Transactions or the pendency of the Merger Transactions.
“In-the-Money Company Option” means each Company Option that has a per share exercise price less than the Merger Consideration that would be payable in respect of the Company Stock underlying such Company Option.

“IRS” means the Internal Revenue Service of the United States.
“Knowledge” whether or not capitalized, means (i) when used with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 8.1 of the Company Disclosure Schedule, and (ii) when used with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 8.1 of the Parent Disclosure Schedule.
“Law” means any law, common law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.
“Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial or appellate proceeding), inquiry, hearing, audit, mediation, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator, other Governmental Authority or any other Person.
“Liability” means, with respect to any Person, any debt, loss, damage, liability or obligation (of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.
“Lien” means any lien, pledge, mortgage, deed of trust, preemptive right, security interest, equitable interest, claim, lease, license, charge, condition, option, pledge, hypothecation, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
“Minister” means the relevant Minister in accordance with section 3 of the ICA.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.
“Open Source Materials” means any software subject to an Open Source License.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company consistent with past practice through the date hereof.
“Owned Real Property” means all real property owned in fee simple by the Company or its Subsidiary.
“Parent 401(k) Plan” means a defined contribution plan that is sponsored by Parent or one of its Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.
“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Merger on or prior to the Outside Date.
“Permitted Lien” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Company Property, (d) with respect to any Company

Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the underlying fee title of the real property of which the Company Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Company Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) restrictions on transfer under applicable securities Laws.
“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.
“Personal Information” means information regarding or capable of being associated with an identified or identifiable individual or device that is subject to Privacy and Cybersecurity Requirements applicable to the Company and its Subsidiaries.
“Process” or “Processing” means any operation performed on information, including Personal Information, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, destruction, or disposal.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.
“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.
“Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine)
“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50% or more or controlled by one or more Person described in clause (a) or (b).
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (b) the United Kingdom, (c) the United Nations Security Council, (d) the European Union or any European Union member state or (e) or any jurisdiction in which the Company or any of its Subsidiaries conduct business.
“SEC” means the United States Securities and Exchange Commission, together with its staff.
“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, and procedural and object-oriented code, which may be printed out or displayed in human readable form.
“Specified Antitrust Authorities” means the FTC and the Antitrust Division.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.
“Superior Proposal” means any bona fide written Takeover Proposal that was not solicited and did not otherwise result from a violation of Section 5.3 that the Company Board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) would be more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Merger Transactions and (ii) is reasonably likely to be consummated in accordance with its terms on a timely basis, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; however for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”
“Takeover Proposal” means any proposal or offer relating to a single direct or indirect transaction or series of related direct or indirect transactions, to (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its Subsidiaries or consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of, or other transaction with respect to, shares of capital stock or other securities in which any Person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the capital stock of the Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (v) any combination of the foregoing.
“Tax Return” means any return, report, form, schedule, declaration, claim for refund, statement or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties or other assessments in the nature of a tax, including net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, estimated or other taxes and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).
“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, collection or determination of any Tax.
“Technology” means any (a) technology, formulae, compositions, algorithms, procedures, processes, methods, subroutines, systems, techniques, ideas, know-how, trade secrets, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, development, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, testing, and personnel information, research, and materials; (c) proprietary information and confidential information (including customer, subscriber and supplier lists, customer and supplier contact and registration information, customer correspondence and customer purchasing histories, pricing and cost information, and business and marketing plans and proposals); (d) specifications, designs, drawings, industrial designs, models, diagrams, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; and (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition, excluding, in each case, any Intellectual Property Rights in any of the foregoing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Unaffiliated Voting Shares” means those shares of Company Common Stock not owned, directly or indirectly, by Parent or its Affiliates.
“Warrant Agreement” means that certain Warrant Agreement, dated December 7, 2020, by and between Revolution Acceleration Acquisition Corp and Continental Stock Transfer & Trust Company.
“Willful and Material Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual or constructive knowledge by the breaching party that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.
8.2 Interpretation. Unless the express context otherwise requires:
(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c) the terms “Dollars” and “$” mean U.S. dollars;
(d) references herein (whether capitalized or not) to a specific section, subsection, recital, schedule, exhibit or annex shall refer, respectively, to sections, subsections, recitals, schedules, exhibits of annexes of this Agreement unless the context otherwise requires;
(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f) references herein to any gender shall include each other gender;
(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns, except that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(j) the word “or” shall be disjunctive but not exclusive;
(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;
(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;
(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;
(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day;
(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and

(q) “made available” to Parent refers to information posted by the Company in the virtual data room for “Project Flash” hosted by Datasite LLC and the virtual data room hosted by Company Financial Advisor, each as accessible to Parent through the date that is two (2) Business Days prior to the date hereof.
8.3 No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time.
8.4 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.
8.5 Submission to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Merger Transactions in any court other than the Chosen Courts.
8.6 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.
8.7 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Parent or Merger Sub, to:

SoftBank Group Corp.

Tokyo Portcity Takeshiba
1-7-1 Kaigan
Minato-ku, Tokyo 105-7537 Japan
Attention:	Tim Mackey
Stephen Lam

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attention:	David P. Slotkin; Lauren C. Bellerjeau

If to the Company, to:

Berkshire Grey, Inc.
140 South Road
Bedford, MA
Attention:	Christian Ehrbar
Mark Fidler

with a copy (which shall not constitute notice) to each of:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Mark S. Opper
John T. Haggerty
R. Kirkie Maswoswe
All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth above or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.
8.8 Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders without such approval.
8.9 Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.
8.10 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Voting and Support Agreements and other exhibits and annexes hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
8.11 No Third-Party Beneficiaries. Except (a) as provided in Section 5.5, and (b) if the Effective Time occurs, for the rights of the holders of Company Common Stock to receive the Merger Consideration and for the rights of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.3, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
8.12 Parent Guarantee. Parent has the authority to and shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement, as applicable thereto. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees and has the authority to and shall cause full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions and agreements contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.12 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.
8.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
8.14 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
8.15 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; except that Parent and Merger Sub may assign any or all of their respective rights and obligations under this Agreement, without the prior written consent of the Company, to any of Parent’s Affiliates, except that no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void.
8.16 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.6) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.17 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign). This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.
SoftBank Group Corp.

By:	/s/ Yoshimitsu Goto
Name: Yoshimitsu Goto
Title: Board Director, Corporate Officer, Senior Vice President, CFO & CISO

BACKGAMMON ACQUISITION CORP.

By:	/s/ Alex Clavel
Name: Alex Clavel
Title: Director

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name: Thomas Wagner
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
CERTIFICATE OF AMENDMENT OF THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BERKSHIRE GREY, INC.
The undersigned, Thomas Wagner, hereby certifies that:
1.	He is the duly elected and acting Chief Executive Officer of Berkshire Grey, Inc., a Delaware corporation (the “Corporation”).
2.
The name of the Corporation is Berkshire Grey, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2020 (the “Original Certificate”). The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2020 (the “Amended and Restated Certificate”), which restated and amended the Original Certificate in its entirety. The second amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (the “Second Amended and Restated Certificate”), which restated and amended the Amended and Restated Certificate in its entirety. The third amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2021 (the “Third Amended and Restated Certificate”), which restated and amended the Second Amended and Restated Certificate in its entirety.

3.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation be amended by amending the first sentence of Article IV to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Seven Hundred and Twenty-Five Million (725,000,000), of which (a) Seven Hundred and Fifteen Million (715,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), including (i) Seven Hundred Million (700,000,000) shares of Class A common stock (the “Class A Common Stock”) and (ii) Fifteen Million (15,000,000) shares of Class C common stock (the “Class C Common Stock”) and (b) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).”
4.
The foregoing Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141 and 242 of the Delaware General Corporation Law.

[Signature Page Follows]
B-1

IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on    , 2023.
Berkshire Grey, Inc.

By:
Thomas Wagner
Chief Executive Officer
B-2

Annex C
CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone 212-325-2000
New York, NY 10010-3629	www.credit-suisse.com
March 23, 2023

Berkshire Grey, Inc.
140 South Road
Bedford, MA 01730
Attention: Board of Directors
Members of the Board:
You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Berkshire Grey, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), of the Company, other than SoftBank Group Corp. (“Parent”), Backgammon Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and their respective affiliates (together, the Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Parent, Merger Sub and the Company. We understand that the Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Transaction”), pursuant to which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of Company Class A Common Stock and Class C Common Stock, par value $0.0001 per share (“Company Class C Common Stock”), of the Company, other than shares owned by the Company as treasury stock or owned by Merger Sub, will be converted into the right to receive $1.40 in cash (the “Consideration”).
In arriving at our opinion, we have reviewed a draft, dated March 23, 2023, of the Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company for the fiscal years ending December 31, 2023 through December 31, 2033 (the “Company Projections”) prepared and provided to us by the management of the Company and estimated financing terms for which financing may be obtained by the Company in the absence of a Transaction (the “Estimated Financing Terms”), and have met with the management of the Company and certain of the Company’s representatives to discuss the business and prospects of the Company. We also have reviewed estimates of the Company’s management regarding the Company’s net operating losses and its anticipated utilization thereof (the “NOL Estimates”). We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections and the NOL Estimates, we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. In addition, we have been advised by the management of the Company, and we have assumed with your consent, that the Estimated Financing Terms fairly reflect the terms on which financing may be available to the Company in the absence of the Transaction. At your direction, we have assumed that the Company Projections, the NOL Estimates and the Estimated Financing Terms are a reasonable basis upon which to evaluate the Company and the Transaction and at your direction we have relied upon the

Company Projections, the NOL Estimates and the Estimated Financing Terms for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections, the NOL Estimates or the Estimated Financing Terms, or the assumptions and methodologies upon which they are based.
We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the contemplated benefits of the Transaction, and that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Class A Common Stock, other than the Excluded Holders, of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction, any voting agreement entered into in connection with the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. We understand that the Company and a wholly owned subsidiary of Parent are also entering into a Convertible Note Purchase Agreement (as defined in the Agreement), and our opinion does not address, and we express no view regarding the terms of, the Convertible Note Purchase Agreement or the transactions contemplated thereby. You have advised us and we understand that pursuant to the Company’s certificate of incorporation the shares of Company Class A Common Stock and the shares of Company Class C Common Stock are required to receive the same per share consideration in the Transaction, and accordingly, at your direction, for purposes of our analyses and opinion, we have treated a share of Company Class A Common Stock and a share of Company Class C Common Stock as equivalent and identical to each other in all material respects. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.
Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial advice and services to the Company and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as a financial advisor, capital markets advisor and placement agent in connection with the Company’s business combination with Revolution Acceleration Acquisition Corp. and related transactions. We and our affiliates have in the past provided and currently provide investment banking and other financial advice and services to Parent and its affiliates, including portfolio companies, for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted or acting (i) as financial advisor to Parent and certain of its affiliates and portfolio companies in connection with certain sale and acquisition transactions, (ii) in various roles in connection with securities offerings by Parent and certain of its affiliates and portfolio companies and (iii) as a lender or participant in credit facilities of Parent and certain of its affiliates and portfolio companies. The foregoing roles for Parent and its affiliates and portfolio companies during the past two years include, among others, (i) a bookrunning manager in various bond offerings of Roche Holding AG, (ii) a bookrunning manager in a $1.5 billion bond offering of New Fortress Energy Inc. in connection with its acquisition of Hygo Energy Transition Ltd. and Golar LNG Partners LP, (iii) a financial advisor to Roche Holding AG in connection with its repurchase of an equity stake in Roche Holding AG from Novartis Holding AG, (iv) a financial advisor, capital markets advisor and placement agent to Social Capital Hedosophia Holdings Corp. V in its business combination with Social Finance, Inc. and related transactions, (v) a financial advisor to Caliber Home Loans, Inc. in its sale to New Residential Investment Corp., (vi) a bookrunning underwriter in the U.S. initial public offering of Dingdong (Cayman) Limited, (vii) a bookrunning underwriter in the U.S. initial public offering of Zhangmen Education Inc., (viii) a source of committed financing in connection with Standard General’s announced pending acquisition of TEGNA Inc, (ix) an arranger of a $300 million senior revolving credit facility for Douyin Limited, (x) a participant in an increase in the revolving credit facility for New Fortress Energy Inc. and (xi) a derivative counterparty to SoFi Technologies, Inc. In addition, we and certain of our affiliates, and certain of our and their respective employees and certain investment funds affiliated or associated with us, may have invested in investment funds and other vehicles managed or advised by Parent and its affiliates. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.
It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Class A Common Stock, other than the Excluded Holders, in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

Annex D
Section 262 of the General Corporation Law
of the State of Delaware
§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; and 83 Del. Laws, c. 377, § 22].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.
8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§  6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9;

Annex E
EXECUTION FORM
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 24, 2023, by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“Parent”), each of [ ] and [ ] (each, a “Stockholder”, and collectively the “Stockholders”) and, solely for the purposes of Section 2.2, Berkshire Grey, Inc., a Delaware corporation (the “Company”). Parent and the Stockholders are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, concurrently with the execution hereof, (i) Parent, Backgammon Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation and (ii) Backgammon Investment Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”) and the Company are entering into the Convertible Note Purchase Agreement (as the same may be amended from time to time, the “Convertible Note Purchase Agreement”);
WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), and Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock” and, together with Class A Common Stock, the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule A hereto (all such shares of Company Common Stock, together with any shares of Company Capital Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned (including in connection with an Adjustment) by such Stockholder prior to the Expiration Time (the “After-Acquired Shares”), being referred to herein as such Stockholder’s “Covered Shares”); and
WHEREAS, as a condition to the willingness of (i) Parent and Merger Sub to enter into the Merger Agreement and (ii) the Purchaser to enter into the Convertible Note Purchase Agreement, and as a material inducement and in consideration therefor, each Stockholder has entered into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:
“Adjustment” means any stock split, reverse stock split, stock dividend (including any dividend or distribution of equity interests convertible into or exchangeable for shares of Company Capital Stock), recapitalization, reclassification, combination, exchange of shares or other similar event with respect to the capital stock of the Company.
“Adverse Proposal” means: (i) any Takeover Proposal; (ii) other than the Amendment Approval, any change in the present capitalization of the Company or any amendment or other change to the Company Organizational Documents in contravention of the Merger Agreement or the actions contemplated thereby; (iii) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of any Stockholder contained in this Agreement; (iv) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the Merger, the Merger Transactions or the other transactions contemplated by this Agreement; or (v) any changes in the majority of the members of the Company Board based on the Company Board’s composition as of the date hereof.

“Expiration Time” shall mean the earlier to occur of: (i) the Effective Time, and (ii) to the extent the Merger Agreement is validly terminated in accordance with the terms and provisions thereof, such date and time that the Amendment Approval has been adopted and approved by the requisite vote of the Company’s stockholders.
“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a voting agreement with respect to any Covered Shares (other than this Agreement) or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) agreement, arrangement, understanding or commitment (whether or not in writing) to take any of the actions referred to in the foregoing sub-paragraphs (i) or (ii); provided, however, that Transfer shall not include: (1) with respect to any Company Options held by a Stockholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to the Company as payment for the (A) exercise price of such Company Options and (B) taxes applicable to the exercise of such Company Options or (2) with respect to any Company RSUs granted to a Stockholder, (A) any transfer for the net settlement of such Company RSUs settled in Covered Shares (to pay any tax withholding obligations) or (B) any transfer for receipt upon settlement of such Company RSUs, and the sale of a sufficient number of Covered Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Stockholder as a result of such settlement.
2. No Transfer; No Inconsistent Arrangements.
2.1 From the date hereof until the Expiration Time, each Stockholder agrees not to Transfer any of such Stockholder’s Covered Shares; provided, however, (i) that such Stockholder may, if such Stockholder is an individual, (a) Transfer any Covered Shares to any members of such Stockholder’s immediate family, or to a trust solely for the benefit of such Stockholder or any member of such Stockholder’s immediate family and (b) Transfer any Covered Shares by will or under the laws of intestacy upon the death of such Stockholder, but in the case of each of the foregoing clauses (a) and (b), only if all of the representations and warranties of such Stockholder would be true and correct upon such Transfer and the transferees agree in writing, in a form reasonably satisfactory to Parent, to be bound by the obligations set forth herein with respect to such Covered Shares as if they were a Stockholder hereunder, with Parent named as an express third-party beneficiary of such agreements (any such Transfer, a “Permitted Transfer”); and (ii) if any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.
2.2 In furtherance of this Agreement, such Stockholder hereby authorizes and instructs the Company to, and the Company hereby agrees to, cause the Company’s transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to all of the Covered Shares or other capital stock or any securities convertible into or exercisable or exchangeable for Covered Shares or other capital stock of the Company owned or held (of record or beneficially) by the Stockholder during the term of this Agreement (for the avoidance of doubt, until the Expiration Time). In the event that the Stockholder intends to undertake a Permitted Transfer during term of this Agreement of any of the Covered Shares, the Stockholder shall provide prior notice thereof to the Company and Parent and shall authorize the Company to, or authorize the Company to instruct its transfer agent to, (i) lift any stop transfer order in respect of the Covered Shares to be so Transferred in order to effect such Permitted Transfer only upon receipt of certification by Parent and the Company that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to Section 2.1 hereof is satisfactory to Parent and (ii) re-enter any stop transfer order in respect of the Covered Shares to be so Transferred upon completion of the Permitted Transfer.
2.3 From the date hereof until the Expiration Time, each Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing or materially delaying such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, impairing or materially delaying, the consummation of the Merger, the Merger Transactions or the performance by the Company of its obligations under the Merger Agreement or the Convertible Note Purchase Agreement.
3. Agreement to Vote.
(a) From the date hereof until the earlier of (x) the termination of this Agreement pursuant to Section 8 and (y) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof, each Stockholder irrevocably and unconditionally agrees that, at every meeting of the stockholders of the Company, duly called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the Merger Transactions and (B) other matters that would reasonably be expected to facilitate the Merger and the Merger Transactions, including any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date; and (ii) against any Adverse Proposal.
(b) From the date hereof until the Expiration Time, each Stockholder irrevocably and unconditionally agrees that, at every meeting of the stockholders of the Company, duly called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (i) in favor of (A) the adoption of an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Company Common Stock to 715,000,000 (the “Amendment Approval”) and (B) other matters that would reasonably be expected to facilitate the consummation of the transactions contemplated by the Convertible Note Purchase Agreement, including any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date; and (ii) against (A) other than the Amendment Approval, any change in the present capitalization of the Company or any amendment or other change to the Company Organizational Documents in contravention of the Convertible Note Purchase Agreement or the actions contemplated thereby, (B) any action, proposal or transaction that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Convertible Note Purchase Agreement or of any Stockholder contained in this Agreement, and (C) any other action, proposal or transaction that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise adversely affect, the transactions contemplated by this Agreement or the Convertible Note Purchase Agreement.
(c) From the date hereof until the Expiration Time, such Stockholder shall retain at all times the right to vote such Stockholder’s Covered Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, the foregoing commitments in this Section 3 apply to any Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Covered Shares over which the applicable Stockholder exercises direct or indirect voting control (if any).
4. Additional Covenants.
4.1 No Solicitation. From the date hereof until the earlier of (x) the termination of this Agreement pursuant to Section 8 and (y) the date and time that the Merger Agreement is validly terminated in accordance with the terms and provisions thereof, each Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall cause its controlled affiliates not to, and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal; (ii) furnish any non-public information regarding the Company to any third party in connection with a Takeover Proposal; (iii) engage in or otherwise facilitate discussions or negotiations with any third party with respect to any Takeover Proposal; (iv) adopt, approve, endorse or recommend, or publicly propose to adopt, approve endorse or recommend, any Takeover Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating a Takeover Proposal; (v) become a member of a “group” (as defined in Section 13(d)(3) under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement or (vi) agree to do any of the foregoing. Such Stockholder shall, and shall cause its controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitations of, or discussions or negotiations with, any third party relating to any Takeover Proposal. For purposes of this Section 4.1, “Takeover Proposal” shall have the meaning ascribed to such term in the Merger Agreement but shall also include any Transfer of any of such Stockholder’s Covered Shares other than a Permitted Transfer.
4.2 Appraisal Rights. Each Stockholder irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that it may have under Section 262 of the DGCL and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any of such Stockholder’s Covered Shares.
4.3 Waiver of Certain Actions. Each Stockholder agrees not to commence or participate in any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger) or the Convertible Note Purchase Agreement or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement, the Convertible Note Purchase Agreement or the transactions contemplated thereby or hereby.
4.4 Notice of Certain Events. Each Stockholder agrees to notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of such Stockholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, such Stockholder shall notify Parent of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that such After-Acquired Shares are acquired.
4.5 Documentation and Information. Each Stockholder shall not, and shall cause its controlled affiliates and its and their respective Representatives not to, make any public announcement or other communication to a third party regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) except [(i)]1 as may be required by applicable Law (provided that reasonable notice of any such disclosure required by applicable Law will be provided to Parent, and such Stockholder will consider in good faith the
[1]	Only for New Enterprise Associates 15, L.P. and NEA Ventures 2016, L.P.

reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure) [, and (ii) disclosures to the current limited partners or members of such Stockholder to the extent required pursuant to the terms of its limited partnership or operating agreement (or comparable governing fund document) as in effect on the date of this Agreement, provided that all such limited partners or members are subject under the limited partnership or operating agreement (or comparable governing fund document) to confidentiality obligations limiting the disclosure of any such communicated information and prohibiting the public announcement or disclosure of such information on terms substantially similar to those set forth in this Section 4.5]2. Such Stockholder consents to and authorizes the Company, Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company, Parent or Merger Sub reasonably determines to be necessary or advisable in connection with the Merger, the Merger Transactions or any other transactions contemplated by this Agreement or the Convertible Note Purchase Agreement, such Stockholder’s identity and ownership of such Stockholder’s Covered Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that the Company, Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Stockholder agrees to promptly give Parent any information that is in its possession that Parent may reasonably request for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.
5. Representations and Warranties of Each Stockholder. Each Stockholder represents and warrants to Parent, as to such Stockholder with respect to his, her or its Covered Shares, on a several basis, that:
5.1 Due Organization; Authority.
(a) If such Stockholder is not an individual, (i) such Stockholder is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) such Stockholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, and (iv) no other proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by such Stockholder or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the requisite legal capacity, right and authority to execute, deliver and perform such Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.
(b) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.
(c) If such Stockholder is married, and any of such Stockholder’s Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.
[2]	Only for New Enterprise Associates 15, L.P. and NEA Ventures 2016, L.P.

5.2 Ownership of the Covered Shares; Voting Power. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of such Stockholder’s Covered Shares and has good and marketable title to all of such Stockholder’s Covered Shares free and clear of any Liens in respect of such Covered Shares, other than those created by this Agreement or those imposed by applicable securities Law (collectively, “Permitted Liens”). The Covered Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of capital stock of the Company or any other securities of the Company beneficially owned by such Stockholder as of the date hereof. As of the date hereof, such Stockholder has not entered into any agreement to Transfer any such Covered Shares. Such Stockholder has full voting power with respect to all of such Stockholder’s Covered Shares, and full power of disposition with respect to such Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Covered Shares. None of such Stockholder’s Covered Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of such Covered Shares, except as expressly provided herein (including Permitted Liens).
5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or equivalent organizational documents of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by Parent or Merger Sub) on any asset of such Stockholder (or if applicable, of such Stockholder’s spouse) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Covered Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to prevent, impair or delay the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Stockholder’s ability to perform his, her or its obligations hereunder.
5.4 No Legal Proceedings. There are no Legal Proceedings pending against or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or delay the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise prevent, impair or delay such Stockholder’s ability to perform its obligations hereunder.
5.5 Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement, this Agreement and the Convertible Note Purchase Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent, Merger Sub, the Purchaser and the Company are entering into the Merger Agreement and the Convertible Note Purchase Agreement (as applicable) in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
6. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder that:
6.1 Due Organization; Authority.
(a) Parent is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization, (ii) Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent, and (iv) no other proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent or to consummate the transactions contemplated hereby.
(b) This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought.
7. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Expiration Time.
8. Termination. Unless earlier terminated by mutual written agreement of the Parties, this Agreement shall terminate automatically and shall have no further force or effect as of the Expiration Time; provided that a Stockholder may terminate this Agreement as to itself upon the entry by the Company without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement that results in (i) a change to the form of consideration to be paid thereunder or (ii) a decrease in the Merger Consideration. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 8 shall relieve any Party from liability for fraud or any Willful and Material Breach of this Agreement prior to termination hereof, (y) the provisions of Section 2, Section 3(b), Section 3(c), Section 4.3, Section 4.4, Section 4.5, Section 5 and Section 6 shall survive the termination of this Agreement until the Expiration Time and (z) the provisions of Section 8 and Section 9 shall survive any termination of this Agreement.
9. Miscellaneous.
9.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
9.3 Amendments and Waivers. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.
9.4 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.6 of the Merger Agreement) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.
9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 8.7 of the Merger Agreement, addressed as follows: (i) if to Parent, to its address or email address set forth in Section 8.7 of the Merger Agreement, and (ii) if to a Stockholder, to such Stockholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.
9.6 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.
9.7 Consent to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement, the Convertible Note Purchase Agreement, the transactions contemplated hereby, the Merger or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement, the Convertible Note Purchase Agreement, the transactions contemplated hereby, the Merger or the Merger Transactions in any court other than the Chosen Courts.
9.8 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT, THE CONVERTIBLE NOTE PURCHASE AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9 Release. Except for any rights or obligations under this Agreement, the Merger Agreement or in connection with an employment or consultant relationship with the Company, effective as of the Effective Time, such Stockholder, on behalf of itself and each of its Subsidiaries (other than the Company and its Subsidiaries) and controlled affiliates [(but expressly excluding any portfolio companies (as such term is commonly understood in the private equity industry) that Stockholder does not control (where “control” means the power by Stockholder to direct or cause the direction of the management or policies of such portfolio company, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise))]3, and each of their respective current and former officers, directors, employees, shareholders, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Parent, Merger Sub, Purchaser, the Company, each of the Subsidiaries of the Company and each of their respective current and former officers, directors, employees, shareholders, partners, managers, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings,
[3]	Only for New Enterprise Associates 15, L.P. and NEA Ventures 2016, L.P.

executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against any of the Released Parties in respect of (a) the ownership of the Covered Shares or as an equityholder of the Company or any of its Subsidiaries, and (b) any operations of the Company and its Subsidiaries prior to the Closing (together with (a), the “Released Claims”); provided, however, such Released Claims shall exclude (i) compensation not yet paid (including any amounts payable in connection with the consummation of the Merger and the Merger Transactions), (ii) reimbursement for expenses incurred by the Stockholder in the ordinary course of the Stockholder’s employment which are reimbursable under the Company’s or Company Subsidiary’s expense reimbursement policies, (iii) accrued vacation, subject to the Company’s or Company Subsidiary’s policies on accrual and carry forward, and (iv) any remaining obligations of the Released Parties to indemnify the Releasing Parties under the terms of the Merger Agreement [(including any obligations under Section 5.5 thereof in respect of any Releasing Party’s rights to indemnification in respect of his or her service as an officer or director of the Company or its Subsidiaries)]4. The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Released Claim against any Released Party before any Governmental Authority.
9.10 Entire Agreement. This Agreement together with the Merger Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant thereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement, or any of them, with respect to the subject matter of this Agreement and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign). This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
9.12 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” are intended to refer to Sections of this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
9.13 Capacity as Stockholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. Each Stockholder signs solely in his, her or its capacity as the record and beneficial owner of such Stockholder’s Covered Shares. Nothing herein shall limit or affect any omissions or actions taken by a Stockholder or any officer, director, employee, affiliate or representative of a Stockholder solely in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, exercising his or her fiduciary duties).
[4]	Only for New Enterprise Associates 15, L.P. and NEA Ventures 2016, L.P.

9.14 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. For avoidance of doubt, nothing in this Section 9.14 shall be interpreted as in any way limiting Parent’s right to the Termination Fee in circumstances in which Parent is entitled to receive the Termination Fee pursuant to the Merger Agreement.
9.15 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.
9.16 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use such Stockholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform such Stockholder’s obligations under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SOFTBANK GROUP CORP.

By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BERKSHIRE GREY, INC., solely for the purposes of Section 2.2
By:
Name:
Address:
E-mail:
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
[STOCKHOLDER]
By:
Name:
Address:
E-mail:
[Signature Page to Voting and Support Agreement]

Schedule A
Stockholder & Address	Shares of Class A Common Stock	Shares of Class C Common Stock
[ ]
[Street Address]	[ ]	[ ]
[Email]
[Schedule A to Voting and Support Agreement]

Annex F
BERKSHIRE GREY, INC. CONVERTIBLE

NOTE PURCHASE AGREEMENT

March 24, 2023

BERKSHIRE GREY, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT
This Convertible Note Purchase Agreement (this “Agreement”) is made and entered into as of March 24, 2023 by and between Berkshire Grey, Inc., a Delaware corporation (the “Company”), and Backgammon Investment Corp., a wholly and directly owned subsidiary of Parent, a Delaware corporation (the “Purchaser”).
RECITALS
Subject to the terms and conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, up to Sixty Million Dollars ($60,000,000.00), in the aggregate principal amount, of convertible senior unsecured notes in substantially the form attached to this Agreement as Exhibit A (each, a “Note” and, collectively, the “Notes”), which will be convertible on the terms stated herein into equity securities of the Company. The Notes are senior in right of payment to any other Indebtedness of the Company, except as otherwise provided in Section 6.1(m). The Notes and the equity securities issuable upon conversion or exercise thereof are collectively referred to herein as the “Securities.”
AGREEMENT
In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
1. The Notes.
1.1 Purchase and Sale of the Notes.
(a) Aggregate Commitment. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser Sixty Million Dollars ($60,000,000.00) in aggregate principal amount of Notes. The purchase price of each Note will be equal to 100% of the principal amount of such Note.
(b) Delayed Draws. The Company shall have the right, but not the obligation, to deliver an irrevocable written notice (each, a “Draw Notice”) to the Purchaser, directing the Purchaser to purchase one or more Notes in an aggregate principal amount up to $12,000,000.00, subject to the terms and conditions of this Agreement, including the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5; provided, however, that the Company may not deliver a Draw Notice (x) after the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement, or (y) if the Company Board has made an Adverse Recommendation Change. Each Draw Notice must be delivered to the Purchaser not less than ten (10) Business Days prior to the date of the applicable Closing (as defined below).
(c) Closing; Delivery. Each purchase and sale of the Notes (each a “Closing”) will take place at the offices of Morrison & Foerster LLP, 2100 L Street NW, Washington, D.C. 20037, at a date and time that is no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Articles 4 and 5 of this Agreement.
1.2 Maturity. If not earlier converted or redeemed in accordance with the terms of this Agreement, all principal and any accrued but unpaid interest under each of the Notes will be due and payable in immediately available funds upon the earlier of (i) six months following the termination of the Merger Agreement and (ii) June 30, 2024 (the “Maturity Date”). The Company may not voluntarily prepay the Notes in whole or in part, except in accordance with Section 1.4. If the Notes become due and payable by reason of an Event of Default at a time when the Note is not convertible pursuant to Section 10.1, then the Purchaser may, in its sole discretion, elect to defer repayment of the Notes (and interest will continue to accrue at the applicable rate for so long as the Event of Default is continuing) until the Notes are convertible.
1.3 Interest.
(a) The outstanding principal balance of each Note will bear interest at a rate equal to 20.0% per annum compounded semiannually from and after the applicable Closing. Interest on the

Notes will be due and payable semiannually in arrears on the dates set forth in the applicable Note (each, an “Interest Payment Date”). Such interest shall be paid in kind and capitalized by increasing the principal amount of the applicable Note by the amount of such interest, effective as of the Interest Payment Date.
(b) Notwithstanding the foregoing, if any principal of or interest on the Notes is not paid when due, whether at the Maturity Date, upon acceleration, or otherwise, the obligations of the Company hereunder will, to the extent permitted by law, bear interest, after as well as before judgment, at a rate per annum equal to 25.0% per annum. Such interest shall be paid in kind and capitalized by increasing the principal amount of the applicable Note by the amount of such interest, effective as of the Interest Payment Date.
(c) All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.
1.4 Redemption.
(a) Optional Redemption. Following any Termination Event, the Company may redeem the Notes for cash (a “Redemption”), at its option, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the outstanding Notes, plus all accrued but unpaid interest under such Notes to, but excluding the Redemption Date (the “Redemption Price”).
(b) Redemption Notice. The redemption date (the “Redemption Date”) for any Redemption will be a day of the Company’s choosing that is at least thirty (30) days but no more than sixty (60) days after date of the Redemption Notice. To call any Notes for Redemption, the Company must send to the Purchaser and each holder holding such Notes an irrevocable written notice of such Redemption (a “Redemption Notice”) describing (i) the Redemption Date, (ii) the Redemption Price per $1,000 principal amount of the Notes for such Redemption, (iii) that the Notes called for Redemption may be converted at any time before the close of business on the Business Day immediately preceding the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full); and (iv) the Conversion Rate in effect on the Redemption Notice date for such Redemption.
(c) Payment of the Redemption Price. The Company will cause the applicable Redemption Price for a Note subject to Redemption to be paid to the holder thereof on or before the applicable Redemption Date in cash by wire transfer to the holder of immediately available funds. For the avoidance of doubt, interest payable on any Note (or portion thereof) subject to any Redemption must be paid pursuant to this Section 1.4.
(d) Optional Conversion. The Purchaser and any holder of Notes subject to a Redemption may convert such Notes, at their option, in accordance with Section 10, before the close of business on the Business Day immediately preceding the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full).
1.5 Business Days. If any date on which payment is scheduled to be made is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

2. Representations and Warranties of the Company. Except (x) as set forth in in the Company Disclosure Schedule (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), or (y) as disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (other than information that is contained (i) solely in the “risk factors” sections of such Company SEC Reports or (ii) in any “forward-looking statements” disclaimer in such Company SEC Reports), the Company represents and warrants to the Purchaser as follows:
2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.
2.2 Authorization; Enforceability. The transactions hereunder, including the authorization, issuance and delivery of the Securities, are within the corporate power of the Company and have been duly authorized by all necessary corporate action; except that the Company’s certificate of incorporation does not currently authorize a number of shares of Class A Common Stock sufficient to permit the conversion, in accordance herewith, of the maximum number of shares of Class A Common Stock issuable upon conversion of the Notes. Each Note Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting or relating to creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
2.3 Governmental Authorizations; Non-Contravention.
(a) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions hereunder do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:
(i) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Class A Common Stock upon the conversion of the Notes;
(ii) the filing of a Listing of Additional Shares with the Nasdaq;
(iii) any required filings pursuant to the Exchange Act or the rules of the SEC or the Nasdaq;
(iv) as have been obtained prior to the date of this Agreement; and
(v) where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) Subject to the receipts of the consents, approvals, authorizations and other requirements set forth in Section 2.3(a) and Section 6.1(n), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Company Organizational Documents, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or (iii) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, other than in the case of clause (ii) of this Section 2.3(b), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
2.4 Capitalization.
(a) The authorized capital stock of the Company consists solely of 385,000,000 shares of Class A Common Stock, 15,000,000 shares of Class C Common Stock and 10,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on March 21, 2023, (i) 236,710,136 shares of Class A Common Stock were issued and outstanding, which amount includes 2,918,102 restricted shares of Company Common Stock (“Company Restricted Shares”) were issued and outstanding, (ii) 5,750,000 shares of Class C Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury by the Company, (iv) 21,348,815 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock (“Company Options”), (v) 13,307,496 shares of Company Common Stock were issuable upon vesting of outstanding restricted stock unit to acquire share of Company Common Stock granted under the Company Stock Plans (“Company RSUs”), (vi) no shares of Company Common Stock that are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof) and Section 2.4(a) of the Company Disclosure Schedule sets forth the names of the holders of such shares of Company Common Stock and the option agreements pursuant to which such early exercise was effected; (vii) 14,749,960 shares of Company Common Stock are issuable upon full exercise of the Private Placement Warrants and the Public Warrants, (viii) 25,250,616 shares of Company Common Stock are issuable upon full exercise of the FedEx Warrants, and (ix) no shares of Company Preferred Stock were issued and outstanding. As of the close of business on March 21, 2023, the Company has reserved 51,986,533 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. The foregoing represents all of the issued and outstanding shares of Company Capital Stock as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock are represented by book-entry and there are no, and the Company has never issued, certificated shares of Company Capital Stock.
(b) The Company has previously provided Purchaser with a true and complete list, as of the date hereof, of each outstanding Company Option, Company RSU, Company Restricted Share and share of Company Common Stock that are issued and outstanding and were issued in connection with the exercise of a Company Option (to the extent that such underlying Company Option (or share of Company Common Stock) is not vested as of the date hereof), the holder thereof and, with respect to each Company Option, the exercise price and expiration date thereof. All shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(c) All of the issued and outstanding shares of capital stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Company Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens.

(d) There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any Subsidiary of the Company or any other equity securities of the Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company or any of its Subsidiaries or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.
(e) The Company is not a party to any stockholder agreements, investors’ rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Company Capital Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company. There are no bonds, debentures or notes or other obligations issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters.
(f) Except as set forth on Section 2.4(f) of the Company Disclosure Schedule, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of the Company or the value of which is determined by reference to capital stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any capital stock of the Company.
2.5 Subsidiaries. Section 2.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation, limited liability company or other legal entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Subsidiary is in violation of any of the provisions of its Company Organizational Documents. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, as set forth in Section 2.5 of the Company Disclosure Schedule. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing.
2.6 SEC Reports. The Company has timely filed with the SEC all Company SEC Reports required to have been filed on or after December 10, 2020. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), and except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, each Company SEC Report (a) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Report, (b) was prepared in all material respects in accordance with the applicable requirements of the

Securities Act, the Exchange Act and other applicable Law and (c) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.
2.7 Financial Statements.
(a) The consolidated financial statements of the Company included in the Company SEC Reports filed on or after December 10, 2020:
(i) as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;
(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and
(iii) fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.
(b) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(c) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 2.7(c) of the Company Disclosure Schedule.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.
(e) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since December 10, 2020, neither the Company nor any of the Subsidiaries of the Company has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Subsidiaries of the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(f) Since December 10, 2020, none of the Company nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices. Since December 10, 2020, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. There are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.
2.8 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than (a) Liabilities disclosed or reserved against in the most recent audited consolidated balance sheet of the Company (the “Balance Sheet Date”) included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2022 (without giving effect to any amendment thereto), (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) Liabilities to perform under Contracts entered into by the Company and its Subsidiaries, (d) Liabilities that have not had, and that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (e) Liabilities expressly required by this Agreement.
2.9 Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date of this Agreement, (a) the Company has conducted its business, in all material respects, in the Ordinary Course of Business (other than in connection in connection with modifications suspensions and/or alterations of operations in response or otherwise related to COVID-19 Measures) and (b) since and through such dates, there has not been any Company Material Adverse Effect or any change, event, development, condition of occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.
2.10 Taxes.
(a) All income and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the month covered by the most recent balance sheet included as part of the financial statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the face of such balance sheet (and not in the notes thereto), and do not exceed that reserve as adjusted for the passage of time through the applicable Closing date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(e) Section 2.10(e) of the Company Disclosure Schedule lists, as of the date of this Agreement, all income and franchise Tax Returns (federal, state, local and foreign) that currently are the subject of audit or examination by any Taxing Authority. The Company has made available to the Purchaser complete copies of (i) all income, franchise and other material Tax Returns of the Company and its Subsidiaries for taxable periods ended within the past six years and (ii) any audit report issued by a Taxing Authority relating to any Taxes due from or with respect to the Company and its Subsidiaries.
(f) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that it is or may be subject to taxation or required to file a Tax Return in that jurisdiction.
(g) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied, settled or withdrawn.
(h) There is no Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.
(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax receivable or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes). Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations section 1.6011-4(b).
(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to the payment of any amount or the provision of any benefit that constitutes an “excess parachute payment” within the meaning of section 280G of the Code or would be nondeductible under section 280G of the Code on account of the transactions contemplated by this Agreement.

(l) Neither the Company nor any of its Subsidiaries is, or has been during the applicable period specified in section 897(c)(1) (A)(2) of the Code, a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.
(m) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(n) The Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology, and the method of allocating income, deductions, expenses and receipts among the Company and its Subsidiaries complies with the principles set forth in Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Tax law) and any other applicable transfer pricing Laws.
2.11 Real Property.
(a) Section 2.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by the Company and each of its Subsidiaries as lessee or sublessor (individually, a “Real Property Lease,” and collectively, the “Real Property Leases,” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). With respect to each Company Property:
(i) The Company or its Subsidiaries holds a good and valid leasehold estate in such Company Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Company and its Subsidiaries has made available to the Purchaser true, correct and complete copies of all Real Property Leases, and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies made available to the Purchaser.
(iii) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Company Property, and neither the Company nor its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Company Properties under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no disputes with respect to such Real Property Leases.
(iv) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Company Properties or any portion thereof.
(v) Neither the Company nor its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Legal Proceeding or agreement for taking in lieu of condemnation with respect to any portion of the Company Properties.
(b) Neither the Company nor its Subsidiaries owns any Owned Real Property.
(c) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
2.12 Intellectual Property.
(a) Section 2.12(a) of the Company Disclosure Schedule lists each item of Company Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or the Company’s Subsidiaries (“Company Registered Intellectual Property”). The Company or the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record owner of all of the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and in material compliance with all formal registration and maintenance requirements (including the payment of maintenance fees), and, to the knowledge of the Company, valid and enforceable (or, in the case of applications, validly applied for). As of the date hereof, no proceeding is pending or is threatened in writing (and the Company and the Company’s Subsidiaries have not otherwise received any written claim or notice, and have no knowledge of any facts or circumstances that could reasonably be expected to give rise to any such proceeding) that challenges the legality, validity, enforceability, registration, use or ownership of any Company Owned IP, and the Company and the Company’s Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company Owned IP.
(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary and sufficient for the continued conduct of the business of the Company and its Subsidiaries as currently conducted. Section 2.12(b) of the Company Disclosure Schedule sets forth a non-exhaustive list of material Company Owned IP, other than the Company Registered Intellectual Property set forth in Section 2.12(a) of the Company Disclosure Schedule.
(c) The conduct of the Company’s and its Subsidiaries’ businesses and the Company Offerings (including the use, practice, offering, licensing, provision, sale, distribution, or other exploitation of any Company Offerings) have not, within the five (5) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any third Person. As of the date hereof, there is no pending or threatened (in writing) Legal Proceeding, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or the Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP, and there has not been, within the five (5) years preceding the date of this Agreement, any such Legal Proceeding pending or threatened (in writing). The Company and its Subsidiaries have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such Legal Proceedings.
(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, within the five (5) years preceding the date of this Agreement, has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated, and have had no specific or general reason to initiate, any Legal Proceeding or sent to any Person, within the five (5) years preceding the date of this Agreement, any notice, charge, complaint, claim or other assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets and other confidential or proprietary information included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries, including to the extent applicable material Software, websites and systems (including the confidential data transmitted thereby or stored therein), in each case that are within the Company’s control. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets or confidential or proprietary information to or by any Person in a manner that has resulted in the loss of trade secret protection or other rights in and to such information.
(f) No government funding, nor any support, funding, facilities or resources of a university, college, other educational institution or research center, was used in the development of any Company Owned IP, and no Person who was involved in or contributed to the creation or development of any Company Owned IP has performed services for any governmental entity or agency, in each case in a manner that would grant any such third parties or third party agencies any right, title or interest in such Company Owned IP.
(g) With respect to the Software used or held for use in the business of the Company and its Subsidiaries (including any Software incorporated into Company Offerings), to the knowledge of the Company, no such Software contains any (i) undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or (ii) any defects, bugs, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that materially affect the use, functionality, security or performance of such Software or that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries, or customers of the Company and its Subsidiaries without the user’s express prior consent (collectively, “Contaminants”). The Company and its Subsidiaries use commercially reasonable measures designed to prevent the introduction of Contaminants into Company Offerings, in accordance with procedures that are customarily used in the Company’s industry. To the knowledge of the Company, no warranty, indemnification requests or other claims have been asserted against the Company or any of its Subsidiaries in writing, and the Company and the Company’s Subsidiaries have no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such requests or other claims related to any Company Offerings.
(h) The Company’s and its Subsidiaries’ use, incorporation, modification, linking, calling, hosting and distribution of (i) Software developed by the Company or any Subsidiaries or otherwise included in Company Owned IP, and (ii) Open Source Materials, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto. Neither the Company nor its Subsidiaries have used, incorporated, modified, linked, called, hosted or otherwise distributed any Open Source Materials in a manner that requires any Software developed by the Company or any Subsidiaries or otherwise included in Company Owned IP to be subject to any Copyleft Terms.
(i) No Source Code for any Software or material proprietary artificial intelligence models or collections of data included in the Company Owned IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) (and to the knowledge of the Company, as of the date hereof, no event has occurred and no circumstance or condition exists, that could reasonably result in such duty or obligation) to deliver, license, or make available, any such Source Code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of (i), (ii) and (iii), excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the Ordinary Course of Business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company possesses all (x) Source Code for all Software owned or purported to be owned by the Company and all other materials, to generate the object code for, and deliver, the Company products and services, and (y) material proprietary artificial intelligence models and collections of data to freely develop and improve their artificial intelligence products and services.
(j) Each current or former officer and employee of the Company or its Subsidiaries that has authored, delivered, or developed any Intellectual Property in the course of such officer’s or employee’s employment with the Company or its Subsidiaries, and each current or former consultant or other individual service provider of the Company or its Subsidiaries that has authored, delivered, or developed any Intellectual Property for the Company in the course of such consultant’s or service providers’ engagement with the Company or its Subsidiaries (in each case, including by contributing to, modifying, or improving Company Owned IP) (such Intellectual Property authored, delivered, or developed, “Developed IP”, and such officers, employees, consultants and individual service providers, “Company Service Providers”) has executed a valid and enforceable proprietary information and inventions agreement, certificate of authorship, or consultant, contractor or other agreement assigning to the Company or its Subsidiaries all of such Company Service Provider’s rights in such Developed IP, and no Person other than the Company or any of its Subsidiaries owns or purports to own (whether exclusively, jointly with another Person or otherwise), or otherwise possesses any rights to enforce or exclusive rights to exploit, any such Intellectual Property. No Company Service Provider has excluded pursuant to such proprietary information and inventions agreement material works or inventions related to the business of the Company or its Subsidiaries.
(k) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, other than with respect to Contracts entered into between the Purchaser or its Affiliates and a third party prior to Closing, (i) any material limitation on the Purchaser’s, the Company’s or its Subsidiaries’ ability to use any Company Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, (ii) the Purchaser or the Company or its Subsidiaries being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Intellectual Property, (iii) the Purchaser or the Company or its Subsidiaries, being bound by, or subject to, any restriction to use, register or otherwise exploit any Company Intellectual Property, or (iv) otherwise result in the loss, forfeiture, termination, or impairment of any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.
2.13 Labor. Except as set forth on Section 2.13 of the Company Disclosure Schedule:
(a) In the past five (5) years, (i) neither the Company nor any of its Subsidiaries is or has been a party to or bound by any Labor Agreement, (ii) no such Labor Agreement is being or has been negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are or have been represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the knowledge of the Company, has requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past five (5) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, labor arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b) Each of the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, pay transparency, background checks, drug testing, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act) and unemployment insurance.
(c) The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d) In the past five (5) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Labor Agreement, (iii) notice of any material charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress, or (v) written notice (including notice via electronic means) of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(e) To the knowledge of the Company, no employee of the Company or any of the Company’s Subsidiaries at the level of Director or above has notified the Company of their intention to terminate their employment.
(f) The Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(g) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a third party relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information.
(h) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries in their capacities as such.
(i) In the past five (5) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations of employment. Except as set forth on Section 2.15(i) of the Company Disclosure Schedule, in the past five (5) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.
(j) Except as would not result in material liability to the Company or its Subsidiaries taken as a whole: (i) all current and former employees of the Company and its Subsidiaries are, and for the past five (5) years have been, properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; and (ii) all current and former independent contractors and consultants of the Company or its Subsidiaries have been properly classified and treated as independent contractors under applicable Laws.
(k) The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable immigration and visa Laws, and to the knowledge of the Company after proper verification of any applicable employee documentation, all current and former employees of the Company and its Subsidiaries in the United States are either United States citizens or are otherwise legally entitled to work in the United States under the Immigration Reform and Control Act of 1986 and other applicable Laws.
2.14 Litigation. Except as set forth on Section 2.14 of the Company Disclosure Schedule, (a) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings, against the Company or any of the Company’s Subsidiaries or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the Ordinary Course of Business conducted by a Governmental Authority pursuant to a Material Contract, there is no pending or, to the knowledge of the Company, threatened audit, examination or investigation by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) there is no pending or threatened Legal Proceeding by the Company or any of the Company’s Subsidiaries against any third party and (d) there is no outstanding Order imposed or, to the knowledge of the Company, threatened in writing to be imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Order, except, in each case, as would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
2.15 Compliance with Laws.
(a) Each of the Company and its Subsidiaries is, and for the prior five (5) years has been, in compliance with all applicable Laws in all material respects.
(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.
(c) For the past five (5) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
2.16 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as set forth in Section 2.16 of the Company Disclosure Schedule, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company as in effect as of the date hereof have been made available to Purchaser.

2.17 Related Party Transactions.
(a) Except as set forth on Section 2.18(a) of the Company Disclosure Schedule, no (i) employee, officer or director of the Company or any of its Subsidiaries, (ii) holder of securities or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.
(b) Except as set forth on Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company, no officer, director, employee, holder of securities or derivative securities of the Company or any of its Subsidiaries (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries (other than such Contracts relate to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).
2.18 Sanctions and Customs & Trade Laws Compliance.
(a) The Company and its Subsidiaries, and their respective directors, officers and, to the knowledge of the Company, employees, and Representatives, in each case to the extent acting on behalf of the Company or its Subsidiaries, (i) are, and have been for the past five (5) years, in compliance in all material respects with all Customs & Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with and complied with all requirements of, any applicable Governmental Authority under the Customs & Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws or any Export Approvals.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years been, a Sanctioned Person or Restricted Person or (ii) has unlawfully transacted business directly or indirectly with any Restricted Person, Sanctioned Person or in any Sanctioned Country.
(c) The Company has determined that, as of the date hereof, none of the Company or any of its Subsidiaries (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, none of the Company or any its Subsidiaries is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.
2.19 Brokerage Fees. There are no contracts, agreements or understandings between the Company or any Subsidiary and any person that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Securities.
2.20 Customers.
(a) Section 2.20 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top seven (7) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) customers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Customers”).
(b) Except as set forth on Section 2.20 of the Company Disclosure Schedule, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
2.21 Suppliers.
(a) Section 2.21 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2023, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve (12) months for the period ending December 31, 2023 (the “Top Suppliers”).
(b) Except as set forth on Section 2.21 of the Company Disclosure Schedule, none of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
2.22 Privacy and Data Security.
(a) The Company and its Subsidiaries are in compliance in all material respects with, and during the past five (5) years have been in compliance in all material respects with, (i) all applicable Laws relating to the Processing of Personal Information collected, used, or held for use in connection with the business of the Company or its Subsidiaries, (ii) the Company’s and its Subsidiaries’ published privacy, cybersecurity and data security policies, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, cybersecurity, data security, and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”). There are not, and have not been, any Legal Proceedings by any Person, or any investigations by any Governmental Authority, pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements. The Company and its Subsidiaries take appropriate measures to protect Personal Information within their possession or control against unauthorized access, use, modification, disclosure, or other misuse or loss, including through administrative, technical, and physical safeguards.
(b) The Company IT Systems as currently owned, leased or licensed by the Company and its Subsidiaries are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted. During the past five (5) years, (i) there have been no security breaches of the Company IT Systems, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that adversely affected the Company’s or its Subsidiaries’ business or operations. The Company and its

Subsidiaries have aligned their cybersecurity and data security practices with relevant industry standards, carried out external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environments to identify any cybersecurity threats, and have remediated any and all material vulnerabilities identified through such tests and assessments.
(c) The Company and its Subsidiaries have established and maintained, and use reasonable efforts to ensure that all third Persons controlling Company IT Systems have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets, Personal Information in their possession or control against unauthorized access, use, modification, disclosure, or other misuse or loss, including through written internal and external policies and procedures, and organizational, administrative, technical, and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor any third Person controlling any Company IT System, has (i) experienced any incident in which any Personal Information or Customer Data was stolen, lost, or improperly accessed, used, modified, disclosed, or otherwise misused, including in connection with a breach of security or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
(d) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements.
2.23 No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan.
2.24 Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material license held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is the subject of any pending or threatened in writing Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend, modify, impair or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 2.3 of the Company Disclosure Schedule; provided, that such amendment, replacement or reissuance does not materially affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after the Closing. Section 2.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
2.25 Environmental Matters.
(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(b) There has been no material release of any Hazardous Materials (i) at, in, on or under any Company Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Company Property or (ii) to the knowledge of the Company, at, in, on or under any real property formerly owned, leased or operated by the Company or any of its Subsidiaries during the time that the Company or its Subsidiaries owned, leased or operated such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c) Neither the Company nor its Subsidiaries are subject to any current Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.
(e) The Company has made available to the Purchaser all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
2.26 Anti-Corruption Compliance.
(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer, employee or, to the knowledge of the Company, agent, in each case while acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered, given or attempted to give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or any other Person or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, candidate for political office or other Person, in each case in violation of the Anti-Bribery Laws.
(b) For the past five (5) years, to the knowledge of the Company, there have been no allegations, reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
2.27 Investment Company Status. Neither the Company nor and of its Subsidiaries is, and after giving effect to the sale of the Notes and the application of the proceeds thereof, will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”).
2.28 Valid Issuance of Securities. The Notes that may be issued to the Purchaser hereunder have been duly authorized by all necessary corporate action of the Company and, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued and free of restrictions on transfer other than restrictions on transfer under the Note Documents, or under applicable United States federal and state securities laws. Based in part upon the representations of the Purchaser in this Agreement, the Securities will be issued in compliance with all applicable foreign, federal and state securities laws. The Class A Common Stock issuable upon conversion of the Notes has been duly authorized and validly reserved for issuance up to the Available Reserve and, upon issuance in accordance with the terms of the Note Documents, will be duly and validly issued, fully paid and nonassessable, free of pre-emptive or similar rights and free of restrictions on transfer other than restrictions on transfer under the Note Documents and under applicable securities laws, and will be issued in compliance with all applicable foreign, federal and state securities laws.
2.29 Private Placement.
(a) Subject in part to the truth and accuracy of the Purchaser’s representations set forth in this Agreement, the offer, sale and issuance of the Securities, including the conversion of the

Notes into Class A Common Stock, as contemplated by this Agreement, is exempt from the registration requirements of the Securities Act, and neither the Company, any of its Subsidiaries nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemption.
(b) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of issue and sale of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.
2.30 Subsidiary Distributions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as required by the terms of the Company’s or any Subsidiary’s indebtedness.
2.31 Solvency.
(a) The Company and its consolidated Subsidiaries, taken as a whole, are not “insolvent” (as such term is defined in Section 101(32) of the United States Bankruptcy Code (Title 11 of the United States Code)).
(b) No transfer of property is being made by the Company or any of its Subsidiaries and no obligation is being incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Note Documents with the intent to hinder, delay, or defraud either present or future creditors of the Company or any of its Subsidiaries.
3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:
3.1 Organization; Authorization. The Purchaser represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
3.2 Governmental Approvals; No Conflicts.
(a) The execution and delivery of this Agreement by the Purchaser will not: (i) conflict with or result in any breach of the certificate of incorporation and bylaws or similar organizational documents of the Purchaser; (ii) assuming approvals and authorizations contemplated by of Section 3.2(b) have been obtained and all filings and notifications have been made, conflict with or result in a violation by the Purchaser of any Law to which the Purchaser is subject, except for any violation that will not prevent or materially impede or delay the consummation of the transactions hereunder by the Purchaser.
(b) The Purchaser is not required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from any Governmental Authority in connection with the execution, delivery or performance of this Agreement, other than any required filings pursuant to the Exchange Act or the rules of the SEC.

3.3 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that, other than as contemplated by the terms of the Merger Agreement, the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. The Purchaser represents that it has full power and authority to enter into and perform its obligations under this Agreement and the Notes. The Purchaser further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and (b) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.
3.4 Restricted Securities. The Purchaser understands that the offer, sale and issuance of the Securities have not been, and will not be, except to the extent contemplated hereby, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth herein.
3.5 Restrictions and Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:
(a) “THE ISSUE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.”
(b) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.
3.6 Sophisticated Investor. Purchaser is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act. Purchaser further acknowledges that there have not been, and Purchaser hereby agrees that there have not been, any representations, warranties, covenants or agreements made to Purchaser by the Company or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement, and Purchaser hereby represents and warrants that it is relying solely upon its own independent investigation and the representations, warranties and covenants of the Company and its Subsidiaries contained herein. Purchaser acknowledges and agrees that Purchaser has received, and has had an adequate opportunity to review, such information as Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company and its Subsidiaries. Purchaser represents and agrees that Purchaser and Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Purchaser and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities.
4. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Notes from the Company under this Agreement are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived by the Purchaser:
4.1 Notice. The Company shall have delivered to the Purchaser an irrevocable Draw Notice not less than ten (10) Business Days prior to the date of the applicable Closing, which Draw Notice shall (i) include a current 13-week cash flow forecast of the Company (the “Cash Flow Forecast”) prepared by the Company in accordance with its ordinary course of business and consistent with past practice and in substantially the form previously provided to the Purchaser or any of its Affiliates prior to the date hereof, and (ii) specify the Company’s intended use of proceeds, which shall be consistent with the Cash Flow Forecast.
4.2 Draw Limit. During the thirty (30) day period preceding the applicable Closing, but including the date of such Closing, the Company shall not have issued to the Purchaser Notes with an aggregate principal balance of more than $12,000,000.00, including the principal amount of any Note the Company seeks to issue at such Closing.
4.3 Minimum Cash Balance. The Company shall have provided the Purchaser with evidence, in form and substance reasonably satisfactory to the Purchaser, that immediately prior to the applicable Closing, the Company’s Available Cash Balance is less than the Minimum Cash Balance.
4.4 Representations and Warranties.
(a) The representations and warranties of the Company contained in Section 2 (other than the Designated Representations) will, if specifically qualified by materiality, Company Material Adverse Effect or other similar materiality qualifiers, have been true and correct as of the date of this Agreement and will be true and correct on and as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct as of the date of this Agreement) and, if not so qualified, will have been true and correct in all material respects, as of the date of this Agreement, and will be true and correct in all material respects as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct in all material respects as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct in all material respects as of the date of this Agreement).
(b) Each of the Designated Representations will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the applicable Closing as if made on and as of such Closing (other than any Designated Representation made as of a specific earlier date, which will have been true and correct in all respects as of such earlier date).
4.5 Performance. The Company will have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with at or before the applicable Closing and after giving effect to the issue and sale of the Note, and no Default or Event of Default will have occurred and be continuing. The Company or any of its Subsidiaries shall not have breached in any material respect any of the provisions of the Merger Agreement.

4.6 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with and prior to the lawful issuance and sale of the Notes will be obtained and effective as of the applicable Closing.
4.7 Counterparts of Agreement. The Purchaser (or its Counsel) will have received from the Company, either (i) a counterpart of this Agreement signed on behalf of the Company or (ii) written evidence satisfactory to the Purchaser (which may include telecopy transmission of a signed signature page of this Agreement) that the Company has signed a counterpart of this Agreement.
4.8 Note. The Company will have executed and delivered the applicable Note.
4.9 Financial Officer Certificate. The Company will have furnished to the Purchaser a certificate of the Company, signed by the Company’s Chief Financial Officer, dated as of the applicable Closing, to the effect that:
(a) the representations and warranties of the Company in this Agreement (other than the Designated Representations), if specifically qualified by materiality, Company Material Adverse Effect or other similar materiality qualifiers, were true and correct as of the date of this Agreement, and are true and correct on and as of the date of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which are true and correct as of such earlier date) and, if not so qualified, were true and correct in all material respects as of the date of this Agreement, and are true and correct in all material respects on and as of the date of the applicable Closing (other than those representations and warranties made as of a specific earlier date, which are true and correct as of such earlier date);
(b) each of the Designated Representations were true and correct in all respects as of the date of this Agreement and are true and correct on and as of the date of the applicable Closing as if made on and as of such Closing (other than any Designated Representation made as of a specific earlier date, which is true and correct in all respects as of such earlier date);
(c) the Company has complied with all the agreements and satisfied all the conditions on its part under this Agreement and the Merger Agreement to be performed or satisfied at or prior to the applicable Closing;
(d) since the Balance Sheet Date and as of the applicable Closing, there has not been any Company Material Adverse Effect or any change, event, development, condition of occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect; and Balance.
(e) immediately prior to the applicable Closing, the Company’s Available Cash Balance is less than the Minimum Cash
4.10 Proceedings and Documents. All corporate and other proceedings in connection with the transactions hereunder will have been taken, and all documents and instruments incident to such transactions will be satisfactory in substance and form to the Purchaser, and the Purchaser will have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
4.11 Corporate and Additional Matters. The Purchaser (or its Counsel) will have received such documents and certificates as the Purchaser (or its Counsel) may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions hereunder, and an officer’s certificate or certificates covering such other matters as may be reasonably requested by the Purchaser, all in form and substance reasonably satisfactory to the Purchaser.
4.12 Nasdaq Listing of Additional Shares Notification. The Company will have filed a “Listing of Additional Shares” notification form and any required supporting documentation relating to the Class A Common Stock to be issued upon conversion of the Securities with the Nasdaq.

4.13 Funding Instructions. The Company will have provided the Purchaser with written instructions setting forth wire instructions for payment of the purchase price of the Note, including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the applicable Note is to be deposited.
4.14 Merger Agreement. The Merger Agreement shall be in full force and effect as of the applicable Closing.
4.15 Merger. The consummation of the Merger and the other transactions contemplated by the Merger Agreement has not occurred.
4.16 No Adverse Recommendation Change. The Company Board shall not have made an Adverse Recommendation Change.
5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, at or before each Closing, of each of the following conditions, unless otherwise waived:
5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 will, if specifically qualified by materiality, Company Material Adverse Effect or other similar materiality qualifiers, have been true and correct as of the date of this Agreement and will be true and correct on and as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct as of the date of this Agreement) and, if not so qualified, will have been true and correct in all material respects, as of the date of this Agreement, and will be true and correct in all material respects as of the applicable Closing as if made on and as of such Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct in all material respects as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct in all material respects as of the date of this Agreement).
5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the applicable Closing will have been performed or complied with in all material respects.
5.3 Compliance Certificate. An officer of the Purchaser will have delivered to the Company at the applicable a Closing certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.
6. Covenants.
6.1 Covenants of the Company Applicable Until the Notes are Converted or Repaid. Until all of the Notes have been converted or the principal of and interest on the Notes and all fees payable hereunder and thereunder have been paid in full, the Company covenants and agrees with the Purchaser and for the benefit of the Purchaser that:
(a) Payment of Principal, Premium and Interest. The Company will duly and punctually pay the principal of and interest on the Notes in accordance with the terms herein and in the Notes.
(b) Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries will not be required to preserve any such right or franchise, and none of the Company’s Subsidiaries will be required to preserve its existence if the Company’s or such Subsidiary’s, as applicable, board of directors, or comparable managers, determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as applicable, and that the loss thereof is not disadvantageous in any material respect to the Purchaser, and the Company will be permitted to enter into or consummate any Change of Control that otherwise complies with this Agreement (including the Merger pursuant to the Merger Agreement), provided that the Company shall comply with the terms of this Agreement and the Notes in connection with any such Change of Control.
(c) Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or of its Subsidiary, as applicable, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.1(c) will prevent the Company or its Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company or of its Subsidiary, as applicable, desirable in the conduct of its business or the business of any Subsidiary and would not otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole.
(d) Maintenance of Authorizations, Licenses and Leases. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and renew, as required in the ordinary course, all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities to conduct its business or the business of any Subsidiary; provided, however, that nothing in this Section 6.1(d) will prevent the Company or its Subsidiaries from deciding not to preserve or renew such licenses, certificates, permits or other authorizations if such decision is, in the judgment of the Company or of its Subsidiary, as applicable, desirable in the conduct of its business or the business of any Subsidiary and would not otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole
(e) Payment of Taxes and Other Claims. The Company will, and will cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same will become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or Property of the Company or any Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the Property of the Company or any Subsidiary; provided, however, that the Company and its Subsidiaries will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. The Company will pay any transfer taxes or other similar fees or charges under federal Law or the Laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities hereunder.
(f) Use of Proceeds. The proceeds of the sale of the Notes will be used solely for general corporate purposes in the ordinary course of business consistent with past practice and the most recent Cash Flow Statement and intended use of proceeds delivered to the Purchaser pursuant to Section 4.1. Any other use of proceeds from the sale of the Notes shall require the prior written consent of the Purchaser.
(g) SEC Reports. So long as any portion of the Notes remains outstanding, the Company shall furnish to the Purchaser, at the same time as such reports are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 (or any successor rule) under the Exchange Act), copies of any annual, quarterly or current reports (on Form 10-K, Form 10-Q, or Form 8-K or any respective successive form) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC). Any such document or report that the Company files with the SEC via the SEC’s EDGAR system (or any successor thereto) shall be deemed to be furnished to the Purchaser for purposes of this Section 6.1(g) at the time such documents are filed via the EDGAR system (or any successor thereto).

(h) Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not, nor will it permit any of its Subsidiaries to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchaser, but will suffer and permit the execution of every such power as though no such law had been enacted.
(i) Insurance. At all times the Company will, and will cause each of its Subsidiaries to, keep its insurable properties insured by financially sound and reputable insurers in such amounts and against such risks that the Company reasonably believes are adequate for the business in which it is engaged.
(j) Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with applicable Laws, whether now in effect or hereinafter enacted.
(k) Investment Company Act. The Company will not, nor will it permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act.
(l) SEC Reporting and National Securities Exchange.
(i) So long as any portion of the Notes or any Registrable Securities remain outstanding, the Company will file all Company SEC Reports required to be filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act. The Company warrants that each such Company SEC Report (i) shall be filed on a timely basis (giving effect to any grace period provided by Rule 12b-25 (or any successor rule) under the Exchange Act) and (ii) shall comply, when filed, as to form and content in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Report, each as in effect on the date filed.
(ii) The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to maintain the listing and trading of the Class A Common Stock on the Nasdaq, for so long as the Company qualifies for such listing under the rules and regulations of the Nasdaq and comply in all material respects with the Company’s reporting, filing and other obligations, under the rules and regulations of the Nasdaq. The Company will promptly provide the Purchaser copies of any notices it receives from the Nasdaq regarding the continued eligibility of the Class A Common Stock for listing on such exchange.
(m) Ranking. The Indebtedness evidenced by the Notes shall be senior in right of payment to all of the Company’s other Indebtedness (other than trade credit, payables incurred in the ordinary course of business and Permitted Indebtedness (excluding intercompany indebtedness), which may be pari passu with, but not senior to, the Indebtedness evidenced by the Notes). So long as any Note is outstanding, the Company will not (either directly or by amendment, merger, consolidation, or otherwise): (i) issue, create or authorize the creation of any debt instrument that constitutes Indebtedness and has rights, preferences or privileges (in any case, with respect to interest rate or repayment terms, timing and manner of payment, security interest or priority of payment) senior to or pari passu with the Notes (not including trade credit or payables incurred in the ordinary course of business); or (ii) incur, assume or suffer to exist any Indebtedness that is secured by any assets of the Company or its Subsidiaries (other than by Permitted Liens); provided however that each of the Company and any of its Subsidiaries may issue, create or authorize the creation of (each of the following “Permitted Indebtedness”): (i) intercompany indebtedness, (ii) Indebtedness in respect of workers’ compensation claims, disability, health or other employee benefits, unemployment or self-insurance obligations, (iii) Indebtedness incurred in the ordinary course of business and consistent with past practice with corporate credit cards, merchant cards, purchase cards, debit cards and other similar instruments in an amount not to exceed $500,000 at any time outstanding, (iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days of notification to the Company of its incurrence; and (v) Indebtedness of the Company or any Subsidiary consisting of (a) the financing of insurance premiums with the providers of such insurance or their affiliates, (b) customer deposits and advance payments received in the ordinary course of business and consistent with past practice from customers for goods or services purchased or (c) taxes, assessments or governmental charges to the extent such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and (vi) subject to written approval by the Purchaser, Indebtedness incurred to finance the acquisition of assets to be provided to customers under “robots as a service” arrangements so long as such Indebtedness does not exceed the costs of the assets so financed and such Indebtedness does not exceed $2,000,000 for any individual financing arrangement or lending facility, or $5,000,000 in the aggregate for all such Indebtedness.
(n) Stockholder Approval.
(i) In connection with the Company Meeting (as defined in the Merger Agreement), the Company shall (a) include in the Proxy Statement (as defined in the Merger Agreement) a proposal to amend the Company’s certificate of incorporation to increase the number of authorized shares of Class A Common Stock to a sufficient number of shares of Class A Common Stock to permit the conversion, in accordance herewith, of the maximum number of shares of Class A Common Stock issuable upon conversion of the Notes (the “Authorized Share Proposal”), (b) shall include in the Proxy Statement a recommendation of the Company’s board of directors that the Company’s stockholders approve the Authorized Share Proposal and (c) use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of the Authorized Share Proposal and to obtain approval of the Authorized Share Proposal from the Company’s stockholders (the “Stockholder Approval”).
(ii) In the event that the Merger Agreement is terminated without consummation of the Merger (the “Termination Event”), the Company shall (a) as promptly as reasonably practicable after the Termination Event, take all action necessary in accordance with the General Corporation Law of the State of Delaware and the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of the Company’s stockholders as promptly as reasonably practicable after the Termination Event (which meeting shall in no event be scheduled initially for a date that is later than the 60th day following the Termination Event without the written consent of the Purchaser), for the purpose of obtaining the Stockholder Approval, (b) shall include in the proxy statement for such stockholder meeting a recommendation of the Company’s board of directors that the Company’s stockholders approve the Authorized Share Proposal and (c) use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of the Authorized Share Proposal and to obtain the Stockholder Approval. If, despite the Company’s reasonable best efforts, the Stockholder Approval is not obtained at the first stockholder meeting held pursuant to this Section 6.1(n)(ii), the Company shall cause an additional stockholder meeting to be held semiannually thereafter to seek the Stockholder Approval until the earlier of (x) the date on which the Stockholder Approval is obtained and (y) the date on which none of the Notes are outstanding.
6.2 Covenants of the Company and the Purchaser.
(a) Regulatory Approvals. Each party will use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Authority with respect to this Agreement, the other Note Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the conversion of the Securities into Class A Common Stock, and to submit promptly any additional information requested by any such Governmental

Authority. If, following any Termination Event, all required regulatory approvals to the issuance of Class A Common Stock upon conversion have not been obtained, within three (3) Business Days after any notice of conversion is given by the Purchaser, the Company will use its reasonable best efforts to obtain, and pursuant to this Section 6.2(a), cooperate with the Purchaser and its Affiliates to obtain, such regulatory approvals.
7. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
7.1. failure to pay principal of the Notes on the Maturity Date; or
7.2. failure to deliver the required shares of Class A Common Stock upon conversion of the Notes in the applicable time period set forth in Section 10.2 and such failure continues for ten (10) days; or
7.3. failure to perform, or breach of, any covenant or warranty of the Company in this Agreement (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and continuance of such default or breach for a period of thirty (30) days (or sixty (60) days with respect to a default under Section 6.1(g), 6.1(l)(i) or 9.11) after there has been given, by registered or certified mail, to the Company by the Purchaser or holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
7.4. the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or
7.5. the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking by the Company of any action for the purpose of effecting any of the foregoing; or
7.6. any Note Document is held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect (other than pursuant to the terms of this Agreement);
7.7. failure to perform, or breach of, the covenants provided in Section 6.1(m); or
7.8. a material breach, or a material failure to perform by the Company or any of its Subsidiaries of any of the provisions of the Merger Agreement and continuance of such material breach or material failure for a period of twenty (20) days after there has been given, by registered or certified mail, to the Company by the Purchaser or holders of at least 25% in principal amount of the Notes a written notice specifying such material breach or material failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

8. Remedies on Default.
8.1 Acceleration of Maturity. If an Event of Default with respect to any Note occurs and is continuing, the Purchaser or the holders of at least 25% in principal amount of the outstanding indebtedness under the Notes may declare the principal amount of the Notes to be due and payable immediately by written notice to the Company. Notwithstanding the foregoing, if an Event of Default specified in Sections 7.4, 7.5, 7.6, 7.7 or 7.8 occurs and is continuing, then the Notes will automatically become immediately due and payable without further act by the Purchaser or the holders.
8.2 Rescission and Annulment. At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the Purchaser or the holders of a majority in principal amount of the outstanding indebtedness under the Notes, by written notice to the Company, may rescind and annul such declaration and its consequences if the Company has cured or the Purchaser or the holders of a majority in principal amount of the outstanding indebtedness under the Notes have waived all Events of Default. No such rescission will affect any subsequent default or impair any right consequent thereon.
8.3 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Notes will have become or have been declared immediately due and payable under Section 8.1, the holder of any portion of the indebtedness under the Notes at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
9. Registration Rights.
9.1 Demand Registrations.
(a) Request for Registration. In case the Company receives from either (a) the Purchaser or any of its Affiliates or (b) in the case of Registrable Securities Holders that are not the Purchaser or any of its Affiliates, Registrable Securities Holders who, in the aggregate, hold not less than 10% of the Registrable Securities then outstanding, a written request (a “Demand Request”) that the Company effect any registration, qualification or compliance with respect to all or part of such Registrable Securities Holders’ Registrable Securities (such Registrable Securities Holders, the “Initiating Holders”), the reasonably anticipated aggregate offering price, before underwriting discounts and commissions, of which would exceed $10.0 million or, if less than $10.0 million, such Demand Request is for all outstanding Registrable Securities, the Company will:
(i) promptly give written notice of the proposed registration, qualification or compliance to all other Registrable Securities Holders; and
(ii) as soon as practicable, use its reasonable best efforts to effect such registration, qualification or compliance (including appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in the Demand Request, together with all or such portion of the Registrable Securities of any Registrable Securities Holder or Registrable Securities Holders joining in the Demand Request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be required to effect more than four (4) registrations pursuant to this Section 9.1 in any twelve (12) month period. Notwithstanding the foregoing, the Company will not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 9.1 if, within two (2) Business Days of the date of the Demand Request, the Company delivers to such Registrable Securities Holder a certificate signed by the President and Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its reasonable best efforts to register, qualify or comply under this Section 9.1 will be deferred for a period not to exceed forty-five (45) consecutive days from the date of receipt of the Demand Request; provided, however, that the Company may not exercise this deferral right more than twice per twelve (12) month period.
Subject to the foregoing, the Company will file a registration statement covering the Registrable Securities so requested to be registered within thirty (30) days after receipt of the Demand Request.
(b) Underwriting. In the event that the Demand Request requests a registration pursuant to this Section 9.1 be for an Underwritten Offering, including solely at the request of the Purchaser and any of its Affiliates, the Company will so advise the Registrable Securities Holders as part of the notice given pursuant to Section 9.1(a)(i), and the right of any Registrable Securities Holder to registration pursuant to Section 9.1 will be conditioned upon such Registrable Securities Holder’s participation in such underwriting arrangements, and the inclusion of such Registrable Securities Holder’s Registrable Securities in the Underwritten Offering to the extent requested will be subject to the limitations provided herein.
Notwithstanding any other provision of this Section 9.1, if the managing underwriter(s) advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Registrable Securities Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the Underwritten Offering will be allocated as follows: (i) first, to all Registrable Securities requested to be included by the Purchaser and its Affiliates; (ii) second, and only if all the securities referred to in clause (i) have been included, to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any; and (iii) third, and only if all the securities referred to in clauses (i) and (ii) have been included, to any shares of the Company Common Stock required to be included pursuant to the terms of the Existing Registration Rights Agreements, if any; provided, however, that the number of shares of Registrable Securities of the Purchaser and its Affiliates to be included in such Underwritten Offering will not be reduced unless all securities of all Registrable Securities Holders other than the Purchaser and its Affiliates are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to the Company or any Registrable Securities Holder to the nearest 100 shares.
(c) Short Form Registrations. Requests for registration of Registrable Securities pursuant to Section 9.1(a) will be on Form S-3 or any similar or successor short form registration (“Short-Form Registrations”) whenever the Company is permitted to use any applicable short-form. The Company will use its reasonable best efforts to continue to make Short-Form Registrations available for the sale of Registrable Securities.
To the extent the Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) (a “WKSI”), the Company will file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act (“Automatic Shelf Registrations”)) on Form S-3, which covers those Registrable Securities which are requested to be sold. The Company will use its reasonable best efforts to remain a WKSI and not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such Automatic Shelf Registration is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the Automatic Shelf Registration is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the Automatic Shelf Registration has been outstanding for at least three (3) years, at the end of the third year, if eligible, the Company will refile a new Automatic Shelf Registration covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status and the Company determines that it is not a WKSI, the Company will promptly give written notice to all Registrable Securities Holders and use its reasonable best efforts to refile the Shelf Registration on Form S-3 or, if such form is not available, Form S-1, and use the Company’s reasonable best efforts to have such registration statement declared effective as promptly as practicable after the date the Automatic Shelf Registration is no longer useable by the Registrable Securities Holders to sell their Registrable Securities and to keep such registration statement effective during the period during which such registration statement is required to be kept effective. The Company will, at the request of any Registrable Securities Holder, file any post-effective amendments to such Automatic Shelf Registration and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Registrable Securities Holder.
(d) Effective Registration. No registration pursuant to this Section 9.1 will be deemed to have been effected if (i) during such period, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Underwritten Offering are not satisfied other than by reason of a misrepresentation or breach of such applicable underwriting agreement by a participating Registrable Securities Holder.
9.2 Piggyback Registrations.
(a) Notice of Registration. If at any time or from time to time after obtaining Stockholder Approval the Company determines to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than a registration relating solely to employee benefit plans, the Company will:
(i) promptly give to each Registrable Securities Holder written notice thereof (but no later than fifteen (15) days before the anticipated filing date of any such registration);
(ii) subject to the rights of the parties to the Existing Registration Rights Agreements, include in such registration (and any related qualification under blue sky laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Registrable Securities Holder.
(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an Underwritten Offering, the Company will so advise the Registrable Securities Holders as a part of the written notice given pursuant to Section 9.2(a)(i). In such event the right of any Registrable Securities Holder to registration pursuant to Section 9.2 will be conditioned upon such Registrable Securities Holder’s participation in such underwriting arrangements, and the inclusion of such Registrable Securities Holder’s Registrable Securities in the Underwritten Offering will be limited to the extent provided herein.
(c) Reduction of Piggyback Registration. Notwithstanding any other provision of this Section 9.2, if the managing underwriter(s) determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter(s) may allocate the Registrable Securities to be included in such Underwritten Offering, and the number of shares of Class A Common Stock or other securities to be offered by the Company that may be included in the Underwritten Offering as follows:
(i) If the Underwritten Offering is undertaken for the Company’s account, (A) first, to (a) any shares of the Company Common Stock required to be included pursuant to the terms of the Existing Registration Rights Agreements, (b) all Registrable Securities requested to be included by the Purchaser and its Affiliates and (c) newly issued shares of Class A Common Stock to be offered by the Company, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), as nearly as practicable and (B) second, and only if all the securities referred to in clause (A) have been included, to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any; provided, however, that the number of (a) shares of Registrable Securities of the Purchaser and its Affiliates and (b) the number of newly issued shares of Class A Common Stock to be offered by the Company to be included in such Underwritten Offering will not be reduced unless all securities of all Registrable Securities Holders other than the Purchaser and its Affiliates are first entirely excluded from the underwriting and registration. To the extent that marketing factors require further limitation of the numbers of shares to be underwritten after such exclusion, the shares of Registrable Securities to be offered by the Purchaser and its Affiliates, and the newly issued shares of Class A Common Stock offered by the Company will be reduced, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), from the Underwritten Offering. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to the Company or any Registrable Securities Holder to the nearest 100 shares.
(ii) If the Underwritten Offering is undertaken for holders of the Company’s securities pursuant to the Existing Registration Rights Agreements, (A) first, to shares of Class A Common Stock or other equity securities, if any, of such participating persons or entities under the Existing Registration Rights Agreements, other than the holders of Registrable Securities, which can be sold without exceeding such limitation of the number of shares to be underwritten (the “Maximum Number of Securities”), (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Purchaser and its Affiliates exercising their rights to register their Registrable Securities pursuant to this Section 9.2, which can be sold without exceeding the Maximum Number of Securities, (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any, which can be sold without exceeding the Maximum Number of Securities, and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.
9.3 Underwritten Offerings.
(a) Demand Registrations. For any Underwritten Offering pursuant to Section 9.1 above, a majority in interest of the Initiating Holders will have the right to select the managing underwriter(s) or underwriters to administer such offering (but subject to the Company’s reasonable approval). If requested by the underwriters, the Company and each Registrable Securities Holder participating in such registration will enter into an underwriting agreement with the managing underwriter(s), such agreement to be reasonably satisfactory in substance and form to the Company, the Initiating Holders and the underwriters, and, unless consented to by Initiating Holders, to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 9.14. The Company will cooperate with the Registrable Securities Holders of the Registrable Securities proposed to be distributed by such underwriters in any such Underwritten Offering in the negotiation of the underwriting agreement, and the Purchaser will give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Registrable Securities Holders of the Registrable Securities to be distributed by such underwriters will be parties to such underwriting agreement, which underwriting agreement will, unless consented to by the Initiating Holders, (i) contain such representations and warranties by, and the other agreements on the part of, the Company as are customarily made by issuers in underwritten public offerings, (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also will be conditions precedent to the obligations of such Registrable Securities Holders, and (iii) contain such representations and warranties by, and the other agreements on the part of, the Registrable Securities Holders as are customarily made by selling stockholders in underwritten public offerings.

(b) Piggyback Registrations. For any Underwritten Offering pursuant to Section 9.2 above, the Company will have the right to select the managing underwriter(s) or underwriters to administer such offering. For such an offering, the Registrable Securities Holders whose Registrable Securities are to be distributed by such underwriters will be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement will (i) contain such representations and warranties by, and the other agreements on the part of, the Company as are customarily made by issuers in secondary underwritten public offerings, (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also will be conditions precedent to the obligations of such Registrable Securities Holders, and (iii) contain such representations and warranties by, and the other agreements on the part of, the Registrable Securities Holders as are customarily made by selling stockholders in underwritten public offerings.
(c) Participation in Underwritten Registrations. Subject to the provisions of Sections 9.3(a) and 9.3(b) above, no Person may participate in any Underwritten Offering hereunder unless such Person agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by: (i) the Purchaser or one of its Affiliates, in the case of a Demand Request pursuant to Section 9.1 above where the Purchaser or any of its Affiliates is participating in such registration (regardless of whether the Purchaser or any of its Affiliates initiated the Demand Request), (ii) the majority of Initiating Holders, in the case of a Demand Request pursuant to Section 9.1 above where the Purchaser and its Affiliates are not participating in such registration, or (iii) the Company, in the case of a registration of which the Company gives notice pursuant to Section 9.2 above.
(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 9.1, the price, underwriting discount and other financial terms for the Registrable Securities will be determined by a representative selected by majority in interest of the Initiating Holders. In the case of an Underwritten Offering under Section 9.2, the price, underwriting discount and other financial terms for the offering will be determined jointly by the Company and the Purchaser, to the extent the Purchaser participates in such offering.
9.4 Holdback Agreements. If requested by the managing underwriter(s) of an Underwritten Offering of the Company’s equity securities, any Registrable Securities Holders participating in such offering will not sell or otherwise transfer or dispose of any Registrable Securities (other than the Underwritten Offering) during the period ten (10) days prior to and ninety (90) days following the pricing date of the offering of the Company’s securities, and if requested by any such underwriter(s), such Registrable Securities Holders will reconfirm such agreement in writing prior to any such offering; provided, however, that no participating Registrable Securities Holder will be relieved of such obligation in any respect unless all participating Registrable Securities Holders are relieved in the same respect.
9.5 Limitations on Subsequent Registration Rights. From and after the Closing, the Company will not enter into any agreement granting any holder or prospective holder of any securities of the Company, registration rights with respect to such securities without the written consent of the holders of a majority of the Registrable Securities then outstanding, unless such other registration rights are subordinate to the registration rights granted to the Registrable Securities Holders hereunder and the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein.
9.6 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 9.1 and 9.2 will be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Registrable Securities Holders will be borne by the Registrable Securities Holders of such securities pro rata on the basis of the number of shares so registered.
9.7 Blackout Period. In the case of a registration of Registrable Securities pursuant to Section 9.1 for an Underwritten Offering, the Company agrees, if requested by the Purchaser and its Affiliates or the managing underwriter(s), not to effect any public sale or distribution of any securities that are the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by the Purchaser or any of its Affiliates, or such managing underwriter(s)) after, the effective date of the registration statement filed in connection with such registration (or, in the case of an offering under a Shelf Registration, the date of the underwriting agreement in connection therewith). Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above, and during the periods described above, if such sale or distribution is made pursuant to the Existing Registration Rights Agreements or registrations on Form S-4 or S-8 or any successor or similar form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. Subject to Section 9.4, if after the date hereof the Company grants any Person (other than a Registrable Securities Holder of Registrable Securities) any rights to demand or participate in a registration of equity securities, the Company agrees that the agreement with respect thereto will include such Person’s agreement to comply with any blackout period required by this Section 9.7 as if it were the Company hereunder.
9.8 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 9, the Company will keep each Registrable Securities Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:
(a) prepare and file with the SEC a registration statement and such amendments and supplements thereto as may be necessary or appropriate with respect to such securities and use its reasonable best efforts to cause such registration statement to become effective (unless it is automatically effective upon filing); and before filing such a registration statement or prospectus or any amendments or supplements thereto (excluding documents incorporated by reference), furnish to all Registrable Securities Holders and the underwriters or other distributors, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the prospectus and, if requested by any Registrable Securities Holder, one set of the exhibits incorporated by reference, and all Registrable Securities Holders and their respective counsels will have a reasonable amount of time (but no less than five (5) Business Days) to review and comment on such registration statement and each such prospectus (and each amendment or supplement thereto) before it is filed with the SEC;
(b) use its reasonable best efforts to keep such registration statement effective for (i) at least one hundred eighty (180) days or until the distribution described in such registration statement has been completed, whichever first occurs, or if such registration statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) in the case of a Shelf Registration, for a period of two (2) years after the effective date of such registration statement (or if (x) such registration statement is not effective for any period within such years or (y) such registration statement or any prospectus included in such registration statement is unusable for any period within such years because such registration statement or prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, then such two (2) year period will be extended by the number of days during such period when such registration statement is not effective or such registration statement or prospectus is unusable); provided, however, that in the case of clause (ii), the Company will not be deemed to have used its reasonable best efforts to keep such registration statement effective during the two (2) year period if the Company voluntarily takes any action or omits to take any action that would result in the Registrable Securities Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such registration statement during the two (2) year period, unless such action or omission is required by applicable law;

(c) furnish to the Registrable Securities Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Registrable Securities Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;
(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by the Registrable Securities Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject;
(e) enter into and perform all obligations under such customary agreements (including, in an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in an underwritten public offering) and take all such other actions as the Initiating Holders or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities, including, but not limited to:
(i) making such representations, warranties, agreements and indemnities to or in favor of the Registrable Securities Holders participating in such registration, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten public offerings;
(ii) obtaining for delivery to the Registrable Securities Holders participating in such registration and to the underwriter(s), if any, an opinion or opinions from counsel for the Company dated the effective date of the applicable registration statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions will be reasonably satisfactory to such Registrable Securities Holders or underwriter(s), as the case may be, and their respective counsel;
(iii) in the case of an Underwritten Offering, obtaining for delivery to the Company and the managing underwriter(s), with copies to the Registrable Securities Holders participating in such registration, a cold comfort letter from the Company’s independent registered public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter(s) reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement; and
(iv) delivering such documents and certificates as may be reasonably requested by the Initiating Holders and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2 and to evidence compliance with any conditions contained in the underwriting agreement or any other agreement entered in connection with such registration;
(f) notify each Registrable Securities Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(g) use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final prospectus;
(h) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) and the Initiating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(i) use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
(j) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(k) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a majority in interest of the Initiating Holders, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such Registrable Securities Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such registration statement as will be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 9.8(k) will agree to hold such information in strict confidence, will take such actions as are reasonably necessary to protect the confidentiality of such action and will not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company, or (z) such information is independently developed by such Person; and
(l) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations or similar marketing efforts that may be reasonably requested by the managing underwriter(s) and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.
9.9  Shelf Take-Downs. At any time that a Shelf Registration is effective, if any of the Registrable Securities Holders delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an offering of all or part of its Registrable Securities included by it on the Shelf Registration, whether such offering is an Underwritten Offering or non-underwritten (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in the Shelf Offering, then the Company will amend or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other Stockholders pursuant to this Section 9.9). In connection with any Shelf Offering:
(a) the Company will deliver the Take-Down Notice to all other Registrable Securities Holders included on such Shelf Registration and permit each such Registrable Securities Holder to include its Registrable Securities included on the Shelf Registration in the Shelf Offering if such Registrable Securities Holder notifies the Company within three (3) days after delivery of the Take-Down Notice to such Registrable Securities Holder; and

(b) in the event that the managing underwriter(s), if any, advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Registrable Securities Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the Shelf Offering will be limited in the same manner as is described in Section 9.1(b).
9.10 Information by Registrable Securities Holder. The Registrable Securities Holder or Registrable Securities Holders of Registrable Securities included in any registration will furnish to the Company such information regarding such Registrable Securities Holder or Registrable Securities Holders, the Registrable Securities held by them and the distribution proposed by such Registrable Securities Holder or Registrable Securities Holders as the Company may request in writing and as will be required by applicable law in connection with any registration, qualification or compliance referred to in this Section 9.
9.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
(a) make and keep current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;
(b) file with the SEC in a timely manner all reports required of the Company under Section 13 or 15(d) of the Exchange Act; and
(c) so long as a Registrable Securities Holder owns any Registrable Securities, furnish to such Registrable Securities Holder forthwith upon request a written statement by the Company as to its then current compliance with Section 9.11(a) and (b) above.
9.12 Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities granted Registrable Securities Holders under Sections 9.1 and 9.2 may be assigned to any Person in connection with any transfer or assignment of Registrable Securities by the Registrable Securities Holder, provided that: (i) such transfer may be effected in accordance with applicable securities laws, (ii) such assignee or transferee acquires at least 5% of the Registrable Securities, (iii) written notice is promptly given to the Company and (iv) such transferee agrees in writing to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned to any Affiliate of a Registrable Securities Holder; provided written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement.
9.13 Termination of Registration Rights. The rights granted pursuant to this Section 9 will terminate as to any Registrable Securities Holder when such Registrable Securities Holder no longer holds any Registrable Securities.
9.14 Indemnification For Securities Offerings.
(a) The Company will indemnify each Registrable Securities Holder, each of such Registrable Securities Holders’ officers and directors and partners, and each person controlling such Registrable Securities Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to Sections 9, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities law or any rule or regulation promulgated under the such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Registrable Securities

Holder, each of its officers, directors and partners and each person controlling such Registrable Securities Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Registrable Securities Holder, controlling person or underwriter and stated to be specifically for use in such prospectus.
(b) Each Registrable Securities Holder, severally and not jointly, will, if Registrable Securities held by such Registrable Securities Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Registrable Securities Holder, each of its officers, directors and partners and each person controlling such Registrable Securities Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Registrable Securities Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Registrable Securities Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Registrable Securities Holder under this Section 9.14(b) will be limited in an amount equal to the net proceeds of the shares sold by such Registrable Securities Holder; and provided further that the indemnity agreement provided in this Section 9.14(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrable Securities Holder, which consent will not be unreasonably withheld.
(c) Each party entitled to indemnification under this Section 9.14 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 9.14 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action, in which case the Indemnifying Party will be relieved of its obligations under this Section 9.14 to the extent of such prejudice, and provided further, however, that if, in the reasonable judgment of the Indemnified Party, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to any claims as to which indemnity is sought and the Indemnified Party provides written notice to the Indemnifying Party that the Indemnified Party is seeking separate counsel at the expense of the Indemnifying Party, then the Indemnifying Party will not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but will instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
(d) If the indemnification provided for, in, or pursuant to, this Section 9.14 is due in accordance with the terms hereof but is held by a court to be unavailable or unenforceable in respect of any expenses, claims, losses, damages or liabilities (or actions in respect thereof) (except, for purposes of clarity, any exclusions to indemnification expressly provided for in Sections 9.14(a) or 9.14(b)), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, claims, losses, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the statements or omissions that result in such expenses, claims, losses, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations; provided, however, that no Registrable Securities Holder will be required to contribute more than its pro rata share of any such contribution. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, will be determined by reference to, among other things, whether the untrue statement (or alleged untrue statement) of a material fact or any omission (or alleged omission) to state therein a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event will the liability of any selling Registrable Securities Holder be greater in amount than the amount of net proceeds received by such Registrable Securities Holder upon such sale or the amount for which such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 9.14(a) or 9.14(b) had been available under the circumstances. Notwithstanding anything in this Section 9.14(d), any Registrable Securities Holder will be required to contribute under this Section 9.14(d) to the extent, and only to the extent, that the expenses, claims, losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided by such Registrable Securities Holder.
10. Conversion of the Notes.
10.1 Right to Convert.
(a) (i) At any time after the Merger Agreement has been terminated without consummation of the Merger (the “Termination Event”), or (ii) in connection with the closing of the Merger , in each case upon not less than three (3) Business Days’ prior written notice, the holder of any Notes may convert any or all of such holder’s Notes into shares of Class A Common Stock at the Conversion Rate (as defined below); provided, that, in the event of a conversion in connection with the closing of the Merger, such conversion shall occur immediately prior to the Effective Time (as defined in the Merger Agreement). If, following the Termination Event, all required regulatory approvals to the issuance of such Class A Common Stock have not been obtained within three (3) Business Days after any notice of conversion is given by the Purchaser, the Company will use its reasonable best efforts to obtain, and pursuant to Section 6.3, cooperate with the Purchaser and its Affiliates to obtain, such regulatory approvals, and the Purchaser may convert any or all of the Notes at such time as may be designated by the Purchaser after all such regulatory approvals have been obtained. In the event of a Change of Control (other than in connection with the Merger and the transactions contemplated by the Merger Agreement), the holder of this Note shall have the right, at the holder’s option, to (i) require the Company to repurchase this Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note or (ii) if all required regulatory approvals to the issuance of Class A Common Stock have been obtained, immediately prior to such Change of Control, convert the aggregate principal amount of this Note into shares of Class A Common Stock at the Conversion Rate. In the event that the Class A Common Stock ceases to be listed on the Nasdaq, The Nasdaq Capital Market, The Nasdaq Global Market or the New York Stock Exchange, the holder of this Note shall have the right, at the holder’s option, to require the Company to repurchase such holder’s Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note. The initial conversion rate for the Notes will be 714.2857 shares of Class A Common Stock for each $1,000 of principal (the “Conversion Rate”), subject to adjustment as set forth in Section 10.4; provided, however, that in no event other than as adjusted pursuant to Section 10.4(a)(iii), will the Conversion Rate be less than 714.2857 shares of Class A Common Stock for each $1,000 of principal.
(b) The Company will pay any documentary, stamp or similar issue or transfer tax due on the issuance of the shares of Class A Common Stock upon conversion of the Notes, unless the tax is due because the holder of the Notes requests such shares of Class A Common Stock to be issued in a name other than the holder’s name, in which case the holder will pay the tax.
(c) The Purchaser has the right to convert the Notes in whole or in part immediately prior to any repayment of the Notes.
(d) Notwithstanding anything herein to the contrary, no conversion of the Notes, in whole or in part, shall be permitted until all required regulatory approvals for the issuance of such Class A Common Stock have been applied for and obtained.
10.2 Settlement Upon Conversion.
(a) Upon conversion, the Company will deliver to the Purchaser in respect of each $1,000 of principal of the Note(s) being converted a number of shares of Class A Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the relevant Conversion Date.
(b) Notwithstanding Section 10.2(a), in the event of a conversion prior to the Stockholder Approval, (i) the Company will deliver to the Purchaser in respect of each $1,000 of principal of the Note(s) being converted a number of shares of Class A Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the relevant Conversion Date, up to the Available Reserve, and (ii) the Company shall pay to the Purchaser cash in an amount equal to the product of (A) such number of shares of Class A Common Stock issuable upon conversion of the Note(s) being converted in excess of the Available Reserve and (B) the Closing Sale Price of the Class A Common Stock on the relevant Conversion Date.
(c) No fractional shares will be issued upon conversion. Instead, the Company will pay cash in lieu of any fractional share based on the Closing Sale Price of the Class A Common Stock on the relevant Conversion Date. All accrued and unpaid interest on the Notes or portion thereof that is converted until, but not including, the Conversion Date will be paid in cash simultaneously with the delivery of shares of Class A Common Stock upon settlement of the related conversion.
(d) Each conversion will be deemed to have been effected as to any portion of the Note(s) surrendered for conversion on the Conversion Date, and with respect to the shares of Class A Common Stock that are issuable upon such conversion, the Person in whose name the certificate or certificates for such shares will be registered will be treated as the holder of record of such shares as of the Close of Business on the Conversion Date.
(e) The Company will deliver the consideration due in respect of any conversion on the second Business Day immediately following the relevant Conversion Date.

10.3 Conversion Procedures. To exercise its right of conversion, the Purchaser must:
(a) deliver a completed Conversion Notice or facsimile thereof to the Company; and Company.
(b) pay all transfer or similar taxes if required to be paid by the Purchaser pursuant to Section 10.1(b) and requested by the
10.4 Conversion Rate Adjustments. The Conversion Rate will be subject to adjustments from time to time, without duplication, upon the occurrence of any of the following events:
(a) If the Company (i) issues solely shares of Company Common Stock as a dividend or distribution on its shares of Company Common Stock, (ii) subdivides Company Common Stock or (iii) combines Company Common Stock, the Conversion Rate will be calculated based on the following formula:

where,
CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be;
CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be;
OS0 = the number of shares of Company Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be; and
OS = the number of shares of Company Common Stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of Company Common Stock, as the case may be.
Any adjustment made under this Section 10.4(a) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination of Company Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this Section 10.4(a) is declared but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Company’s board of directors determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.
(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of Company Common Stock of any rights, options or warrants entitling such holders for a period of not more than sixty (60) calendar days from the announcement date for such distribution to subscribe for or purchase shares of Company Common Stock (or securities convertible into Company Common Stock), at a price per share less than the average of the Closing Sale Prices of the Class A Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate will be calculated based on the following formula:

where,
CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;
OS0 = the number of shares of Company Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;
X = the total number of shares of Company Common Stock issuable pursuant to such rights, options or warrants; and
Y = the number of shares of Company Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution.
Any adjustment made under this Section 10.4(b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Company Common Stock are not delivered after the expiration of such rights, options or warrants, including because the distributed rights, options or warrants were not exercised, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Company Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.
For purposes of this Section 10.4(b), in determining whether any rights, options or warrants entitle the Purchaser to subscribe for or purchase shares of Company Common Stock at a price that is less than the average of the Closing Sale Prices of Class A Common Stock over the applicable ten (10) consecutive Trading Day period, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by the Company’s board of directors.
(c)
(i) If an Ex-Dividend Date occurs for a distribution (a “Relevant Distribution”) of shares of the Company’s capital stock, evidences of the Company’s indebtedness or other assets or property of the Company or rights, options or warrants to acquire the Company’s capital stock or other securities, evidences of its indebtedness or other assets or property of the Company to all or substantially all holders of the Company Common Stock (excluding (A) dividends or distributions and rights, options or warrants as to which an adjustment was effected under Sections 10.4(a) or 10.4(b); (B) dividends or distributions paid exclusively in cash covered under Section 10.4(d); and (C) Spin-Offs), then the Conversion Rate will be calculated based on the following formula:

where,
CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;
CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;
SP0 = the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV = the fair market value (as determined in good faith by the Company’s board of directors) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Company Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Any adjustment made under the above portion of this Section 10.4(c) will become effective immediately after the Close of Business on the Record Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is not so paid or made, the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Company Common Stock, without having to convert its Note(s), the amount and kind of the Relevant Distribution that such holder would have received if such holder owned a number of shares of Company Common Stock equal to the Conversion Rate on the Record Date for the distribution.
For purposes of this Section 10.4(c)(i) (and subject in all respects to Section 10.4(f)):
(1) Rights, options or warrants distributed by the Company to all or substantially all holders of Company Common Stock entitling them to subscribe for or purchase shares of the Company’s capital stock, including Company Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”):
(a) are deemed to be transferred with such shares of Company Common Stock; (b) are not exercisable; and
(c) are also issued in respect of future issuances of Company Common Stock, will be deemed not to have been distributed for purposes of this Section 10.4(c) (and no adjustment to the Conversion Rate under this Section 10.4(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate will be made under this Section 10.4(c).
(2) If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Closing, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and the Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof).
(3) In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event of the type described in the immediately preceding clause (2) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10.4(c) was made:
(a) in the case of any such rights, options or warrants that will all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Conversion Rate will be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate will then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 10.4(d), equal to the per share redemption or repurchase price received by a holder or holders of Company Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Company Common Stock as of the date of such redemption or repurchase; and
(b) in the case of such rights, options or warrants that have expired or been terminated without exercise by any holders thereof, the Conversion Rate will be readjusted as if such rights, options and warrants had not been issued.
(4) For purposes of Sections 10.4(a), 10.4(b) and 10.4(c), if any dividend or distribution to which this Section 10.4(c) is applicable includes one or both of: Distribution”); or
(a) a dividend or distribution of shares of Company Common Stock to which Section 10.4(a) is applicable (the “Clause A

(b) an issuance of rights, options or warrants to which Section 10.4(b) is applicable (the “Clause B Distribution”), then:
(1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, will be deemed to be a dividend or distribution to which this Section 10.4(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10.4(c) with respect to such Clause C Distribution will then be made; and
(2) the Clause A Distribution and Clause B Distribution will be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Sections 10.4(a) and 10.4(b) with respect thereto will then be made, except that, if determined by the Company (A) the “Record Date” of the Clause A Distribution and the Clause B Distribution will be deemed to be the Record Date of the Clause C Distribution and (B) any shares of Company Common Stock included in the Clause A Distribution or Clause B Distribution will be deemed not to be “outstanding immediately prior to the Close of Business on the Record Date or immediately prior to the Open of Business on such effective date” within the meaning of Section 10.4(a) or “outstanding immediately prior to the Close of Business on the Record Date” within the meaning of Section 10.4(b).
(ii) With respect to an adjustment pursuant to this Section 10.4(c) where there has been an Ex-Dividend Date for a dividend or other distribution on Company Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a United States national securities exchange (a “Spin-Off”), the Conversion Rate will be calculated based on the following formula:

where,
CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the Spin-Off;
CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for the Spin-Off;
FMV = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Company Common Stock applicable to one share of Company Common Stock (determined by reference to the definition of “Closing Sale Price” as if references therein to Company Common Stock were to such capital stock or similar equity interest) over the first ten (10) consecutive Trading Day period commencing on, and including, the effective date for the Spin-Off (such period, the “Valuation Period”); and
MP0 = the average of the Closing Sale Prices of Class A Common Stock over the Valuation Period.
The adjustment to the Conversion Rate under the preceding paragraph of this Section 10.4(c) will be determined on the last day of the Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off. In respect of any conversion during the Valuation Period for any Spin-Off, references within this Section 10.4(c)(ii) related to ten (10) Trading Days will be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-Off to, but excluding, the relevant Conversion Date.
(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all or substantially all holders of Company Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be recalculated based on the following formula:

where,
CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;
CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;
SP0 = the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
C = the amount in cash per share of Company Common Stock the Company pays, or distributes, to all or substantially all holders of Company Common Stock.
Any adjustment made under this Section 10.4(d) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if any dividend or distribution described in this Section 10.4(d) is declared but not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser will receive, for each $1,000 principal amount of the Note(s), at the same time and upon the same terms as holders of shares of Company Common Stock, without having to convert its Note(s), the amount of cash that the Purchaser would have received if the Purchaser owned a number of shares of Company Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.
For the avoidance of doubt, for purposes of this Section 10.4(d), in the event of any reclassification of the Company Common Stock, as a result of which the Note(s) becomes convertible into more than one class of Company Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section 10.4(d), references in this Section to one share of Company Common Stock or Closing Sale Price of one share of Company Common Stock will be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Company Common Stock into which the Note is then convertible equal to the numbers of shares of such class issued in respect of one share of Company Common Stock in such reclassification. The above provisions of this paragraph will similarly apply to successive reclassifications.
(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Company Common Stock and, if the cash and value of any other consideration included in the payment per share of Company Common Stock exceeds the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be calculated based on the following formula:

where,
CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Expiration Date;
CR = the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Expiration Date;
AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Company’s board of directors) paid or payable for shares of Company Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Company Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);
OS = the number of shares of Company Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender or exchange offer); and
SP = the average of the Closing Sale Prices of Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.
The adjustment to the Conversion Rate under this Section 10.4(e) will be determined at the Close of Business on the tenth Trading Day immediately following, but excluding, the Expiration Date but will be given effect at the Open of Business on the Trading Day next succeeding the Expiration Date. In respect of any conversion during the ten (10) Trading Days commencing on the Trading Day next succeeding the Expiration Date, references within this Section 10.4(e) to ten (10) Trading Days will be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate.
(f) To the extent that the Company has a rights plan in effect upon conversion of the Note(s), the Purchaser will receive, in addition to Company Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Company Common Stock, shares of the Company’s capital stock, evidences of indebtedness or other assets or property as described in Section 10.4(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
(g) If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then (i) the Company will not adjust the Conversion Rate pursuant to the above provisions until the earliest of these triggering events occurs; and (ii) the Company will readjust the Conversion Rate to the extent any of these rights, options or warrants are not exercised before they expire.
(h) If the Company adjusts the Conversion Rate pursuant to the above provisions, the Company will deliver to the Purchaser a certificate setting forth the Conversion Rate, detailing the calculation of the Conversion Rate and describing the facts upon which the adjustment is based.
(i) Notwithstanding anything herein to the contrary, in no event will the Purchaser be permitted to convert the Notes into a number of shares of Class A Common Stock that would result in a violation of Nasdaq Listing Rule 5635 due to an increase to the Conversion Rate (the “Conversion Cap”). In the event that the Conversion Rate has been increased pursuant to the terms of this Agreement to an amount that would result in the issuance of a number of shares of Class Common Stock upon conversion that exceeds the Conversion Cap, then the Company will, at the Purchaser’s request (the “Approval Request”), use its reasonable best efforts to promptly obtain any and all necessary approvals of the Company’s stockholders to permit the Company to issue the full amount of Class A Common Stock issuable upon conversion of all of the Notes (the “Stockholder Conversion Approval”). in the event of:
10.5 Recapitalizations, Reclassifications and Changes to the Class A Common Stock. Other than in connection with the Merger,
(a) any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination);
(b) a consolidation, merger, combination or binding share exchange involving the Company; or
(c) a sale, assignment, conveyance, transfer, lease or other disposition to another Person of the Company’s property and assets as an entirety or substantially as an entirety, in each case, in which holders of Class A Common Stock are entitled to receive cash, securities or other property for their shares of Class A Common Stock (“Reference Property”), the Company or the successor or purchasing company, as the case may be, will execute an agreement, providing that, at and after the effective time of such transaction, the Purchaser will be entitled to elect to convert the Note(s) into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. Such agreement will also provide for antidilution and other adjustments that are as nearly equivalent as possible to the adjustments described under Section 10.4 (it being understood that no such adjustments will be required with respect to any portion of the Reference Property that does not consist of shares of capital stock (however evidenced)). If the Reference Property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing company, as the case may be, in such transaction, such other company will also execute such agreement, and such agreement will contain such additional provisions to protect the interests of the Purchaser as the Company’s board of directors thereof reasonably considers necessary by reason of the foregoing. If the Note becomes convertible into Reference Property, the Company will notify the Purchaser.
For purposes of the foregoing, the type and amount of consideration that holders of the Class A Common Stock are entitled to in the case of recapitalizations, reclassifications, changes of the Company Common Stock, consolidations, mergers, combinations, binding share exchanges, sales, assignments, conveyances, transfers, leases or other dispositions that cause the Class A Common Stock to be converted into or exchanged for the right to receive more than a single type of consideration because the holders of Class A Common Stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Class A Common Stock. The Company will notify the Purchaser of the weighted average as soon as practicable after such determination is made.
10.6 Reserved Shares. The Company (i) at all times prior to the Stockholder Approval, will reserve out of its authorized but unissued Company Common Stock a number of shares of Class A Common Stock equal to the Available Reserve and (ii) at all times after the Stockholder Approval, will reserve out of its authorized but unissued Company Common Stock a sufficient number of shares of Class A Common Stock to permit the conversion, in accordance herewith, of the Note(s) (assuming, for such purposes, that at the time of computation of such number of shares, the Note(s) would be converted by a single holder of the Note(s)).
All shares of Class A Common Stock issued upon conversion of the Note(s) will be validly issued, fully paid and non-assessable and will be free of preemptive or similar rights and free of any lien or adverse claim that arises from the action or inaction of the Company.
The Company will comply with all securities laws regulating the offer and delivery of shares of Class A Common Stock upon conversion of the Note(s) and will list such shares on each national securities exchange or automated quotation system on which the shares of Class A Common Stock are listed on the applicable Conversion Date.
11. Transfer Restrictions. The Notes may not be transferred, in whole or in part, without the prior written consent of the Company; provided, however, that without the prior written consent of the Company, the Purchaser may (i) transfer the Notes, in whole or in part, to any of its Affiliates; provided written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement; and (ii) to the extent an Event of Default is continuing, transfer the Notes to any third party, provided that any such transfer is effected in compliance with a valid exemption under all applicable federal, state and other securities laws and written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement. Any shares of Class A Common Stock issued upon conversion, in whole or in part, of the Notes, may be transferred as provided herein and pursuant to applicable law.

12. Termination.
12.1 Termination. This Agreement will be terminated upon the earliest to occur of:
(a) by mutual written consent of the Purchaser and the Company at any time;
(b) automatically, without any further action by the Purchaser or the Company, if the initial Closing has not occurred by 12:01 a.m. Eastern Time on the Outside Date (as defined in the Merger Agreement);
(c) automatically, without any further action by the Purchaser or the Company, on the date that the Merger Agreement is terminated pursuant to its terms (the “Merger Agreement Termination Date”), if, but only if, the Merger Agreement Termination Date occurs prior to the initial Closing under this Agreement; or
(d) by notice from the Company to the Purchaser on the first date upon which: (i) no Notes remain outstanding; (ii) no Registrable Securities remain outstanding; and (iii)(A) the Company is not permitted to issue a Draw Notice in accordance with Section 1.1(b) as a result of the proviso included in such Section or (B) the Company delivers notice to the Purchaser of its election to terminate its right to issue a Draw Notice.
12.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 12.2 will survive the termination of this Agreement and will remain in full force and effect, (ii) the termination of this Agreement will not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (iii) no termination of this Agreement will in any way affect any of the parties’ rights or obligations under the Merger Agreement or any agreement other than this Agreement.
13. Miscellaneous.
13.1 Survival. Unless otherwise set forth in this Agreement, the warranties, representations, covenants, indemnities, and all other provisions contained in (or made pursuant to) this Agreement will survive the execution and delivery of this Agreement, the Closing and the conversion of any Notes into Class A Common Stock.
13.2 Indemnification.
(a) Unless the Merger has been consummated or this Agreement has been terminated, the Company agrees to indemnify, defend and hold the Purchaser, each of its officers, directors and partners, and any Persons controlling the Purchaser within the meaning of Section 15 of the Securities Act, harmless from and against any expenses, claims, losses, damages or liabilities to the Purchaser arising out of any breach of any representation or warranty of the Company or any nonfulfillment of any covenant or agreement of the Company contained herein and the Company will reimburse the Purchaser, each of its officers, directors and partners and any Persons controlling the Purchaser for any legal and any other expenses reasonably incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The Purchaser will not be entitled to indemnification with respect to any claim under the foregoing provisions of this Section 13.2 (a) as to which notice was not given by the Purchaser to the Company.
(b) Unless the Merger has been consummated or this Agreement has been terminated, if the Purchaser seeks indemnification hereunder for a matter that involves a claim by a third-party, the Purchaser will promptly notify the Company of and will provide reasonable information and details concerning the nature of such claim. The Company will, to the extent applicable, have the right to assume the defense at its expense of all third-party claims and will pay all costs and damages finally awarded against the Company and the Purchaser in conjunction with such third-party claims, provided that: (i) the Purchaser provides prompt written notice to the Company of its receipt of service of any such claim; (ii) the Company controls the defense of the third-party claim on behalf of all parties; (iii) the Purchaser consents to representation in such claims by counsel selected by and representing the Company; provided, however, that if, in the reasonable judgment of the Purchaser, a conflict of interest may exist between the Purchaser and the Company with respect to any claims as to which indemnity is sought and the Purchaser provides written notice to the Company that the Purchaser is seeking separate counsel at the expense of the Company, then the Company will not assume the defense for matters as to which representation of both the Company and the Purchaser by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Purchaser will have the right to retain separate counsel to represent its interests in such third-party claim and the reasonable costs, fees and expenses thereof will be borne by the Company; and (iv) upon request of the Company, the Purchaser uses its commercially reasonable efforts to cooperate with the Company in defending such third-party claim by providing the Company with all necessary business information and relevant documents under its control related to the third-party claim and cooperating with such other reasonable requests of the Company at the Company’s expense in accordance with applicable law. The indemnity obligations under this Section 13.2 will not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld or delayed. The Purchaser’s failure to deliver notice to the Company within a reasonable time after the commencement of any such action, if materially prejudicial to the Company’s ability to defend such action, will relieve the Company of any liability to the Purchaser under this Section 13.2, but not any liability that it may have to the Purchaser otherwise than under this Section 13.2.
13.3 Amendment; Waiver of Certain Covenants. Neither this Agreement nor any provision hereof may be amended, waived or modified except pursuant to an agreement or agreements in writing entered into by the Company and with the written consent of the parties hereto. The Company may omit in any particular instance to comply with any term, provision or condition set forth in this Agreement if waived in writing by the consent of (i) the holders of not less than a majority in principal amount of the Notes or (ii) the Purchaser, if the Notes have been converted and the Purchaser holds greater than or equal to 5% of the outstanding Company Common Stock, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company in respect of any such term, provision or condition will remain in full force and effect.
13.4 Entire Agreement; Counterparts. This Agreement and the other Note Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.
13.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of New York; and (b) each of the parties irrevocably waives the right to trial by jury.
13.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its documented attorneys’ fees incurred in connection with such action or suit and all other reasonable and documented out-of-pocket costs and expenses incurred in such action or suit.
13.7 Assignability; Third-Party Beneficiaries. This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, other than in connection with to a merger, consolidation or sale, conveyance or other transfer of all or substantially all assets of the Company permitted by this Agreement, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each holder of the Note(s) (and any attempted assignment or transfer by the Company without such consent will be null and void and of no effect). Except as set forth in Section 9.12 and Section 11, the Purchaser may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Company (and any attempted assignment or transfer by the Purchaser without such consent will be null and void and of no effect); provided, however that without the prior written consent of the Company, the Purchaser may assign or otherwise transfer any of its rights or obligations hereunder to any of its Affiliates provided that written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement; provided further that to the extent an Event of Default is continuing, the Purchaser may assign or otherwise transfer any of its rights or obligations hereunder to any third party, provided that written notice thereof is promptly given to the Company and the transferee agrees in writing to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer any right, benefit or remedy of any nature whatsoever upon any Person (other than the parties hereto and other than any Person entitled to indemnification under Sections 9.14 or 13.2).
13.8 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
if to the Purchaser:

Backgammon Investment Corp.
1 Circle Star Way
San Carlos, CA 94070
Attention:	Stephen Lam

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attention:	David P. Slotkin; Lauren C. Bellerjeau

If to the Company, to:

Berkshire Grey, Inc.
140 South Road
Bedford, MA
Attention:	Christian Ehrbar
Mark Fidler

with a copy (which shall not constitute notice) to each of:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Jim Barri
If to any other holder of the Notes, to such holder at such address as such other holder will have specified to the Company in writing.
All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth above or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.
13.9 Cooperation. Each party will cooperate with each other and use, and will cause its Subsidiaries to use, its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Law to satisfy the conditions to this Agreement set forth in Section 4 and Section 5.
13.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto will replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
13.11 Definitions; Construction.
(a) For purposes of this Agreement, the terms defined in Annex A have the meanings assigned to them in Annex A.
(b) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes masculine and feminine genders.
(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(d) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(f) The bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
[Signature pages follow]

The parties have executed this Agreement as of the date first written above.
COMPANY:
BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name:	Thomas Wagner
Title:	Chief Executive Officer
[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

PURCHASER:
BACKGAMMON INVESTMENT CORP.

By:	/s/ Alex Clavel
Name:	Alex Clavel
Title:	Director
[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

EXHIBITS
Exhibit A - Form of Note
Exhibit B - Form of Conversion Notice

ANNEX A
For purposes of the Agreement (including this Annex A):
“Adverse Recommendation Change” has the meaning ascribed to such term in the Merger Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and
“under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Available Cash Balance” means the aggregate cash and cash equivalents of the Company and its subsidiaries. “Available Reserve” means 12,133,321 shares of Class A Common Stock.
“Balance Sheet Date” has the meaning set forth in Section 2.8 of this Agreement.
“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that, notwithstanding anything in this Agreement to the contrary, in no event shall any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the FASB ASC Update No. 2016-02, Leases (Topic 842), or any other changes in GAAP subsequent to the date of this Agreement, be considered a capital lease for purposes of this Agreement.
“Change of Control” means the consummation of (i) any recapitalization, reclassification or change of the Class A Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Class A Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Class A Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that a transaction described in clause (i) or (ii) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the Company’s common equity of the continuing or surviving company or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change of Control.
“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share. “Class C Common Stock” means the Company’s Class C Common Stock, par value $0.0001 per share. “Company Common Stock” means the Class A Common Stock and the Class C Common Stock. “Closing” has the meaning set forth in Section 1.1(c) of the Agreement.
“Closing Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or, if no closing sales price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a United States national or regional securities exchange, the “Closing Sale Price” shall be the last quoted bid price for the Class A common stock in the over-the- counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Class A Common Stock is not so quoted, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Class A Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
ANNEX A-1

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Assets” has the meaning set forth in Section 2.3(b) of the Agreement. “Company Board” means the board of directors of the Company.
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Disclosure Schedule” means the confidential disclosure letter delivered by the Company to Purchaser as of the date of this Agreement. “Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries. “Company Material Adverse Effect” has the meaning ascribed to such term in the Merger Agreement.
“Company Offerings” means any and all products and services designed, developed, manufactured, sold, licensed, distributed, marketed, provided or otherwise made commercially available by the Company or any of its Subsidiaries, including to the extent integrated into a Company product or service, any component, sensor, system, device, hardware, hosted platform, hosted Software or application, hosted service, cloud-based application or service, any application programming interface, Software development kit, dashboard, interface, environment or any service that operates through a network of computer servers (and further including all web, mobile, and tablet versions thereof and all platforms and other Software used for any of the foregoing).
“Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.
“Company SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, or required to be filed with or furnished to, the SEC.
“Company Stock Plans” means the Berkshire Grey, Inc. 2021 Stock Option and Incentive Plan and the Berkshire Grey, Inc. 2013 Stock Option and
Purchase Plan.
“Contingent Obligation” means, as applied to any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any indebtedness, lease, letter of credit or other obligation of the Primary Obligor; (b) with respect to undrawn letters of credit for the account of the Primary Obligor issued to support such Indebtedness or obligation; and (c) arising from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect the Primary Obligor against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that “Contingent Obligation” does not include endorsements in the ordinary course of business or standard contractual indemnities or product warranties provided in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or (y) the maximum amount for which the guarantor may be liable pursuant to the express terms of the instrument embodying such Contingent Obligation or, if not stated or determinable, the maximum reasonably anticipated liability for it determined by the guarantor in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Contract” means any written or oral contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
ANNEX A-2

“Conversion Date” means the date a holder of the Note complies with the procedures for conversion. “Conversion Rate” has the meaning set forth in Section 10.1(a) of the Agreement.
“Copyleft Terms” means use, incorporation, modification, linking, calling, hosting and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that Software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (e.g., Source Code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (d) be redistributable or otherwise made available at no license fee or other charge, or (e) require the granting of a license with respect to patents. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“Counsel” means Morrison & Foerster LLP, in its capacity as counsel to the Purchaser.
“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.
“Designated Representations” means the representations and warranties of the Company contained in Sections 2.2 (Authorization; Enforceability), 2.4 (Capitalization) and 2.19 (Brokerage Fees) of the Agreement.
“Disqualified Stock” means any Company Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Company Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Company Capital Stock, in whole or in part, on or prior to the date that is 91 days after the earlier of (i) the date on which the Notes mature and (ii) June 30, 2024. Notwithstanding the preceding sentence, any Company Capital Stock that would constitute Disqualified Stock solely because the holders of the Company Capital Stock have the right to require the Company to repurchase such
Company Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Company Capital Stock provide that the Company may not repurchase or redeem any such Company Capital Stock pursuant to such provisions unless such repurchase or redemption
ANNEX A-3

complies with this Agreement. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“Ex-Dividend Date” means the first date on which shares of the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Existing Registration Rights Agreements” mean the Amended and Restated Registration Rights Agreement, dated as of July 21, 2021, by and among the Company and each of the other parties thereto and the Transaction Agreement, dated as of July 29, 2022, between the Company and FCJI, Inc.
“Government Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi- governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the Nasdaq, or (iii) any political subdivision of any of the foregoing.
“Governmental Authorizations” has the meaning set forth in Section 2.3(a) of the Agreement.
“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl,
(f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means (a) indebtedness for borrowed money (including the Notes) or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) Disqualified Stock, (f) obligations secured by a lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person,
(j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business, and (k) Contingent Obligations.
“Intellectual Property” means Intellectual Property Rights and Technology.
“Intellectual Property Rights” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) rights with respect to trademarks, logos, service marks, trade dress, trade names, designs, slogans, internet domain names, uniform resource locators, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights, including all rights in copyrightable subject matter, (d) rights in software and other computer
ANNEX A-4

programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (e) trade secret rights and rights with respect to all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (f) social media addresses and accounts and usernames, account names and identifiers, (g) rights in and to all applications and registrations, and any renewals, extensions and reversions, for the foregoing, (h) causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation, and (i) rights equivalent or similar to any of the foregoing.
“Interest Payment Date” has the meaning set forth in Section 1.3(a) of the Agreement.
“Knowledge” whether or not capitalized, means when used with respect to the Company, the actual knowledge, after reasonable inquiry, of Thomas
Wagner, Steven Johnson, Mark Fidler and Christian Ehrbar.
“Law” means any law, common law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders. “Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial or appellate proceeding), inquiry, hearing, audit, mediation, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator, other Governmental Authority or any other Person.
“Liability” means, with respect to any Person, any debt, loss, damage, liability or obligation (of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.
“Lien” means any lien, pledge, mortgage, deed of trust, preemptive right, security interest, equitable interest, claim, lease, license, charge, condition, option, pledge, hypothecation, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
“Material Contract” means any Contract that is material to the Company or any of its Subsidiaries. “Minimum Cash Balance” means $30,000,000.00.
“Note Documents” means, collectively, the Agreement, the Notes, and any joinder, amendment, waiver, supplement or other modification to any of the foregoing.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.
“Open Source Materials” means any software subject to an Open Source License.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company consistent with past practice through the date hereof.
“Owned Real Property” means all real property owned in fee simple by the Company or its Subsidiary.
“Maturity Date” has the meaning set forth in Section 1.2 of the Agreement. “Merger” has the meaning ascribed to such term in the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 24, 2023, by and among Softbank Group Corp., Backgammon
ANNEX A-5

Acquisition Corp. and the Company.
“Nasdaq” means The Nasdaq Global Select Market.
“Permitted Lien” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Company Property, (d) with respect to any Company Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, and
(iii) any Liens encumbering the underlying fee title of the real property of which the Company Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Company Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries,
(j) restrictions on transfer under applicable securities Laws, (k) Liens securing Permitted Indebtedness specified in clause (iii) of the definition thereof and (l) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof.
“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.
“Personal Information” means information regarding or capable of being associated with an identified or identifiable individual or device that is subject to Privacy and Cybersecurity Requirements applicable to the Company and its Subsidiaries.
“Private Placement Warrants” has the meaning ascribed in the Warrant Agreement.
“Process” or “Processing” means any operation performed on information, including Personal Information, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, destruction, or disposal.
“Public Warrants” has the meaning ascribed in the Warrant Agreement.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which Company Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Company Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or a duly authorized committee thereof, statute, contract or otherwise).
The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
ANNEX A-6

“Registrable Securities” means the Common Stock of the Company issued or issuable upon conversion of the Note(s), together with any securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event; provided, however, that shares of Common Stock or other securities will only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.
“Registrable Securities Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 9.11 of the Agreement.
“Registration Expenses” means all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 9.1 and 9.2 hereof, including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which will be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Registrable Securities Holders.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.
“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.
“Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine)
“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50% or more or controlled by one or more Person described in clause (a) or (b).
“SEC” means the United States Securities and Exchange Commission, together with its staff.
“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered on behalf of the
Registrable Securities Holders.
“Shelf Registration” means the filing of a Short-Form Registration with the SEC in accordance with and pursuant to Rule 415 under the Securities Act
(or any successor rule then in effect).
“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.
“Source Code” means computer Software and code, which may be printed out or displayed in human readable form.
“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties or other assessments in the nature of a tax, including net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social
ANNEX A-7

security, unemployment, excise, severance, stamp, occupation, real property, personal property, estimated or other taxes and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).
“Tax Return” means any return, report, form, schedule, declaration, claim for refund, statement or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Technology” means any (a) technology, formulae, compositions, algorithms, procedures, processes, methods, subroutines, systems, techniques, ideas, know-how, trade secrets, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, development, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, testing, and personnel information, research, and materials; (c) proprietary information and confidential information (including customer, subscriber and supplier lists, customer and supplier contact and registration information, customer correspondence and customer purchasing histories, pricing and cost information, and business and marketing plans and proposals); (d) specifications, designs, drawings, industrial designs, models, diagrams, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information; and (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition, excluding, in each case, any Intellectual Property Rights in any of the foregoing.
“Trading Day” means a day on which (a) the Nasdaq or, if the Class A Common Stock is not listed on the Nasdaq, the principal other United States national or regional securities exchange on which the Class A Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m., New York City time, or the then-standard closing time for regular trading on the relevant exchange or market and (b) a Closing Sale Price for the Class A Common Stock is available on such securities exchange or market. If the Class A Common Stock is not so listed, a “trading day” means any Business Day.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an underwriter participates in the distribution of such securities, including on a firm commitment basis for reoffer and resale to the public.
“Warrant Agreement” means that certain Warrant Agreement, dated December 7, 2020, by and between Revolution Acceleration Acquisition Corp and Continental Stock Transfer & Trust Company.
ANNEX A-8

EXHIBIT A

Form of Note
“THE ISSUE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER, SALE, OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT
(A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THIS NOTE MAY BE DIRECTED TO [NAME AND ADDRESS OF A REPRESENTATIVE OF THE COMPANY].”
BERKSHIRE GREY, INC.

Convertible Note
No. [•]	$[•]
Berkshire Grey, Inc., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Note Purchase Agreement hereinafter referred to), for value received, hereby promises to pay to Purchaser the principal sum of $[•] on the earlier of (i) six months following the termination of the Merger Agreement and (ii) June 30, 2024 and to pay (a) interest thereon, accruing from and after the Closing for this Note, at the rate of twenty percent (20.0%) per annum compounded semiannually, payable in kind and capitalized by increasing the principal amount of this Note by the amount of such interest semiannually in arrears on [•] and [•] of each year, commencing on [•], until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance, at a rate equal to twenty-five percent (25.0%) per annum, payable in kind and capitalized by increasing the principal amount of this Note by the amount of such interest semiannually in arrears as aforesaid (or, at the option of the registered holder hereof, on demand).
This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated as of March 24, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company and the Purchaser named therein, to which Note Purchase Agreement reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holder of this Note. The terms of this Note include the covenants and terms established by the Note Purchase Agreement. Defined terms used herein that are not otherwise defined shall have the meanings given such terms in the Note Purchase Agreement.
Subject to the terms of the Note Purchase Agreement, in the event of a Change of Control (other than in connection with the Merger and the transactions contemplated by the Merger Agreement), the holder of this Note shall have the right, at the holder’s option, to (i) require the Company to repurchase this Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note or (ii) if all required regulatory approvals to the issuance of Class A Common Stock have been obtained, immediately prior to such Change of Control, convert the aggregate principal amount of this Note into shares of Class A Common Stock.
In the event that the Class A Common Stock ceases to be listed on the Nasdaq, The Nasdaq Capital Market, The Nasdaq Global Market or the New York Stock Exchange, the holder of this Note shall have the right, at the
EXHIBIT A-1

holder’s option, to require the Company to repurchase such holder’s Note (including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000) at a repurchase price of 100% of the principal amount and any accrued but unpaid interest under this Note.
Subject to Section 10.1 of the Note Purchase Agreement, the Note shall be convertible into shares of Class A Common Stock in accordance with Section 10 of the Note Purchase Agreement. To convert the Note, the holder must satisfy the requirements of Section 10.3 of the Note Purchase Agreement. The holder may convert a portion of this Note if the portion is $1,000 principal amount or any integral multiple of $1,000 principal amount.
Upon conversion of this Note, the holder thereof shall be entitled to receive shares of Class A Common Stock payable upon conversion in accordance with Section 10 of the Note Purchase Agreement, at the Conversion Rate specified in the Note Purchase Agreement, as adjusted from time to time as provided in the Note Purchase Agreement.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price, and with the effect provided in the Note Purchase Agreement.
The Note Purchase Agreement permits the amendment, waiver or modification of provisions thereof pursuant to an agreement or agreements in writing entered into by the Company and with the written consent of the parties thereto. Any such amendment, waiver, or modification by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such amendment, waiver, or modification is made upon this Note.
No provision of the Note Purchase Agreement or of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note.
The transfer of this Note is subject to the limitations set forth in Section 11 of the Note Purchase Agreement.
All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Company, the holder of this Note and any subsequent transferee of this Note or any interest herein agree to treat this Note as debt for U.S. federal income tax purposes except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.
This Note will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
[Remainder of page intentionally left blank; signature page follows]
EXHIBIT A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.
Dated:	Berkshire Grey, Inc

By:
Name:
Title:
EXHIBIT A-3

EXHIBIT B
Form of Conversion Notice
Berkshire Grey, Inc.
Convertible Notes
To convert this Note in accordance with the Note Purchase Agreement, check the box:  ☐
To convert only part of this Note, state the principal amount to be converted (must be in multiples of $1,000):
$
If you want the stock certificate representing the Class A Common Stock issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. Sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)
EXHIBIT B-1

SCAN TO VIEW MATERIALS & VOTE

BERKSHIRE GREY, INC.
140 SOUTH ROAD
BEDFORD, MA 01730

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 17, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BGRY2023SM**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 17, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000616967_1 R1.0.0.6

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

Berkshire Grey, Inc.
Special Meeting of Shareholders
July 18, 2023 10:00 A.M. EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas Wagner, Mark Fidler and Christian Ehrbar, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Class A/Class C) common stock of Berkshire Grey, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held on July 18, 2023 at 10:00 A.M. EDT, virtually at www.virtualshareholdermeeting.com/BGRY2023SM, and any adjournment or postponement thereof. **In their discretion, the proxies are authorized to vote on such other matters that are properly brought by or at the direction of the board of directors before the Special Meeting and at any adjournments or postponements thereof, including whether or not to adjourn the Special Meeting. This proxy also confers discretionary authority on the proxies to vote with respect to matters incidental to the conduct of the Special Meeting.**

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000616967_2 R1.0.0.6

Continued and to be signed on reverse side